As filed with the Securities and Exchange Commission on December 5, 2006

Registration No. 333-130815

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ETHANOL GRAIN PROCESSORS, LLC

(Name of Issuer)

Tennessee	2869	20-1834045
(State of other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

1918 McDonald Road
Rives, Tennessee 38253
(731) 536-1286

(Address and telephone number of principal executive offices)

1918 McDonald Road
Rives, Tennessee 38253
(731) 536-1286

(Address and telephone number of principal place of business or intended place of business)

James K. Patterson
Chief Executive Officer
P.O. Box 95
Obion, Tennessee 38240
(731) 536-1286

(Name, address and telephone number of agent for service)

Copy to:

Michael L. Weaver, Esq.
Eric R. Tausner, Esq.
Lindquist & Vennum P.L.L.P.
4200 IDS Center
Minneapolis, MN  55402
(612) 371-3211

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Capital units	$75,000,000(1)	$2.00	$75,000,000(1)	$8,025(2)

(1)             Reflects dollar amount registered with original filing based upon maximum aggregate offering price as originally proposed. The maximum aggregate offering price was reduced to $62,350,000 in the prospectus included in Pre-Effective Amendment No. 1.

(2)             Previously paid. Determined pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion. Dated December 5, 2006.

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

ETHANOL GRAIN PROCESSORS, LLC

Minimum Offering:  25,000,000 Units, $50,000,000

Maximum Offering:  31,175,000 Units, $62,350,000

Offering Price:  $2.00 per Unit

This is the initial public offering of capital units of Ethanol Grain Processors, LLC, a Tennessee limited liability company. Each unit represents an interest in our profits, losses and distributions. We intend to use the proceeds of this offering to pay for a portion of the construction and start-up costs of a 100 million gallon per year dry mill fuel-grade ethanol plant to be located near Obion, Tennessee. We will also need significant debt financing in order to complete the project and therefore our financing plan contemplates substantial leverage.

Terms of Offering. The units are being offered at a price of $2.00 per unit, for a minimum $20,000 investment (10,000 units) and in increments of $5,000 (2,500 units) thereafter. We are offering a minimum of 25,000,000 units and a maximum of 31,175,000 units. We intend to close the subscription period on January 15, 2007, but we may extend the subscription period one or more times in our discretion to no later than April 30, 2007. We may close the subscription period at any time. All officers and governors other than James Baxter Sanders will offer and sell the units on our behalf without the assistance of an underwriter or broker/dealer.

Deposit and Escrow. To subscribe for units, you must submit a deposit for 10% of your total purchase price and execute a promissory note for the remaining balance. We will hold your deposit in an escrow account that we will establish at Regions Bank until we receive at least $50,000,000 in offering proceeds and satisfy all other conditions to breaking escrow. If we have not satisfied all conditions by April 30, 2007, we will terminate the offering and promptly return all payments in the escrow account together with any related interest earned thereon (less escrow costs), along with all related promissory notes.

Caution! Purchasing the capital units involves significant risks. See the section entitled “Risk Factors” beginning on page 10 to read about important factors you should consider before purchasing units. These factors include, among other things:

•       The units will be subject to significant restrictions on transfer and not tradable on any public market;

•       We are a start-up entity that will not begin generating revenue until we complete construction of our ethanol plant;

•       We are treated as a partnership for federal income tax purposes, which means you may have personal tax liabilities arising from our operations regardless of whether we make any cash distributions to you;

•       The supply of ethanol has been increasing rapidly, which may cause ethanol prices to decline significantly if demand does not keep pace; and

•       Increases in corn or energy prices could significantly harm our business because there is little correlation between these production costs and the price of ethanol.

		Total
	Per Unit	Minimum	Maximum
Public offering price	$2.00	$50,000,000	$62,350,000
Net proceeds, before offering expenses	$2.00	$50,000,000	$62,350,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the information contained in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             .

We have not authorized anyone to provide you with information that is different than that contained in this prospectus. You should rely only on the information contained in this prospectus in making an investment decision. You should not rely on any other offering literature or other information in any form that anyone may give you.

The information contained in this prospectus is accurate only as of the date on the front cover regardless of the time of delivery of this prospectus or any sale of the units. Neither the delivery of this prospectus nor the sale of the units shall create any implication that there has been no change in the information or in our business since the date on the front cover.

References to “we,” “us,” “our,” or the “company” refer to the entity and business of Ethanol Grain Processors, LLC. This prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our units. If you have any questions regarding the information in this prospectus, please contact James K. Patterson, our Chief Executive Officer, at:  Ethanol Grain Processors, LLC, P.O. Box 95, Obion, Tennessee 38240. Or by phone at (731) 536-1286, by facsimile at (731) 536-1287, or by email at jpatterson@egpllc.com.

SUMMARY

This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. We urge you to read this entire document and the documents it refers to carefully in order to fully understand our business, this offering and the units we are offering.

The Company

Ethanol Grain Processors, LLC is a Tennessee limited liability company. We are a development stage company that intends to build and operate a gas-fired 100 million gallon per year ethanol production facility near Obion, Tennessee. We are currently not an operating business and we have no revenue. We have no substantial assets. To date, our efforts have been devoted principally to developing our planned ethanol project.

We will not begin operations or generate revenue until we complete construction of our proposed ethanol plant, which we anticipate will be mid-2008. Once we begin operations, we expect to generate revenue by selling ethanol and distillers grains. We also intend to sell the raw carbon dioxide gas our plant will produce “over-the-fence” to a processor that constructs a processing plant next to our planned ethanol facility. We intend to produce ethanol from corn by using proven fermentation and distillation processes. We have hired Fagen, Inc. to design and build our ethanol plant utilizing the process design technology of ICM, Inc.

We were organized in Tennessee in October 2004. Our principal executive office is located at 1918 McDonald Road, Rives, Tennessee 38253. Our mailing address is P.O. Box 95, Obion, Tennessee 38240. The President of our Board of Governors is Mr. James Baxter Sanders and our Chief Executive Officer is Mr. James K. Patterson. You may also contact us by phone at (731) 536-1286, by facsimile at (731) 536-1287, or by email at jpatterson@egpllc.com.

The Offering

This is an initial public offering of our capital units. Each unit represents an interest in our profits, losses and distributions. The units are being offered at a price of $2.00 per unit, for a minimum $20,000 investment (10,000 units) and in increments of $5,000 (2,500 units) thereafter.

We are offering a minimum of 25,000,000 units and a maximum of 31,175,000 units. We intend to close the subscription period on January 15, 2007, but we may extend the subscription period one or more times in our discretion to no later than April 30, 2007. We may close the subscription period at any time. All officers and governors other than James Baxter Sanders will offer and sell the units on our behalf without the assistance of an underwriter or broker/dealer.

As of December 1, 2006, we had received subscriptions for approximately 9,713,500 units ($19,427,000), all of which are subject to certain withdrawal rights in connection with a confirmation process we will be conducting following effectiveness of a post-effective amendment to our registration statement. We have entered into an investment terms agreement with Virgin Group Holdings Limited and Bioverda Limited, pursuant to which we expect to receive a subscription for 20,002,500 units in this offering for investment purposes upon effectiveness of the post-effective amendment, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate. That expected subscription will, subject to the withdrawal rights of prior subscribers, allow us to raise the minimum offering amount. Under the agreement, the subscription would be made by VBV LLC, an entity that is presently owned by an affiliate of Virgin and that may, at the time of the subscription, be controlled and majority-owned jointly by Virgin and Bioverda or their affiliates. Upon completion of the confirmation process, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate, we expect that VBV will subscribe for investment purposes for substantially all of any additional units then remaining unsubscribed, in order that the maximum 31,175,000 units offered by this prospectus will be sold, less 20,000 units expected to be set aside for employment-related compensation following the offering.

Suitability

Investing in the capital units of a development stage company such as ours is highly speculative and involves significant risk. In addition, it may be difficult for you to resell or liquidate the units when you desire because they will be subject to significant restrictions on transfer and not tradable on any public market. Because of this, our units are suitable only as a long-term investment and only if you can bear a complete loss of your investment.

We are imposing suitability requirements for sales to residents of the States of Kentucky and Tennessee. See “Plan of Distribution—Suitability” beginning on page 101. We may need to impose other specific suitability requirements in other states in which we offer and sell the units.

Subscription Procedures

To subscribe to purchase units, you must:

•       Complete and execute the subscription agreement, attached as Appendix C;

•       Execute the member signature page to our Operating Agreement, attached as Appendix B;

•       Include a check for 10% of the total purchase price made payable to “Ethanol Grain Processors, LLC—Escrow”;

•       Complete and execute the promissory note, attached as Exhibit 1 to the subscription agreement, for the remaining balance of the purchase price; and

•       Send an executed copy of the subscription agreement, the signature page to our Operating Agreement, the promissory note and check to us at:

Ethanol Grain Processors, LLC
Attn: Chief Executive Officer
P.O. Box 95
Obion, Tennessee 38240

We will accept or reject your subscription by the close of the offering. We reserve the right to reject any subscription, in whole or in part, for any reason. The fact that we deposit your payment does not mean that we have accepted your subscription. If we accept your subscription, one of our officers will countersign your subscription agreement and return a copy of the signature page to you to confirm acceptance. We will generally accept properly completed subscriptions in the order received; however, we have the right to accept or reject your subscription in the sole discretion of our Board of Governors. If we reject your subscription, your deposit will be returned to you together with any related interest earned. You will not be issued units or become a member in this offering unless and until we accept your subscription, you make full payment and we break escrow.

Promissory Notes

To subscribe for units, you must submit a deposit for 10% of your total purchase price and execute a promissory note for the remaining balance. The note will have no fixed maturity date and the outstanding principal balance may become due at any time, at the Board’s discretion, in one or more installments upon 30 days written notice. However, if you submit your subscription materials after we have already called the outstanding principal note balances due on a specific date and we notify you of that call prior to your submission of subscription materials, you will be required to submit full payment with your subscription or by the specified date, even if that date is less than 30 days from the date of the notice. Because one of the conditions to breaking escrow is that we have received at least $50,000,000 in offering proceeds, we expect to call all or substantially all of the outstanding principal note balances at least 30 days prior to any planned breaking of escrow. We will deposit all proceeds from the payment of your promissory note in the escrow account until we have satisfied all conditions to breaking escrow. If you do not pay the principal balance when due, interest will accrue on the amount due at a rate of 12% per annum and we may commence legal proceedings to collect the amount due and any related expenses. In addition, we would have the right to keep your 10% deposit as liquidated damages, and terminate your subscription and redeem any units then issued under the subscription agreement, in exchange for cancellation of the note. If we terminate your subscription, you will forfeit any right to acquire units under the subscription agreement.

Escrow Procedures

We will hold your deposit payment and any other subscription payments you make to us in an escrow account that we will establish at Regions Bank, until we break escrow. We will not break escrow and complete the sale of and issue the units subscribed for in this offering until we satisfy the following conditions:

•       We have received a minimum of $50,000,000 in offering proceeds;

•       We close on an amount of debt financing which we determine will, together with our equity financing and grant awards, allow us to construct the ethanol plant and commence start-up operations with a reasonable amount of working capital;

•       We have executed a design-build agreement with Fagen, Inc. for the construction of the ethanol plant (which agreement has already been executed);

•       We have obtained all permits necessary to begin construction of the ethanol plant; and

•       We demonstrate to the Tennessee Securities Division that the equity investment of our officers, governors, persons who beneficially own more than 5% of our outstanding units prior to this offering and affiliates of these persons equals at least 10% of our tangible net worth adjusted for the offering.

If we have not satisfied all of the above conditions by April 30, 2007, we will terminate this offering and promptly return all payments in the escrow account together with any related interest earned thereon (less escrow costs), along with all related promissory notes.

Risk Factors

The units offered hereby are speculative and involve a high degree of risk. You should only invest in this offering if you can afford to lose your entire investment. You should understand that you could lose your entire investment, since there is no guarantee that we will be able to construct the ethanol plant and operate it profitably. See the section entitled “Risk Factors” to read about other important factors you should consider before subscribing for units. These factors include, among other things:

•       If you fail to pay your promissory note when due, you may lose your 10% deposit because we would have the right to keep the deposit and terminate the subscription and you forfeit any right to acquire units under the subscription agreement;

•       It may be difficult for you to resell or liquidate your investment when you desire because the units will be subject to significant restrictions on transfer and not tradable on any public market;

•       Our officers, governors and their affiliates presently control us and, together with VBV LLC, likely will continue to do so after this offering, with the remainder of our members having little or no control over our affairs;

•  Under our Operating Agreement, you may be required to sell or liquidate your investment earlier than you desire or for payment different in amount or kind than you desire, or to hold a substantially changed investment.

•       Our construction and start-up costs for the ethanol plant could exceed our current estimates, we may encounter design or engineering difficulties, or other factors could prevent us from completing construction or starting our operations;

•       We could suffer permitting or other delays that might prevent us from constructing and operating the proposed plant or postpone our ability to generate revenues and make it more difficult for us to pay our debts or to earn a profit;

•       Because there is little correlation between the cost of production and the price of our finished products, fluctuations in the price or supply of corn or energy (our principal costs of production) and/or the sale prices of our finished products could significantly impact our ability to earn a profit;

•       Based on our feasibility study, the historical average price of corn is significantly higher in the area in which we intend to build the ethanol plant than in cornbelt states where the bulk of ethanol production is located. We also expect to rail in a substantial amount of the corn we will need. These factors may make our project particularly sensitive to the general ethanol production risk of a lack of correlation between input costs and output prices;

•       As more ethanol plants are built, ethanol production will increase and, if demand does not sufficiently increase, the price of ethanol and distillers grain may decrease;

•       Federal and state regulations and incentives that support the price of ethanol may change, making it more difficult or preventing us from earning a profit or paying our debts; and

•       Because we are treated as a partnership for federal income tax purposes, you may have personal tax liabilities regardless of whether we make any cash distributions to you, and audits of our tax returns could result in audits of your tax returns.

Our Business Plan

We believe there is an opportunity for a large-scale gas-fired ethanol plant in northwestern Tennessee. We believe northwestern Tennessee has access to an adequate supply of local and railed corn, and is served by rail and highway transportation networks, and is in close proximity to the Mississippi River barge and port system. We believe this transportation infrastructure will provide us access to a number of ethanol and distillers grains markets and terminal locations in the South and Southeast. We intend to construct the ethanol plant near Obion, Tennessee, and have entered into an option contract giving us the right to purchase a site located on the Canadian National Railroad’s rail line. Once completed, we expect the ethanol plant will convert, on an annual basis, approximately 35 million bushels of corn into approximately 100 million gallons of ethanol, 320,000 tons of dried distillers grain, and 270,000 tons of carbon dioxide gas.

Over the next few months, we intend to complete this offering, obtain the remaining permits we need to commence construction of the ethanol plant, obtain the debt financing required to construct the plant, and continue discussions and negotiations with key vendors (gas, corn and electricity) and marketers (ethanol, distillers grains and carbon dioxide). We will also seek additional grants to assist us in the development of this project. Our goal is to begin construction during the first quarter of 2007. We then expect to spend the following approximately 18 months constructing the ethanol plant. Following completion of the ethanol plant, we expect to reach guaranteed performance criteria and specifications within 30 days.

Our business plan is based on operating an efficient large-scale ethanol plant. We intend to take a four-pronged approach to achieve this objective:

•       Experienced Design Builder. We have hired Fagen, Inc. to design and build our ethanol plant utilizing the process design technology of ICM, Inc. As a design and construction team, Fagen/ICM have proven track records. They guarantee construction time, production output and certain operating requirements/inputs at the plant, which we believe will enable a smooth transition from construction to production, and allowing the plant to start up production according to schedule.

•       Training. The staff and plant operators will be trained prior to start up by Fagen/ICM at an operating Fagen/ICM plant.

•       Technology. ICM’s technology will provide us with highly competitive corn to ethanol yields compared to other ethanol plants in the industry. These yields are included in their production guarantees and have been proven by the existing Fagen/ICM facilities already in production in the United States. The ethanol plant will also employ the latest emission control and energy efficient equipment offered by Fagen/ICM and its compliance with applicable emissions standards is guaranteed.

•       Management. Our Chief Executive Officer, Mr. James K. Patterson, will oversee management of our day-to-day operations through the completion of this offering, after which we intend to hire a replacement chief executive officer or other senior management, experienced in the management of large-scale ethanol or similar processing or manufacturing plants. During the development phase of our project, Mr. Patterson, together with Mr. Gary L. West, our Chief Operating Officer, will coordinate and manage all development activities of the ethanol plant. Prior to plant start-up, we will hire qualified operations personnel to operate the ethanol plant.

We have entered into a site purchase option contract with Obion Grain Co., Inc. to purchase a 230-acre green field site on which to locate our proposed ethanol plant. The site is located on Canadian National Railroad’s mainline coming south out of Chicago, Illinois. Obion Grain Co. operates a local elevator in Obion, Tennessee and several additional elevator facilities in neighboring communities. An affiliate company, Dyersburg Elevator Company, Inc., operates an elevator facility in Dyersburg, Tennessee. Both Obion Grain Co. and Dyersburg Elevator Company own significant portions of our outstanding capital units. In addition, both entities are affiliated with three of our eight governors. See “Certain Relationships and Related Party Transactions.”

The purchase price for the property is $5,000 per acre, or $1,150,000 for all 230 acres. Under the option contract, we will pay for the property by issuing 575,000 units (valued at $2.00 per unit) to Obion Grain Co. The option contract is set to expire on December 31, 2006, although we may extend the option one additional year for a $100 fee.

The option contract contains other material terms and conditions, including a prohibition on proceeding with the development or construction of our proposed plant elsewhere in western Tennessee or western Kentucky and a requirement that we buy a substantial portion of our required corn from Obion Grain Co. See “Management’s Plan of Operation—Site Option Agreement.”

Our Financing Plan

We estimate that we will need a total of approximately $158,976,500 to finance our ethanol plant project. Actual project costs may vary significantly from this estimate due to a variety of factors, including those described under “Risk Factors” and elsewhere in this prospectus.  We intend to use the proceeds from this offering to pay for a portion of the construction and start-up costs of the proposed ethanol plant. Even if we sell the maximum amount offered in this offering, we will not have sufficient capital to pay for all of the construction and start-up costs we expect to incur in connection with our ethanol plant. We expect to need significant debt financing in order to complete the ethanol plant and therefore our financing plan contemplates substantial leverage.

We currently have no financing commitments from any commercial bank or other source for our debt financing. However, we will not close on any of the proceeds from this offering until we close on the amount of debt financing which we determine that, when added to our equity and grant proceeds, will be sufficient to construct the ethanol plant and commence start-up operations with a reasonable amount of working capital.

Capital Units and our Operating Agreement

Our Articles of Organization and Operating Agreement will govern how we conduct our business and affairs, and your rights and obligations as a member under Tennessee law. We have attached our Articles of Organization as Appendix A and our Operating Agreement as Appendix B to this prospectus. You should read them carefully before deciding to invest.

Articles of Organization and Governing Law

Our Articles of Organization were filed with the Tennessee Secretary of State on October 28, 2004, pursuant to the Tennessee Limited Liability Company Act which was originally enacted in 1994.  In 2005, the Tennessee Legislature adopted the Tennessee Revised Limited Liability Company Act, which made significant changes and additions to the statutory provisions governing limited liability companies. All limited liability companies organized before January 1, 2006 will remain subject to the 1994 act unless they affirmatively elect to be governed by the revised act. We have recently filed amendments to our Articles of Organization electing to be governed by the revised act. Most of the changes made in the revised act are procedural and technical in nature.

Description of Capital Units

Under our Operating Agreement, we are authorized to issue 250,000,000 units in consideration of capital contributions on terms and conditions authorized by the Board of Governors. As of the date of this prospectus, we have 4,261,692 units outstanding and we have granted options to purchase up to a total of 2,738,308 additional units, for a total of 7,000,000 units on a fully-diluted basis. We also have 1,250,000 units reserved for issuance in connection with our prior escrow offering, and we expect to issue 575,000 units upon exercise of our site purchase option contract. All of these units are of the same class as the units being offered by this prospectus and will have the same economic interest per unit in profits, losses and distributions as the units being offered. Members holding a majority of the units then outstanding may authorize the Board to establish one or more additional classes or series of units in the future. Future classes or series may have rights and preferences senior or superior to, on par with, or junior to those of the units being offered by this prospectus. All unit and per unit amounts discussed or presented in this section and elsewhere in this prospectus reflect a 2.23535-to-1.0 split of our capital units and options to acquire capital units outstanding as of March 15, 2006.

Capital units are the unit of measurement used to quantify the ownership interest of a member in allocations of our profits and loss and cash and other property distributions. Members also exercise their voting power in proportion to units held, on a one vote for each unit held basis. Units are not subject to any mandatory assessment, requests or demands for capital, and no member is obligated to make any additional capital contributions to us or to pay any assessment to us other than the unpaid portion of the member’s subscription agreement.

Capital Accounts, Allocations and Distributions

Under our Operating Agreement, distributions are generally made to unit holders ratably in proportion to units held. However, if we liquidate our business, any property (or proceeds from the sale of property) remaining after satisfying our debts is generally distributed in accordance with capital accounts.

A member’s capital account is initially established based upon the amount of capital contributions made in consideration of the units purchased. Except for certain special allocations and subject to any preferential rights of any other class or series we may issue in the future, profits and losses are generally allocated to our unit holders in proportion to their units held. For this purpose, profits and losses generally means taxable income and loss, subject to various adjustments. Allocations of profits result in an increase to a unit holder’s capital account and allocations of losses result in a decrease to a unit holder’s capital account. The general rule for profit and loss allocations is subject to a number of exceptions referred to as special allocations. Most of the special allocations are required by the tax regulations. These regulatory allocations are expected to have limited applicability.

Capital accounts also will be adjusted upward or downward if events occur which cause an adjustment to gross asset value in accordance with our Operating Agreement. These events include the issuance of additional units, unit redemptions, liquidation and other events where revaluation is required by or is consistent with Treasury regulations. For example, the terms of this offering provide that the economic interests of our founders, developers and other seed capital investors (who paid substantially less than $2.00 per unit) will be equal on a per unit basis to the economic interests of the new investors (who will pay $2.00 per unit). Therefore, upon breaking escrow, we will revalue our assets for capital account purposes such that the capital accounts of our existing unit holders will be booked up to an amount that is equal on a per unit basis to the capital accounts of new investors. As a result of the revaluation and related adjustments, the interests of all unit holders in our profits, losses and distributions will be unitary and in proportion to units held.

Board of Governors

Our Board of Governors manages our business and affairs. Currently, our initial Board of Governors consists of eight governors. Following the breaking of escrow and completion of the sale of units in this offering, the number of governors will be set at 11. A majority of these governors are expected to be subject to appointment by members owning a majority of our outstanding units or otherwise owning blocks of 3,000,000 units or more. The remaining seats on the board that are not subject to a right of appointment will be subject to election by the remaining members. However, in order to preserve continuity of governance and harmonious transition from the initial Board, the initial Board will designate from among themselves the governors to serve in the elected seats following the breaking of escrow. The terms of these designated governors to the elected seats will be staggered such that, beginning in 2009, our members will elect one-third (or as nearly as possible) of the non-appointed members of the Board of Governors annually.

Restrictions on Transfer

Transfer of the units is restricted. You generally cannot transfer your units without the prior approval of our Board of Governors. Our Board of Governors will not approve a transfer unless the transfer complies with our Operating Agreement and does not cause us to lose our partnership tax status.

Minority Interest Transfer Provisions Triggered by a Proposed Majority Interest Transfer

If the holder(s) of a majority of our units then outstanding propose to sell or otherwise transfer more than 50% of the outstanding units to an unaffiliated third party, the majority holder(s) will grant the minority unit holders the right to participate in such transaction and shall require the proposed transferee(s) to purchase their units on a pari passu basis, on substantially equivalent terms and for the same per unit consideration.  Individual minority investors will not be entitled to participation rights unless a majority of the minority holders elect to do so, in which case all minority holders will be required to participate on a pro rata basis. Similarly, the majority holder(s) generally may, at its option, require the minority unit holders to sell their units to the proposed transferee(s), again on a pari passu basis, on substantially equivalent terms and for the same per unit consideration.

Minority holders may also be required to sell or liquidate their investments in the event of various other types of proposed majority interest transfers, including where:

•  the direct or indirect holder(s) of a majority equity interest in persons holding a majority of the Ethanol Grain Processors units then outstanding propose to sell or otherwise transfer that majority equity interest;

•  the holder(s) of a majority of our units then outstanding has contributed some or all of its Ethanol Grain Processors units and its equity interests in one or more other entities which own equity interests in ethanol plant projects or operating ethanol plant entities to a newly formed company and the governing body of the new company has determined to offer equity securities in the new company for sale in connection with a public offering of those securities; or

•  any Ethanol Grain Processors units or equity interests in persons holding a majority of our units then outstanding are to be directly or indirectly offered for sale in connection with a public offering other than as described above.

If the terms applicable to the minority holders in those other types of transactions are not substantially equivalent as determined by a majority of the Governors appointed or elected to the Board by the minority holders, a majority of the minority holders shall have the right to approve of those different terms on behalf of all minority holders.

We are not aware of any present plans to engage in any sales or other transfers that would trigger these minority interest transfer provisions on the part of any of our current members, subscribers to date in this offering, or VBV LLC, the anticipated holder of a majority of our units upon completion of the offering.

Cooperation with Conversion to a Corporation or other Entity

If determined by the Board, including to facilitate a public offering, all members are required to cooperate with the conversion of the company to a corporation or other entity including, as appropriate, tendering their units in exchange for equity interests in a successor corporation or other entity which equity interests shall reflect, to the extent practicable, the relative rights and preferences of their units. The Board of Governors has no present plans to effect a conversion of the company to a corporation or other entity, and is not aware of any present plans to cause such a conversion on the part of any of our current members, subscribers to date in this offering, or VBV LLC, the anticipated holder of a majority of our units upon completion of the offering.

Conflicts of Interest

Conflicts of interest exist and may arise in the future because of the relationships between and among our officers, governors, affiliates and us, their interests in other ethanol projects or competing businesses, and the fact that we have entered into and may from time to time in the future enter into transactions with our officers, governors and affiliates. We cannot assure you that transactions we enter into with related parties are on terms as favorable to us as those that could have been obtained in an arms-length transaction. We will also compete with businesses that are owned or managed by individuals who serve on our Board of Governors for corn and on other matters. Although we will examine all conflicts that may arise from time to time, we have not established any formal procedures to evaluate or resolve any conflicts of interest. We cannot assure you that conflicts of interest will not have adverse consequences for us or reduce the value of your units. See “Certain Relationships and Related Transactions” for more information.

Board of Governors

Our Board of Governors manages our business and affairs. Our current Board of Governors is comprised of the following eight persons, with the officers as designated:

James Baxter Sanders	Governor, Board President
James K. Patterson	Governor, Chief Executive Officer, Chief Financial Officer
Flavius Allen Barker	Governor, Board Vice President
Michael D. Miller	Governor, Board Treasurer
James L. Byford, Ph.D.	Governor, Board Secretary
William H. Latimer, III	Governor
Phillip E. Pinion	Governor
Tom W. Wade, Jr.	Governor

Tax Considerations

We expect to continue to be treated as a partnership for federal income tax purposes. This means we will not pay any federal income taxes and will instead allocate our net income to our members who must include that income as part of their taxable income. This means that you will have to pay taxes on your allocated share of our income regardless of whether we make any distribution to you. Generally, you may be able to deduct your allocated share of our losses subject to certain limitations. You may also have state and local tax obligations that we do not address in this prospectus. To maintain our tax status, we may limit the number of transfers of units in any particular year. This could make it difficult or impossible for you to sell your units when you wish. Please see “Federal Income Tax Considerations” for a discussion of important federal income tax consequences of investing in our capital units.

Investment Terms Agreement

In our prospectus dated June 15, 2006, we stated that we expected that Ethanol Capital Management, LLC and its affiliates would be subscribing for 20,000,000 units in the offering. Under the terms of an indication of interest letter, subject to applicable state securities laws, we would generally have been obligated to accept such a subscription if made in accordance with the terms of this offering within 30 days after the registration statement was declared effective. Because the registration statement was originally declared effective on June 15, 2006, this 30-day period expired on July 15, 2006, without the expected subscription being made. We were not involved in Ethanol Capital Management’s decision to allow the
30-day period to expire. The failure of that expected subscription left a significant shortfall in our public offering equity goal.

Subsequent to these events, our management and Board of Governors engaged in discussions with Ethanol Capital Management and a number of other potential strategic and institutional investors which expressed interest in investing in our company at similarly significant levels, including Virgin Group Holdings Limited and Bioverda Limited. After exploring multiple options, the Board of Governors held a meeting on October 4, 2006 at which it considered the entering into of an investment terms agreement with Virgin and Bioverda. At that meeting, the Board reviewed the proposed transaction and the various potential benefits and risks associated with proceeding to enter into an investment terms agreement upon terms and conditions substantially the same as those reviewed by the Board. Upon such review, the Board of Governors approved the entering into of an investment terms agreement with Virgin and Bioverda substantially in the form reviewed by the Board. The agreement was entered into as of October 9, 2006.

We anticipate receiving a subscription for a minimum of 20,002,500 units ($40,005,000) in this offering for investment purposes pursuant to the investment terms agreement. Under the agreement, the subscription would be made by VBV LLC, an entity that is presently owned by an affiliate of Virgin and that may, at the time of the subscription, be controlled and majority-owned jointly by Virgin and Bioverda or their affiliates.  Because the VBV subscription is not being made immediately and is subject to specified conditions discussed below, VBV has placed $4,000,500 (or 10% of the anticipated $40,005,000 subscription) into a separate escrow account pending the subscription. When the subscription is made, these funds would be rolled over into the public offering escrow account as the 10% deposit required for the subscription.

We have filed with the Securities and Exchange Commission a post-effective amendment to our registration statement with respect to this offering. The declaration of effectiveness of the post-effective amendment is a condition to VBV’s making of the minimum 20,002,500 subscription. Once the post-effective amendment is declared effective, the subscription for 20,002,500 units is to be made promptly by VBV, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate. If the subscription is not promptly made, the $4,000,500 on deposit in the separate escrow would generally be subject to forfeiture to us. If any additional units remain unsubscribed in the public offering after the confirmation process described below has been completed, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate, VBV is to subscribe for investment purposes for substantially all of those units as well, in order that the maximum 31,175,000 units offered by this prospectus will be sold, less 20,000 units expected to be set aside for employment-related compensation following the offering. With certain exceptions, the agreement may be terminated by any party if the post-effective amendment has not been declared effective within 90 days of the date of the agreement.

Changes from and Additions and Updates to our Prior Prospectus

This prospectus contains, among other things, the following changes from and additions and updates to our prospectus dated June 15, 2006:

•  We have amended our Articles of Organization and our Operating Agreement.

•  We have entered into an investment terms agreement with Virgin Group Holdings Limited and Bioverda Limited, pursuant to which, following effectiveness of a post-effective amendment to our registration statement with respect to this offering, we anticipate receiving a subscription for a minimum of 20,002,500 units ($40,005,000) in this offering for investment purposes, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate. Under the agreement, the subscription would be made by VBV LLC, an entity that is presently owned by an affiliate of Virgin and that may, at the time of the subscription, be controlled and majority-owned jointly by Virgin and Bioverda or their affiliates.

•  This prospectus includes updated information concerning our business and plan of operations, including revised sources and uses of funds estimates.

•  This prospectus includes our unaudited financial statements at September 30, 2006 and for the nine months ended September 30, 2006 and 2005, and for the period from inception to September 30, 2006.

•  Investors who submit subscriptions prior to receipt of this prospectus will be permitted to withdraw their subscriptions.

Procedures Regarding Prior Subscriptions

Due to the nature of the changes from and additions and updates to the information contained in the prospectus dated June 15, 2006, we have decided that investors who submit subscriptions prior to receipt of this amended prospectus will be permitted to withdraw their subscriptions and receive a full refund of their investment, together with any related interest earned. We will resolicit each of these investors by sending, to the address specified in the applicable investor’s subscription agreement, this prospectus together with a notice informing the investor of his or her rights and containing a form providing for the confirmation or withdrawal of the investor’s subscription. Each investor will have 20 days from the date of notice to confirm or withdraw the investor's subscription by filling out and returning to us the election form. Upon receiving a withdrawal election, we will promptly return or instruct the escrow agent to return the investor’s investment. If we do not receive a completed election form within the alloted time, the investor’s subscription will automatically be cancelled, and the investment promptly refunded. These withdrawal rights apply only to investors who submit their subscriptions prior to receipt of this prospectus. Investors who subscribe to purchase units after receiving this prospectus will not be permitted to withdraw their subscriptions.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. For the reasons set forth below, and elsewhere in this prospectus, investing in our units involves a high degree of risk and therefore is not appropriate for you if you cannot hold the units for an indefinite period of time or afford to lose your entire investment. If any of the following risks actually occur, our business, financial condition or results of operation could be harmed, which could cause the value of your units to decline and you to lose all or part of your investment.

Risks Related to the Offering

We may not be able to collect on subscriptions from investors, which could cause us to experience a shortage in capital.

Only 10% of each investor’s total purchase price is due at the time the investor subscribes to purchase the units offered by this prospectus. The remaining balance is to be paid pursuant to a promissory note that will be due in one or more installments upon written notice. We cannot assure you that subscribers will not default on their payment obligations. If investors default and do not pay the amount due under the promissory notes, we could experience a shortage in capital and may not be able to complete this offering.

We may keep your subscription payments if you do not pay the outstanding balance on your subscription when due.

To subscribe for units, you must submit a deposit of 10% of your total purchase price and execute a promissory note for the remaining balance. The note will have no fixed maturity date and the outstanding principal balance may become due at any time, at the Board’s discretion, in one or more installments upon 30 days written notice. However, if you submit your subscription materials after we have already issued a Call Notice stating that the outstanding principal note balances are due on a specific date and we provide you a copy of the Call Notice prior to your submission of subscription materials, you will be required to submit full payment with your subscription or by the specified date, even if that date is less than 30 days from the date of the notice. Because one of the conditions to breaking escrow is that we have received at least $50,000,000 in offering proceeds, we expect to call all or substantially all of the outstanding principal note balances at least 30 days prior to any planned breaking of escrow. If you do not pay the principal balance when due, interest will accrue on the amount due at a rate of 12% per annum and we may commence legal proceedings to collect the amount due and any related expenses. In addition, if any amounts due on the subscription and corresponding promissory note remains unpaid, we have the right to retain any amounts paid on your subscription (e.g., your 10% deposit) as liquidated damages and cancel your subscription, in exchange for cancellation of the promissory note. If we cancel your subscription for failure to pay amounts due thereon, you will forfeit your subscription (and any rights you may have thereunder) and any amounts you have paid thereon, including your 10% deposit.

You may not be able to sell your units at the offering price or at any price.

There is no established public market for our units. We have not obtained an independent valuation of the units. The offering price for the units does not have any direct relationship to our assets, earnings, book value, or other measurable criteria of value. The $2.00 per unit offering price is substantially higher than the approximately $0.45 to $0.54 price per unit paid by prior investors. We make no representations, whether express or implied, as to the value of the units offered hereby. There can be no assurance that the units can be sold at either the offering price or any other price in the future.

The units have no public market, no public market is expected to develop, and consequently, it may be difficult for you to sell your units.

Although we expect matching services to be available to help match members who want to sell with persons who want to buy, there is no public trading market for the units and we do not expect one to develop in the foreseeable future. To maintain our partnership tax status, we do not intend to list the units on any stock exchange or automatic quotation system such as the Nasdaq Stock Market. Consequently, you may have to hold your units for an indefinite period of time because it may be difficult for you to sell your units.

There are significant restrictions on transferring the units, which may make your units unattractive to prospective purchasers and may prevent you from selling them when you desire.

Investing in our units should be considered a long-term investment. Your ability to transfer your units is restricted by our Operating Agreement. You may not transfer your units unless the transfer is a “permitted transfer.”  Permitted transfers are transfers approved by the Board of Governors and that satisfy certain conditions and restrictions set forth in Section 10 of our Operating Agreement. In particular, transfers that would cause us to be deemed a “publicly traded partnership” and thus lose our partnership tax status are generally prohibited. In addition, a transferee of units generally may not become a member unless the transferee is approved by the Board of Governors and satisfies certain conditions and restrictions set forth in Section 10. See “Description of Capital Units and Operating Agreement—Restrictions on Transfer” and “Federal Income Tax Considerations” for more information. These restrictions may make your units unattractive to prospective transferees, and may prevent you from selling your units when you desire.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

At September 30, 2006, we had a pro forma net tangible book value of approximately $2,434,000, or $0.44 per unit. Pro forma net tangible book value per unit represents the total amount of our tangible assets less liabilities, divided by the number of units outstanding, giving effect to the completion of our prior escrow offering. The offering price of $2.00 per unit substantially exceeds this net tangible book value per unit. After giving effect to the assumed sale of the minimum 25,000,000 units offered and the maximum 31,175,000 units offered, on a pro forma basis as of September 30, 2006 an investor in this offering would experience immediate dilution of $0.28 and $0.23, respectively. These calculations do not take into account any other potential unit issuances after September 30, 2006. For more information, see “Dilution.”

We may hold your subscription payments in an escrow account for a considerable period of time and you may miss out on other opportunities to earn a return on your investment during that time.

We will hold your deposit payment and any subsequent subscription payments you make under the promissory note in an escrow account. Your deposit may be held in escrow until April 30, 2007, the date by which we must have fulfilled all conditions to breaking escrow. Until we close on your subscription in accordance with this offering or your subscription terminates, you will remain obligated to us under your promissory note for the full amount of your subscription and any money that you have deposited in escrow will not be available for other investments. If we close on your subscription, you will not be entitled to any interest on your deposit held in escrow and will forgo any returns that your money may have earned during the time the funds were held in escrow if applied to other investments. If we are unable to close on this offering and are forced to return your deposit, you will receive interest on the deposit less escrow costs, but this amount may be less than what you might have otherwise earned by applying your money to other investments.

We are conducting this offering without the assistance of an underwriter, and have no commitments from any prospective purchasers of the units, which means that it may be difficult to sell sufficient units in this offering.

We have not engaged an underwriter or outside placement agent to assist us in selling the units in this offering. We have no commitments from any prospective purchasers to subscribe for our units. Our directors and officers have limited or no experience with public offerings of securities and have limited time to devote to this offering. Thus, it may be difficult for us to sell the minimum 25,000,000 units offered and complete this offering. Again, if we are unable to close on this offering and are forced to return your deposit, you will receive interest on the deposit less escrow costs, but this amount may be less than what you might have otherwise earned by applying your money to other investments.

Our officers, governors and their affiliates presently control us and, together with VBV LLC, likely will continue to do so after this offering, with the remainder of our members having little or no control over our affairs.

We have entered into an investment terms agreement with Virgin Group Holdings Limited and Bioverda Limited, pursuant to which we expect that VBV will subscribe in this offering for investment purposes for 20,002,500 units upon effectiveness of the post-effective amendment to our registration statement and an additional approximately 1,439,000 units upon completion of the confirmation process described elsewhere in this prospectus, in each case so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate, and we have agreed to generally accept these subscriptions if made. Such an investment would, upon our breaking of escrow and completion of sale of units, result in VBV holding a majority of our units and being able to appoint a majority of our governors. Other members would have no right to participate in management other than to elect (beginning with the 2009 annual meeting of the members) or appoint the remaining governors and to vote on certain limited specified matters. Even on those matters, other members would have no control because VBV would hold a majority of the members’ voting power. This majority ownership would make it very difficult to effect changes to our management or affairs, which makes a change in control and some transactions difficult to accomplish and may make your units unattractive to prospective purchasers.

Our officers, governors and their affiliates may also purchase the units offered by this prospectus. There is no limit on the number of units our officers, governors and their affiliates may purchase, and their purchases will count towards the minimum and maximum amounts offered. They must purchase units in this offering subject to the same terms and conditions that apply to all other investors acquiring units pursuant to this offering.  Prior to this offering, our officers, governors and their affiliates together beneficially own approximately 57.79% of our capital units. As of December 1, 2006, our officers, governors and their affiliates had subscribed for a total of 5,177,500 units in this offering. After this offering, based on these subscriptions, these persons would together beneficially own approximately 23.9% to 28.3% of our units. Assuming the expected VBV subscription is made (and as a result substantially all of the maximum 31,175,000 units available in this offering are sold), these persons together with VBV would together beneficially own approximately 82.3% of our units. As a result, these persons together with VBV acting individually or together would hold appointment rights to a substantial majority of our board of governors, may control the election of the remaining board seats, and would control substantially all matters requiring member approval. Their interests may not always coincide with our interests as a company or with the interests of other unit holders. Accordingly, they could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may not agree.

Under our Operating Agreement, you may be required to sell or liquidate your investment earlier than you desire or for payment different in amount or kind than you desire, or to hold a substantially changed investment.

Under our Operating Agreement, mergers, consolidation, dissolution or sale of all or substantially all of our assets can be effected with the approval of a majority of our governors and the holders of a majority of our units. If the governors and members approve of such a matter, you will be bound to it because under our Operating Agreement you have waived any right to dissent or seek payment of the fair value of your units.

In addition, if the holder(s) of a majority of our units then outstanding propose to sell or otherwise transfer more than 50% of the outstanding units to an unaffiliated third party, the majority holder(s) will grant the minority unit holders the right to participate in such transaction and shall require the proposed transferee(s) to purchase their units on a pari passu basis, on substantially equivalent terms and for the same per unit consideration.  Individual minority investors will not be entitled to participation rights unless a majority of the minority holders elect to do so, in which case all minority holders will be required to participate on a pro rata basis. Similarly, the majority holder(s) generally may, at its option, require the minority unit holders to sell their units to the proposed transferee(s), again on a pari passu basis, on substantially equivalent terms and for the same per unit consideration.  Minority holders may also be required to sell or liquidate their investments in the event of various other types of proposed majority interest transfers. If the terms applicable to the minority holders in those other types of transactions are not substantially equivalent as determined by a majority of the Governors appointed or elected to the Board by the minority holders, a majority of the minority holders shall have the right to approve of those different terms on behalf of all minority holders. In addition, if determined by the Board, all members are required to cooperate with the conversion of the company to a corporation or other entity, including tendering their units in exchange for equity interests in a successor corporation or other entity.

Assuming the expected VBV investment is made, VBV would hold a majority of our units and be able to appoint a majority of our governors. As a result, VBV would have complete control over mergers, consolidation, dissolution or sale of all or substantially all of our assets. VBV would also generally be able to require you to dispose of your units in connection with proposed sales of a majority interest or various other types of proposed majority interest transfers, and to require you to cooperate with a conversion to a corporation or other entity. As a result, you may be required to sell or liquidate your investment earlier than you desire or for payment different in amount or kind than you desire, or to hold a substantially changed investment.

You will not be issued units or become a member in this offering unless and until we accept your subscription, you make full payment and we break escrow.

No units will be issued unless and until we accept your subscription, you make full payment of your subscription amount (including the 90% payable pursuant to the promissory note) and your subscription amount is released to us upon our satisfying all conditions to breaking escrow. Prior to the issuance of units, you will not hold any economic interest and will not be allocated any profits or losses or receive any distributions. You also will not become a member unless and until your units are issued.  Prior to becoming a member, you will not hold any voting interest and will not be entitled to vote on any matters submitted to the members for a vote.

Investors deemed the beneficial owners of more than 5% of our capital units may in the future have reporting obligations under Sections 13 and 16 of the Securities Exchange Act.

This offering is being registered under the federal Securities Act of 1933, as amended. However, as of the date of this prospectus, we have not registered our units under the federal Securities Exchange Act of 1934, as amended. If we complete this offering and have 500 or more unit holders at the close of any fiscal year, we will be required to register the units under the Securities Exchange Act and holders of our units would then become subject to reporting requirements under Sections 13 and 16. If you believe that you may become the beneficial owner of more than 5% of our outstanding units, you should consult your own legal counsel to determine what filing and reporting obligations you may have under federal securities laws.

Investors in our first seed round financing may have the right to rescind their purchases.

The memorandum used in the first seed round offering did not describe events relating to Alvin D. Escue’s involvement in certain legal proceedings that investors may have considered material to an evaluation of the ability or integrity of Mr. Escue in his then capacity as a governor, promoter and our President and Chief Executive Officer that investors may have considered material to their investment decision. In particular, the memorandum did not disclose the fact that Mr. Escue had been involved in various legal proceedings over the preceding ten year period. Further, the memorandum did not describe the business experience of Mr. Escue.

The capital units issued in our first seed round offering were sold to residents of the State of Tennessee who subscribed for units during the period from December 8, 2004 through January 21, 2005. We became aware of the above matters in July 2005 upon conducting further background investigations of our governors and officers in connection with establishing our accounting and control systems. The omissions regarding Mr. Escue may have caused these sales to be made in violation of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, and under the corresponding provisions of Tennessee law contained in Section 48-2-121(a) of the Tennessee Securities Act of 1980, as amended. As a result of these potential securities violations, we offered to rescind the units purchased by each of the seed round investors, pursuant to Section 48-2-122 of the Tennessee Securities Act and the November 14, 1986 Tennessee Policy Statement on rescission offers. The rescission offers were made in writing in September 2005, subject to acceptance by subscribers within 30 days from the offer date. Five investors (out of 31) who had purchased a total of 167,651 units accepted our offer within the 30-day period, and we repurchased their units for the original purchase price plus interest. Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of securities that was made in violation of federal securities laws. Because only $75,000 in unit sales were rescinded out of the $1,000,000 total first seed round, we may continue to be liable for the remaining $925,000 plus interest under federal securities laws.

Risks Related to Our Anticipated Debt Financing

Our debt financing agreements will contain restrictive covenants that will limit distributions and impose restrictions on the use of working capital, and these restrictions could have a material adverse effect upon our business and reduce the value of your investment.

We will need a significant amount of debt financing to complete our project. We may also need to procure additional debt financing to operate the ethanol plant following construction. We have no commitment for the debt financing that we need. Even if we obtain the debt financing that we need, lenders may require that we first spend the proceeds we raise in the offering before they release any loan proceeds to us. This puts your money at risk first.

The use of debt financing may make it more difficult for us to operate because we must make principal and interest payments on the indebtedness and abide by covenants contained in our debt financing agreements. Our debt may have important implications on our operations, including, among other things:

•       Limiting our ability to obtain additional debt or equity financing;

•       Making us vulnerable to increases in prevailing interest rates;

•       Placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

•       Subjecting all or substantially all of our assets to liens, which means that there may be virtually no assets left for unit holders in the event of a liquidation;

•       Limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in the general economic conditions of our business; and

•       Limiting our ability to make business and operational decisions regarding our business and our subsidiaries, including, among other things, limiting our ability to pay distributions to our unit holders, make capital improvements, sell or purchase assets or engage in transactions we deem to be appropriate and in our best interest.

Our debt arrangements may also include subordinated debt, which may contain even more restrictions and be on less favorable terms than our senior debt. To secure subordinated debt, we may have to give the lender warrants, put rights, conversion rights, the right to take control of our business in the event of a default or other rights and benefits as the lender may require. This could further dilute your ownership interest in us. The terms of any debt financing agreement we enter into will contain financial, maintenance, organizational, operational and other restrictive covenants. If we are unable to comply with these covenants and service our debt, we may lose control of our business and be forced to reduce or delay planned capital expenditures, sell assets, restructure our indebtedness or submit to foreclosure proceedings, all of which would result in a material adverse effect upon our business and reduce the value of your investment.

Our failure to comply with a single debt financing covenant or agreement could have a material adverse impact on our business as a whole.

If we obtain multiple debt financing arrangements (such as senior and subordinated debt), these arrangements will contain various covenants and agreements and may contain cross-acceleration and cross-default provisions. Under these provisions, a default or acceleration of one debt agreement will result in the default and acceleration of our other debt agreements (regardless of whether we were in compliance with the terms of such other debt agreements). Accordingly, a default on one debt agreement could result in all of our outstanding debt becoming immediately due and payable. The application of cross-acceleration or cross-default provisions means that our compliance with applicable debt covenants and agreements will be interdependent and one default may materially harm our business as a whole.

Risks Related to Construction and Development of the Ethanol Plant

The cost of the project may increase significantly and this may require us to obtain additional capital, which may be difficult and expensive to obtain, or may not be available at all.

We have estimated our total project cost at approximately $158,976,500 based in part on our design-build agreement with Fagen, Inc., and there is no assurance that the final cost of the project will not be higher. Certain events and conditions, including among others, delays, change orders we may submit and site conditions that may differ from what we expect could lead to significant increases in our project costs. Delays and changes are not uncommon in construction projects such as the one we intend to engage in. If for any reason our project is delayed so that we are unable to give a notice to proceed by April 30, 2007, the design-build agreement could be terminated at Fagen's sole option. We may modify or change the location of the ethanol plant if we do not move forward with the proposed site, if we find another site that better suits our needs or if we cannot obtain the necessary permits and approvals or utilities and other services at our proposed site, or cannot obtain them at a reasonable cost. Changing the location of the ethanol plant from the proposed site would require a waiver of our covenants with Obion Grain and may increase the cost of the project and delay construction and start-up operation of the ethanol plant. The design-build agreement with Fagen provides that the cost of the ethanol plant is subject to increase based upon changes in the construction cost index prior to our delivering a notice to proceed with construction. Based on historical performance, the construction cost index will likely continue to increase over time, but we cannot predict how rapidly such increases may incur. Such expected increases over time means that delays in commencement of construction would likely result in increased construction costs.

We have based our capital needs on the estimated $158,976,500 in total project costs. Increases in the cost of the ethanol plant will require us to procure additional equity and/or debt financing, which may be difficult and expensive to obtain, or may not be available at all. The terms of any additional financing may hinder our ability to generate revenue and service our debt.

Delays may hinder our ability to timely commence operations and service our debt.

Delays could occur because of, among other things, acts of God, defects in material or workmanship, labor or material shortages, permitting or zoning delays, our assumptions not materializing, our changing the location of the ethanol plant from the proposed site, or the need to obtain additional capital. We have developed what we believe to be a reasonable timetable for completing the project. Our schedule depends upon the accuracy of the assumptions underlying our plan of operations. Our assumptions are based in part upon agreements and plans that we have not begun to negotiate or are not yet final or executed. These include, among others, our construction schedule, our going forward with the proposed site, our ability to obtain necessary permits, and our ability to secure third party purchasers or marketers for our products before the ethanol plant is completed. The definitive versions of such agreements and plans may not materialize or if they do materialize, may not prove to be reasonable. This could delay completion of the ethanol plant. Delays will hinder our ability to timely commence operations, generate revenue and service our debt. If this occurs, we may have to seek permission from the lender to delay repayment of our debt, and this could be expensive.

We will depend on key service providers for our ethanol plant project, whose failure to perform on a timely basis or at all could force us to abandon our business or hinder our ability to operate profitably.

We are highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the plant. Under our design-build agreement, Fagen will serve as our general contractor and will engage ICM to provide design and engineering services. We are also highly dependent upon Fagen’s and ICM’s experience and ability to train our personnel in operating the plant. If Fagen were to terminate its relationship with us, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business.

Fagen and ICM are also involved with a number of other ethanol projects. Their involvement with other projects may take time away from their working on our project and delay the completion and start-up operation of our ethanol plant, which would harm our business and our ability to generate revenue and service our debt.

We may encounter defects in material, workmanship or design, which may hinder our ability to efficiently operate the ethanol plant.

Defects in material, workmanship or design are not uncommon in construction projects such as ours. If the ethanol plant is built and does not operate to the level anticipated by us in our business plan, we will rely on Fagen, Inc. and ICM, Inc. to adequately address such deficiency. There is no assurance that Fagen and/or ICM will be able to correct such deficiency in an acceptable manner or otherwise will have the financial resources to correct or pay for such deficiency. The performance guarantees from Fagen are unsecured and we may not be able to recover any losses we sustain arising from such deficiencies. Failure to do so could cause us to halt or discontinue our production of ethanol, which could damage our ability to generate revenues.

Risks Related to Our Operations and Market

Because we are recently formed and have virtually no operating history or experience operating an ethanol plant, we may have difficulties successfully completing and operating the ethanol plant.

We are a start-up business venture with no operating history and limited resources. Since our inception to September 30, 2006, we have an accumulated deficit of approximately $1,912,000. We expect to continue incurring significant losses until we construct and commence operation of our proposed ethanol plant. We are dependent on our officers and governors to manage our business and development. Our officers and governors have no experience managing and operating an ethanol business. Our lack of an operating history and inexperience may make it difficult for us to successfully complete and operate the ethanol plant. If we do not successfully complete and operate the ethanol plant, the value of your units will decline. We cannot assure you that we will be able to successfully operate the ethanol plant. We have not been profitable since our inception and we may never achieve profitability. We can give you no assurance that we will ever generate revenue or that any revenue we do generate will be sufficient for us to continue our operations.

If ethanol production continues to increase without offsetting increases in demand, the price of ethanol and distillers grains may decrease.

Ethanol production has grown significantly and rapidly in recent years. We expect that the number of ethanol producers and the amount of ethanol and its co-product, distillers grains, produced will likely continue to increase. We cannot assure you that the demand for ethanol and distillers grains will similarly continue to increase. The demand for ethanol is dependent upon numerous factors such as governmental regulations, governmental incentives, whether the phase out or restrictions on the use of MTBE continues and the development of other technologies or products that may compete with ethanol. Ethanol is generally used as a gasoline additive, and the use of blends containing as much as 85% ethanol is a very limited submarket that may or may not grow larger in the future. Demand for distillers grains depends upon various factors such as the strength of the local and national beef and dairy cattle industry, and the availability of other feed products at more economical prices. An increase in the supply of ethanol and distillers grains, without offsetting increases in demand, could lead to lower ethanol and distillers grains prices. Decreases in the price of ethanol and distillers grains will result in us generating lower revenue and lower profit margins, if any.

Corn prices will fluctuate and could increase significantly in the future, which will increase our operating costs and adversely affect our operating results because we may not be able to pass any of the increased costs on to our customers.

We will require significant amounts of corn to produce ethanol. The price of corn, as with most other crops, is affected by weather, disease, changes in government incentives, demand and other factors. A significant reduction in the supply of corn because of weather or disease, or increases in the demand of corn because of increased ethanol production or other factors, could result in higher corn prices. There is little correlation between the price of corn and the price of ethanol. Thus, increases in corn prices will generally produce lower profit margins because the price we can obtain for ethanol may not increase. Substantial increases in the price of corn in 1996 caused some ethanol plants to temporarily cease production or operate at a loss. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. If corn prices increase, our production costs will increase and our profit margins will decrease because we may not be able to pass any of the increased costs on to our customers.

Based on our feasibility study, the historical average price of corn is significantly higher in the area in which we intend to build the ethanol plant than in cornbelt states where the bulk of ethanol production is located. We also expect to rail in a substantial amount of the corn we will need. These factors may make our project particularly sensitive to the general ethanol production risk of a lack of correlation between input costs and output prices.

Hedging transactions could significantly increase our operating costs if we incorrectly estimate our corn requirements and are not able to utilize all of the corn subject to our futures contracts.

We may attempt to minimize the effects of fluctuations in the price of corn on our operations by taking hedging positions in the corn futures markets. Hedging is a means of protecting the price at which we will buy corn in the future. In a hedging transaction, we will purchase futures contracts that lock in the amount and price of corn that we will purchase at a future date. Whether our hedging activities are successful depends upon, among other things, the cost of corn and our ability to sell sufficient amounts of ethanol and distillers grains to utilize all of the corn subject to the futures contracts. Although we will attempt to link hedging activities to sales plans and pricing activities, hedging activities can result in significant costs, especially if we cannot use all of the corn subject to our futures contracts.

We will face intense competition from competing ethanol and other fuel additive producers, and we may not have sufficient resources to compete with these entities.

Competition in the ethanol industry is intense. We will face formidable competition in every aspect of our business, and particularly from other companies that are seeking to develop large-scale ethanol plants. We will face competitive challenges from larger facilities and organizations that produce a wider range and larger quantity of products than we can, and from other plants similar to our proposed ethanol plant. Our ethanol plant will be in direct competition with other ethanol producers, many of which have more experience and greater resources than we do. Some of these producers are, among other things, capable of producing a significantly greater amount of ethanol and will compete with us for corn and product markets. Nationally, the ethanol industry may become more competitive given the substantial amount of construction and expansion that is occurring in the industry. We may also compete with ethanol that is produced or processed in certain countries in Central America and the Caribbean region, Brazil and other countries. Although tariffs presently impede large imports of Brazilian ethanol into the United States, low production costs, other market factors or tariff reductions could make ethanol imports from various countries a major competitive factor in the U.S.

In addition, we must also compete against producers of other gasoline additives having similar octane and oxygenate values as ethanol, such as producers of methyl tertiary butyl ether or MTBE. Many major oil companies produce MTBE and strongly support its use because it is petroleum-based. These major oil companies have substantial resources to market MTBE, to develop alternative products, and to influence legislation and the public’s perception about the relative benefits of MTBE and ethanol. These companies also have sufficient resources to build plants and begin producing ethanol should they choose to do so. We may not have sufficient resources to compete against the ethanol and other fuel additive producers in the industry.

Technological advances could significantly decrease the cost of producing ethanol or result in the production of higher quality ethanol, and if we are unable to adopt or incorporate technological advances into our operations, our proposed ethanol plant could become uncompetitive or obsolete.

We expect that technological advances in the processes and procedures for producing ethanol will continue to occur. It is possible that those advances could decrease the cost of producing ethanol or result in the production of higher quality ethanol. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our ethanol plant to become uncompetitive.

For example, the current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass such as agricultural waste, forest residue, and municipal solid waste. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas that are unable to grow corn. Another trend in ethanol production research is to produce ethanol through a chemical process rather than a fermentation process, thereby significantly increasing the ethanol yield per pound of feedstock. Although current technology does not allow these production methods to be competitive, new technologies may develop that would allow these methods to become viable means of producing ethanol in the future.

In addition, alternative fuels, additives and oxygenates are continually under development. Alternative fuel additives that can replace ethanol may be developed, which may decrease the demand for ethanol. It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates, which would lower the demand for ethanol.

If we are unable to secure the services of marketers, or we subsequently lose those services, it may be difficult to sell the ethanol and distillers grains that we produce.

We do not intend to hire a sales staff to market our ethanol and distillers grains. We expect to enter into agreements with third party distributors to market and sell our ethanol and distillers grains. We have no contract with any distributor for the sale of our products. If we are unable to secure the services of third party distributors or if any of the entities that we contract with breaches or terminates our distribution contracts or is unable to provide any of the services contracted for, we will not have any readily available means to sell our ethanol and distillers grains. Our dependence on these distributors means that our financial performance depends upon the financial health of the distributors we contract with. We cannot assure you that we will be able to find a suitable replacement if a distributor fails to perform.

Further, these third party distributors will likely have relationships and agreements with other ethanol producers. It is possible that a distributor’s ability or willingness to market and sell our products could be impaired by agreements that the distributor may have with other entities not related to us. Consequently, we may not obtain the best possible prices for our products.

Any interruption in our natural gas or electricity supply may force us to halt operations and significant increases in the price of natural gas or electricity may increase our cost of operation.

We will require a significant amount of natural gas and electricity to operate our ethanol plant. The price of natural gas and electricity, like other commodities, fluctuate significantly. Any significant increase in the price of gas or electricity will result in increased operating costs. These increased operating costs will likely lead to lower profit margins because the price of ethanol has little correlation with production costs. Further, natural gas will be the only thermal heating source for our ethanol plant and electricity will be our only source of power, and if there were any interruptions in supply, we would have to halt operations. An interruption in supply or problems with delivery could have a material adverse effect on our business.

Our operating costs could be higher than we expect, and this could reduce any distributions we may make.

In addition to general market fluctuations and economic conditions, we could experience significant operating cost increases from numerous factors, many of which are beyond our control. These increases could arise from, among other things:

•       Higher natural gas or thermal energy and electricity prices;

•       Higher labor costs, particularly if there is any labor shortage; and

•       Higher transportation costs because of greater demands on truck, rail and barge transportation services.

In addition, operating the ethanol plant subjects us to ongoing compliance with applicable governmental regulations, such as those governing pollution control, occupational safety, and other matters. We may have difficulty complying with these regulations and our compliance costs could increase significantly. Any increases in operating costs will result in lower profit margins because we may be unable to pass any of these costs on to our customers.

The price of distillers grains is affected by the price of competing commodity products, such as soybeans and corn, and decreases in the price of these commodities could decrease the price of distillers grains, which will decrease the amount of revenue we may generate.

Distillers grain competes with other protein based animal feed products. The price of distillers grain may decrease when the price of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans and corn, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grain. Because the price of distillers grain is not tied to production costs, decreases in the price of distillers grains will result in us generating less revenue and lower profit margins.

If we do not secure a third party processor to process the raw carbon dioxide we produce, we will not be able to sell any carbon dioxide and will have to emit it into the air, which could subject us to future environmental claims.

We intend to contract with a third party processor to build a processing facility next to our proposed ethanol plant and purchase the raw carbon dioxide we produce. We cannot assure you that we will be able to secure a processor on acceptable terms, or at all. If we do not contract with a processor to build a processing facility next to our ethanol plant, we will not be able to sell any of the carbon dioxide we produce and will have to emit it into the air. This will result in the loss of a source of revenue and could subject us to future environmental claims.

Because we will be primarily dependent upon one product, our business will not be diversified, and we may not be able to adapt to changing market conditions or endure any decline in the ethanol industry.

Our success depends on our ability to timely construct the ethanol plant and efficiently produce ethanol. We do not have any other lines of business or other sources of revenue to rely upon if we are unable to produce and sell ethanol and distillers grains, or if the market for those products decline. Our ethanol plant will not have the ability to produce any other products. Our lack of diversification means that we may not be able to adapt to changing market conditions or to weather any significant decline in the ethanol industry.

Competition for qualified personnel in the ethanol industry is intense and we may not be able to hire and retain qualified governors, engineers, and operators to efficiently operate the ethanol plant.

When construction of the proposed ethanol plant nears completion, we will need a significant number of employees to operate the ethanol plant. Our success depends in part on our ability to attract and retain competent personnel to a rural community. We must hire qualified managers, engineers, and accounting, human resources, operations and other personnel. Competition for employees in the ethanol industry is intense. We cannot assure you that we will be able to attract and maintain qualified personnel. If we are unable to hire and maintain productive and competent personnel, the amount of ethanol we produce may decrease and we may not be able to efficiently operate the ethanol plant.

Our proposed site is located near the New Madrid fault, which makes us vulnerable to a potential large earthquake.

The site on which we intend to build the ethanol plant is located near the New Madrid fault. Historically, this area has been the site of some of the most severe earthquakes in North America. In 1811 and 1812, three earthquakes with magnitude estimates of approximately 7.8, 8.0 and 8.1 occurred during a three-month period. The largest earthquakes since that time were in 1843 and 1895 with magnitude estimates of 6.0 and 6.2, respectively. Scientists predict that there is a significant chance of an earthquake of at least magnitude 6.0 and as much as 8.0 occurring sometime during the next 50 years. While we expect the ethanol plant to be built with significant structural reinforcements  in light of these risks, we cannot assure you that a severe earthquake would not cause material damage to the facility. This could substantially reduce the value of the facility and cause us to halt or discontinue our production of ethanol, which could damage our ability to generate revenues.

Risks Related to Our Structure and Relationships with Affiliates

We may issue additional units in the future, and this could dilute your ownership interest in us, which could reduce your share of any distribution that we may make and reduce your voting power.

Under our Operating Agreement, we are authorized to issue up to 250,000,000 capital units. As of the date of this prospectus, we have 4,261,692 units outstanding and we have granted options to purchase up to a total of 2,738,308 additional units, for a total of 7,000,000 units on a fully-diluted basis. We also have 1,250,000 units reserved for issuance in connection with our prior escrow offering, and we expect to issue 575,000 units (valued at $2.00 per unit) upon exercise of our site purchase option contract. Consequently, even if we sell the maximum 31,175,000 units offered by this prospectus, we could still offer and sell a significant amount of additional units after the offering without seeking the approval of our members. The sale of additional units or rights to purchase additional units could lower the value of your units by diluting your ownership interest in us, reducing your voting power and reducing the amount of any distribution that we may make to you.

Under our Operating Agreement, it may be difficult for you to enforce claims against an officer or governor, which means that you may not be able to recover any losses you may suffer through your ownership of the units arising from acts of our officers and governors that harm our business.

Our officers and governors must discharge their duties with reasonable care, in good faith and in our best interest. Despite this obligation, our Operating Agreement limits an officer’s and governor’s liability to us and our members. Officers and governors are generally not liable to us or our members for monetary damages for breaches of fiduciary duty, unless it involves (a) a breach of duty of loyalty to us or our members, (b) acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law or, with respect to officers, for acts of gross negligence, (c) knowing violations of the securities laws of Tennessee or for illegal distributions, or (d) a transaction from which is derived an improper personal benefit. These limitations could limit your rights to enforce claims against our officers or governors.

There are conflicts of interest in our business, because we have relationships with and may enter into additional transactions with our officers, governors, and affiliates, which could impair an interested officer’s or governor’s ability to act in our best interest.

Conflicts of interest exist and may arise in the future because of the relationships between and among our officers, governors, affiliates and us, their interests in other ethanol projects or competing businesses, and the fact that we have entered into and may from time to time in the future enter into transactions with our officers, governors and affiliates. Although we will examine these conflicts from time to time, we have not established any formal procedures to address or resolve any conflicts of interest. Conflicts of interest could have adverse consequences for our business or you because our governors and officers may place their personal interests (including the interests of the other businesses with which they are affiliated) ahead of our interests. For more information on certain of our existing and prospective relationships and conflicts, please see “Certain Relationships and Related Party Transactions.”

Government and Regulatory Risks

The use and demand for ethanol is dependent on various environmental regulations and governmental programs that could change and cause the demand for ethanol to decline.

There are various federal and state laws, regulations and programs that have led to increased use of ethanol in fuel. These laws, regulations and programs are constantly changing. Federal and state legislators and environmental regulators could adopt or modify laws, regulations or programs that could adversely affect the use of ethanol. Certain states oppose the use of ethanol because they must ship ethanol in from other corn producing states, which could significantly increase gasoline prices in the state. Material changes in environmental regulations regarding the use of MTBE or the required oxygen content of automobile emissions or the enforcement of such regulations could decrease the need to use ethanol. For example, the recently enacted Energy Policy Act of 2005 eliminated the reformulated oxygenate standards under the Clean Air Act. Future changes in the law may further postpone or waive requirements to use ethanol.

Other laws, regulations and programs provide economic incentives to ethanol producers and users. The passage of pending federal or state energy legislation or any other revocation or amendment of any one or more of these laws, regulations or programs could have a significant adverse effect on the ethanol industry and our business. We cannot assure you that any of these laws, regulations or programs will continue in the future. Some of these laws, regulations and programs will expire under their terms unless extended, such as the federal partial excise tax exemption for gasoline blenders who use ethanol in their gasoline, which is scheduled to expire in December 2010. Government support of the ethanol industry could change and Congress and state legislatures could remove economic incentives that enable ethanol to compete with other fuel additives. The elimination or reduction of government subsidies and tax incentives could cause the cost of ethanol-blended fuel to increase. The increased price could cause consumers to avoid ethanol-blended fuel and cause the demand for ethanol to decline.

Compliance with new and existing environmental laws and rules could significantly increase our construction and start-up costs, and force us to delay or halt construction or operation.

To construct the ethanol plant, we will need to obtain and comply with various permitting requirements. As a condition to granting necessary permits, regulators could make demands that increase our costs of construction and operations, in which case we could be forced to obtain additional debt or equity capital. Environmental issues, such as contamination and compliance with applicable environmental standards could arise at any time during the construction and operation of the ethanol plant. If this occurs, it would require us to spend significant resources to remedy the issues and may delay or prevent construction or operation of the ethanol plant. This would significantly increase the cost of the project. We cannot assure you that we will be able to obtain and comply with all necessary permits to construct and operate the ethanol plant. Failure to obtain and comply with all applicable permits and licenses could halt our construction and operation and could subject us to future environmental claims.

Our business is subject to extensive and potentially costly environmental regulations that could change and significantly increase our operating costs.

The ethanol plant will be subject to environmental regulation by the state in which the plant is located and by the United States Environmental Protection Agency (“EPA”). For example, our ethanol plant will be subject to environmental regulations of the Tennessee Department of Environment and Conservation and the EPA. These regulations could result in significant compliance costs and may change in the future. For example, although carbon dioxide emissions are not currently regulated, some authorities support restrictions on carbon dioxide emissions that, if adopted, could have a significant impact on our operating costs because we may have to emit a significant amount of carbon dioxide into the air. Also, the state environmental agencies or the EPA may seek to implement additional regulations or implement stricter interpretations of existing regulations. Recently, the EPA cautioned ethanol producers that it is prepared to sue companies whose plants do not comply with applicable laws and regulations. In a recent test of certain ethanol plants, the EPA expressed concerns over the discovery of certain “volatile organic compounds,” some of which may be carcinogenic. Changes in environmental regulations or stricter interpretation of existing regulations may require additional capital expenditures or increase our operating costs. In addition, because our proposed ethanol plant will be a 100 million gallon per year ethanol plant, it may be more difficult and costly for us to comply with applicable environmental regulations than smaller ethanol plants.

In addition, the ethanol plant could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plant arising from air or water discharges. These individuals and entities may object to the air emissions from our ethanol plant. Ethanol production has been known to produce an unpleasant odor to which surrounding residents and property owners could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

Risks Related to Tax Issues in a Limited Liability Company

If we are not taxed as a partnership, we will pay taxes on all of our net income and you will be taxed on any earnings we distribute, and this will reduce the amount of cash available for distributions to holders of our units.

We expect to be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax, and our members will pay tax on their share of our net income. We cannot assure you, however, that we will be able to maintain our partnership tax treatment. If we fail to qualify for partnership taxation for whatever reason, then we may be taxed as a corporation. As a corporation, we would be taxed on our taxable income at rates of up to 35% for federal income tax purposes. Further, you would generally be required to treat distributions that we make to you as corporate dividends. These distributions would not be deductible by us, thus resulting in double taxation of our earnings and profits. This would also reduce the amount of cash we may have available for distributions. Please see “Federal Income Tax Considerations—Tax Status.”

Your tax liability from your allocated share of our taxable income may exceed any cash distributions you receive, which means that you may have to satisfy this tax liability with your personal funds.

Because we are treated as a partnership for federal income tax purposes, all of our profits and losses “pass-through” to our unit holders. You must pay tax on your allocated share of our taxable income every year. You may receive allocations of taxable income that exceed any cash distributions we make to you. This may occur because of various factors, including but not limited to, accounting methodology, the specific tax rates you face, and payment obligations and other debt covenants that restrict our ability to pay cash distributions. If this occurs, you may have to pay income tax on your allocated share of our taxable income with your own personal funds.

Any audit of our tax returns resulting in adjustments could cause the IRS to audit your tax returns, which could result in additional tax liability to you.

The IRS may audit our tax returns and may disagree with the tax positions that we take on our returns. The rules regarding partnership allocations are complex. The IRS could successfully challenge the allocations set forth in our Operating Agreement and reallocate items of income, gains, losses, deductions or credits in a manner that adversely affects our unit holders. If challenged by the IRS, the courts may not sustain the position we take on our tax returns. An audit of our tax returns could lead to separate audits of your personal tax returns, especially if adjustments are required. This could result in adjustments on your personal tax return and in additional tax liabilities, penalties and interest to you.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements involving future events, future business and other conditions, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “predict,” “hope,” “should,” “could,” “may,” “future,” “continue,” “potential” or the negatives of these terms or other similar expressions. These statements are based on management’s beliefs and expectations and on information currently available to management. Some of the sections of this prospectus that contain forward-looking statements include, “Summary,” “Risk Factors,” “Capitalization,” “Management’s Plan of Operation” and “The Industry and our Business.”  Forward-looking statements are contained in other sections as well.

Forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Important factors that could significantly affect our current plans, anticipated actions and future financial condition and results include, among others, those matters discussed under the heading “Risk Factors” and elsewhere in this prospectus. Our actual results or actions may differ materially from those set forth in the forward-looking statements for many reasons, including events that are beyond our control or assumptions not proving to be accurate or reasonable. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We cannot guarantee our future results, levels of activity, performance or achievements. We are not obligated to update the forward-looking statements contained in this prospectus for any reason.

USE OF PROCEEDS

We are offering a minimum of 25,000,000 units and a maximum of 31,175,000 units. Gross proceeds from this offering will be $50,000,000 if the minimum amount offered is sold, and $62,350,000 if the maximum amount offered is sold. We estimate that offering expenses will be approximately $575,000. The following table shows our estimated net proceeds from the offering, after deducting estimated offering expenses, both assuming the minimum amount offered is sold and assuming the maximum amount offered is sold.

	Minimum	Maximum
Gross offering proceeds	$50,000,000	$62,350,000
Offering expenses	(575,000)	(575,000)
Net proceeds	49,425,000	61,775,000

We plan to use our currently available funds and the net proceeds from the offering, as well as funds from federal, state and local grants and our debt financing to purchase and make improvements to our proposed site, construct the ethanol plant, and fund start-up costs. We will also use these funds to purchase the initial inventory of corn, chemicals, yeast and denaturant, other raw materials, and to pay other operating costs. We also intend to use proceeds from the offering to pay governors’ per diem fees and officers’ salaries and compensation through start up of the ethanol plant.

We estimate that the project will cost a total of approximately $158,976,500, regardless of the gross proceeds of this offering. To the extent we sell less than the maximum amount offered, we would intend to obtain additional debt financing to meet our overall project financing needs. The following table shows our estimated sources of funds from our inception until the ethanol plant is built and we begin operations, both assuming the minimum 25,000,000 units offered are sold and assuming the maximum 31,175,000 units offered are sold. These figures are estimates only and the actual sources of funds may vary significantly from those described below. We currently have no financing commitments from any commercial bank or other source for our debt financing. For further information, see “Management’s Plan of Operations—Our Financing Plan.”

Estimated Sources of Funds

	Minimum	Maximum
Equity
Seed capital	$2,076,500	$2,076,500
Prior escrow offering	2,500,000	2,500,000
Public offering	50,000,000	62,350,000
Additional equity—purchase of land(1)	1,150,000	1,150,000
Grants	900,000	900,000
Equity and grants	56,626,500	68,976,500
Debt Financing	102,350,000	90,000,000
Total	$158,976,500	$158,976,500

(1)          Represents anticipated closing on purchase of land valued at approximately $1,150,000 from Obion Grain Co., Inc. under purchase option contract in exchange for issuance of 575,000 capital units (valued at $2.00 per unit).

The following table shows our estimated uses of funds from equity, grant and debt financings from our inception until the ethanol plant is built and we begin operations. These figures are estimates only and the actual uses of funds may vary significantly from those described below. For further information, see “Management’s Plan of Operations—Our Financing Plan.” Further, costs and expenses associated with the ethanol plant could be much higher due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus.

Estimated Uses of Funds

Plant construction	$111,305,000
Additional grain storage	2,500,000
Grain handling upgrade	540,000
Land	1,150,000
Site development costs	6,230,000
Rail infrastructure	5,873,000
Administrative building	340,000
Office equipment	60,000
Computers, software and network	140,000
Construction insurance costs	125,000
Construction manager fee	100,000
Construction performance bond	425,000
Construction cost escalation for CCI increases to November 2006	5,617,000
Construction contingency	1,935,500
Fire protection and water supply	910,000
Water treatment system	2,000,000
Capitalized interest	1,500,000
Rolling stock	400,000
Financing costs	925,000
Organization costs(1)	2,151,000
Pre-production period costs	750,000
Start up costs:
Working capital	7,950,000
Inventory—corn	2,000,000
Inventory—chemicals and ingredients	500,000
Inventory—work in process—ethanol	2,500,000
Inventory—work in process—distillers grains	550,000
Inventory spare parts—process equipment	500,000
Total	$158,976,500

(1)          Includes $575,000 of estimated offering expenses related to this offering.

CAPITALIZATION

The following table presents our capitalization as of September 30, 2006 as follows:

•  on an actual basis;

•       on a pro forma basis to give effect to the receipt of $2,500,000 to be received upon completion of our prior escrow offering; and

•       on a pro forma as adjusted basis to give effect to the event described above as well as the receipt of gross offering proceeds in the present offering, assuming the sale of the minimum 25,000,000 units offered and assuming the sale of the maximum 31,175,000 units offered, before deducting offering expenses, and the closing on estimated debt financing of $102,350,000 if we sell the minimum offered and $90,000,000 if we sell the maximum offered. See “Management’s Plan of Operation—Our Financing Plan.” We currently have no commitments for any debt financing.

			Pro Forma As Adjusted
	Actual	Pro Forma	Minimum	Maximum
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Long term liabilities, less current portion	$2,383	$2,383	$102,352,383	$90,002,383
Members’ equity:
Members’ contributions	2,076,500	4,576,500	54,576,500	66,926,500
Options granted in connection with guarantees	210,000	210,000	210,000	210,000
Accumulated deficit	(1,911,592)	(1,911,592)	(1,911,592)	(1,911,592)
Total members’ equity	374,908	2,874,908	52,874,908	65,224,908
Total capitalization	$377,291	$2,877,291	$155,227,291	$155,227,291

The above tables exclude outstanding vested and unvested options to purchase up to a total of 2,738,308 units at an exercise price of approximately $0.45 per unit. The table also does not take into account land valued at $1,150,000 anticipated to be purchased in exchange for unit issuances in connection with the exercise of our site purchase option with Obion Grain Co.

DETERMINATION OF OFFERING PRICE

We established the offering price per unit based primarily on our current capitalization, the escrow nature of the offering, market values of other industry projects and potential returns under our business plan. We established the minimum and maximum aggregate offering amounts based primarily on our current capitalization, our estimated  project costs, potential grant funding and the amount of debt financing we believe we may be able to obtain based on industry lending standards.

There is no established public market for our units. We have not obtained an independent valuation of the units. The offering price for the units does not have any direct relationship to our assets, earnings, book value, or other measurable criteria of value. The per unit offering price is substantially higher than the approximately $0.45 to $0.54 price per unit paid by prior investors. We make no representations, whether express or implied, as to the value of the units offered hereby. There can be no assurance that the units can be sold at either the offering price or any other price in the future.

DILUTION

At September 30, 2006, we had a pro forma net tangible book value of approximately $2,434,000, or $0.44 per unit. Pro forma net tangible book value per unit represents the total amount of our tangible assets less liabilities, divided by the number of units outstanding, giving effect to the completion of our prior escrow offering. The offering price of $2.00 per unit substantially exceeds this net tangible book value per unit. After giving effect to the assumed sale of the minimum 25,000,000 units offered and the maximum 31,175,000 units offered, our pro forma net tangible book value as of September 30, 2006 would have been approximately $52,434,000 and $64,784,000, respectively, or $1.72 and $1.77 per unit, respectively. This represents an immediate increase in net tangible book value of between $1.28 and $1.33 per unit to existing members and immediate dilution of between $0.23 and $0.28 per unit to new investors in this offering.

The following table illustrates the per unit dilution to new investors in this offering.

	Minimum	Maximum
Price paid per unit	$2.00	2.00
Pro forma net tangible book value per unit pre-offering	0.44	0.44
Increase in net tangible book value per unit	1.28	1.33
Pro forma net tangible book value per unit, as adjusted for the sale of units	1.72	1.77
Dilution per unit to new investors	0.28	0.23

This dilution analysis reflects the fact that the terms of this offering provide that the economic interests of our founders, developers and other seed capital investors (who paid substantially less than $2.00 per unit) will be equal on a per unit basis to the economic interests of the new investors (who will pay $2.00 per unit). Therefore, upon breaking escrow, we will revalue our assets for capital account purposes such that the capital accounts of our existing unit holders will be booked up to an amount that is equal on a per unit basis to the capital accounts of new investors. As a result of the revaluation and related adjustments, the interests of all unit holders in our profits, losses and distributions will be unitary and in proportion to units held. See “Description of Capital Units and Operating Agreement—Economic Interests—Capital Accounts and Contributions.’’

The table below sets forth as of September 30, 2006, the difference between the number of units purchased and total consideration paid for those units by existing members, giving effect to the completion of our prior escrow offering, compared to units purchased by new investors in the offering, without taking into account any offering expenses.

	Total Number of Units Purchased				Total Consideration and Average Per Unit Price
	Minimum		Maximum		Minimum			Maximum
	Number	Percent	Number	Percent	Amount	Percent	Average	Amount	Percent	Average
Existing members	5,511,692	18.1%	5,511,692	15.0%	$4,576,500	8.4%	$0.83	$4,576,500	6.8%	$0.83
New investors	25,000,000	81.9	31,175,000	85.0	$50,000,000	91.6	2.00	$62,350,000	93.2	2.00
Total	30,511,692		36,686,692		$54,576,500		1.79	$66,926,500		1.82

The above tables exclude outstanding vested and unvested options to purchase up to a total of 2,738,308 units at an exercise price of approximately $0.45 per unit. The tables also do not take into account the anticipated issuance of units upon exercise of our site purchase option with Obion Grain Co. We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have only those preemptive rights to purchase units in connection with any additional equity financing as are provided under our Operating Agreement.

DISTRIBUTION POLICY

We will not declare any distributions until we begin generating revenue. We do not expect to generate any revenue until we begin operating our proposed ethanol plant. After we begin generating revenue, we intend to distribute our net cash flow to our unit holders ratably in proportion to their units held, subject to Tennessee law, our Operating Agreement and applicable loan covenants and restrictions. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our governors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. If our financial performance and loan covenants permit, our Board will try to make cash distributions at times and in amounts that will permit our members to make income tax payments. If our financial performance and loan covenants permit, we intend to make distributions in excess of the amount necessary for unit holders to make income tax payments. Cash distributions are not assured, however, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions depends upon numerous factors, including:

•       Successful and timely completion of our proposed ethanol plant;

•       Required principal and interest payments on outstanding debt and compliance with applicable loan covenants;

•       Our ability to operate our plant efficiently and generate profits;

•       Our ability to control operating costs;

•       Adjustments and the amount of cash set aside for reserves, capital expenditures and unforeseen expenses;

•       State and federal regulations and subsidies, and support for ethanol generally, which can impact our financial performance and the cash available for distributions; and

•       General demand for ethanol and distillers grains.

Under Tennessee law, we cannot make distributions to members if, after the distribution, we would not be able to pay our debts as they become due or our liabilities, excluding liabilities to our members on account of their capital contributions, would exceed our assets.

If any capital units are transferred during a fiscal year, all profits, losses, and other items attributable to the transferred capital units will be divided and allocated between the transferor and the transferee by taking into account their interests during the year. We will make any distributions on or before the transfer date to the transferor, and we will make all distributions after the transfer date to the transferee. If we do not receive proper documentation of a transfer, we will make distributions, if any, to the owner of the units as shown in our books and records.

SELECTED FINANCIAL DATA

The following tables present selected actual and pro forma as adjusted financial data of ours. The information presented as of and for the periods ended December 31, 2004 and 2005 is derived from and should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus. The information presented as of September 30. 2006 and for the periods ended September 30, 2005 and 2006 is derived from and should be read in conjunction with the unaudited financial statements and related notes included elsewhere in this prospectus. In the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation have been included in the unaudited information. The results of operations for the period ended September 30, 2006 are not necessarily indicative of the results to be expected for the year or for any future period.

The pro forma as adjusted information gives effect to the receipt of $2,500,000 to be received upon completion of our prior escrow offering, the receipt of gross offering proceeds in the present offering, assuming the sale of the minimum 25,000,000 units offered and assuming the sale of the maximum 31,175,000 units offered, before deducting offering expenses, and the closing on estimated debt financing of $102,350,000 if we sell the minimum offered and $90,000,000 if we sell the maximum offered. See “Management’s Plan of Operation—Our Financing Plan.” We currently have no commitments for any debt financing.

	Year Ended December 31, 2004	Year Ended December 31, 2005	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2006	From Inception (October 28, 2004) to September 30, 2006
			(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Revenues	$—	$—	$—	$—	$—
Operating expenses:
Professional fees	13,936	323,860	266,323	401,876	739,671
Organizational	43,444	210,135	210,136	—	253,579
General and administrative	141,511	364,229	300,575	355,835	861,576
Other income (expense)	—	(92,036)	(38,730)	35,270	(56,766)
Net loss	$(198,891)	$(990,260)	$(815,764)	$(722,441)	$(1,911,592)
Net loss per unit (228,006, 2,465,126, 2,319,041, 4,261,692 and 2,959,836 weighted average units outstanding, respectively)	$(0.87)	$(0.40)	$(0.35)	$(0.17)	$(0.65)

	As of September 30, 2006
		Pro Forma As Adjusted
	Actual	Minimum	Maximum
	(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Assets:
Current assets	$182,724	$155,032,724	$155,032,724
Property and equipment	60,580	60,580	60,580
Other assets	441,060	441,060	441,060
Total assets	$684,364	$155,534,364	$155,534,364
Current liabilities	$307,073	$307,073	$307,073
Long term liabilities, less current portion	2,383	102,352,383	90,002,383
Members’ equity	374,908	52,874,908	65,224,908

MANAGEMENT’S PLAN OF OPERATION

The following is a discussion of our plans for the project to the start-up of the ethanol plant. This plan reflects our current thinking and is subject to change as the project progresses.

Overview

Ethanol Grain Processors, LLC is a Tennessee limited liability company. We are a development stage company that intends to build and operate a gas-fired 100 million gallon per year ethanol production facility near Obion, Tennessee. We are currently not an operating business and we have no revenue. We have no substantial assets. To date, our efforts have been devoted principally to developing our planned ethanol project.

We will not begin operations or generate revenue until we complete construction of our proposed ethanol plant, which we anticipate will be mid-2008. Once we begin operations, we expect to generate revenue by selling ethanol and distillers grains. We also intend to sell the raw carbon dioxide gas our plant will produce “over-the-fence” to a processor that constructs a processing plant next to our planned ethanol facility. We intend to produce ethanol from corn by using proven fermentation and distillation processes. We have hired Fagen, Inc. to design and build our ethanol plant utilizing the process design technology of ICM, Inc.

On June 15, 2006, the Registration Statement (Registration No. 333-130815) became effective for the initial public offering of our capital units. We commenced the offering promptly thereafter. Each unit represents an interest in our assets, profits, losses and distributions. We intend to use the proceeds of the offering to pay for a portion of the construction and start-up costs of the planned ethanol plant. The units are being offered at a price of $2.00 per unit. We are offering a minimum of 25,000,000 units ($50,000,000) and a maximum of 31,175,000 units ($62,350,000). Our officers and managers are offering and selling the units without the assistance of an underwriter.

As of December 1, 2006, we had received subscriptions for approximately 9,713,500 units ($19,427,000), all of which are subject to certain withdrawal rights in connection with a confirmation process described elsewhere in this prospectus. Under our subscription procedures, subscribers are required to submit a deposit for 10% of the purchase price, and execute a promissory note for the remaining balance. The notes have no fixed maturity date and the outstanding principal balance may become due at any time, at the Board’s discretion, in one or more installments upon 30 days written notice. However, if you submit your subscription materials after we have already called the outstanding principal note balances due on a specific date and we notify you of that call prior to your submission of subscription materials, you will be required to submit full payment with your subscription or by the specified date, even if that date is less than 30 days from the date of the notice. The Board has not yet set any due dates for the notes. Under our prospectus, all subscription payments are to be held in an escrow account until we satisfy a set of specified conditions to breaking escrow. We have not yet met these conditions and therefore have neither completed the sale of any of the units subscribed nor received any offering proceeds.

We have entered into an investment terms agreement with Virgin Group Holdings Limited and Bioverda Limited, pursuant to which we expect that VBV LLC will subscribe for 20,002,500 units in this offering for investment purposes upon effectiveness of the post-effective amendment to our registration statement, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate. That expected subscription will, subject to the withdrawal rights of prior subscribers, allow us to raise the minimum offering amount. Upon completion of the confirmation process,  so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate, we expect that VBV will subscribe for investment purposes  for substantially all of any additional units then remaining unsubscribed, in order that the maximum 31,175,000 units offered by this prospectus will be sold, less 20,000 units expected to be set aside for employment-related compensation following the offering.

Our Business Plan

Over the next few months, we intend to complete this offering, obtain the remaining permits we need to commence construction of the ethanol plant, obtain the debt financing required to construct the plant, and continue discussions and negotiations with key vendors (gas, corn and electricity) and marketers (ethanol, distillers grains and carbon dioxide). We will also seek additional grants to assist us in the development of this project. Our goal is to begin construction during the first quarter of 2007. We then expect to spend the following approximately 18 months constructing the ethanol plant. Following completion of the ethanol plant, we expect to reach guaranteed performance criteria and specifications within 30 days.

Our business plan is based on operating an efficient large-scale ethanol plant. We intend to take a four-pronged approach to achieve this objective:

•       Experienced Design Builder.  We have hired Fagen, Inc. to design and build our ethanol plant utilizing the process design technology of ICM, Inc. As a design and construction team, Fagen/ICM have proven track records. They guarantee construction time, production output and certain operating requirements/inputs at the plant, which we believe will enable a smooth transition from construction to production, and allowing the plant to start up production according to schedule.

•       Training.  The staff and plant operators will be trained prior to start up by Fagen/ICM at an operating Fagen/ICM plant.

•       Technology.  ICM’s technology will provide us with highly competitive corn to ethanol yields compared to other ethanol plants in the industry. These yields are included in their production guarantees and have been proven by the existing Fagen/ICM facilities already in production in the United States. The ethanol plant will also employ the latest emission control and energy efficient equipment offered by Fagen/ICM and its compliance with applicable emissions standards is guaranteed.

•       Management.  Our Chief Executive Officer, Mr. James K. Patterson, will oversee management of our day-to-day operations through the completion of this offering, after which we intend to hire a replacement chief executive officer or other senior management, experienced in the management of large-scale ethanol or similar processing or manufacturing plants. During the development phase of our project, Mr. Patterson, together with Mr. Gary L. West, our Chief Operating Officer, will coordinate and manage all development activities of the ethanol plant. Prior to plant start-up, we will hire qualified operations personnel to operate the ethanol plant.

Site Selection

We believe there is an opportunity for a large-scale gas-fired ethanol plant in northwestern Tennessee. We believe northwestern Tennessee has access to an adequate supply of local and railed corn, and is served by rail and highway transportation networks, and is in close proximity to the Mississippi River barge and port system. We believe this transportation infrastructure will provide us access to a number of ethanol and distillers grains markets and terminal locations in the South and Southeast. We intend to capitalize on these transportation advantages when we sell our ethanol to the Birmingham, AL, Atlanta, GA, Baton Rouge, LA, St. Louis, MO, Memphis and Nashville, TN, and Houston, TX markets.

We have entered into an option contract giving us the right to purchase a site near Obion, Tennessee on which to construct the ethanol plant. We believe that certain major requirements of a successful ethanol plant site location are met with the optioned site:

•       Adequate Corn Supply.  According to our feasibility study, the thirteen county study area produced 48-71 million bushels of corn annually from 1994 to 2003.

•       Road Access.  The site will be in close proximity to U.S. Highway 51 that will become Interstate 69 from Canada to the Mexico border. We have hired Civil Engineering Solutions LLC to assist us with drawings for proposed road improvements to the ethanol plant. Once completed, these improvements will provide us access to Interstate 69 from the ethanol plant.

•       Rail Access.  The site will border on the Canadian National Railroad’s (CNRR) rail line, which will provide us access to all major rail systems in the United States. We have commenced discussions with CNRR for the construction of a rail switch (which will likely be at our cost) and to provide rail service. However, we have no binding agreement with CNRR.

•       Water.  The Town of Obion has agreed to supply us with the water that we need. We believe the quantity and quality of the water source is sufficient for our planned plant production.

•       Electricity Service.  Gibson Electric Membership Corporation, the local electric cooperative, has indicated their agreement to supply us with the electricity we need for the ethanol plant.

Caution!   Based on our feasibility study, the historical average price of corn is significantly higher in the area in which we intend to build the ethanol plant than in cornbelt states where the bulk of ethanol production is located. We also expect to rail in a substantial amount of the corn we will need. These factors may make our project particularly sensitive to the general ethanol production risk of a lack of correlation between input costs and output prices.

Site Option Agreement

We have entered into a site purchase option contract with Obion Grain Co., Inc. to purchase a 230-acre green field site on which to locate our proposed ethanol plant. The site is located on Canadian National Railroad’s mainline coming south out of Chicago, Illinois. We have completed a Phase I Environmental Site Assessment of the site, which revealed no evidence of on-site or off-site recognized environmental conditions.

Obion Grain Co. operates a local elevator in Obion, Tennessee and several additional elevator facilities in neighboring communities. An affiliate company, Dyersburg Elevator Company, Inc., operates an elevator facility in Dyersburg, Tennessee. Each of Obion Grain Co. and Dyersburg Elevator Company hold 223,535 of our capital units. In addition, both entities are affiliated with three of our eight governors. See “Certain Relationships and Related Party Transactions.”

The purchase price for the property is $5,000 per acre, or $1,150,000 for all 230 acres. Under the option contract, we will pay for the property by issuing 575,000 units (valued at $2.00 per unit) to Obion Grain Co. The option contract is set to expire on December 31, 2006, although we may extend the option one additional year for a $100 fee.

Under the option contract, we have agreed that we will not proceed with the development or construction of an ethanol plant in western Tennessee or western Kentucky other than on the option site. This means that if we are going to build an ethanol plant in the area, it will need to be located on the site covered by the option contract.

We expect that Obion Grain Co. will retain ownership of approximately ten acres of land next to the optioned site, and that Obion Grain Co. may erect and operate a grain elevator on this land. If so, we have agreed to grant Obion Grain Co. permission to enter onto the optioned site and a limited right to use the rail loop track improvements that we intend to construct on the optioned site for purposes of grain elevator operations, so long as that use does not interfere with our ethanol facility operations. The parties have agreed to review on an annual basis an equitable sharing of maintenance costs of the rail loop track based on Obion Grain Co.’s usage.

Further, under the purchase option contract, we have agreed to the following corn procurement provisions. We will commit to buy a specific number of bushels of Obion Grain Co.’s fall corn harvest up to a base maximum of 10,000,000 bushels annually. The actual number of bushels will be at Obion Grain Co.’s option and will be set on or before August 15 of each harvest year. The committed bushels will be priced at 12% above Obion Grain Co.’s actual cost of local corn at the time of pricing. The cost of delivery shall be borne by Obion Grain Co. and is included in the 12% gross margin; delivery costs to Buyer’s plant are not considered part of the actual cost of corn. We have no obligation to purchase corn under the agreement until we first take delivery of corn for processing at the ethanol facility. The corn purchasing covenants expire upon either party ceasing operations permanently, or by mutual consent.

All committed bushels must be #2 yellow corn and be a commercially acceptable product in accordance with standards and specifications established by us from season to season. Our established grading standards, premium and discount schedules, and standardized delivery rules and regulations will apply. All committed bushels bought by us for deferred delivery will be stored by Obion Grain Co. at the published tariff rates, and will be delivered to us at our call.

Site Infrastructure and Improvements

We will need to make improvements to our proposed site and other infrastructure in order to construct and operate the ethanol plant.

Roadway Improvements

In order to obtain our building and operating permits, the State of Tennessee will likely require us to make several roadway improvements for access to the ethanol plant. These upgrades could consist of installing acceleration lanes, deceleration lanes, and safety lighting. We are continuing discussions with Obion County, the Town of Obion and the Tennessee Department of Transportation regarding roadway improvements. We have hired Civil Engineering Solutions LLC to assist us with drawings for proposed road improvements that would provide us access to and from the ethanol plant. We expect that these improvements will provide us access to Interstate 69 from the ethanol plant.

Rail Access

We will be responsible for rail engineering, siding and tracking on our property off the Canadian National Railroad Company’s mainline rail system. We intend to construct sufficient tracking on our site to accommodate high volume loading capacity for ethanol and distillers grain, as well as unloading capacity for corn.

Site Grading and Phase I Dirt Work

We are responsible for the site grading and preparation under our design-build agreement. Our design builder will prepare the plans and specifications for these improvements, assist us with pre-bid procedures, and prepare bid documents. The identification of contractors will be our responsibility. We will seek to have our design builder supervise the construction of this work, including soil testing, compaction testing, etc.

Plan of Operations to Plant Start-Up

We have hired Fagen, Inc. to design and build our ethanol plant utilizing the process design technology of ICM, Inc. We have hired RTP Environmental Associates, Inc. to assist us with environmental permitting matters, The Patterson Group, LLC to provide us our organizational, administrative and financial consulting services, and U.S. Energy Services, Inc. to provide us with consulting and energy management services.

Pending the completion of this offering, we intend to engage primarily in the following efforts:

•       Raise the equity that we need for the project;

•       Obtain the debt financing needed for the project;

•       Work with our design build team and permitting and environmental consultants to obtain the remaining permits we need to commence construction of the ethanol plant;

•       Assist our design build team to complete the engineering requirements for our site and the ethanol plant; and

•       Continue discussions and negotiations with utility service providers for the supply of electricity and natural gas, and with third-party marketers to assist us in marketing and selling our ethanol and distillers grains.

Once we close on our debt and equity financing and complete our preliminary site work, we expect to provide our design-build firm with a notice to proceed to begin construction of the ethanol plant. Our goal is to begin construction during the first quarter of 2007. We then expect to spend the following approximately 18 months constructing the ethanol plant. Following completion of the ethanol plant, we expect to reach guaranteed performance criteria and specifications within 30 days.

Employees

We may hire a construction manager to assist us during the construction phase of our operations. We also intend to hire an operations manager approximately 6-9 months prior to anticipated plant start-up. Our plan is to hire the remaining members of our management team approximately 3 months prior to anticipated plant start-up, with the remainder of our employees starting 30-60 days before plant start-up. We intend to hire a plant management team that has demonstrated processing and/or manufacturing facility experience in their respective areas of responsibility. On-site training and assistance before and during plant start-up is part of our design-build contract, as well as continued assistance following when we achieve performance criteria for a period up to 6 months.

Upon completion of the ethanol plant, we expect to have 36-41 employees, of which 25-30 will be in ethanol production operations, and 11 in general management and administration. We will not maintain an internal sales organization, but will instead rely upon third-party buyers and marketers to buy or market the ethanol and distillers grains that we produce. Accordingly, our principal operations will be the general management of our business and the operation of the ethanol plant. We anticipate that we will need the following personnel to handle these functions:

Position	Number of Employees
General Manager	1
Plant Manager	1
Operations Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	2
Maintenance Supervisor	1
Maintenance Personnel and Technicians	4
Shift Supervisors	4
General Plant Operations Personnel	15-20
Office Staff	4
Total	36-41

Our Financing Plan

We estimate that we will need a total of approximately $158,976,500 to finance our ethanol plant project, including construction of our proposed ethanol plant and funding for start-up operations. Actual project costs may vary significantly from this estimate due to a variety of factors, including those described under “Risk Factors” and elsewhere in this prospectus. We intend to use our existing capital together with grant proceeds to pay for the organizational, development and permitting costs we incur prior to completing this offering. If we complete this offering, we believe we will have sufficient funds to cover our estimated costs through start-up operations. We plan to use the net proceeds from this offering, together with our existing capital, grant proceeds and debt financing to pay for site improvements and utility infrastructure costs, construct the ethanol plant and finance organizational, financing and start-up costs, including our pre-production costs and our initial inventories of corn, chemicals, yeast, denaturant, and ethanol and distillers grains.

Even if we sell the maximum amount offered in this offering, we will not have sufficient capital to pay for all of the construction and start-up costs we expect to incur in connection with our ethanol plant. We expect to need significant debt financing in order to complete the ethanol plant and therefore our financing plan contemplates substantial leverage. We currently have no financing commitments from any commercial bank or other source for our debt financing. However, we will not close on any of the proceeds from this offering until we close on the amount of debt financing which we determine that, when added to our equity and grant proceeds, will be sufficient to construct the ethanol plant and commence start-up operations with a reasonable amount of working capital. We have assumed that our debt financing will not include subordinated debt. If subordinated debt financing were required, it will likely increase the total cost of the project.

We have accepted a summary of proposed terms from CoBank for the financing of up to $90,000,000 in senior secured debt, consisting of a $60,000,000 term loan and a $30,000,000 revolving term loan. Under the summary, the senior secured debt is to be amortized in equal principal payments over a 10-year period beginning six months following projected start-up, and an additional aggregate $13,000,000 in annual special payments based on our free cash flow.  Subject to approval, an annually renewable seasonal line of credit of up to $5,000,000 will also be made available. Initially, all outstanding balances are to accrue interest at a variable rate equal to CoBank’s base variable rate plus 0.25%, convertible into fixed rate loans at a rate of LIBOR plus 3.15%. These rates may be reduced by 0.25% following plant start-up and completion of the making of the $13,000,000 in annual special payments. Arrangement (origination) fees are to be computed based on 0.75% of all amounts borrowed. Other fees are to include unused commitment fees of 0.50% annually on any unused portion of the revolving term loan and seasonal line of credit commitments, $30,000-$40,000 in annual administration fees, and a 2% penalty if we refinance any commitments prior to the third anniversary of plant start-up. All of these financings are to be subject to various covenants and conditions. The summary of proposed terms provides that it is neither a commitment nor a proposal to make a loan, but rather a compilation of parameters for a possible lending transaction. We have prepaid $40,000 towards the anticipated arrangement fees, which will be refunded if CoBank does not ultimately extend a commitment to lend.

We estimate that we will receive approximately $900,000 in total grant proceeds. We have been awarded a $150,000 matching grant from U.S. Department of Agriculture, Rural Development, to assist us with the development and construction of the ethanol plant. We also believe that we will be eligible to receive a $750,000 Tennessee Economic Development Agency grant. We intend to apply for this grant upon completion of this offering. We may also be eligible for other federal or state grants. However, we have not been awarded any additional grants and we cannot assure you that we will receive any additional grant proceeds.

As regards our anticipated sources of project funding, we believe that of the estimated $158,976,500 needed, potential lenders will require that at least approximately 40% of our funding come from equity, grants and, if necessary, subordinated debt. However, the actual amount of equity required by the lender, the amount of offering proceeds received and grants actually received will affect the amount of debt financing we will need to complete the project. The following table shows our estimated sources of funds from our inception until the ethanol plant is built and we begin operations, both assuming the minimum 25,000,000 units offered are sold and assuming the maximum 31,175,000 units offered are sold. These figures are estimates only and the actual sources of funds may vary significantly from those described below.

Estimated Sources of Funds

	Minimum	Maximum
Equity
Seed capital	$2,076,500	$2,076,500
Prior escrow offering	2,500,000	2,500,000
Public offering	50,000,000	62,350,000
Additional equity—purchase of land(1)	1,150,000	1,150,000
Grants	900,000	900,000
Equity and grants	56,626,500	68,976,500
Debt Financing	102,350,000	90,000,000
Total	$158,976,500	$158,976,500

(1)          Represents anticipated closing on purchase of land valued at approximately $1,150,000 from Obion Grain Co., Inc. under purchase option contract in exchange for issuance of 575,000 capital units (valued at $2.00 per unit).

The following table shows our estimated uses of funds from our inception until the ethanol plant is built and we begin operations. These figures are estimates only and the actual uses of funds may vary significantly from those described below. The information is based on the financing plans discussed above. Further, costs and expenses associated with the ethanol plant could be much higher due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus.

Estimated Uses of Funds

Plant construction(1)	$111,305,000
Additional grain storage(1)	2,500,000
Grain handling upgrade(1)	540,000
Land	1,150,000
Site development costs(2)	6,230,000
Rail infrastructure	5,873,000
Administrative building	340,000
Office equipment	60,000
Computers, software and network	140,000
Construction insurance costs	125,000
Construction manager fee	100,000
Construction performance bond	425,000
Construction cost escalation for CCI increases to November 2006	5,617,000
Construction contingency(3)	1,935,500
Fire protection and water supply	910,000
Water treatment system	2,000,000
Capitalized interest(4)	1,500,000
Rolling stock	400,000
Financing costs(5)	925,000
Organization costs (6)	2,151,000
Pre-production period costs	750,000
Start up costs:
Working capital	7,950,000
Inventory—corn	2,000,000
Inventory—chemicals and ingredients	500,000
Inventory—work in process—ethanol	2,500,000
Inventory—work in process—distillers grains	550,000
Inventory spare parts—process equipment	500,000
Total	$158,976,500

(1)   Grain storage capacity and associated handling systems for approximately 1,000,000 bushels is included in plant construction. We have increased our planned capacity to 2,000,000 bushels, resulting in estimated incremental grain storage and handling costs of approximately $2,500,000 and $540,000, respectively.

(2)   Includes site improvements (such as dirt work, soil stabilization and subsurface remediation, highway road safety upgrades and hard surface roads on our site) and site utilities. Excludes land acquisition.

(3)   Includes additional construction cost escalation for potential CCI adjustments through commencement of plant construction.

(4)   Because we intend to capitalize all of our interest expenses and not make any payments on our debt financing until we begin start-up operations, we estimate that by the time we begin start-up operations, capitalized interest, net of interest income earned on offering proceeds, will total approximately $1,500,000, assuming we borrow $90,000,000.

(5)   We estimate that our financing costs for our debt financing will total approximately $925,000, assuming we borrow $90,000,000. Financing costs includes lender commitment fees, as well as out-of-pocket expenses such as title insurance, legal fees, appraisal costs and filing fees.

(6)   Includes $575,000 of estimated offering expenses related to this offering.

As shown in the above table, we expect to spend the majority of our funds on site preparation and development, design, engineering and construction of the ethanol plant, infrastructure, equipment and construction-related insurance and performance bond. These costs include leveling and grading the site, general site work to prepare for construction of the ethanol plant, preparing and pouring foundations, and material and labor to construct the plant and ancillary facilities. We will also be purchasing and installing ethanol production equipment, such as pumps, grinders, processing equipment, storage tanks and conveyors. Under our design-build agreement with Fagen, Inc., we will be responsible for site preparation and infrastructure costs, and our design-builder will be responsible for the process design and engineering, construction, equipment purchases and installation. We will be required to make monthly progress payments based on the work completed and invoiced to us by the design-builder.

We estimate that offering expenses related to this offering will total approximately $575,000, allocated as follows:

SEC registration fee	$8,025
Printing expenses	100,000
Legal fees and expenses	225,000
Cost of sales meetings	35,000
Accounting fees and expenses	130,000
Consulting fees	25,000
Blue sky fees and expenses	25,000
Escrow agent fees	5,000
Miscellaneous expenses	21,975
Total	$575,000

Investment Terms Agreement

In our prospectus dated June 15, 2006, we stated that we expected that Ethanol Capital Management, LLC and its affiliates would be subscribing for 20,000,000 units in the offering. Under the terms of an indication of interest letter, subject to applicable state securities laws, we would generally have been obligated to accept such a subscription if made in accordance with the terms of this offering within 30 days after the registration statement was declared effective. Because the registration statement was originally declared effective on June 15, 2006, this 30-day period expired on July 15, 2006, without the expected subscription being made. We were not involved in Ethanol Capital Management’s decision to allow the 30-day period to expire. The failure of that expected subscription left a significant shortfall in our public offering equity goal.

Subsequent to these events, our management and Board of Governors engaged in discussions with Ethanol Capital Management and a number of other potential strategic and institutional investors which expressed interest in investing in our company at similarly significant levels, including Virgin Group Holdings Limited and Bioverda Limited. After exploring multiple options, the Board of Governors held a meeting on October 4, 2006 at which it considered the entering into of an investment terms agreement with Virgin and Bioverda. At that meeting, the Board reviewed the proposed transaction and the various potential benefits and risks associated with proceeding to enter into an investment terms agreement upon terms and conditions substantially the same as those reviewed by the Board, including:

•  the desired schedule of the ethanol plant project construction and financing;

•  the level of local investor subscriptions received to date in the offering and the uncertainty as to the ability to obtain sufficient additional subscriptions from local investors;

•  the results of management’s discussions to date with other potential strategic and institutional investors; and

•  the results of management’s due diligence investigations to date on the proposed investment group.

Upon such review, the Board of Governors approved the entering into of an investment terms agreement with Virgin and Bioverda substantially in the form reviewed by the Board. The agreement was entered into as of October 9, 2006.

We anticipate receiving a subscription for a minimum of 20,002,500 units ($40,005,000) in this offering for investment purposes pursuant to the investment terms agreement. Under the agreement, the subscription would be made by VBV LLC, an entity that is presently owned by an affiliate of Virgin and that may, at the time of the subscription, be controlled and majority-owned jointly by Virgin and Bioverda or their affiliates.  Because the VBV subscription is not being made immediately and is subject to specified conditions discussed below, VBV has placed $4,000,500 (or 10% of the anticipated $40,005,000 subscription) into a separate escrow account pending the subscription. When the subscription is made, these funds would be rolled over into the public offering escrow account as the 10% deposit required for the subscription.

We have filed with the Securities and Exchange Commission a post-effective amendment to our registration statement with respect to this offering. The declaration of effectiveness of the post-effective amendment is a condition to VBV’s making of the minimum 20,002,500 subscription. Once the post-effective amendment is declared effective, the subscription for 20,002,500 units is to be made promptly by VBV, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate. If the subscription is not promptly made, the $4,000,500 on deposit in the separate escrow would generally be subject to forfeiture to us. If any additional units remain unsubscribed in the public offering after the confirmation process described elsewhere in this prospectus has been completed, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate, VBV is to subscribe for investment purposes for substantially all of those units as well, in order that the maximum 31,175,000 units offered by this prospectus will be sold, less 20,000 units expected to be set aside for employment-related compensation following the offering. With certain exceptions, the agreement may be terminated by any party if the post-effective amendment has not been declared effective within 90 days of the date of the agreement.

Development Services Providers

Fagen, Inc.

We have entered into a design-build agreement with Fagen, Inc. in connection with the design, construction and operation of the proposed ethanol plant. An affiliate of Fagen, Fagen Energy, Inc., holds 1,341,210 of our capital units and has subscribed for an additional 1,250,000 units in our prior escrow offering.

Under the design-build agreement, Fagen will perform all services in connection with the engineering, design, procurement, construction start-up, testing and training for the operation and maintenance of the plant, and provide all material, equipment, tools and labor necessary to complete the plant in accordance with the terms of the design-build agreement. As full consideration for the services and costs incurred under the design-build agreement, we will pay Fagen a contract price of approximately  $114.3 million, which does not include water pretreatment system and fire protection system to be provided by Fagen pursuant to a separate agreement currently being negotiated by us and Fagen. The contract price is also subject to increases for increases in the construction cost index on the date on which a notice to proceed is given over an established baseline amount. The construction cost index is currently over the baseline amount and, based on historical performance, will likely continue to increase over time, but we cannot predict how rapidly such increases may incur. By an agreement between us and Fagen Engineering, LLC, we have engaged Fagen Engineering for engineering services for a fee of $92,500, which will be included in the contract price under the design-build agreement or paid by us if Fagen does not receive the written notice to proceed described below.

Fagen is obligated to begin work on the plant within five days of a written notice to proceed from us, provided that Fagen is not under any obligation to accept the notice to proceed prior to January 29, 2007. We may not deliver the written notice to proceed until we have acquired title to the real estate on which the plant will be constructed, certain engineering and site work is completed, we have obtained certain permits, sales tax exemptions and evidence of insurance, and we have achieved financial closing by the execution of final loan documents and related agreements to providing financing for the plant. If we do not achieve financial closing with respect to the plant, we will remain obligated to pay Fagen its reasonable documented costs incurred.

A valid notice to proceed cannot be given until Fagen provides us with a written notification of acceptance.  Following receipt of the notice to proceed from us, Fagen must accept the notice to proceed within 10 days and no later than January 31, 2007, assuming the other requirements of the design-build agreement are met. If the notice to proceed is not received by April 30, 2007, the design-build agreement may be terminated at Fagen’s sole option. As part of the contract price, we are obligated to pay an $8,000,000 mobilization fee as soon as permitted by our organizational documents and other agreements and, at the latest, at the earlier of financial closing or Fagen’s acceptance of the notice to proceed. We are also obligated to make monthly payments for work performed and not paid for during a previous period.

Under the design-build agreement, Fagen must achieve substantial completion of the project no later than 545 days after the date of the notice to proceed. If substantial completion is achieved within the 545-day period, we will be obligated to pay Fagen an early completion bonus of $20,000 for each day that the date of substantial completion occurred in advance of the end of the 545-day period.  Final completion of the work must be achieved within 90 days of the earlier of the actual date of substantial completion or the date scheduled for substantial completion. When final completion of the work has been achieved, Fagen will deliver to us a request for final payment under the design-build agreement and we will be obligated to make a final payment within 30 days after receipt of the request. Following final completion, Fagen will provide us with one month of on-site operational support for us and our personnel after successful completion of performance tests.  Fagen will also provide off-site technical and operating procedure support by telephone and other electronic means for a period of six months from the date of substantial completion. Additionally, at a mutually agreed time prior to start-up, Fagen will provide up to two weeks of training at a facility designated by ICM for all of our employees involved in the operation and maintenance of the plant.

Under the design-build agreement, Fagen has guaranteed that the plant will meet performance criteria determined by the parties in a performance test conducted and concluded not later than ninety days after the date of substantial completion. Fagen is responsible for paying any design and construction costs associated with remediating any performance shortfall.  If the plant does not meet the final completion criteria by the required final completion date, Fagen is obligated to pay us liquidated damages of $20,000 for each day that the final completion date is delayed, up to a maximum of $1,000,000 in lieu of liability for losses or other damages occasioned by the delay.

The design-build agreement may be terminated by us upon ten days written notice, in which case we will remain responsible to Fagen for payment for all work performed but not already paid for, reasonable costs and expenses associated with the termination, including demobilization costs, an amount equal to the settlement of terminated contracts with subcontractors and consultants, all retainage withheld by Fagen, and an amount equal to fifteen percent of all work performed and reasonable costs associated therewith. If we terminate the project at our election, we may obtain a limited right to use the drawings, specifications, calculations, data, notes and other materials and documents furnished by Fagen on an as-is basis on the date of termination and agreements regarding our risk as to use of the drawings, specifications, calculations, data, notes and other materials and documents furnished by Fagen to us and warranties regarding equipment in exchange for a payment by us to Fagen. Fagen may terminate the design-build agreement for certain work stoppages, our failure to provide Fagen with information, permits or approvals or to meet any of our other obligations under the design-build agreement if the failure results in certain types of work stoppages, or our failure to pay amounts properly due under the design-build agreement following an opportunity to cure such failure within seven days.

In the design-build agreement, each of the parties made representations and warranties, and covenants and agreements to the other as customary for an agreement of this type. The provisions of the design-build agreement further provide that Fagen’s liability will not exceed the contract price and will be reduced by the total value stated in the application for payment. However, upon the earlier of substantial completion or the time requests for payment have been made for 90% of the contract price, Fagen’s liability for the performance or non-performance of the work or its other obligations is limited to the greater of 10% of the contract price or the amount of insurance coverage available to respond to the claim or liability under any insurance policy provided by Fagen under the design-build agreement. The design-build agreement also contains provisions regarding the use of subcontractors, scheduled for and supervision of work, retainage up to a specified maximum amount, payment process, warranties and corrections of defective work, bonds and performance security, performs testing criteria and materials, resolutions of disputes through mediation and arbitration, force majeure, indemnification and other liability matters and the ownership of the drawings, specifications, calculations, data, notes and other materials and documents furnished by Fagen to us under the design-build agreement.

Ethanol is Fagen’s core competency. Fagen possesses extensive experience in the area of heavy industrial projects, particularly agricultural based facilities. The expertise of Fagen in integrating process and facility design into a construction and operationally efficient facility is very important. In particular, Fagen has been the prime contractor on numerous ethanol projects, currently is engaged as prime contractor on a number of additional ethanol projects and has performed significant work in many of the ethanol plants in the U.S. In many instances, Fagen has been asked to return to the plant as the maintenance contractor or follow-up construction company for major expansions.

Fagen, Inc. is a civil, mechanical and electrical contractor specializing in heavy industrial construction and maintenance work. Founded in 1972, Fagen has more than 25 years experience in the ethanol industry. Fagen is currently registered to do business in 33 states. Fagen prefers to self-perform work, and has up to 1,000 craft people on payroll. With the formation of Fagen Engineering, LLC in 1996, Fagen and its affiliates are able to be the single source of a wide variety of project needs, from design through start-up. Roland “Ron” Fagen is Chief Executive Officer and President of Fagen and is the founder and controlling shareholder of Fagen, Fagen Energy and Fagen Engineering.

Fagen, Inc.’s understanding of operational efficiencies and integration of various process islands is important in overall profitability of an ethanol plant. Fagen also has knowledge and support to assist our management team in executing a successful startup. Fagen is a meaningful project participant with the desire to facilitate a successful transition from plant start-up to a day-to-day profitable operation.

ICM, Inc.

Under our design-build agreement with Fagen, we expect that Fagen will engage ICM, Inc. to provide environmental consulting and engineering services. In connection with the design-build agreement, we have also entered into a license agreement with ICM for the use of certain proprietary property and information of ICM in the design and construction of the plant.

ICM is a full-service engineering, manufacturing and merchandising operation. ICM is the engineering and manufacturing company. ICM operates out of its manufacturing and office facility near Wichita, Kansas. Engineering operations consist of consulting, design by Professional Engineers, procurement and project management as well as manufacturing engineering for the company’s distillers grains dryer and ICM/Phoenix Bio-Methanator wastewater treatment product lines.

Key people of ICM have over 60 years of combined dry and wet mill operation and design experience. This operations experience combined with research, design, and construction of the ethanol plant since the late 1970s makes ICM one of the most experienced ethanol design firms in the nation. Dave Vander Griend, principal of ICM has over twenty years of ethanol experience in design, fabrication and operations.

ICM also entered into a partnership with Phoenix Bio-Systems. Dr. Joseph Ruocco, principal of Phoenix, has over twenty years of brewery and ethanol production experience and designed the ICM/Phoenix Bio-Methanator, a high rate treatment system for organics in wastewater. The Methanator can be combined with ICM’s ethanol plant design to result in a true zero process water discharge ethanol plant.

BioEnergy Capital Consultants, LLC

We have entered into a consulting agreement with BioEnergy Capital Consultants, LLC. Under our consulting agreement, BioEnergy Capital will:

•       Assist us with negotiations of contracts with various service and product providers;

•       Assist us with planning our equity marketing effort, including, without limitation, preparation of written and visual equity marketing materials (including, but not limited to, a power point presentation), and training our officers and governors to conduct our equity marketing effort;

•       Assist us with securing debt financing for the commencement of construction of the proposed ethanol plant;

•       Assist us with preparing for our presentations to local lenders including, without limitation, the preparation of a “banker’s book” tailored to the project; and

•       Perform such other reasonably necessary duties as we may request for the timely and successful securing of debt financing and commencement of construction of the plant, including without limitation, cooperating with our personnel similarly engaged.

In exchange for the above services, we have paid BioEnergy Capital a commitment fee of $25,000. In addition, we have agreed to pay BioEnergy Capital a fee of $1,500 per week until we close on the amount of equity capital that we need and a one-time bonus of $125,000 when we close on the debt financing that we need. We have also agreed to reimburse BioEnergy Capital for all reasonable, ordinary and necessary expenses incurred in performance of its duties, up to a maximum of $2,500 per person per week. We may also engage BioEnergy Capital to provide other services for a fee of $375 per day. BioEnergy Capital may terminate the agreement with 14 days prior written notice, but we may terminate only upon BioEnergy Capital’s gross negligence or intentional misconduct, activities that constitute a known violation of law or a material breach of the agreement.

BioEnergy Capital is a South Dakota limited liability company owned equally by Mr. Paul Casper of Lake Preston, South Dakota and Mr. Jack Porter of Omaha, Nebraska. Mr. Casper has a farming operation at Lake Preston, South Dakota and has assisted ethanol and soybean processing plants with capital planning for the past seven years. Mr. Porter has over 25 years experience in the corn seed industry, with over 20 years in management positions. He also has 10 years experience as a business consultant and has been involved in the ethanol industry for the last two years. BioEnergy Capital’s principal business is assisting owners of ethanol plants with planning their equity raising efforts and securing the debt financing necessary to construct their ethanol plants.

The Patterson Group, LLC

We have entered into an agreement with The Patterson Group, LLC and its principal, Mr. James K. Patterson, to provide us financial related and senior management services. Under the agreement, Mr. Patterson will serve as our Chief Executive Officer and our Chief Financial Officer on a full-time basis and provide us the following services:

•       Provide active management of the day-to-day activities of our development stage company;

•       Manage all accounting, payroll, purchasing, cash management, financial planning, budgeting, auditing, tax and financial reporting matters;

•       All data processing and management reporting; and

•       Mr. Patterson will work with and report to our treasurer.

We expect Mr. Patterson and The Patterson Group to continue acting as our Chief Executive Officer and our Chief Financial Officer through the completion of this offering until we hire permanent replacements. In exchange for these services, we issued Mr. Patterson 223,535 capital units, and agreed to pay additional compensation as follows:

•       A fee of $1,500 per week;

•       A deferred payment of $189,000 payable upon our closing on financing for the proposed plant; and

•       A one-time bonus of $189,000 payable upon our closing on financing for the proposed plant.

Neither the deferred payment nor the one-time bonus payment is due if we do not reach closing on our project financing. If we sell the project to another party before we reach closing on our project financing, that party must assume these payment obligations, proportionately reduced to the extent our members receive less than their aggregate capital contributions as a result of the sale. We also agreed to reimburse Mr. Patterson for reasonable out-of-pocket expenses related to the performance of the services.

Other Consulting Contracts

We have entered into a consulting agreement with Antioch International, Inc. to provide us engineering services relating to our rail tracks. In exchange for these services, we will compensate Antioch International on a time and material and fixed fee basis, which we estimate will total approximately $99,000. Under the agreement, Antioch International will:

•       Assist us with preparing studies and developing solutions for our rail track requirements;

•       Assist us with preliminary design of our rail tracks;

•       Assist us with regulatory requirements relating to the rail tracks;

•       Prepare designs, schematics and other necessary documentation relating to our rail tracks;

•       Assist us with preparing cost estimates;

•  Assist us with bidding and negotiating; and

•  Provide construction services oversight.

We have entered into a contract with RTP Environmental Associates, Inc., a consulting firm that provides environmental services to ethanol businesses. Under the agreement, RTP Environmental Associates will assist us with preliminary site assessments, air and water related permitting requirements for the construction and operation of the ethanol plant, certain construction related permits, and other environmental related matters on an as needed basis. We will pay RTP Environmental Associates on a time and material basis, which we estimate at approximately $107,000.

We have entered into a contract with U.S. Energy Services, Inc. to provide us with consulting and energy management services. Under the agreement, U.S. Energy Services will assist us with securing supplies of natural gas and electricity, including the construction of a gas pipeline and development of other energy-related infrastructure. We will pay U.S. Energy Services $3,900 per month for these services, and also reimburse U.S. Energy Services for related out-of-pocket expenses.

We have entered into an agreement with Thomas D. Williamson, DBA Transportation Consultants Co. for the provision of rail transportation consulting work. We will pay an hourly rate for these services along with reimbursement of all reasonable out of pocket expenses. Either party may terminate the agreement upon 30 days written notice.

Environmental and Other Regulatory Matters

Before we begin construction, we will be required to obtain various environmental, construction and operating permits, as discussed below. We anticipate that our design builder will be responsible for the construction permits and registrations, and we will be responsible for obtaining necessary air and water permits and operating permits. If permitting delays occur, construction of the ethanol plant may be delayed. In addition, permitting and environmental and other regulatory requirements may change in the future. Changes in permitting and regulatory requirements could make compliance more difficult and costly. If we are unable to obtain necessary permits or to comply with the requirements of such permit or any other environmental regulations, our business may be adversely affected and we may not be able to construct or operate our proposed ethanol plant. The following is a preliminary list of the required federal and state permits we believe we will be required to obtain:

Federal Permits

Clean Air Act Requirements

•       Prevention of Significant Deterioration (PSD) and Construction Permits

•       Applicable Federal New Source Performance Standards (NSPS)

•       Applicable National Emission Standards for Hazardous Air Pollutants (NESHAPS)

•       Title V Operating Permit of the Clean Air Act Amendments of 1990

•       Risk Management Plan

•       OSHA 1910 Process Safety Management (PSM) Plan

Clean Water Act Requirements

•       National Pollutant Discharge Elimination System (NPDES)

•       Oil Pollution Prevention and Spill Control Countermeasures

Comprehensive Environmental Response Compensation and Liability Act & Community Right to Know Act (CERCLA/EPCRA) Requirements

•       Tier II Forms—listing of potentially hazardous chemicals stored on-site

•       EPCRA Section 313 and 304 and CERCLA Section 103. These reports track use and release of regulated substances above threshold and/or designated quantities annually.

Alcohol and Tobacco Tax and Trade Bureau

•       Alcohol Fuel Permit

State Permits and Licenses

•       Air Quality Permits

•       Storage Tank Permits

•       Water Quality Permits

•       State Liquor License

•       State Department of Motor Fuels

•       State Department of Transportation (Highway Access Permit; Possible Easement Rights)

•       State Department of Health

•       State Department of Public Service (Boiler License)

•       State Department of Natural Resources

•       Water Appropriation Permits

•       Other waters and wetland considerations

The Tennessee Air Pollution Control Board has issued us permits to construct air contaminant sources for the applicable components of the proposed plant. We elected to opt out of the major source operating permit program requirements by agreeing to operate below the major source applicability thresholds. The permits also will serve as temporary operating permits from initial start-up, provided the actual operating permits are applied for within 30 days of initial start-up and any applicable emission standards are met.

Income, Franchise and Excise Taxes

We will be a pass-through entity for federal income tax purposes and therefore will not be subject to federal income taxes. Tennessee, however, imposes an entity level state franchise/excise tax of 25 cents per $100 of net worth and 6.5% of net earnings. Depending on our net worth and net earnings, this tax could be in the range of $500,000 to $1,000,000 per year.

Liquidity and Capital Resources

As of September 30, 2006, we had approximately $139,000 in cash and total assets of approximately $684,000. Total assets includes approximately $441,000 of deferred offering costs related to this offering. Upon the completion of the sale of units in this offering, these costs will be netted against the proceeds received. If this offering is terminated prior to completion, these costs will instead be expensed. As of September 30, 2006, we have raised a net total of approximately $2,077,000 in seed capital, which we have used to fund our organization and operations. As of September 30, 2006, we had total liabilities of approximately $309,000. Since our inception through September 30, 2006, we had an accumulated deficit of approximately $1,912,000. Total members’ equity as of September 30, 2006 was approximately $375,000. Since our inception, we have generated no revenue from operations.

In August 2005, we entered into a line of credit agreement with a bank. We may advance up to $1,000,000 under this line of credit until its expiration in August 2007. The line of credit is secured by the limited guarantees of our eight governors in the amount of $125,000 each. Currently, there are borrowings outstanding of approximately $250,000 under the line of credit. In addition, we have obtained an approximately $169,000 letter of credit under this line of credit agreement in order to secure anticipated future obligations to a third party service provider that we have hired to construct the natural gas delivery infrastructure which will be needed for plant operations.

If we do not have sufficient cash on hand to repay our line of credit upon its expiration, or if we decide to acquire land and begin site work prior to completing this offering, it may be necessary for us to borrow other funds. We currently have no commitment for this financing. If we borrow funds from members or affiliates, including members who are also governors or officers, we may pay interest up to a rate of prime plus 4%.

In order to complete this offering and proceed with our ethanol plant project, we expect to need significant debt financing. We expect that our debt financing will be in the form of a construction loan that will convert to a permanent loan when we begin operations. We also expect that the loan will be secured by all of our real property and substantially all of our other assets, including receivables and inventories. In addition to repaying the principal, we plan to pay interest on the loan at market rate for loans to start-up ethanol projects, plus annual fees for maintenance and observation of the loan by the lender. We intend to capitalize all of our interest until we commence start-up operation, and do not expect to make any payment on the loan until we construct the ethanol plant and begin producing ethanol. If the project suffers delays, we may not be able to timely repay the loan. If interest rates increase, we will have higher interest payments, which could adversely affect our business.

THE INDUSTRY AND OUR BUSINESS

Overview

We are a development stage company that intends to build and operate a gas-fired 100 million gallon per year ethanol production facility near Obion, Tennessee. We have entered into an option contract giving us the right to purchase a site located on the Canadian National Railroad’s rail line. We have hired Fagan, Inc. to design and build our ethanol plant utilizing the process design technology of ICM, Inc. We will not begin operations or generate revenue until we complete construction of the plant, which we anticipate will be mid-2008. Once we begin operations, we expect to generate revenue by selling ethanol and distillers grains. We also intend to sell the raw carbon dioxide gas our plant will produce “over-the-fence” to a processor that constructs a processing plant next to our planned ethanol facility. We intend to produce ethanol from corn by using proven fermentation and distillation processes.

We intend to compete with other ethanol producers by capitalizing on the location of the ethanol plant, available transportation infrastructure, proximity of available feedstock supply and a local growing ethanol demand by utilizing the best practices and partners experienced with making producer owned dry mill facilities successful.

The Ethanol Plant

The Dry Mill Process

Our proposed ethanol plant will produce ethanol, distillers grains and carbon dioxide by processing corn. We plan to receive corn by rail and semi-trailer truck. The corn will be weighed and stored in receiving facilities. It will then be transported to a scalper to remove rocks and debris before it is conveyed to processing bins. Thereafter, the corn will be transported to a hammer-mill or grinder where it is ground into a mash and conveyed into a tank for processing. We will add water, heat and enzymes to break the ground corn into a fine liquid. This liquid will be heat sterilized and pumped to a tank where other enzymes are added to convert the starches into glucose sugars. Next, the liquid is pumped into fermenters, where yeast is added, to begin the fermentation process, which generally takes about 40 to 50 hours. Thereafter, the resulting “beer” is pumped to distillation columns, which divides the alcohol from the corn mash. The alcohol is concentrated to 190 proof in the distillation columns and is then partially dehydrated in a molecular sieve. The resulting 200 proof alcohol is then blended with a five percent denaturant (such as gasoline) as it is pumped into storage tanks.

Meanwhile, corn mash from the distillation process is pumped into a centrifuge that separates the coarse grain from the solubles. The solubles are then dried into a thick syrup. The coarse grain that exits the centrifuge is then conveyed to dryers. Syrup is added to the coarse grain as it enters the dryer, where moisture is removed. This process produces distillers grains with various moisture levels, which can be used as animal feed. The fermentation process will also produce carbon dioxide, which we intend to capture and pipe “over the fence” to a third party processor who may build a processing facility next to our ethanol plant.

Plant Structure

We anticipate that the ethanol plant will use a dry milling process to produce fuel-grade ethanol as its main product and distillers grains as a co-product. The ethanol plant will have a design capacity to produce 100 million gallons of ethanol per year. In addition, we expect the plant to produce approximately 320,000 tons of dried distillers grains with solubles and 270,000 tons of carbon dioxide gas annually. We expect that when completed, the ethanol plant will have, among others, the following facilities:

Grain Receiving, Storage and Milling Equipment.   The ethanol plant will contain receiving facilities that will have the ability to receive corn by rail and truck. Upon delivery, the corn will be weighed and a weight ticket issued. A leg will lift the corn to a scalper to remove rocks and debris before conveying the product to storage bins. A dust collection system will be installed in the grain receiving system to limit particulate emissions. The corn will be removed from storage and processed through a hammer-mill or grinder. The result of this process is ground corn.

Conversion and Liquefaction System, Fermentation System and Evaporation System.   Ground corn will be mixed in slurry tanks, routed through a pressure vessel and steam flashed in a flash vessel, which produces cooked mash. The cooked mash will then continue through liquefaction tanks and into fermenters. Simultaneously, yeast will be added to the cooked mash as it enters the fermenters. After batch fermentation is complete, the liquid produced by the fermentation process is pumped to wells and then to the distillation column to separate the alcohol from the mash.

Distillation and Molecular Sieve.   The alcohol is dehydrated in the distillation column, the side stripper and the molecular sieve system. The alcohol is then blended with 5% gasoline as it is pumped into storage tanks. The storage tanks will contain meters, filters, pumps and loading equipment for transfer to rail cars or trucks.

Liquid/Solid Separation System.   The ethanol plant will also produce distillers grains. The resulting corn mash from the distillation column will be transported to centrifuges and then to dryers, where moisture is removed. The ethanol plant will utilize a dryer system with a thermal oxidizer and heat recovery steam generation. After it is dried, the distillers grains will be conveyed to the filter receiver and then to a storage building.

Product Storage Area.   We expect to have storage tanks on site to store the ethanol we produce. The plant will also contain a storage building to hold distillers grains until it is shipped to market.

General Plant Infrastructure and Utilities.   The plant will also consist of administration facilities, chillers, cooling towers and other processing equipment, some of which require fresh water to operate. Boiler water is conditioned in regenerative softeners and/or other treatment equipment and pumped through a deaerator and into a deaerator tank. Appropriate boiler chemicals are added and the pre-heated water is pumped into the boiler. Steam energy will be provided by a heat recovery steam generator. Process cooling will be provided by circulating cooling water through heat exchangers, a chiller and a cooling tower. We expect the plant to also contain a compressed air system consisting of an air compressor, receiver tank, pre-filter and air dryer. We expect that the plant design will also incorporate the use of a clean-in-place system for cooking, fermentation, distillation, evaporation, centrifuges and other systems.

The block flow diagram below illustrates how the ethanol plant will process corn into ethanol:

Source: Renewable Fuels Association

Principal Products and Related Markets

Once completed, we expect the ethanol plant will convert, on an annual basis, approximately 35 million bushels of corn into approximately 100 million gallons of ethanol, 320,000 tons of dried distillers grain, and 270,000 tons of carbon dioxide gas.

Ethanol

Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as:

•       An octane enhancer in fuels;

•       An oxygenated fuel additive that can reduce ozone and carbon monoxide vehicle emissions; and

•       A non-petroleum based gasoline substitute.

Most ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The principal purchasers of ethanol are generally wholesale gasoline distributors or blenders.

Distillers Grains

A principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed. Dry mill ethanol processing creates three primary forms of distillers grains: distillers wet grains, distillers modified wet grains and distillers dried grains with solubles. Distillers wet grains is processed corn mash that contains a substantial amount of moisture. It has a shelf life of up to approximately 14 days and can be sold only to farms within the immediate vicinity of the ethanol plant. Distillers modified grains is similar to distillers wet grains except that it has been partially dried and contains less moisture. Distillers modified grains has the same shelf life, but contains less water to transport and is more easily adaptable to some feeding systems, and can be potentially sold to regional markets. Distillers dried grains with solubles is corn mash that has been dried to approximately 10% moisture. It has an almost indefinite shelf life and may be sold and shipped to any market regardless of its vicinity to the ethanol plant.

Carbon Dioxide

Another by-product of the ethanol production process is raw carbon dioxide. Raw carbon dioxide can be processed and used in various food and non-food related applications, such as beverage and dry ice production, pharmaceutical manufacturing, shrink-fitting and cryogenic blasting. Carbon dioxide is principally used as expendable refrigerants and is commonly used in food processing facilities such as slaughterhouse operations, frozen food storage, and as supplemental cooling for refrigerated products.

The Ethanol Market

Ethanol is produced from starch or sugar-based feed products such as corn, potatoes, wheat, and sorghum, as well as from agricultural waste products including sugar, rice straw, cheese whey, beverage wastes and forestry and paper wastes. Historically, corn has been the primary source because of its relatively low cost, wide availability and ability to produce large quantities of carbohydrates that convert into glucose more easily than other products.

Ethanol has been utilized as a fuel additive since the late 1970’s when its value as a product extender for gasoline was discovered during the OPEC oil embargo crisis. In the 1980’s, ethanol began to see widespread use as an octane enhancer, replacing other environmentally harmful components in gasoline such as lead and benzene. Ethanol’s use as an oxygenate continued to increase with the passage of the Clean Air Act Amendments of 1990, which required the addition of oxygenates to gasoline in the nation’s most polluted areas. Ethanol contains approximately 35% oxygen and when combined with gasoline, it acts as an oxygenate that increases the percentage of oxygen in gasoline. As a result, the gasoline burns cleaner and releases less carbon monoxide and other exhaust emissions into the atmosphere. Although not all scientists agree about the existence or extent of environmental benefits associated with its use, the use of ethanol is commonly viewed as a way to improve the quality of automobile emissions.

The most common oxygenate competing with ethanol is methyl tertiary butyl ether or “MTBE,” which is cheaper than ethanol. Since the introduction and widespread use of MTBE as an oxygenate, it has been discovered in ground water, lakes and streams. Unlike ethanol, which is biodegradable, MTBE is petroleum-based. While MTBE has not been classified as a carcinogen, it has been shown to cause cancer in animals and its continued use has raised serious environmental concerns. As a result, by the end of 2005, according to the U.S. Department of Energy, 25 states, including California, Illinois and New York, had barred, or passed laws banning, any more than trace levels of MTBE in their gasoline supplies, and legislation to ban MTBE was pending in four others.

Due in part to federal and state policies promoting cleaner air, the environmental concerns associated with MTBE, and federal and state tax and production incentives, the ethanol industry has grown substantially in recent years. The Renewable Fuels Association estimates that in 2004, approximately 1.95 billion gallons of ethanol were utilized as an oxygenate in the Federal Reformulated Gasoline Program, 290 million gallons in the federal winter Oxygenated Gasoline Program, 280 million gallons in Minnesota to satisfy the state’s oxygenated fuels program, and 1.05 billion gallons in conventional gasoline markets as an octane enhancer and gasoline extender.

According to the Renewable Fuels Association, 14 new ethanol refineries were completed and brought online in 2005, and overall 43 refineries opened, began construction or expanded production capacity in 2005. For the year, according to the Renewable Fuels Association, 95 ethanol refineries located in 19 states produced a record 4 billion gallons, an increase of 17% from 2004 and 126% since 2001. As of December 2006, according to the Renewable Fuels Association, 108 U.S. ethanol plants have the capacity to produce approximately 5.2 billion gallons of ethanol annually, with another 62 plants under construction or expansion expected to add approximately 4.4 billion more gallons of annual productive capacity. A majority of the ethanol plants are located in the Midwest, in the corn-producing states of Illinois, Iowa, Minnesota, Nebraska, and South Dakota.

The U.S. Federal Highway Administration estimates that approximately 2.75 billion gallons of ethanol were used in the year 2003. The following table presents the estimated usage by state for those states consuming over 100 million gallons in that year.

State	Total Ethanol Consumption in 2003 (gallons) (in thousands)
California	588,743
Illinois	385,054
Indiana	131,143
Iowa	104,391
Michigan	151,418
Minnesota	275,210
Ohio	183,722
Wisconsin	107,877

Since that time, ethanol consumption has continued to increase significantly in many markets. For example, due in part to the phase out of the use of MTBE in California, estimated ethanol demand in California in 2005 is approximately 900 million gallons, according to a November 2005 California Energy Commission staff report.

National Renewable Fuel Standard

The Energy Policy Act of 2005 also introduced a national renewable fuel standard program which sets a national minimum usage requirement that phases in over seven years, beginning with approximately 4.0 billion gallons in 2006 and increases to 7.5 billion gallons by 2012. The Environmental Protection Agency is directed to issue rules ensuring that the applicable volume of renewable fuels (ethanol, biodiesel, or any other liquid fuel produced from biomass or biogas) is sold or introduced into commerce in the U.S. annually. The legislation required that the renewable fuel standard be implemented no later than one year after the date of enactment. However, the Environmental Protection Agency was unable to complete its rulemaking for the program within that period, and instead allowed the program to operate under the statutory default standards for 2006. In September 2006, proposed regulations were issued for a comprehensive, long-term program beginning in 2007.We expect that ethanol will account for the largest share of renewable fuel produced and used under the renewable fuel standard for the foreseeable future, although the biodiesel industry is also growing.

The renewable fuel standard program should ensure the continued growth of the ethanol market in the near future. While we cannot assure you that this program’s mandates will continue in force in the future, the following chart illustrates the potential U.S. ethanol demand based on the program’s schedule through the year 2012.

U.S. Fuel Ethanol Demand

Source: U.S. Environmental Protection Agency, December 2005

Oxygenated Fuel Requirements

Most ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. Recently, the demand for ethanol has increased in part because of two major programs established by the Clean Air Act Amendments of 1990. The first program, the Oxygenated Gasoline Program, is a recurring wintertime program designed to reduce carbon monoxide levels during the winter months. The Clean Air Act Amendments originally required the use of oxygenated fuels, at a minimum rate of 2.7% oxygen by weight (unless otherwise specified), during the winter months in approximately 43 metropolitan areas that were not in compliance with carbon monoxide standards. According to the EPA, as of November 2005, a total of 12 metropolitan areas were implementing the program.

The second program created by the Clean Air Act Amendments was the Reformulated Gasoline Program. This program, which began on January 1, 1995, was intended to reduce ground level ozone or smog. The program initially required the year-round use of oxygenated fuel in nine metropolitan areas with severe ozone pollution. Other less severely troubled areas had been phased into the program over time. According to the EPA, as of September 2005, various regions of 14 states and the District of Columbia were required to comply with the program, and all or a portion of five additional states had also voluntarily opted into the program. However, states such as California, Georgia and New York sought waivers from the program. Under the recently enacted Energy Policy Act of 2005, the oxygenate standards for reformulated gasoline under the Clean Air Act was eliminated immediately for California and was eliminated nationwide 270 days after August 8, 2005, the date of enactment of the Energy Policy Act.

Government Incentives

In addition to the recently-enacted federal renewable fuel standard, the federal government and various state governments have created incentive programs to encourage ethanol production and to enable ethanol-blended fuel to better compete in domestic fuel markets with gasoline blended with MTBE. The federal incentive programs include excise tax credits to gasoline distributors, direct payments to eligible producers for increased ethanol production and federal income tax credits which eligible producers may earn. State incentive programs include production payments and income tax credits. However, these programs are not without controversy, due in part to their cost, and we cannot assure you that they will continue to be available in the future.

Federal Excise Tax Exemption

Although the regulatory program is complicated and there are other federal tax incentives for ethanol production, the most important incentive for the ethanol industry and its customers is the partial exemption from the federal motor fuels excise tax, or the “excise tax exemption.”  The excise tax exemption is provided to gasoline distributors as an incentive to blend their gasoline with ethanol. For each gallon of gasoline blended with 10% of ethanol, the distributors receive a 5.1¢ per gallon reduction from the 18.3¢ per gallon federal excise tax, which equates to a 51¢ reduction for each gallon of ethanol that they use. This exemption was recently extended through December 21, 2010 under the Volumetric Ethanol Excise Tax Credit signed into law by President Bush in October 2004.

Federal Small Producer Credit

The federal Small Ethanol Producer Credit provides an eligible ethanol producer a 10¢ per gallon tax credit for the first 15 million gallons of ethanol produced annually. Under the program, ethanol producers that qualify or their owners (for pass-through tax entities) can reduce their federal income tax liability by the amount of the annual credit, subject to limitations. However, benefit of the credit is reduced somewhat because the amount of the credit must be added to regular taxable income (but not to alternative minimum taxable income). Until recently, an eligible small ethanol producer was defined as a producer whose annual production capacity was 30 million gallons or less, which effectively precluded most newer plants from qualifying. The Energy Tax Incentives Act of 2005 increased the annual production capacity limitation from 30 million to 60 million gallons. Because our anticipated capacity is 100 million gallons annually, we do not expect to qualify as a small ethanol producer.

Ethanol Pricing

The following chart and table from our feasibility study illustrate historical ethanol pricing in Tennessee markets.

	Ethanol Average Prices
City	5 Year 1999-2003	5 Year 2000-2004	3 Year 2002-2004	1 Year 2004	Recent 52 Weeks 12/08/05
Memphis	$1.27	$1.42	$1.41	$1.74	$1.79
Nashville	$1.27	$1.42	$1.41	$1.74	$1.80

The price of ethanol tends to be volatile. Historically, ethanol prices have tended to correlate with wholesale gasoline prices, due largely to the primary use of ethanol as an additive to gasoline. Over the last couple of years, however, as ethanol production has expanded rapidly, ethanol prices have been particularly volatile and ethanol and gasoline prices have at times diverged significantly. At the same time, there is little historical correlation between ethanol and corn prices. The volatility of ethanol prices and lack of correlation with corn prices represents a significant operational risk inherent in ethanol production from corn.

Distillers Grains Industry

Distillers grains is a co-product that is produced when corn is processed into ethanol. We intend to sell the distillers grains as animal feed for beef and dairy cattle, poultry, hogs and aquaculture (catfish). We believe that distillers grains is a good source of protein, vitamins, iron, fiber and other key nutrients that are important to promoting animal growth and health. The protein content of distillers grains averages 27-30% and the fat content averages 8-9%. Distillers grains is highly digestible and can be mixed with other products to enhance the nutritional properties of the feed product. Distillers grains has a “by-pass” protein, which means it by-passes the rumen of cattle and is broken down in the small intestines for more efficient and faster utilization.

Market Overview

The amount of distillers grains produced annually in North America is expected to increase significantly as the number of ethanol plants increase. However, we believe that the demand for distillers grains may increase as the feed industry becomes more familiar with its benefits. The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents. Distillers grains contains nutrients that have important growth promoting properties for dairy and beef cattle, poultry and swine. For dairy cattle, the high digestibility and net energy content of distillers grains, as well as its high fat content, yields greater milk production as compared to other feed ingredients. For beef cattle, feedlot studies have found that the improved rumen health, energy effect of the fiber, and palatability promotes faster and more efficient growth. Beef from cattle fed with distillers grains experience less marbling and is leaner, while maintaining its tenderness.

For poultry and swine, feeding trials have found that distillers grains are a useful and economic source of protein, fat and beneficial unidentified growth and health factors. Although poultry and swine account for a small portion of the distillers grains market, we believe that with the advancement of research into the feeding rations of poultry and swine, these markets may grow.

Types of Distillers Grains

If all of the distillers grain we produced were in the form of distillers dried grains (DDG), we estimate that the ethanol plant would produce approximately 320,000 tons of distillers dried grain annually. When solubles (fine soluble fiber, fat glycerol, etc.) are added to the feed, it is called distillers dried grains with solubles (DDGS). These products are commonly dried to 10-12% moisture, which gives them a long shelf life. When solubles are added, the product has higher bulk density and stickiness and improved animal nutritional qualities, which helps to maintain a cleaner effluent stream. However, the solubles typically makes the drying process more difficult. We intend to utilize proven technology and low temperatures while drying the grain to produce a premium distillers dried grains with solubles product that may sell at a slight pricing premium.

Distillers wet grains (DWG) is distillers grains with higher moisture content than the dried grains, which allows for substantial savings from reduced drying costs. Further, distillers wet grains are often favored by dairy and beef feedlots and operations because cattle seem to prefer the moist texture. In cattle feedlots, they are usually fed in the bunker with mineral supplements, roughage, corn or other conventional feed grains. However, the wet grains typically has a shelf life of about two weeks. This provides for a much smaller market and makes the timing of its sale critical. Further, because of its moisture content, the wet grains are heavier and more difficult to handle. The customer must be close enough to justify the additional handling and shipping costs. As a result, distillers wet grains are principally sold only to local feedlots and livestock operations.

Distillers Grains Pricing

Various factors affect the price of distillers grain, including, among others, the price of corn, soybean meal and other alternative feed products, the performance or value of distillers grains in a particular feed market, and the supply and demand within the market. The following chart, based upon U.S. Department of Agriculture information as of March 2006, illustrates historical distillers grains prices for market years 1995 through 2004. As illustrated in the chart below, like other commodities, the price of distillers grains can fluctuate significantly.

Wholesale Distillers Dried Grain Prices
(Lawrenceburg, Indiana)

Sales and Marketing

We plan to hire national marketing firm(s) to sell our ethanol and distillers grain. However, because of the number of local feedlots and livestock operations, we plan to sell a portion of our distillers grains locally, either as distillers dried grains or distillers wet grains. We also intend to sell our raw carbon dioxide to a third party processor who may build a processing facility next to our ethanol plant.

Ethanol

We intend to engage ethanol marketers to market 100% of our ethanol, although we have not yet entered into any agreements with such marketers. The cost associated with this service is typically 1% of the sales price of the ethanol. We believe that this strategy not only enables us to bypass the need to develop our own internal sales organization, but also provides us access to markets that we would otherwise not be able to penetrate on our own. These marketing companies are large and have access to numerous markets because they manage large quantities of ethanol and can provide flexibility to meet varying customer needs. We believe that having a diverse customer base through these ethanol marketers will provide us better flexibility to respond to negative localized market fluctuations. However, we will seek to deliver as much product as possible to local markets, which would help minimize our freight costs.

In addition, these marketers offer a variety of services and infrastructure that would be expensive and inefficient for us to implement on our own. For example, these marketing companies also typically provide scheduling, transportation logistics, permits, invoicing, account collection and payment services. We believe it is more cost effective for us to contract for these services from our marketer rather than developing and funding in house expertise to handle these matters.

The market segments for our ethanol depends in part on the buyers and marketers we work with and their size and geographic reach. These customers vary in terms of where they distribute the ethanol and the transportation methods and costs associated with delivering the ethanol to their facilities. We believe that our ethanol will be sold into regional markets in the South and Southeast, such as Birmingham, AL, Atlanta, GA, Baton Rouge, LA, St. Louis, MO, Memphis and Nashville, TN, and Houston, TX, and into national markets. Unless rail is an option, ethanol sold in local and regional markets are typically shipped primarily by truck. Ethanol sold into national markets will be shipped via rail.

To meet the challenge of marketing ethanol to diverse market segments, we have planned for an extensive rail siding at the production facility. The use of rail will allow us to quickly move large quantities of ethanol to the markets that provide the greatest return. However, we also expect to have the ability to load and move ethanol by barge down the Mississippi River to the ports of Mobile, AL, New Orleans, LA and west to Houston, TX from an existing loading facility at Hickman, KY or from a new loading facility under construction at Cates Landing in Tiptonville, TN scheduled for completion in Summer 2008. We believe this will provide us additional cost savings. We anticipate that deliveries to the majority of the local markets within 300 miles of Obion, Tennessee will be by truck, and deliveries to more distant markets will be via rail through the Canadian National Railroad Company, which can switch cars to most of the other major railroads, allowing us to easily ship ethanol and distillers grain throughout the United States.

Distillers Grains

The market for distillers grains generally consists of local markets for distillers dried grains and distillers wet grains and national markets for distillers dried grains. In addition, the market can be segmented by geographic region and livestock industry. The bulk of the current demand is for dried distillers grain with solubles (DDGS) delivered to geographic regions without significant local corn or ethanol production. The dairy markets in California and the Southwest represent some of the largest users. Our market strategy includes shipping a substantial amount of our distillers grains as distillers dried grains to these markets by rail. The location of the ethanol plant on a railroad and close to a river port at Hickman, KY and the one under construction in Tiptonville, TN should enable us to efficiently move distillers dried grains to dairy markets in the South and Southwest. We believe that the location of our ethanol plant provides us transportation advantages over ethanol plants in the Midwest when shipping to these regions. This will allow us to capitalize on opportunities to minimize our freight costs.

We will also seek to develop the local markets for distillers grains by encouraging local livestock operations to consider their use. We believe that a potential market exists if local livestock operators become more familiar with the benefits and uses of distillers grains. Our marketing plan includes the development of promotional material to educate users on these benefits. This is of special interest to us as well as the State of Tennessee. Over the past twenty years, Tennessee has gone from an exporter of dairy products to a substantial importer. The development of local markets would help to further reduce our shipping cost and minimize drying costs since we may be able to deliver the distillers grains in the form of distillers wet grains.

We expect that most of the distillers grains that we sell will be in the form of distillers dried grains. If all of our distillers grains are marketed in the form of distillers dried grains, we expect that our ethanol plant will produce approximately 320,000 tons of distillers grains annually. We intend to employ marketers to market our distillers’ grains. We plan to hire a marketer that markets multiple types of feed. As acceptance of distillers grains grows in the feed industry, we believe we will benefit from utilizing marketers that handle several different feeds in national and international markets. Feed is typically sold based on energy value, and a marketer that handles comparative feeds can identify and move specific feed to target areas, which may help us realize better pricing.

We will also seek to market our products to regional markets. We believe that based on historic livestock figures and feeding rates, there is potential demand for distillers grains within the Delta and West Agricultural Statistics District of Tennessee. The following tables show the corn supply-demand and distillers grains consumption potential for the periods referenced for the Delta Agricultural Statistics District of Tennessee, according to our feasibility study.

CORN SUPPLY-DEMAND & DDG CONSUMPTION POTENTIAL
Tennessee, D10 DELTA

	Crop Year (Sep-Aug)
Item	95-96	96-97	97-98	98-99	99-00	00-01	01-02	02-03	03-04
	milbu	milbu	milbu	milbu	milbu	milbu	milbu	milbu	milbu
Carryin	—	—	—	—	—	—	—	—	—
Production	14	17	15	14	13	17	22	18	19
Supply	14	17	15	14	13	17	22	18	19
Carryout	—	—	—	—	—	—	—	—	—
Disappearance	14	17	15	14	13	17	22	18	19
of which
Residual Use	—	2	1	1	1	1	2	2	2
Feed Use	3	3	3	3	3	3	3	3	3
of which,
Dairy	0.1	0.1	0.1	—	—	—	—	—	—
Beef cattle	0.7	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5
Hogs	1.0	1.1	1.1	1.1	1.0	0.8	0.8	0.8	0.8
Poultry	1.1	1.1	1.3	1.2	1.2	1.2	1.2	1.3	1.3
Other	—	—	—	—	—	—	—	—	—
Exports (+) or Imports (-)
Net of Feed & Residual	11	12	10	10	9	13	18	13	15
DDG Consumption Potential
	000mt	000mt	000mt	000mt	000mt	000mt	000mt	000mt	000mt
Dairy	1	1	1	1	1	1	—	—	—
Beef cattle	10	8	8	7	7	7	7	8	8
Hogs	15	15	16	15	14	11	11	11	11
Poultry	15	16	18	17	17	17	18	18	18
Other	—	—	—	—	—	—	—	—	—
Total	41	40	43	40	39	36	36	38	38

The following tables show the corn supply-demand and distillers grains consumption potential for the periods referenced for the West Agricultural Statistics District of Tennessee, according to our feasibility study.

CORN SUPPLY-DEMAND & DDG CONSUMPTION POTENTIAL
Tennessee, D20 WEST TENNESSEE

	Crop Year (Sep-Aug)
Item	95-96	96-97	97-98	98-99	99-00	00-01	01-02	02-03	03-04
	milbu	milbu	milbu	milbu	milbu	milbu	milbu	milbu	milbu
Carryin	—	—	—	—	—	—	—	—	—
Production	27	33	28	24	23	27	32	29	30
Supply	27	33	28	24	23	27	32	29	30
Carryout	—	—	—	—	—	—	—	—	—
Disappearance	27	33	28	24	23	27	32	29	30
of which
Residual Use	1	4	3	2	2	2	3	3	3
Feed Use	9	10	10	10	9	8	8	8	8
of which,
Dairy	0.7	0.7	0.6	0.6	0.5	0.5	0.5	0.5	0.5
Beef cattle	1.8	1.6	1.6	1.5	1.5	1.5	1.5	1.6	1.6
Hogs	6.4	7.2	7.8	7.4	6.7	5.4	5.3	5.5	5.5
Poultry	0.4	0.4	0.5	0.5	0.5	0.5	0.5	0.5	0.5
Other	—	—	—	—	—	—	—	—	—
Exports (+) or Imports (-)
Net of Feed & Residual	18	20	15	13	12	17	22	18	19
DDG Consumption Potential
	000mt	000mt	000mt	000mt	000mt	000mt	000mt	000mt	000mt
Dairy	10	11	8	8	8	8	7	7	7
Beef cattle	26	23	23	21	21	21	21	23	23
Hogs	90	102	111	105	95	77	75	79	78
Poultry	6	6	7	7	7	7	7	7	7
Other	—	—	—	—	—	—	—	—	—
Total	132	142	149	141	130	112	110	115	115

Carbon Dioxide

We expect that when it is in full operation, the ethanol plant will produce approximately 270,000 tons of carbon dioxide gas annually. We intend to sell the raw carbon dioxide gas we produce direct (“over-the-fence”)  to the end processor who would build a processing facility near the ethanol plant. If we are unable to secure a third-party processor, then we will vent off all of the carbon dioxide we produce into the air.

Future Products

We anticipate that advances in enzyme processes will increase the ethanol yield realized from grain feedstock. These processes are not refined for commercial application at this time, but we anticipate adopting, if possible, technological advances as they become available. Conversations with Monsanto of St. Louis, Missouri have confirmed that Monsanto is working with increased fermentable starch corn genetics. Past successes in extractable starch, genetically modified corn, has shown marked improvements for wet mill plants such as Minnesota Corn Processors (MCP) and ADM. Research continues at Monsanto as well as application of the research in the Monsanto dry mill ethanol production simulation facility. We will continue to keep abreast of the advances in increased fermentable starch corn as well as involve their members in the production of genetically modified corn as advances are made.

The production of ethanol from biomass feedstock is also anticipated to become more economically feasible in future years. We will look for options to benefit from those advances as well. In the interim, the processes we plan to implement are considered to be the most viable for the foreseeable future.

Inputs and Procurement Plan

Corn

We anticipate that we will need to procure approximately 35 million bushels of corn per year for our ethanol plant. Our members are not obligated to deliver corn to us. We expect to purchase up to 10 million bushels per year from Obion Grain Co. under provisions of our site purchase option agreement. See “Management’s Plan of Operation—Site Option Agreement.” We expect to satisfy the remainder of our corn needs on the open market at market prices. The price and availability of corn is subject to significant fluctuation depending upon a number of factors that affect commodity prices generally. These include, among others, crop conditions, crop production, weather, government programs and export demands.

Corn Supply

For our project, we define our feedstock area as the 13-county area surrounding Obion, Tennessee. The following information regarding corn production in this area is derived from information contained in our feasibility study. Annual corn production in these counties has ranged from 48 - 71 million bushels from 1994 to 2003. If we procured all of our corn from this area, we would consume approximately 50 - 75% of this production. Although we do not plan to procure all of our corn from this area, we believe that this area will be able to provide us a significant amount of the corn we need. However, annual yields in these counties have been somewhat more volatile and less predictable than in the U.S. as a whole. Abundant yields (greater than 15% above trend) occurred in 13% of the last 40+ years through 2003. Disastrous yields (greater than 15% below trend) occurred in 23% of the last 40+ years through 2003. The following table is a summary of the corn production of the 13-county area  from 1994 to 2003.

	Year (Million bushels)
County	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003
Fulton, KY	3.0	2.5	3.6	3.0	2.9	3.0	4.8	4.8	2.8	3.5
Graves, KY	6.6	5.7	6.0	5.8	5.7	5.1	7.3	8.0	6.4	7.8
Hickman, KY	3.9	3.5	3.9	4.3	4.1	3.9	5.4	5.7	4.2	5.1
Dunklin, MO	1.6	1.2	2.9	2.4	1.8	1.8	2.0	2.1	1.8	2.8
New Madrid, MO	8.6	6.8	12.4	9.9	8.2	8.0	11.4	11.3	12.0	12.8
Pemiscot, MO	1.9	2.0	3.8	2.9	2.4	2.3	2.8	2.9	3.2	4.0
Crockett, TN	0.4	0.4	0.9	0.7	0.6	0.4	0.5	0.4	0.5	0.9
Dyer, TN	1.8	2.0	3.6	2.7	2.5	1.9	2.9	3.8	3.5	3.4
Gibson, TN	6.1	6.0	6.9	6.1	5.5	5.0	6.3	7.2	6.0	7.7
Lake, TN	1.1	1.2	2.0	1.3	1.2	1.1	2.3	2.7	1.4	1.8
Lauderdale, TN	0.8	0.9	1.7	1.8	1.5	1.2	2.3	2.9	2.0	2.2
Obion, TN	8.7	9.4	9.2	7.8	7.0	8.1	8.4	10.3	7.9	9.1
Weakley, TN	6.9	6.6	7.0	5.7	5.7	5.9	6.3	8.7	7.5	8.7
Total	51.3	48.0	63.8	54.4	49.0	47.7	62.6	70.8	59.3	69.5

Corn Prices

Corn prices are evaluated using data from delivered Memphis values, Illinois train values, local farm prices, and Midwest farm prices plus elevation and transportation.

The following table presents historical corn price information for the 13-county area surrounding Obion, Tennessee based on our feasibility study.

	Corn Average Price
	10 Year	5 Year	3 Year
County	93-94 to 02-03	98-99 to 02-03	00-01 to 02-03
Fulton, KY	$2.54	$2.21	$2.27
Graves, KY	$2.54	$2.20	$2.24
Hickman, KY	$2.49	$2.15	$2.19
Dunklin, MO	$2.47	$2.07	$2.10
New Madrid, MO	$2.48	$2.08	$2.11
Pemiscot, MO	$2.47	$2.07	$2.10
Crockett, TN	$2.53	$2.27	$2.32
Dyer, TN	$2.58	$2.32	$2.37
Gibson, TN	$2.53	$2.27	$2.32
Lake, TN	$2.58	$2.32	$2.37
Lauderdale, TN	$2.56	$2.30	$2.35
Obion, TN	$2.56	$2.30	$2.35
Weakley, TN	$2.55	$2.29	$2.34
Average	$2.53	$2.22	$2.26

Corn costs could be slightly higher if we must procure corn from the north. The following table shows that corn prices may be higher if the corn is originated from points north of the 13-county area based on our feasibility study.

	Average Prices
	10 Year	5 Year	3 Year
	93-94 to 02-03	98-99 to 02-03	00-01 to 02-03
Memphis, TN	$2.58	$2.15	$2.21
Illinois Trains	$2.56	$2.15	$2.22
Fulton County, KY	$2.54	$2.21	$2.27
Average Farm Price
Illinois State	$2.42	$2.05	$2.10
Champaign County, IL (Thomasboro)	$2.43	$2.26	$2.11
Kankakee County, IL (Indian Oaks)	$2.39	$2.02	$2.08
Average Illinois	$2.41	$2.04	$2.10
Elevation (Est.)	$0.08	$0.08	$0.08
Transportation (Est.)	$0.13	$0.13	$0.13
Delivered Price	$2.62	$2.25	$2.31

Further, the increased demand for corn from our ethanol plant in the above 13-county area may increase the price of corn. Based on our feasibility study, we believe that our ethanol plant will raise basis by approximately $0.09 per bushel.

Using the historical average from the surrounding area, Midwest corn costs and the estimated basis impact from the ethanol plant, we estimate based on our feasibility study that corn costs for the plant would be approximately $2.62 per bushel. However, the price of corn is volatile and is affected by numerous factors, such as weather, growing conditions, demand and government programs, and our corn costs could be significantly higher (or lower) than what we estimate. Because there appears to be little correlation between the price of ethanol and the price of corn, any significant increase in the price of corn would adversely affect our profitability and financial condition.

Corn Procurement Plan

We estimate that we will require approximately 35 million bushels of corn annually to produce 100 million gallons of ethanol. Because of our location near the Mississippi River, we believe that we will be able to capitalize on a number of delivery options, thus ensuring long-term availability of the required feedstock at costs that are competitive with other competing ethanol production facilities. Feedstock access will balance:

•       Truck delivery from regional sources in northwest Tennessee and western Kentucky;

•       Barge delivery from low basis locations in the Midwest (i.e. Illinois, Iowa, and Minnesota); and

•       Rail delivery from the same low basis locations in the Midwest, when barge delivery is not available.

With rail and barge deliveries, we can access a relatively large supply of corn from lower basis locations without substantial increases to transportation costs. Accordingly, we plan to source a substantial amount of our corn from the Midwest, which has a lower basis. We believe the key to our competitive advantage in grain procurement will be the relatively low cost of barge transportation. Accordingly, we intend to use barge service as much as possible, but will still be in a position to use rail access and local production as alternatives. We also plan to procure corn via truck deliveries from local regions in Tennessee and Kentucky, which will be limited by the size of local corn production. This corn can be stored and utilized to supplement lower cost barge deliveries as needed when the river freezes.

Hedging and Risk Management

In order to ensure a constant supply of corn at a predictable price, we will assemble a risk management team to assist with our procurement needs. To the extent possible, we intend to implement a hedging strategy for the various commodities that are inputs to and outputs from the ethanol plant. We intend to base our risk management programs on gross processing margins, as opposed to focusing individually on ethanol, dried distillers gains or corn. The team’s objective is to manage risk as opposed to trading and forecasting commodity prices. Hedging is a means of protecting the price that we will buy or sell a commodity in the future. In a hedging transaction for corn, we will purchase futures contracts that lock in the amount and price of corn that we will purchase at a future date. Whether our hedging activities are successful depends upon, among other things, the cost of corn and our ability to sell sufficient amounts of ethanol and distillers grains to utilize all of the corn subject to the futures contracts. Although we will attempt to link hedging activities to sales plans and pricing activities, hedging activities can result in significant costs, especially if we cannot use all of the corn subject to our futures contracts. We intend to hire a nationally recognized leader in commodities procurement and hedging for the purpose of accessing the required feedstocks and other facility inputs and outputs.

We intend to acquire or build sufficient storage to allow for 21 days or more of storage. This will help support our ongoing hedging activities, as well as enable us to purchase large quantities of corn from local production at harvest. This plan is intended to support local agriculture, and help us control transportation costs by taking fewer and larger shipments of corn. We believe this is particularly important during winter months when barge service is not available and we must transport corn via rail, which is often more expensive that barge service.

Utilities

The production of ethanol is a very energy intensive process that requires significant and uninterrupted amounts of electricity and natural gas. We currently have no agreements for the electricity or gas that we need to operate the ethanol plant. If there is any interruption in our supply of energy, such as supply, delivery or mechanical problems, we may have to halt production. Halting production for any extended period of time will harm our business.

Natural Gas

We plan to satisfy our natural gas requirements by arranging construction of a natural gas pipeline to our site. We have entered into a service agreement with Trunkline Gas Company, LLC (a division of Panhandle Energy) to construct the necessary infrastructure and deliver natural gas required by us for a ten-year period beginning May 2008.

We will also need to secure a natural gas provider to supply us with the natural gas required for our plant operations. As illustrated in the chart below from our feasibility study, natural gas prices have increased significantly over the last few years and therefore have had a much greater impact on the cost of producing ethanol, with prices in Tennessee comparable to other major ethanol-producing states. Average price over the three years ended January 2004 in Tennessee was $5.91/mcf. The price of natural gas, like any commodity, could fluctuate and increase significantly.

Electricity

Gibson Electric Membership Corporation, the local electric cooperative, has indicated that they will supply us with the electricity we need for the ethanol plant and to provide us with certain necessary electrical infrastructures. However, we have not entered into any contract with Gibson Electric for these services. As illustrated in the chart below from our feasibility study, electricity prices in Tennessee have been comparable to other cornbelt states. Average prices in Tennessee over both the three year and 10 year periods ended January 2004 was approximately $0.042 per kilowatt-hour. As of December 2005, the Department of Energy’s forecasts for U.S. electricity call for industrial prices to remain relatively flat at between $0.051/Kwh and $0.060/Kwh over the next 10 years. However, the price of electricity, like any commodity, could fluctuate and increase significantly.

Denaturant

Wholesale gasoline will be mixed into the ethanol and used as a denaturant in the ethanol process. Historical Tennessee dealer tankwagon and rack gasoline prices are shown in the following chart from our feasibility study. Each tank of ethanol that we produce will contain a 5% gasoline blend.

Other Inputs

Other inputs to the production process include chemicals, yeast, enzymes and water. In total these inputs account for approximately 6% of total input costs. Of these, chemicals and enzymes are the largest components. We have entered into a three-year utility usage agreement for water and sewer services with the Town of Obion. Under this agreement, we will obtain water at a cost of $0.55 per 1,000 gallons used, and pay another $0.55 per 1,000 gallons of sewer run-off produced.

Transportation and Delivery

We expect that the ethanol plant will have facilities to receive corn by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. We currently have no agreement with any service provider to provide us with the transportation and delivery services that we will need. We intend to negotiate with rail and truck service providers to provide us these services before we begin construction of the ethanol plant. We may look to third-party logistics consultants to assist us with our transportation needs. We have retained Antioch International, Inc. to assist us with the design of our rail system. Our financing plan and our estimated project cost includes significant amounts for railroad improvements to our site.

Ethanol Competition

We expect to be in direct competition with producers of ethanol and other alternative fuel additives. Many of these producers have significantly greater resources than we do. We also expect the number of competitors to increase. The development of other ethanol plants, particularly those in close proximity to our ethanol plant, will increase the supply of ethanol and may result in lower local ethanol prices. Ethanol plants in close proximity will also compete with us for, among other things, corn and personnel.

We will be in direct competition with numerous other ethanol plants that produce the same products that we do. We plan to compete with other ethanol producers on the basis of price and delivery service. Our proposed ethanol plant is expected to produce approximately 100 million gallons of ethanol annually. We believe that this volume will give us certain procurement and production efficiencies over smaller competitors. We believe that we will be able, if necessary, to sell some or all of our products at lower prices because of efficiencies arising from the ethanol plant and our anticipated production volume, and our transportation advantages through barge service.

We expect to be in direct competition with other ethanol producers in close proximity to our proposed ethanol plant. These competitors will compete with us for, among other things, corn and personnel. Because of their close proximity, these competitors may also be more likely to sell to the same markets that we intend to target for our ethanol and distillers grains.

As of December 2006, according to the Renewable Fuels Association, 108 U.S. ethanol plants have the capacity to produce approximately 5.2 billion gallons of ethanol annually, with another 62 plants under construction or expansion expected to add approximately 4.4 billion more gallons of annual productive capacity. A majority of the ethanol plants are located in the Midwest, in the corn-producing states of Illinois, Iowa, Minnesota, Nebraska and South Dakota. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland Company, Aventine Renewable Energy, Inc., Cargill, Inc., Hawkeye Renewables, LLC, New Energy Corp., US BioEnergy Corporation and VeraSun Energy Corporation.

The following table identifies U.S. ethanol producers and their current and anticipated production capacities as of December 2006 according to the Renewable Fuels Association. Projects still in the development stage are not included in the table.

U.S. Fuel Ethanol Production Capacity
million gallons per year (mgy)

Company	Location	Feedstock	Current Capacity (mgy)	Under Construction/ Expansion (mgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE			88
Aberdeen Energy*	Mina, SD	Corn		100
Absolute Energy, LLC*	St. Ansgar, IA	Corn		100
ACE Ethanol, LLC	Stanley, WI	Corn	41
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn		100
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a. EXOL*	Albert Lea, MN	Corn	40	8
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	35	15
Amaizing Energy, LLC*	Denison, IA	Corn	40
Archer Daniels Midland	Decatur, IL	Corn	1,070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
ASAlliances Biofuels, LLC	Albion, NE	Corn		100
	Linden, IN	Corn		100
	Bloomingburg, OH	Corn		100
Aventine Renewable Energy, LLC	Pekin, IL	Corn	100	57
	Aurora, NE	Corn	50
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	52
Blue Flint Ethanol	Underwood, ND	Corn		50
Broin Enterprises, Inc.*	Scotland, SD	Corn	1
Bushmills Ethanol, Inc.*	Atwater, MN	Corn	40
Cardinal Ethanol	Harrisville, IN	Corn		100
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Cascade Grain	Clatskanie, OR	Corn		108
Center Ethanol Company	Sauget, IL	Corn		54
Central Indiana Ethanol, LLC	Marion, IN	Corn	40
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	33
Conestoga Energy Partners	Garden City, KS	Corn/milo		55
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn	40
Corn Plus, LLP*	Winnebago, MN	Corn	44

Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC	Morris, MN	Corn	21.5
E3 Biofuels	Mead, NE	Corn		24
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	32
Frontier Ethanol, LLC	Gowrie, IA	Corn	60
Front Range Energy, LLC	Windsor, CO	Corn	40
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50
Global Ethanol/Midwest Grain Processors	Lakota, IA	Corn	95
	Riga, MI	Corn		57
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy, LLC*	Mason City, IA	Corn	60	50
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC*	Granite Falls, MN	Corn	52
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Green Plains Renewable Energy	Shenandoah, IA	Corn		50
	Superior, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	105
	Fairbank, IA	Corn	115
Heartland Corn Products*	Winthrop, MN	Corn	35
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Holt County Ethanol	O’Neill, NE	Corn		100
Horizon Ethanol, LLC	Jewell, IA	Corn	60
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Illinois River Energy, LLC	Rochelle, IL	Corn		50
Indiana Bio-Energy	Bluffton, IN	Corn		101
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	50
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn		40
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O’Lakes*	Melrose, MN	Cheese whey	2.6
Levelland/Hockley County Ethanol, LLC	Levelland, TX	Corn		40
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn	50
Liquid Resources of Ohio	Medina, OH	Waste beverage	3
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Merrick & Company	Golden, CO	Waste beer	3
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid America Agri Products/Wheatland	Madrid, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	25
Millenium Ethanol	Marion, SD	Corn		100
Minnesota Energy*	Buffalo Lake, MN	Corn	18
Missouri Ethanol	Laddonia, MO	Corn	45

Missouri Valley Renewable Energy, LLC	Meckling, SD	Corn		60
NEDAK Ethanol	Atkinson, NE	Corn		44
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Biofuels	Volney, NY	Corn		114
Northeast Missouri Grain, LLC*	Macon, MO	Corn	45
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC	Lake Crystal, MN	Corn	52
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55
Pacific Ethanol	Madera, CA	Corn	35
Panda Energy	Hereford, TX	Corn/milo		100
Panhandle Energies of Dumas, LP	Dumas, TX	Corn/Grain/Sorghum		30
Parallel Products	Louisville, KY	Beverage waste	5.4
	R. Cucamonga, CA
Patriot Renewable Fuels, LLC	Annawan, IL	Corn		100
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pinal Energy, LLC	Maricopa, AZ	Corn		55
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Pinnacle Ethanol, LLC	Corning, IA	Corn		60
Prairie Ethanol, LLC	Loomis, SD	Corn		60
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn	40
Premier Ethanol	Portland, IN	Corn		60
Pro-Corn, LLC*	Preston, MN	Corn	42
Quad-County Corn Processors*	Galva, IA	Corn	27
Red Trail Energy, LLC	Richardton, ND	Corn		50
Redfield Energy, LLC*	Redfield, SD	Corn		50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Renew Energy	Jefferson Junction, WI	Corn		130
Renova Energy	Torrington, WY	Corn	5
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	25	10
Siouxland Ethanol, LLC	Jackson, NE	Corn		50
Sioux River Ethanol, LLC*	Hudson, SD	Corn	50
Southwest Iowa Renewable Energy, LLC*	Council Bluffs, IA	Corn		110
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Summit Ethanol	Leipsic, OH	Corn		60
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67	38
	Ft. Dodge, IA	Corn		105
The Andersons Albion Ethanol LLC	Albion, MI	Corn	55
The Andersons Clymers Ethanol, LLC	Clymers, IN	Corn		110
The Andersons Marathon Ethanol, LLC	Greenville, OH	Corn		110
Trenton Agri Products, LLC	Trenton, NE	Corn	40
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US Bio Albert City	Albert City, IA	Corn		100
US Bio Woodbury	Woodbury, MI	Corn	45
US Bio Hankinson	Hankinson, ND	Corn		100
US Bio Ord	Ord, NE			50
US Bio Platte Valley	Central City, NE		100
US Bio Dyersville	Dyersville, IA			100

U. S. Energy Partners, LLC (White Energy)	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48
VeraSun Energy Corporation	Aurora, SD	Corn	230	330
	Charles City, IA	Corn
	Ft. Dodge, IA	Corn
	Welcome, MN	Corn
	Hartley, IA	Corn
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	52
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn	40
White Energy	Hereford, TX	Corn/milo		100
Wind Gap Farms	Baconton, GA	Brewery waste	0.4	38
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5	35
Yuma Ethanol	Yuma, CO	Corn		40
Total Current Capacity			5,161.4
Total Under Construction/Expansion				4,367.0
Total Capacity			9,528.4

*                    locally-owned

We expect to be in direct competition with other ethanol producers in close proximity to our proposed ethanol plant. These competitors will compete with us for, among other things, corn and personnel. Because of their close proximity, these competitors may also be more likely to sell to the same markets that we intend to target for our ethanol and distillers grains.

We may also compete with ethanol that is produced or processed in certain countries in Central America and the Caribbean region, Brazil and other countries. Ethanol produced in the Caribbean basin and Central America may be imported into the United States at low tariff rates or free of tariffs under the Caribbean Basin Initiative and the Dominican Republic—Central America—United States Free Trade Agreement. According to the Renewable Fuels Association, Brazil produced approximately 4.2 billion gallons of ethanol in 2005. Although tariffs presently impede large imports of Brazilian ethanol into the United States, low production costs, other market factors or tariff reductions could make ethanol imports from various countries a major competitive factor in the U.S.

Alternative Fuel Additives

Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by various ethanol and oil companies that have far greater resources than we do. New products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages over us and harm our business.

The development of ethers intended for use as oxygenates is also continuing. Methyl tertiary butyl ether, or “MTBE,” is a petrochemical produced by combining isobutylene (a product of the refining industry) with methanol. We expect to compete with producers of MTBE, which costs less to produce than ethanol. MTBE is an oxygenate commonly used in fuels for compliance with the federal Clean Air Act. Many major oil companies produce MTBE. These companies have significant resources to market MTBE and to influence legislation and public perception of MTBE. These companies also have sufficient resources to begin production of ethanol should they choose to do so.

However, MTBE has been linked to groundwater contamination at various locations in the United States. Many states have enacted legislation prohibiting the sale of gasoline containing certain levels of MTBE or are phasing out the use of MTBE.

Ethyl tertiary butyl ether, or “ETBE,” is produced by combining isobutylene with ethanol. ETBE’s advantages over ethanol as a fuel blend include its low affinity for water and low vapor pressure. Because petroleum pipelines and storage tanks contain water in various amounts, ETBE’s low affinity for water allows it to be distributed through existing pipeline systems. This is not possible for ethanol, which must be shipped via transport trucks or rail cars.

MANAGEMENT

Our Board of Governors manages our business and affairs. Currently, our initial Board of Governors consists of eight governors. Following the breaking of escrow and completion of the sale of units in this offering, the number of governors will be set at 11. A majority of these governors are expected to be subject to appointment by members owning a majority of our outstanding units or otherwise owning blocks of 3,000,000 units or more. The remaining seats on the board that are not subject to a right of appointment will be subject to election by the remaining members. However, in order to preserve continuity of governance and harmonious transition from the initial Board, the initial Board will designate from among themselves the governors to serve in the elected seats following the breaking of escrow. The terms of these designated governors to the elected seats will be staggered such that, beginning in 2009, our members will elect one-third (or as nearly as possible) of the non-appointed members of the Board of Governors annually. Please see “Description of Capital Units and Operating Agreement—Management” for more information regarding the Board of Governors and our management.

The names, ages, addresses and certain biographical information regarding our current governors and executive officers are set forth below.

Name	Age	Position	Address
James Baxter Sanders	76	Governor, Board President	1034 Troy Hickman Road
			Troy, TN 38260
James K. Patterson	57	Governor, Chief Executive Officer,	308 Windemere Woods Drive
		Chief Financial Officer	Nashville, TN 37215
Flavius Allen Barker	75	Governor, Board Vice President	70 Glenn Barker Road
			Dunlap, TN 37327
Michael D. Miller	58	Governor, Board Treasurer	516 North 7th Street
			Obion, TN 38240
James L. Byford, Ph.D.	63	Governor, Board Secretary	1992 Ralston Road
			Martin, TN 38237
William H. Latimer, III	68	Governor	201 West Main Street, Suite E
			Union City, TN 38261
Phillip E. Pinion	54	Governor	Highway 51
			Troy, TN 38260
Tom W. Wade, Jr.	72	Governor	P.O. Box 265
			Kenton, TN 38233
Gary L. West	50	Chief Operating Officer	200 Todd Street
			Martin, TN 38237

Biographies

James Baxter Sanders.   Mr. James Baxter Sanders has served on the Board of Governors since January 2005. He was one of the founding members of Obion Grain Co., Inc. and has served as its President for over ten years. Obion Grain is involved in grain, seed, chemical, fertilizer, custom application, production agriculture, land management and crop insurance. Mr. Sanders has also served as President of Dyersburg Elevator Company, Inc. for over ten years. Mr. Sanders has owned and operated a farming business in Tennessee for 45 years. His experience also includes three years of military service, teaching Vocational Agriculture and serving as principal of Troy High School. Mr. Sanders is a graduate of the University of Tennessee, where he holds a Bachelor of Science degree in Vocational Agriculture.

James K. Patterson.   Mr. James K. Patterson, through contract with The Patterson Group, LLC, has provided us organizational, administrative and financial consulting services since February 2005, and has served as our Chief Financial Officer since May 2005 and as our Chief Executive Officer since July 2005. Mr. Patterson is the founder of The Patterson Group, a consulting firm that he formed to provide organizational, administrative and financial consulting services, and has served as its President since October 2003. He has also served as President of The Woods Group, LLC since January 2000. The Woods Group is a merchant banking firm specializing in mergers and acquisitions, corporate finance and strategic planning. Mr. Patterson’s experience also includes over 25 years of experience in senior management positions in both public and privately owned companies, including approximately 15 years of banking experience in which he has served as Chief Executive Officer, a member of the Board of Directors and a member of the executive committee, the loan committee and the investment committee of various banks in Tennessee. He also has extensive experience in the data protection services industry, having served for 11 years on the Board of the industry’s national and international trade associations. During this time, he also served as one of four Regional Vice Presidents in the United States for the Data Protection Services division of Iron Mountain, Inc., a large information management company, and as a key member of Iron Mountain’s mergers and acquisitions team. Mr. Patterson is a graduate of Middle Tennessee State University, where he holds a Bachelor of Science degree in Finance and Administration. He is also a graduate of the Tennessee Banker’s School at Vanderbilt University and the Graduate School of Banking of the South at Louisiana State University.

Flavius Allen Barker.   Mr. Flavius Allen Barker has served on the Board of Governors since June 2005. He was President of the Tennessee Bureau Federation from January 2000 until December 2005. In addition, he serves on the American Farm Bureau Federation Board of Directors, the Board of the Farm Bureau Bank, the Board of Citizens Bank of Dunlap, Tennessee, and on the Tennessee Board of Education. He has served as an active and currently an honorary board member of the First Farmers and Merchants National Bank in Columbia, Tennessee. Mr. Barker has farmed all his life. He and his brother run a 900 acre farming operation in Sequatchie County producing beef cattle, hogs, and laying hens as the primary commodities along with corn, wheat, oats and hay. He has been involved in the Farm Bureau leadership role for 33 years. As Tennessee Bureau Federation President, he has led two agriculture trade missions to Cuba, participated in the Seattle World Trade Conference Talks and served in several key committee assignments as a part of his American Farm Bureau Federation Board duties. He has served on the Governor’s Council on Agriculture and Forestry, the USDA National Grasslands Council, President of the Chattanooga Farm Credit Services Board, the Sequatchie County Coop Board of Directors, the Sequatchie County Soil Conservation Committee and the University of Tennessee County Extension Committee.

Michael D. Miller.   Mr. Michael D. Miller has served on the Board of Governors since January 2005. He serves as the General Manager and Secretary of Obion Grain and Dyersburg Elevator, positions he has held for 30 years. Mr. Miller has served as Vice-President and President of the Tennessee Grain and Feed Association, Vice-President and President of the Tennessee Crop Improvement Association and Vice-President and President of the Tennessee Foundation Seeds. Mr. Miller has served on the vestry of St. James Episcopal Church in Union City, Tennessee since 1990 and on the board of Southern Lease Management and Mississippi Valley Ag since June 2002. He is a graduate of the University of Tennessee, Martin, where he holds a Bachelor of Science degree in Agriculture. He also holds a Master of Science degree in Education from the University of Tennessee, Martin.

James L. Byford, Ph.D.   Mr. James L. Byford has served on the Board of Governors since our inception. He is Dean of the College of Agriculture and Applied Sciences at the University of Tennessee, Martin, a position he has held since October 1987. Mr. Byford has earned numerous awards and honors, including, most recently, the 2004 Lifetime Conservation Achievement Award from the Tennessee Department of Environment and Conservation and the 2004 Tennessee VIP Award from the Future Farmers of America (FFA). He also serves on numerous industry-related boards, including the Tennessee Council of Cooperatives, University of Tennessee Press Editorial Board, the MeadWestvaco Forest Industries Advisory Board, and the West Tennessee River Basin Authority Board. Mr. Byford has authored several publications and research papers on wildlife, forestry and conservation. He is a graduate of the University of Tennessee, Martin, where he holds a Bachelor of Science degree in General Agriculture. He also holds a Ph.D. from Auburn University in Wildlife, Forestry and Fisheries.

William H. Latimer, III.   Mr. William H. Latimer, III has served on our Board of Governors since January 2005. He is the principal of Bill Latimer Investments, Inc., a investment company specializing in commodities trading, a position he has held for 20 years. He is a director of Obion Grain and Dyersburg Elevator. He is also a Trustee of Blue Cross Blue Shield of Tennessee, a position he has held for the past 25 years. Mr. Latimer has also served as Chairman of Administrative Board of the First United Methodist Church of Union City, Tennessee. He has also served as a member of the Union City School Board, to which he was elected to serve three four-year terms. Mr. Latimer is a former First Lieutenant with the United States Army and a graduate of the University of Tennessee, where he holds a Bachelor of Science degree in Industrial Engineering.

Phillip E. Pinion.   Mr. Phillip E. Pinion has served on the Board of Governors since our inception. Mr. Pinion is General Manager and Treasurer of Homestead 2000, Inc., a position he has held since 1999. Homestead 2000 engages in land development and sale of manufactured housing. Mr. Pinion also has owned and operated Pinion Food Company, a wholesale food distributor, for 30 years. Currently, Mr. Pinion is finishing his 8th term in the Tennessee House of Representatives and will be running for re-election. Mr. Pinion has been serving in the Tennessee House of Representatives since November 1986. He represents the 77th District, which includes Obion, Lake and parts of Dyer Counties. He is Chairman of the House Transportation Committee. Mr. Pinoin is also a member of the House Finance, Ways and Means Committee, House Calendar and Rules Committee, House Public Transportation & Highways Subcommittee, Joint Business Tax Committee and Joint Oversight Committee on Corrections. He was honored as the 1992 Legislator of the Year by the National Association of the Self-Employed, 1996 Legislator of the Year by the Tennessee Development Association and was the 1996 Pride of Obion County award recipient.  He is a graduate of the University of Tennessee, Martin.

Tom W. Wade, Jr.   Mr. Tom W. Wade, Jr. has served on the Board of Governors since January 2005. He has owned and operated Kenton Grain Company, Wade Gin Company, Dyer Grain Company and Como Grain and Feed Company for over 30 years. He has also been a principal owner of Humboldt Gin and Warehouse Company and Yorkville Gin Company since 1999. Mr. Wade has owned and operated a strawberry farming business in Kenton, Tennessee for the last 45 years. Mr. Wade’s other experiences include serving as President of the Tennessee Ginners Association, Charter President of the Tennessee Grain & Feed Association and President of the University of Tennessee National Alumni Association, the Pi Kappa Alpha Educational Foundation and the Obion County Industrial Board. Mr. Wade has also served as Chairman of the Board of First State Bank and Chairman of the Executive Committee of Community First Bancshares, the parent company of First State Bank. He also served as Chairman of the Tennessee delegation to the National Cotton Council and was a member of the Tennessee Council on Agriculture and Forestry and the Tennessee Board for Economic Growth. Mr. Wade has been the Vice-Chairman of the Gibson County Railroad Authority since March 1984. Mr. Wade is a graduate of the University of Tennessee, Knoxville.

Gary L. West.   Mr. Gary L. West has served as our Chief Operating Officer since May 2005, previously serving as our Chief Financial Officer since our inception. Mr. West has held various positions in agricultural and livestock industries for over 20 years. Prior to enrolling full-time in a Master’s degree in Business program from January 2003 to May 2004, Mr. West worked for InterGlobal Waste Management, Inc. as a corporate sales manager for Aquaculture Industry Pond Monitoring Systems from October 2000 until November 2002, developing marketing plans and budgets and acting as liaison between product development and farmers. Mr. West is a graduate of Mississippi State University, where he holds a Bachelor of Science degree in Agricultural Engineering, Technology and Business. He also holds a Master’s degree in Business from the University of Tennessee, Martin.

VBV LLC

Following effectiveness of a post-effective amendment to our registration statement with respect to this offering, we anticipate receiving a subscription for a minimum of 20,002,500 units ($40,005,000) in this offering for investment purposes pursuant to an investment terms agreement with Virgin Group Holdings Limited and Bioverda Limited entered into as of October 9, 2006, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate. Under the agreement, the subscription would be made by VBV LLC, a Delaware limited liability company with its principal office in the State of New York. VBV’s primary business is to invest in ethanol plants. VBV is presently owned by an affiliate of Virgin and may, at the time of the subscription, be controlled and majority-owned jointly by Virgin and Bioverda or their affiliates.

VBV is presently wholly-owned by Virgin Entertainment Holding Inc., a Delaware corporation, which itself is wholly-owned by Virgin Entertainment Global Limited. Virgin Entertainment Holding is also the parent of Virgin Entertainment Group, Inc., which is engaged in the retail sale of prerecorded audio, video and ancillary products.

Bioverda is a 100% wholly owned subsidiary of NTR plc, both companies being registered and incorporated in Ireland.  Bioverda was established to develop, own and operate sustainable bio-energy businesses focussing on the following sectors: methane (landfill gas and coal mine methane), biogas (large scale anaerobic digestion) and biofuels (biodiesel and bioethanol).

NTR is a leading Irish private sector developer and operator of public infrastructure with businesses including toll road operations, Greenstar (a fully integrated waste management company operating in Ireland and the UK), Celtic Anglian Water (a water services company), Irish Broadband (telecommunications) and Airtricity (Europe’s largest independent wind farm developer). NTR’s shares are traded over the counter on a “grey market” basis in Dublin.

Board Compensation and Compensation for Services as Officers

Members of our Board of Governors receive a per diem of $150 per half day and $300 per full day for attending meetings and carrying out duties on our behalf. They have not received, and will not receive, any compensation for their services in connection with any offering of securities or any commissions based, directly or indirectly, upon the sale of the units. Mr. Byford will not receive any per diems for serving on our Board of Governors while he is employed by the public education system in the State of Tennessee. In addition, Board members such as Mr. Patterson who are compensated for providing day-to-day services do not receive per diem payments for serving on the Board. Members of our Board are also reimbursed for reasonable expenses incurred in carrying out their duties as governors, including mileage reimbursement for travel to duly held meetings.

We compensate Mr. Patterson for his services as our Chief Executive Officer and Chief Financial Officer as described under “Management’s Plan of Operation—Development Services Providers—The

Patterson Group, LLC.” We compensate Mr. West for his services to us at an annual salary of $60,000, payable in accordance with our payroll practices.

We also granted options to our governors and Mr. West to purchase up to 55,884 units each (for a total of 502,956 units) at an exercise price of approximately $0.45 per unit. The options are subject to forfeiture if the holder does not continuously serve as a governor or officer up through closing on our project financing. The options will vest at closing on project financing and remain exercisable for a period of five years thereafter. Further, in consideration of their individual $125,000 personal guarantees of our $1,000,000 unsecured line of credit, we granted options to our governors, Messrs. Sanders, Patterson, Barker, Miller, Byford, Latimer, Pinion and Wade, to purchase up to 279,419 units each (for a total of 2,235,352 units), at an exercise price of approximately $0.45 per unit. These options vested immediately and remain exercisable for a period of five years after closing on project financing. These options are not subject to forfeiture. We may grant additional options to our governors and officers in the future.

The following table shows, for the fiscal year ended December 31, 2005, the compensation paid by us to James K. Patterson, our Chief Executive Officer since July 2005, and Alvin D. Escue, our Chief Executive Officer from inception until July 2005. None of our other executive officers had total annual salary and bonus in excess of $100,000 for the fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary		Other Annual Compensation		Long-Term Compensation—Units Underlying Options
James K. Patterson	2005	$65,900	(1)	$100,000	(2)	55,884	(3)
Chief Executive Officer (current)
Alvin D. Escue	2005	$25,000		—		—
Chief Executive Officer (former)

(1)          Mr. Patterson was not employed by us during the fiscal year, instead providing services to us under a management consulting agreement.

(2)          Represents 223,535 units issued to Mr. Patterson, valued at $100,000 at date of issuance.

(3)          Excludes 279,419 units issued to Mr. Patterson in connection with his personal guarantee of a portion of our unsecured line of credit.

The following table contains information concerning grants of options to James K. Patterson, the only individual named in the summary compensation table to whom options were granted during the fiscal year ended December 31, 2005.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Unit)	Expiration Date
James K. Patterson	335,303	*	$0.45	5 years after closing
				on project financing

*                    Of the options granted during the fiscal year, only one option to purchase up to 55,884 units was granted to an employee. This does not include the units subject to options granted to Mr. Patterson, because he was not employed by us during the fiscal year, instead providing services to us under a management consulting agreement.

UNIT OWNERSHIP OF MANAGEMENT AND CERTAIN MEMBERS

The following table presents information concerning the beneficial ownership of our units as of the date of this prospectus for each person known to us to beneficially own more than 5% of our outstanding units, each of our governors, each of our executive officers, and all governors and executive officers as a group.

We currently have 4,261,692 units outstanding and we have granted options to purchase up to a total of 2,738,308 additional units, for a total of 7,000,000 units on a fully-diluted basis. All unit and per unit amounts discussed or presented in this section and elsewhere in this prospectus reflect a 2.23535-to-1.0 split of our capital units and options to acquire capital units outstanding as of March 15, 2006.

The beneficial ownership percentages are based on 4,261,692 units issued and outstanding prior to this offering. The post-offering beneficial ownership percentages assume that we break escrow in this offering and issue, in the minimum case, the minimum 25,000,000 units offered and, in the maximum case, the maximum 31,175,000 units offered. The 1,250,000 units issuable upon closing on our prior escrow offering are also counted for purposes of the post-offering information, because that closing will occur and the units will issue subject to substantially the same conditions as for breaking escrow in this offering.

In determining the number of units beneficially owned by an individual or entity and the percentage ownership of that individual or entity, units underlying options beneficially owned by that individual or entity are also deemed outstanding. These units are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. We also expect to issue 575,000 units (valued at $2.00 per unit) to Obion Grain Co., Inc. upon our exercise of our site purchase option prior to or shortly after completion of this offering, which units are not deemed outstanding for purposes of the table except as otherwise indicated.

Except as otherwise indicated, we have assumed that none of the sales in this offering are to individuals or entities listed in the table, although they are permitted to subscribe for units in the offering. Unless otherwise indicated and subject to community property laws where applicable, each unit holder named in the table below has sole voting and investment power with respect to the units shown opposite such unit holder’s name.

	Units Beneficially Owned		Units Beneficially Owned After Offering
	Prior to Offering			Percent
Name	Number	Percent	Number	Minimum	Maximum
James Baxter Sanders(1),(2),(3)	950,024	20.9%	2,180,908	7.1%	5.9%
James K. Patterson(1),(2)	502,954	11.1	558,838	1.8	1.5
Flavius Allen Barker(1),(2)	279,419	6.2	335,303	1.1	*
Michael D. Miller(1),(2),(3),(4)	860,610	19.0	2,156,494	7.0	5.8
James L. Byford, Ph.D.(1),(2)	448,188	9.9	504,072	1.6	1.4
William H. Latimer, III(1),(2),(3),(4)	726,489	16.0	4,957,373	16.1	13.4
Phillip E. Pinion(1),(2)	336,420	7.4	392,304	1.3	1.1
Tom W. Wade, Jr.(1),(2),(4)	502,954	11.1	2,058,838	6.7	5.6
Gary L. West(2),(4)	34,648	*	103,032	*	*
Obion Grain Co., Inc.(4),(5)	223,535	5.2	1,398,535	4.6	3.8
Fagen Energy, Inc.(6)	1,341,210	31.5	2,591,210	8.5	7.1
Ethanol Capital Management, LLC	558,837	13.1	558,837	1.8	1.5
Dyersburg Elevator Company, Inc.	223,535	5.2	223,535	*	*
VBV LLC(7)	—	—	21,441,500	70.3	58.4
All executive officers and governors as a group(9 persons)(1),(2),(3)	3,747,566	57.7	9,403,022	28.3	23.9

*                    Less than 1%.

(1)          In consideration of their individual $125,000 personal guarantees of our $1 million unsecured line of credit, we granted options to our governors to purchase up to 279,419 units each (for a total of 2,235,352 units), at an exercise price of approximately $0.45 per unit. The options vested immediately and the underlying units are therefore counted for purposes of the information presented on both a pre-offering and post-offering basis.

(2)          We have granted options to our governors and Mr. West to purchase up to 55,884 units each (for a total of 502,956 units) at an exercise price of approximately $0.45 per unit. The options are subject to forfeiture if the governor or officer does not continuously serve as a governor or officer up through closing on our project financing. Because the options will vest at the same time as units subscribed for in this offering (i.e., the breaking of escrow), the underlying units are counted for purposes of the information presented on a post-offering basis only.

(3)          Includes (a) 223,535 units held by Obion Grain Co., Inc., (b) 223,535 units held by Dyersburg Elevator Company, Inc., and (c) on a post-offering basis only, 600,000 units subscribed for in this offering by Obion Grain Co. and 575,000 units expected to be issued to Obion Grain Co. upon our exercise of our site purchase option prior to or shortly after the completion of this offering. Mr. Sanders, Mr. Miller and Mr. Latimer hold 8.1%, 6.0% and 36.0%, respectively, of the outstanding shares of common stock of each of Obion Grain Co. and Dyersburg Elevator Company. Each of these individuals also serves as a director of each of these entities, and Mr. Sanders and Mr. Miller both also serve as officers of each of these entities.

(4)          Includes, on a post-offering basis only, units expected to be issued in connection with subscriptions already received in this offering from the following persons for the number of units shown opposite their respective names:

Name	Units Subscribed
Mr. Miller	65,000
Mr. Latimer	3,000,000
Mr. Wade	1,500,000
Mr. West	12,500
Obion Grain Co., Inc.	600,000

(5)   Includes, on a post-offering basis only, the 575,000 units expected to be issued upon our exercise of our site purchase option prior to or shortly after the completion of this offering.

(6)   Includes, on a post-offering basis only, the 1,250,000 units issuable upon closing on our prior escrow offering.

(7)   We have entered into an investment terms agreement with Virgin Group Holdings Limited and Bioverda Limited, pursuant to which we expect that VBV LLC will subscribe in this offering for investment purposes for 20,002,500 units upon effectiveness of the post-effective amendment to our registration statement and an additional approximately 1,439,000 units upon completion of the confirmation process described elsewhere in this prospectus, in each case so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have engaged in transactions with related parties. Although we believe that these transactions were in our best interests, we cannot assure you that these transactions were entered into on terms as favorable to us as those that could have been obtained in an arms-length transaction. We may also engage in transactions with related parties in the future. Conflicts of interests arise when we transact business with related parties. All unit and per unit amounts discussed or presented in this section and elsewhere in this prospectus reflect a 2.23535-to-1.0 split of our capital units and options to acquire capital units outstanding as of March 15, 2006.

Formation Transactions

Our founders Alvin D. Escue (our former Chief Executive Officer and General Manager), James L. Byford, Phillip E. Pinion (Messrs. Byford and Pinion are currently members of our Board of Governors), and Mr. Gary L. West (currently our Chief Operating Officer), each purchased 1,118 capital units for a purchase price of $500 upon the formation of our company. We also issued to Mr. Escue 223,535 capital units in consideration for non-cash capital contributions of development assets that we valued at $100,000, consisting of land option rights, studies, reports, letters of intent with vendors and suppliers and marketers, and our business plan and related goodwill. In addition, we paid Mr. Escue approximately $44,000 for out-of-pocket expenses incurred on our behalf prior to our organization in connection with the development of our business plan. Of the 224,653 units issued to Mr. Escue in these formation transactions, 67,061 were later resold to Michael D. Miller for a purchase price of $30,000 and the remaining 157,592 were redeemed for a purchase price of $70,500. See “—Escue Separation Agreement” below.

Seed Offerings

In January 2005, the following persons participated in a private placement of our units:

Name	Number of Units Purchased	Consideration Paid
James Baxter Sanders	223,535	$100,000
Michael D. Miller	67,060	30,000
Tom W. Wade, Jr.	223,535	100,000
James L. Byford, Ph.D.	167,651	75,000
Phillip E. Pinion	55,883	25,000
Gary L. West	33,530	15,000
Obion Grain Co., Inc.	223,535	100,000
Dyersburg Elevator Company, Inc.	223,535	100,000

In December 2005, the following persons participated in an additional private placement of our units:

Name	Number of Units Purchased	Consideration Paid
Fagen Energy, Inc.	1,341,210	$720,000
Ethanol Capital Management, LLC	558,837	300,000

Private Escrow Offering

We have entered into an agreement with Fagen Energy, Inc. under which Fagen Energy has subscribed for an additional 1,250,000 units for a purchase price of $2,500,000. Fagen Energy has placed 2% of the purchase price, or $50,000, in escrow and delivered a note for the remainder payable upon 30-days notice from us. We will close on the prior escrow offering and issue the units at approximately the same time as we complete the sale of units in this offering (i.e., satisfaction of all conditions to breaking escrow in this offering).

Option Grants

We granted options to our governors, James Baxter Sanders, James K. Patterson, Flavius Allen Barker, Michael D. Miller, James L. Byford, Ph.D., William H. Latimer, III, Phillip E. Pinion and Tom W. Wade, Jr., and one executive officer, Gary L. West, to purchase up to 55,884 units each (for a total of 502,956 units) at an exercise price of approximately $0.45 per unit. The options are subject to forfeiture if the holder does not continuously serve as a governor or officer up through closing on our project financing. The options will vest at closing on project financing and remain exercisable for a period of five years thereafter.

Further, in consideration of their individual $125,000 personal guarantees of our $1 million unsecured line of credit, we granted options to our governors, Messrs. Sanders, Patterson, Barker, Miller, Byford, Latimer, Pinion and Wade, to purchase up to 279,419 units each (for a total of 2,235,352 units), at an exercise price of approximately $0.45 per unit. The options vested immediately and remain exercisable for a period of five years after closing on our project financing. The options are not subject to forfeiture.

Escue Separation Agreement

In connection with the termination of the employment of Alvin D. Escue, our former Chief Executive Officer, we entered into a separation agreement with Mr. Escue in August 2005, under which each party agreed to release all claims against the other party. In addition, Mr. Escue agreed to not compete with us in west Tennessee until successful start-up of the our proposed ethanol plant. In consideration for his release and his agreement not to compete, we agreed to redeem Mr. Escue’s entire membership interest (represented by 157,592 units) for a purchase price of $70,500. We closed on this redemption transaction in September 2005.

Site Option Agreement with Obion Grain Co., Inc.

We have entered into a site purchase option contract with Obion Grain Co., Inc. to purchase a 230-acre green field site on which to locate our proposed ethanol plant. Each of Obion Grain Co. and its affiliate, Dyersburg Elevator Company, hold 223,535 of our capital units. In addition, three of our governors, James Baxter Sanders, Michael D. Miller and William H. Latimer, are significant shareholders and directors of Obion Grain and Dyersburg Elevator Company, and Mr. Sanders serves as President of each entity and Mr. Miller serves as General Manager and Secretary of each entity.

The purchase price for the property is $5,000 per acre, or $1,150,000 for all 230 acres. Under the option contract, we will pay for the property by issuing 575,000 units (valued at $2.00 per unit) to Obion Grain Co. The option contract is set to expire on December 31, 2006, although we may extend the option one additional year for a $100 fee.

The site purchase option contract contains other material terms and conditions, including a requirement that we buy a substantial portion of our required corn from Obion Grain Co. and a covenant that we will not proceed with the development or construction of an ethanol plant in western Tennessee or western Kentucky other than on the option site. See “Management’s Plan of Operation—Site Option Agreement.”

Consulting Agreement with The Patterson Group, LLC

We have reached agreement with The Patterson Group, LLC and its principal, Mr. James K. Patterson, to provide us financial related administrative services and overall management services. Under the agreement, Mr. Patterson will serve as our Chief Executive Officer and Chief Financial Officer on a full-time basis and manage our day-to-day financial matters. We have issued Mr. Patterson 223,535 units (valued at $100,000) as partial compensation for his duties and responsibilities. For more information on the terms of this agreement, please see “Management’s Plan of Operation—Development Services Providers—The Patterson Group, LLC.”

Design-Build Agreement with Fagen, Inc.

We have entered into a design-build agreement with Fagen, Inc. We have also engaged Fagen Engineering, LLC for related engineering services. For more information on the terms of these agreements, see “Management’s Plan of Operation—Development Services Providers—Fagen, Inc.” An affiliate of Fagen, Fagen Energy, Inc., holds 1,341,210 of our capital units and has subscribed for an additional 1,250,000 units in our prior escrow offering. We have no other existing or contemplated relationships with Fagen, Fagen Engineering, Fagen Energy or their affiliates.

Conflicts of Interest

Conflicts of interest exist and may arise in the future because of the relationships between and among our officers, governors, affiliates and us, their interests in other ethanol projects or competing businesses, and the fact that we have entered into and may from time to time in the future enter into transactions with our officers, governors and affiliates. Conflicts of interest could cause our officers and governors to put their own personal interests ahead of ours. We cannot assure you that transactions we enter into with related parties will be on terms as favorable to us as those that could have been obtained in an arms-length transaction. Disputes may arise concerning transactions we enter into with related parties, and it is possible that our officers, governors and their affiliates may receive a more favorable resolution than an unaffiliated third party would receive. However, the Board of Governors may not receive any rebates or kickbacks by causing us to transact business with a particular supplier, vendor or customer, nor may the Board cause us to enter into reciprocal business arrangements to circumvent the conflicts of interest and investment restrictions guidelines of the North American Securities Administrators Association.

Our Board of Governors has adopted a resolution specifying that we may not make any loans or forbearances to company officers, governors or controlling persons, except for loans or forbearances (1) described in Section 0780-4-2-.06(4)(k) of the Rules of the Tennessee Department of Commerce and Insurance, Division of Securities and (2) that are allowed under (and approved and made in accordance with) our Operating Agreement and applicable federal and state law.

Although we intend to examine all conflicts that may arise from time to time, we cannot assure you that conflicts of interest will not harm our business or reduce the value of your units. We currently have not established any formal procedures to evaluate or resolve any conflicts of interest. Our Operating Agreement and Tennessee law provides certain specific approval mechanisms regarding transactions with our governors and their affiliates. See “Description of Capital Units and Operating Agreement—Management—Contracts with Governors or their Affiliates.” In addition, all future transactions with our affiliates are to be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of the governors including the majority of the disinterested governors.

Conflicts of interest could arise, among others, in the situations described below:

•                           We intend to exercise our site purchase option and proceed to purchase the intended site from Obion Grain Co.

•       We may engage in transactions with our officers, governors and affiliates for the purchase of corn and sale of distillers grains.

•       We will compete for corn against Obion Grain Co., Dyersburg Elevator Company and the Tom Wade Companies. One of our governors, Mr. Tom W. Wade, Jr., is a principal shareholder, officer and director of the Tom Wade Companies. Tom Wade Companies operates several elevator facilities in neighboring communities of Obion, Tennessee. Obion Grain Co. operates a local elevator in Obion, Tennessee and several additional elevator facilities in neighboring communities. Dyersburg Elevator Company, operates an elevator facility in Dyersburg, Tennessee.

•       Our governors and executive officers hold units and options and may subscribe for additional units in this offering or in the future. Their decisions regarding the operation of our business will affect the amount of cash available for distribution to themselves and our other members. They also receive equity and other compensation for their services, and will continue to make decisions regarding their own compensation in the future.

•       We have entered into an investment terms agreement with Virgin Group Holdings Limited and Bioverda Limited, pursuant to which we expect that VBV LLC will subscribe in this offering for investment purposes for 20,002,500 units upon effectiveness of the post-effective amendment to our registration statement and an additional approximately 1,439,000 units upon completion of the confirmation process described elsewhere in this prospectus, in each case so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate. Such an investment would, upon our breaking of escrow and completion of sale of units, result in VBV holding a majority of our units and being able to appoint a majority of our governors. After this offering, based on subscriptions received as of December 1, 2006, our officers, governors and their affiliates would together beneficially own approximately 23.9% to 28.3% of our units. Assuming the expected VBV subscription is made (and as a result substantially all of the maximum units available in this offering are sold), our officers, governors, their affiliates and VBV would together beneficially own approximately 82.3% of our units. As a result, the remainder of our members would have little or no control over our affairs. We have no other existing or contemplated relationships with VBV, Virgin, Bioverda or their affiliates.

•       Assuming VBV makes the expected subscription, it will hold a majority of our capital units and control our board of governors. VBV and its affiliates may also be or become the majority or minority investors in various other ethanol plant projects. The interests of VBV and its affiliates as a result of these other investments and relationships may not always coincide with our interests as a company or with the interests of other unit holders.  These conflicts of interests could cause VBV to put its interests ahead of ours.

•  Any member or affiliate, including members who are also governors or officers, may, with the consent of the Board of Governors, lend or advance money to us, for which we may pay interest up to a rate of prime plus 4%. We currently have no outstanding loans or advances from any member, governor or officer.

•       Our governors must devote sufficient time to our business and affairs, but are free to serve, in any capacity the governor deems appropriate, any other person or entity, including another ethanol business. Our management contract with Mr. Patterson and The Patterson Group, however, prohibits Mr. Patterson from competing with us in west Tennessee or western Kentucky during his contract term with us and for a period of one year thereafter. Our governors and our officers may experience conflicts of interest in allocating their time and attention between us and other businesses. Our governors may also acquire financial or other incentives in other businesses. None of our officers or governors are currently involved, or have plans to become involved, with another ethanol business.

PRIOR ISSUANCES AND REDEMPTIONS OF OUR SECURITIES

All unit and per unit amounts discussed or presented in this section and elsewhere in this prospectus reflect a 2.23535-to-1.0 split of our capital units and options to acquire capital units outstanding as of March 15, 2006.

Formation Transactions

Our founders each purchased 1,118 capital units for a purchase price of $500 upon the formation of our company. We also issued to one founder 223,535 capital units in consideration for non-cash capital contributions of development assets that we valued at $100,000, consisting of land option rights, studies, reports, letters of intent with vendors and suppliers and marketers, and our business plan and related goodwill.

Seed Round Offerings

In January 2005, we sold a total of 1,000,000 units at a price of $1.00 per unit, or $1,000,000, pursuant to a private placement of our units to accredited investors. In December 2005, we sold a total of 850,000 units at a price of $1.20 per unit, or $1,020,000 in total, pursuant to an additional private placement of our units to accredited investors. Both private placements were completed by our officers without the assistance of any underwriter or broker/dealer. No commissions were paid in connection with either private placement.

Option Grants

We granted options to our governors and one executive officer to purchase up to 55,884 units each (for a total of 502,956 units) at an exercise price of approximately $0.45 per unit. The options are subject to forfeiture if the holder does not continuously serve as a governor or officer up through closing on our project financing. The options will vest at closing on project financing and remain exercisable for a period of five years thereafter.

Further, in consideration of their individual $125,000 personal guarantees of our $1 million unsecured line of credit, we granted options to our governors to purchase up to 279,419 units each (for a total of 2,235,352 units), at an exercise price of approximately $0.45 per unit. The options vested immediately and remain exercisable for a period of five years after closing on our project financing. The options are not subject to forfeiture.

The Patterson Group Issuance

In connection with the termination of the employment of Alvin D. Escue, in July 2005, we modified our agreement with The Patterson Group, LLC for James K. Patterson to become our CEO and provide us with management services in addition to providing us financial services as our Chief Financial Officer. As part of this agreement, we agreed to issue Mr. Patterson 223,535 units (valued at $100,000) as partial compensation for his increased duties and responsibilities.

Escue Separation Agreement Redemption

In connection with the termination of the employment of Alvin D. Escue, our former Chief Executive Officer, we entered into a separation agreement with Mr. Escue in August 2005, under which each party agreed to release all claims against the other party. In addition, Mr. Escue agreed to not compete with us in west Tennessee until successful start-up of our proposed ethanol plant. In consideration for his release and his agreement not to compete, we agreed to redeem Mr. Escue’s entire membership interest

(represented by 157,592 units) for a purchase price of $70,500. We closed on this redemption transaction in September 2005.

Rescission Offer Redemptions

The memorandum used in the first seed round offering did not describe events relating to Alvin D. Escue’s involvement in certain legal proceedings that investors may have considered material to an evaluation of the ability or integrity of Mr. Escue in his then capacity as a governor, promoter and our President and Chief Executive Officer that investors may have considered material to their investment decision. In particular, the memorandum did not disclose the fact that Mr. Escue had been involved in various legal proceedings over the preceding ten year period:

•       Mr. Escue was a majority shareholder and officer of Oneida Wood Products, Inc. at the time Oneida filed a Chapter 11 bankruptcy petition in November 1998. During the bankruptcy proceedings in late 1999, allegations were made against Mr. Escue for wrongdoing and mismanagement of Oneida by his estranged partner. The allegations including misuse of corporate funds and writing bad checks that cost Oneida bank charges. The bankruptcy court never conducted an evidentiary hearing on these issues (they were raised by the partner in trying to disqualify Mr. Escue’s attorney from working in the bankruptcy matter). In April 2000, this case was converted to a Chapter 7 liquidation.

•       Mr. Escue was president and principal shareholder of two paging telecom companies, MultiPage, Inc. and Beeper Network, Inc., each of which filed Chapter 11 bankruptcy petitions in January 2003. In April 2003, both cases were converted to Chapter 7 liquidations.

•       Mr. Escue had seven judgments filed and outstanding against him in Gibson County, Tennessee, primarily relating to his involvement with MultiPage, Inc. and Beeper Network, Inc. He also had several judgments outstanding against him in the State of Kentucky including one state tax lien.

Further, the memorandum did not describe the business experience of Mr. Escue.

The capital units issued in our first seed round offering were sold to residents of the State of Tennessee who subscribed for units during the period from December 8, 2004 through January 21, 2005. We became aware of the above matters in July 2005 upon conducting further background investigations of our governors and officers in connection with establishing our accounting and control systems. The omissions regarding Mr. Escue may have caused these sales to be made in violation of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, and under the corresponding provisions of Tennessee law contained in Section 48-2-121(a) of the Tennessee Securities Act of 1980, as amended. As a result of these potential securities violations, we offered to rescind the units purchased by each of the seed round investors, pursuant to Section 48-2-122 of the Tennessee Securities Act and the November 14, 1986 Tennessee Policy Statement on rescission offers. The rescission offers were made in writing in September 2005, subject to acceptance by subscribers within 30 days from the offer date. Five investors (out of 31) who had purchased a total of 167,651 units accepted our offer within the 30-day period, and we repurchased their units for the original purchase price plus interest. Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of securities that was made in violation of federal securities laws. Because only $75,000 in unit sales were rescinded out of the $1,000,000 total first seed round, we may continue to be liable for the remaining $925,000 under federal securities laws.

DESCRIPTION OF CAPITAL UNITS AND OPERATING AGREEMENT

Our Articles of Organization and Operating Agreement will govern how we conduct our business and affairs, and your rights and obligations as a member under Tennessee law. This section only summarizes certain material provisions of our Articles of Organization and Operating Agreement. We have attached our Articles of Organization as Appendix A and our Operating Agreement as Appendix B to this prospectus and encourage you to read them carefully before deciding to invest. The following provisions of our Operating Agreement are summarized elsewhere in this prospectus:

•       For distributions, please see “Distribution Policy”;

•       For conflicts of interest, please see “Certain Relationships and Related Party Transactions”; and

•       For federal income tax issues, please see “Federal Income Tax Considerations.”

Our Articles of Organization and Governing Law

Our Articles of Organization were filed with the Tennessee Secretary of State on October 28, 2004, pursuant to the Tennessee Limited Liability Company Act which was originally enacted in 1994. In 2005, the Tennessee Legislature adopted the Tennessee Revised Limited Liability Company Act, which made significant changes and additions to the statutory provisions governing limited liability companies. All limited liability companies organized on or after January 1, 2006 are subject to the revised act. All limited liability companies organized before January 1, 2006 will remain subject to the 1994 act unless they affirmatively elect to be governed by the revised act. We have recently filed amendments to our Articles of Organization electing to be governed by the revised act. Most of the changes made in the revised act are procedural and technical in nature. Set out in the following paragraphs is a summary of some of the more significant changes made by the revised act. The following are summaries of only a portion of the changes, and it is not intended to be a complete summary of all changes or to identify those changes which an individual investor might consider significant.

Governance

Under the 1994 act, limited liability companies can adopt a governance structure from two alternatives: board-managed or member-managed. Board-managed limited liability companies are governed by a board of governors elected by the members, in much the same manner as a board of directors governs a corporation. Member-managed limited liability companies are governed by all the members who have equal governance rights, in much the same manner as all the partners govern a general partnership.

The revised act retains both board-managed and member-managed structures, but also adds a third alternative: manager-managed. Under this structure, the members elect one or more persons or entities to manage the company, in much the same manner as a general partner manages a limited partnership.

We are board-managed and do not anticipate making a change in our governance now that we have elected to be governed by the revised act.

Operating Agreements

Under the 1994 act, all board-managed limited liability companies are required to have an operating agreement, which describes any rules, regulations or provisions regarding management or governance of the company, the conduct of its business, and the rights and privileges of members. Member-managed limited liability companies are not required to have an operating agreement under the 1994 act. All operating agreements must be in writing under the 1994 act.

Under the revised act, the entry into an operating agreement is optional for all forms of limited liability companies. In addition, unless the articles of organization or the operating agreement requires otherwise, the operating agreement may be oral, and, if in writing, is not required to be in a single integrated document.

We have a written operating agreement and do not anticipate making a change to our form of operating agreement now that we have elected to be governed by the revised act. However, our Operating Agreement does provide that now that the revised act has become our governing law, the Board has the power to make any and all amendments to the Operating Agreement as it may deem necessary or advisable to conform to the revised act.

Mergers and Sale of Assets

Under the 1994 act, a merger of a limited liability company with another business entity must generally be approved by a two-thirds vote of the membership interests. This percentage can be changed by the articles of organization or the operating agreement, but not below a majority. In addition, if the company is board-managed, the merger must be approved by a majority vote of the board of governors.

Under the revised act, a merger must generally be approved by a majority vote of the members, voting on a per capita basis. This requirement can be changed in the articles of organization or operating agreement and no minimum approval is required. In addition, for board-managed or manager-managed limited liability companies, the vote of a majority of directors or managers is required to approve a merger. This requirement can also be changed in the articles of organization or in the operating agreement, and no minimum approval is required.

Under the 1994 act, a majority of the members must approve any sale, lease, transfer or pledge of substantially all of a limited liability company’s assets unless made in the ordinary course of business by a board-managed limited liability company, in which case it can be approved by a majority of the board of governors.

Under the revised act, the requirements for the approval of a sale of substantially all of a limited liability company’s assets are the same as those required for the approval of a merger.

Our Operating Agreement provides that mergers and sales of all or substantially all of our assets generally must be approved a majority vote of our Board and of our membership interests. We do not anticipate making a change to these approval procedures now that we have elected to be governed by the revised act.

Series

Under the revised act, the company documents may provide for the establishment of one or more designated series of members, managers, directors or membership interests having separate rights, powers and duties with respect to specified property or obligations of the company and profits and losses associated with specified property or obligations, and any such series may have a separate business purpose or investment objective. There is no comparable provision in the 1994 act.

Under our Operating Agreement, all authorized units are initially of one class, without series. Our Operating Agreement further provides that the Board, upon the consent or approval of a majority in interest of our members, has the power to establish designated series of membership interests, but does not specify the separate rights, powers and duties accorded to any series so designated. We do not anticipate making a change to these provisions now that we have elected to be governed by the revised act.

Right to Information

The revised act enhances the rights of members to obtain information from the company compared to the provisions of the 1994 act. Under the 1994 act, members are entitled to receive annual financial statements from a board-managed limited liability company, and members of a member-managed limited liability company have access to full information regarding the status of the business and financial condition of the company.

Under the revised act, members and their agents have the right to inspect and copy records of the company. In addition, the company must provide to members without demand information required to comply with tax laws or concerning the business or affairs of the company which might be necessary for the proper exercise of the member’s rights and duties. The company must also furnish on demand other information concerning the company’s business or affairs, except to the extent the demand is unreasonable or improper.

Our Operating Agreement provides that our members are entitled to receive annual and quarterly financial statements. Under our Operating Agreement, a member or its designated representative has the right, upon reasonable written request for purposes reasonably related to the interest of the person as a member and for proper purposes, to inspect and copy during ordinary business hours, at the member’s expense, a variety of specified company records, subject to our right to restrict access to such information based on confidentiality and competition considerations. Subject to those considerations, a member also has the right to obtain other information regarding our affairs or inspect during ordinary business hours other company books and records as is just and reasonable. We do not anticipate making a change to these provisions now that we have elected to be governed by the revised act.

Capital Units

Under our Operating Agreement, we are authorized to issue 250,000,000 capital units in consideration of capital contributions on terms and conditions authorized by the Board of Governors. As of the date of this prospectus, we have 4,261,692 units outstanding and we have granted options to purchase up to a total of 2,738,308 additional units, for a total of 7,000,000 units on a fully-diluted basis. We also have 1,250,000 units reserved for issuance in connection with our prior escrow offering, and we expect to issue 575,000 units (valued at $2.00 per unit) upon exercise of our site purchase option contract. All of these units are of the same class as the units being offered by this prospectus. Members holding a majority of the units then outstanding may authorize the Board to establish one or more additional classes or series of units in the future. Future classes or series may have rights and preferences senior or superior to, on par with, or junior to those of the units being offered by this prospectus. All unit and per unit amounts discussed or presented in this section and elsewhere in this prospectus reflect a 2.23535-to-1.0 split of our capital units and options to acquire capital units outstanding as of March 15, 2006.

Our capital units represent an ownership interest in us. Upon purchasing units, you must sign our Operating Agreement and become a member of our limited liability company. Subject to any preferential rights of any other class or series we may establish in the future, each member has the right to:

•       Share in our profits and losses ratably in proportion to capital units held;

•       Receive distributions when declared by the Board of Governors ratably in proportion to capital units held;

•       Participate in the distribution of our assets if we dissolve or liquidate our business;

•       Access and review certain information concerning our business and affairs; and

•       Vote on matters that require the consent of our members.

Restrictions on Transfer

Transfer of capital units is restricted. All transfers must comply with our Operating Agreement. You generally cannot transfer your capital units without the prior approval of the Board of Governors.

The Board of Governors will not approve a transfer unless the transfer complies with our Operating Agreement and certain tax regulations that are important to our maintaining our partnership tax status. To find out more about these restrictions, see “Federal Income Tax Considerations-Publicly Traded Partnership Rules” below. If any member transfers his or her capital units in violation of our Operating Agreement or without the prior written consent of the Board of Governors, the transfer will be null and void and the parties engaged in the transfer must indemnify and hold us and our members harmless against all cost, liability, and damage that arise from the transfer or attempted transfer. However, the member may pledge or otherwise encumber all or any portion of his or her capital units, but any resulting transfer must comply with our Operating Agreement.

Even if the Board of Governors approves your transfer, the transfer is not effective until the following conditions, among others, are satisfied:

•       We receive reimbursement for all costs and expenses, if any, we reasonably incur in connection with the transfer, such as legal, filing and publication expenses;

•       The units to be transferred are registered under the Securities Act and all applicable state securities laws or, in the opinion of our counsel, the transfer is exempt from all applicable registration requirements and will not violate any applicable securities laws

•       The transfer will not cause us to be deemed an “investment company” under the Investment Company Act of 1940, in the opinion of our counsel;

•       The transfer will not cause us to be deemed a “publicly-traded partnership” under applicable tax laws, in the opinion of our counsel; and

•       We are provided with any other materials we deem necessary to complete the transfer, such as documents and instruments of conveyance, tax information and identification numbers.

We expect that our Board of Governors will routinely consent to transfers and admit the transferee as a member, if the transferor and transferee fully comply with our Operating Agreement and there are no adverse tax consequences to us from the transfer. If your transfer of capital units is approved by the Board of Governors and becomes effective, then the transferee will be admitted as a new member of our limited liability company if he or she:

•       Agrees to be bound by our Operating Agreement;

•       Assumes your obligations under our Operating Agreement with respect to the transferred capital units;

•       Pays or reimburses us for any legal, filing and publication expenses, if any, that we incur relating to admitting such individual or entity as a new member;

•       Delivers, upon our request, any evidence of the authority such person or entity has to become a member of our limited liability company; and

•       Delivers, upon our request, any other materials we deem necessary to complete the transfer, such as tax information and identification numbers.

We may prohibit a transferee from becoming a member for any reason or if he or she does not comply with our Operating Agreement. Any transferee that is not admitted as a member will be treated as an unadmitted assignee. An unadmitted assignee may not vote and may only receive distributions that we declare or that are available upon our dissolution or liquidation. An unadmitted assignee is not entitled to any information or accountings regarding our business and may not inspect or copy our books and records.

Minority Interest Transfer Provisions Triggered by a Proposed Majority Interest Transfer

Participation Rights

If the holder(s) of a majority of our units then outstanding propose to sell or otherwise transfer more than 50% of the outstanding units to an unaffiliated third party, the majority holder(s) will grant the minority unit holders the right to participate in such transaction and shall require the proposed transferee(s) to purchase their units on a pari passu basis, on substantially equivalent terms and for the same per unit consideration. We will send notice of the proposed transaction to each of the minority holders not later than the 20th business day prior to the consummation of the proposed sale. Minority holders would then have 15 days to accept the offer. If holders of a majority of the outstanding units owned by all minority holders fail to tender acceptances within the 15 day period, the majority holder(s) may sell their units pursuant to the proposed offer without any obligation to allow the minority holders to participate in the transaction for a period of 60 days following the end of the 15 day period. If a majority of the minority holders do tender acceptances within the 15 day period, all minority holders will be deemed to have accepted the offer. In other words, individual minority investors will not be entitled to participation rights unless a majority of the minority holders elect to do so, in which case all minority holders will be required to participate on a pro rata basis. If the minority holders elect to participate and the transaction does not involve the sale of 100% of the units, each unit holder would sell the same percentage of units held. For example, if the transaction involves 75% of outstanding units, each unit holder would sell 75% of units held by that unit holder.

Compelled Unit Transfers

If the holder(s) of a majority of our units then outstanding propose to sell or otherwise transfer more than 50% of the units to an unaffiliated third party in a bona fide arms length transaction, the majority holder(s) may, at its option, require the minority unit holders to sell their units to the proposed transferee(s). The compelled sale would be made by all unit holders on a pari passu basis, on substantially equivalent terms and for the same per unit consideration. If the transaction does not involve the sale of 100% of the units, each unit holder would not be required to sell more than its pro rata portion of units outstanding. For example, if the transaction involves 75% of outstanding units, each unit holder would not be required to sell more than 75% of units held by that unit holder.

Indirect Majority Interest Transfers

If the direct or indirect holder(s) of a majority equity interest in persons holding a majority of the Ethanol Grain Processors units then outstanding propose to sell or otherwise transfer that majority equity interest, the minority unit holders may be compelled to participate in the transaction. The minority holders shall participate in the transaction on substantially equivalent terms, including per unit consideration, subject in all respects to adjustment of terms based on tax, regulatory, legal or structural considerations or the recommendations of any investment banking firm or similar advisor engaged by the majority equity interest holder(s). If the terms applicable to the minority holders are not substantially equivalent as determined by a majority of the Governors appointed or elected to the Board by the minority holders, a majority of the minority holders shall have the right to approve of those different terms on behalf of all minority holders. The approval by a majority of the minority holders shall require each minority holder to participate in the applicable transaction. If the majority holder proposes to participate in the transaction with less than all of its units or interests in units, the maximum required participation of the minority holders shall be proportionately reduced.

IPO Roll-Up

If the holder(s) of a majority of our units then outstanding has contributed some or all of its Ethanol Grain Processors units and its equity interests in one or more other entities which own equity interests in ethanol plant projects or operating ethanol plant entities to a newly formed company and the governing body of the new company has determined to offer equity securities in the new company for sale in connection with a public offering of those securities, the minority holders may be compelled to participate in the transaction. The minority holders shall participate in the transaction on substantially equivalent terms, including per unit consideration, registration rights and rights to participate in any public offering (if applicable), subject in all respects to adjustment of terms based on tax, regulatory, legal or structural considerations or the recommendations of the lead managing underwriter. If the terms applicable to the minority holders are not substantially equivalent as determined by a majority of the Governors appointed or elected to the Board by the minority holders, a majority of the minority holders shall have the right to approve of those different terms on behalf of all minority holders. The approval by a majority of the minority holders shall require each minority holder to participate in the applicable transaction. If the majority holder proposes to participate in the transaction with less than all of its units or interests in units, the maximum required participation of the minority holders shall be proportionately reduced.

Other “Going Public” Transaction

If any Ethanol Grain Processors units or equity interests in persons holding a majority of our units then outstanding are to be directly or indirectly offered for sale in connection with a public offering other than as described above, the minority holders may be compelled to participate in the transaction. The minority holders shall participate in such transaction on substantially equivalent terms, including per Unit consideration, registration rights and rights to participate in any public offering (if applicable), subject in all respects to adjustment of terms based on tax, regulatory, legal or structural considerations or the recommendations of the lead managing underwriter. If the terms applicable to the minority holders are not substantially equivalent as determined by a majority of the Governors appointed or elected to the Board by the minority holders, a majority of the minority holders shall have the right to approve of those different terms on behalf of all minority holders. The approval by a majority of the minority holders shall require each Minority Holder to participate in the applicable transaction. If the majority holder proposes to participate in the transaction with less than all of its units or interests in units, the maximum required participation of the minority holders shall be proportionately reduced.

Valuation and Transfer Procedures

To the extent that the equity value of units or other equity interests must be determined or compared in order to effectuate any of the above provisions, the value of each unit or other equity interest shall be the pro rata amount of our aggregate equity value or the aggregate equity value of any other applicable entity, in each case determined on a stand-alone basis by an investment bank of international reputation.

As a condition to receipt of the applicable consideration under any transaction described above, each minority holder will promptly deliver all certificates evidencing the applicable units and execute and deliver such transfer instruments and other documents as are reasonably requested. If any minority holder fails to deliver any such certificate, transfer instrument or other document, the units may be cancelled and the applicable consideration for those units may be paid to us to be held in a segregated escrow account pending payment to the applicable minority holder. In becoming a party to the Operating Agreement, under Section 10.9(b) you  will be irrevocably appointing our Secretary as your agent and attorney-in-fact with full power and authority to act, in the Secretary’s sole discretion, in your name and on your behalf with respect to all things necessary to evidence the transfer of your units to us for purposes of cancellation in exchange for the right to receive the applicable consideration for your units as described above.

Economic Interests

Your economic interests are governed by the provisions in our Operating Agreement relating to capital contributions, capital accounts, profit and loss allocations, and distributions. Your economic interests will be subject to any preferential rights of any other class or series we may establish in the future.

Distributions

Unit holders are generally entitled to receive any distributions in proportion to the number of capital units owned. For further discussion regarding our distribution policy, please see “Distribution Policy.”  However, upon dissolution and liquidation, any property or proceeds from the sale of our property remaining after satisfying our debts is distributed in proportion to positive capital account balances. See “—Dissolution and Liquidation” below.

Capital Accounts and Contributions

The purchase price you pay to us for the units is a capital contribution, which we will credit to your capital account. You are not required to purchase any additional capital units or make additional contributions to us. We will increase your capital account according to your share of our profits and other applicable items of income or gain specially allocated to you according to the special allocation rules described below. In addition, we will increase your capital account by any of our liabilities you assume, or that are secured by any property we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expense or loss specially allocated to you according to the special allocation rules described below. We will also decrease your capital account for the value of any property we distribute to you or for any of your liabilities we assume, or that are secured by property you have contributed to us.

Capital accounts also will be adjusted upward or downward if events occur which cause an adjustment to gross asset value in accordance with our Operating Agreement. These events include the issuance of additional units, unit redemptions, liquidation and other events where revaluation is required by or is consistent with Treasury regulations. Such adjustments are to be made only if necessary to reflect the relative economic interests of unit holders. For example, the terms of this offering provide that the economic interests of our founders, developers and other seed capital investors (who paid substantially less than $2.00 per unit) will be equal on a per unit basis to the economic interests of the new investors (who will pay $2.00 per unit). Therefore, upon breaking escrow, we will revalue our assets for capital account purposes such that the capital accounts of our existing unit holders will be booked up to an amount that is equal on a per unit basis to the capital accounts of new investors. As a result of the revaluation and related adjustments, the interests of all unit holders in our profits, losses and distributions will be unitary and in proportion to units held. A capital account revaluation affects the economic entitlements of the unit holders because liquidating distributions are made in accordance with positive capital account balances. Absent the revaluations, a permanent disparity would exist between the capital accounts of the $2.00 unit purchasers and those acquiring units at less than $2.00 per unit, resulting in lower per unit distributions to existing investors in the event of liquidation. A revaluation does not affect the tax basis of our assets, but will result in disproportionate allocations of tax items referred to as “reverse Section 704(c) allocations’’ that are described in “Federal Income Tax Considerations—Tax Consequences of Our Operations—Section 704(c) Allocations and Reverse Section 704(c) Allocations.”

No interest will accrue on your capital contributions or account, and you have no right to withdraw or demand payment of any capital contribution you make to us. Unit holders who acquire units from other unit holders by purchase or inheritance will acquire the transferor’s capital account with respect to the units acquired, without regard to the purchase price or value of the units at the time of acquisition.

Allocation of Profits and Losses

Profits and losses that we recognize generally will be allocated to our unit holders in proportion to their capital units held. For this purpose, profits and losses generally means taxable income and loss, subject to various adjustments. Accordingly, profit and losses are different from both net income for GAAP purposes and taxable income. We will calculate our profits and losses on a daily, monthly, quarterly or other basis permitted under the tax laws.

The general rule for profit and loss allocations is subject to a number of exceptions referred to as special allocations. Most of the special allocations are required by the tax regulations. These regulatory allocations are expected to have limited applicability. For example, reallocations would occur if we have cumulative net losses that exceed capital contributions or if a loss allocation would cause a unit holder to have a negative capital account when others have positive capital accounts. Regulatory allocations are not intended to have economic effect, and are reversed if possible at the earliest opportunity.

Transfers of Units; Additional Units

If capital units are transferred during the fiscal year, the Board of Governors will designate a method and convention permitted by the tax code and the regulations to be used to take into account the interests of the transferor and transferee in making allocations with respect to the transferred units in the year of transfer. See “Federal Income Tax Considerations—Tax Consequences upon Disposition of Units—Allocations Following Unit Transfers” for a discussion of permitted methods and conventions and how they will be selected. The same concepts would apply in determining the distributive share of our profits and losses that are allocable to purchasers in the year in which additional units are issued. If additional units are issued, we and the persons acquiring the additional units may agree on which of the permissible methods and conventions will be used. If none are specified, we will designate a permissible method and convention.

Dissolution and Liquidation

We will not dissolve or wind up our business unless:

•       Holders of a majority of our issued and outstanding capital units then held by all members determine that we should dissolve, liquidate and wind up our business; or

•       A court orders us to dissolve, liquidate and wind up our business.

If we dissolve, we will continue only for purposes of winding up our business, liquidating our assets and satisfying outstanding claims and liabilities. We will appoint a liquidator who will oversee our winding up and dissolution, and distribute all of our assets as described below. The liquidator may be the Board of Governors or a committee of three or more governors appointed by the board. We must also indemnify the liquidator and any officer, governor, agent or employee of the liquidator for expenses, including reasonable attorney’s fees, relating to the liquidation of our limited liability company, unless it is due to acts or omissions that are not in good faith or involve negligence, fraud, intentional misconduct, a knowing violation of law or a transaction from which the liquidator, its officers, directors, agent or employee derived an improper personal benefit.

If we dissolve, liquidate or wind up our business, we will distribute our assets in the following order and priority, each category to be satisfied in full before any distribution is made to the next:

•       First, to creditors to satisfy all of our debts and liabilities according to their respective priorities
(or make reasonable provisions for their payment);

•       Second, the balance, if any, to the capital unit holders in accordance with the positive balances in their capital accounts after giving effect to all contributions, distributions and allocations for all periods.

If there are insufficient assets to make distributions to every unit holder according to their capital accounts, then the assets will be distributed on a pro rata basis in proportion to each unit holder’s capital account. Any unit holder who has a deficit balance in his or her capital account need not contribute anything to us with respect to the deficit balance. The deficit will not be considered a debt owed to any other unit holder, creditor, or us.

Unit holders can only seek repayment of their capital from us. If our assets are insufficient to return all capital contributed, unit holders cannot look to our governors or other unit holders for return of their capital. Unit holders have no right to demand or receive any of our property in lieu of cash.

Membership

Each member of our limited liability company must own, or must have entered into a binding written agreement with and accepted by us to subscribe for, a minimum of 2,500 capital units, and must execute the signature page to our Operating Agreement. Any unit holder who does not own such minimum number of units or fails to execute the signature to our Operating Agreement will not be deemed a member and will be treated as an unadmitted assignee.

Members’ Consent and Meetings

We plan to hold annual meetings of the members, on dates to be determined by the Board of Governors, to transact business that comes before the meeting. Our President or the Board of Governors may also call a special meeting of the members at any time to act on matters described in a notice of the meeting. Further, members who own at least 10% of our capital units then held by all members may also demand that our Secretary call a special meeting of the members to act on matters described in a notice to the members. All notices of meetings of the members must be given to each member at least 15 days, but no more than 60 days, prior to the date of the meeting. Members may vote at a meeting of the members either in person or by proxy. To transact business, members holding a majority of the issued and outstanding capital units then held by all members must be present at a meeting, whether in person or by proxy. Unless provided otherwise, the affirmative vote of members holding a majority of our capital units present and entitled to vote is generally required to constitute the act of the members.

Voting Rights

Voting power of the members is in proportion to units held, and each capital unit entitles the holder to one vote on matters submitted to a member vote. Members have the right to vote on the following matters:

•       The election or removal of governors subject to election (except for members holding the right to appoint one or more governors, as discussed in “—Management”);

•       The sale, lease, exchange or other disposition of all or substantially all of our assets;

•       Our merger or consolidation with another entity;

•       Our voluntary dissolution;

•       Material changes to our business purpose;

•       Establishing additional classes or series of units;

•       Amending our Articles of Organization or Operating Agreement; and

•       Any other matters that require members’ approval as specifically provided for under Tennessee law.

Amendments to our Operating Agreement

Under Section 9.1 of our Operating Agreement, we cannot amend our Operating Agreement without the approval of members holding a majority of our capital units then held by all members. The Board of Governors or members holding 20% or more of the units then held by all members may propose amendments to our Operating Agreement. The Board of Governors must submit a verbatim statement of the proposed amendment to the members for approval. A proposed amendment will be adopted only if approved by a majority in interest of the members. In addition:

•       Under Section 9.1, the Operating Agreement may not be amended without the approval or consent of each unit holder adversely affected if the amendment would modify the limited liability of a unit holder, or the voting rights or interest of a unit holder in our profits, losses, other items or distributions (unless the modification results from the establishment of additional classes or series of units and changes in the number of authorized units of any class or series).

•       Under Section 9.1, a provision of the Operating Agreement that requires the approval or consent of a specified percentage in interest of the members may not be amended without the affirmative vote of at least the specified percentage in interest of the members.

•       The provisions of Section 9.1 itself may not be amended without the approval or consent of all members.

•       Under Section 5.1, a provision of the Operating Agreement that requires the approval or consent of a specified percentage of the voting power of the Governors in office may not be amended without the affirmative vote of at least the specified percentage of the voting power of the Governors in office.

•       Under Section 10.16, the provisions of our Operating Agreement described above under “Minority Interest Transfer Provisions Triggered by a Proposed Majority Interest Transfer” as well as the provisions of Section 10.16 itself may not be amended without the approval or consent of members holding 75% or more of our units.

•       Under Section 1.1, notwithstanding the provisions of Section 9.1, the Board has the power to make any and all amendments to the Operating Agreement as it may deem necessary or advisable to conform to the Tennessee Revised Limited Liability Company Act.

Right to Information

We will keep the books and records of our business at our principal office. We will maintain all of our books and records according to generally accepted accounting principles. Our financial reports will be prepared using the accrual method, where income and expenses are matched to the period in which they occur. Members have the right to inspect and copy our books and records during normal business hours, for proper purposes, subject to our right to restrict access to such information based on confidentiality and competition considerations.

Liability of Members; Further Calls or Assessments

If you purchase capital units, you will not be personally liable for any of our debts, obligations, or liabilities solely by reason of being a member. In addition, members are not liable for further calls or assessments.

Pre-Emptive Rights

With some exceptions, following closing on our project financing, if the Board of Governors determines that additional equity capital is required, members who own 500,000 units or more (excluding units held by affiliates) shall have the right to contribute a portion of such capital, in proportion to the units held by such member over the total number of units outstanding, and upon such terms and conditions as the Board of Governors may determine. To the extent that these members do not exercise such rights, then we may, for a period of one year thereafter, accept contributions of the additional capital from other persons upon terms and conditions no less favorable to us than those offered to such members. Members who do not own 500,000 units or more have no preemptive rights to make contributions or to purchase any units or other securities we may offer in the future.

No Cumulative Voting Rights

Members do not have any cumulative voting rights. Accordingly, members who own a majority of our outstanding units will have the ability to control nearly all aspects of our business.

No Dissenters’ Rights

Our governors cannot merge, consolidate, exchange, lease or otherwise dispose of all or substantially all of our assets or materially change our business purpose without the approval of members holding a majority of our capital units then held by all members. However, if members owning a majority of our capital units then held by all members approve the transaction, members objecting to the transaction do not have dissenters’ rights. This means that if we were to merge, consolidate, exchange or otherwise dispose of all or substantially all of our assets, you will not have the right to seek appraisal or payment of the fair value of your capital units if you disagree with the transaction and could be forced to hold a substantially changed investment.

Termination of Membership; Separable Voting and Economic Interests

Although the Board of Governors manages our business and affairs, you have the right to vote on certain matters, such as amending our Operating Agreement or dissolving our limited liability company. You have these rights if you have been admitted and continue to be a member of our limited liability company. A member may not be expelled, but your membership in our limited liability company may terminate if you:

•       Fail to comply with the Operating Agreement;

•       Voluntarily withdraw from our limited liability company; or

•       Assign all of your capital units to another individual or entity.

In addition, if you are an individual, you will cease to be a member upon your death. If you are a corporation, trust, limited liability company or partnership, you will no longer to be a member at the time you cease to exist (and the transferee will not be a member unless admitted by the Board of Governors pursuant to the Operating Agreement).

Accordingly, you can be a holder of our capital units, but not a member. A unit holder that is not a member will lose all voting rights and rights to access information concerning our business, and will be treated as an unadmitted assignee. No member whose membership in the limited liability company terminates, nor any transferee of such member, shall have any right to demand or receive a return of such terminated member’s capital contributions, to require the purchase or redemption of the capital units owned by such terminated member, or to receive the fair value of the capital units or capital contributions of such terminated member. Further, the terminating member shall be considered merely an assignee of the financial rights associated with the units held by the terminating member, having only the rights of an unadmitted assignee, and the receipt of such financial rights shall constitute full payment for the terminating member’s membership interest.

Management

The Board of Governors manages our business and affairs. The officers appointed by the Board of Governors manage our day-to-day operations.

Board of Governors

Currently, our initial Board of Governors consists of eight governors. The initial Board of Governors must consist of not less than seven nor more than 13 governors, as determined by our initial Board of Governors. Additional governors may be designated for vacant seats by the initial Board of Governors, and an initial governor may be removed for cause by two-thirds of the remaining governors.

       Following the breaking of escrow and completion of the sale of units in this offering, the number of governors will be set at 11. Some of these governors may be subject to appointment as follows. A member who owns a majority of our outstanding units will be entitled to appoint a simple majority of governors. This means that, with an 11-person board, the member would be entitled to appoint six of the 11 governors. Any other member who owns 3,000,000 units or more will be entitled to appoint one governor for each whole block of 3,000,000 units owned, but an owner of less than a majority of outstanding units will in no event be entitled to appoint a majority of the governors. Also, at least one board seat must remain subject to election as described below and, if necessary to maintain that elected seat, the non-majority appointment rights will be allocated among holders of 3,000,000 unit blocks based on the order in which the blocks are acquired. For purposes of determining appointment rights, a member’s units will be aggregated with those held by affiliates (as defined in Section 1.13 of the Operating Agreement or as agreed to be affiliated for this purpose). For example, a member who, together with his or her affiliates, owns 4,000,000 units would be entitled to appoint only one governor, whereas a member who, together with his or her affiliates, owns 7,000,000 units would be entitled to appoint two governors. An appointed governor may be removed at any time by the appointing member. Members and affiliates holding appointment rights will not be entitled to vote for elected governors, as their right to representation exists in their right of appointment.

The remaining seats on the board that are not subject to a right of appointment will be subject to election by the remaining members. However, in order to preserve continuity of governance and harmonious transition from the initial board, the initial board will designate from among themselves the governors to serve in the elected seats following the breaking of escrow. Designated governors may be removed for cause by two-thirds of the remaining designated governors. The terms of these designated governors to the elected seats will be staggered such that, beginning with the 2009 annual meeting of the members, our members will elect one-third (or as nearly as possible) of the non-appointed members of the Board of Governors annually. Our members will elect these governors upon the affirmative vote of holders of a majority of the capital units present, either in person or by proxy, and entitled to vote for elected governors at a meeting of the members. Following the election of a governor, the governor may be removed at any time upon the affirmative vote of holders of a majority of the capital units entitled to vote for elected governors. Each elected governor serves until his or her successor is duly elected and qualified, or until the governor’s death, resignation or removal. If a vacancy occurs, then the elected governors will appoint a new governor to fill the vacancy until the next annual or special meeting of the members. At the members meeting, the members will elect a governor to serve the remaining term of the vacant seat.

Meetings and Acts of the Board of Governors

The Board of Governors must hold regular meetings from time to time, as it determines to be appropriate. The President or three or more governors may call a special meeting at any time. Written notice of a meeting must be given to all governors at least three days before the date of the meeting. Any governor who attends a meeting is deemed to have waived any right to notice, unless the governor attends the meeting for the express purpose of objecting to the meeting. Governors can participate in a meeting in person, by phone, video conference or any other means of communication if all the persons participating can simultaneously hear one another. A majority of the voting power of the governors in office constitutes a quorum necessary for the transaction of business at a meeting, provided that the quorum includes not less than one-half of the voting power of the governors who are subject to election by the members.

Each governor generally has one vote. However, to the extent a member holds the right to appoint more than one governor pursuant to the procedures described above, the board voting power represented by such appointment right may be exercised by any one or more of that member’s appointed governors present at such a meeting. Generally, to constitute an action of the Board of Governors, the affirmative vote of a majority of the voting power of the governors present at a meeting is required. However, there are certain items that require the consent of two-thirds of the voting power of the governors present at a meeting. These include, among other things, approval of the ethanol plant plans and specifications, project debt financing, annual operating and capital budgets, and the acceptance of additional capital contributions and the issuance of additional units, options or warrants.

Except for matters that require the approval of our members, the Board of Governors has the authority to engage in all acts and transactions permitted by law that are necessary or incidental to accomplishing our purpose. Our governors are not our agents and cannot individually act on our behalf. Our governors only have authority when they act as a group. The Board of Governors may act collectively through meetings, committees it establishes or officers of the Board of Governors and officers to whom it has delegated authority. The Board of Governors may delegate its duties and powers to any committee consisting of one or more persons that may, but need not be governors, provided that a majority of the members of each committee must be a governor or member of our limited liability company.

Each governor must devote enough time to us to manage our affairs and operations, but is free to serve any other person or entity in any capacity, and may engage in activities that compete with our business. Our management contract with Mr. Patterson and The Patterson Group, however, prohibits Mr. Patterson from competing with us in west Tennessee or western Kentucky during his contract term with us and for a period of one year thereafter. Each governor must discharge his or her duties with reasonable care, in good faith and in a manner he or she believes to be in our best interest.

Contracts with Governors or their Affiliates

Our Operating Agreement provides that contracts or transactions we enter into with our governors or their affiliates are not void or voidable solely because the governor or affiliate has a material financial interest in the contract or transaction, or solely because the interested governor is present at or participates in the meeting of our Board of Governors at which the contract or transaction is approved, if the material facts as to the contract or transaction and as to the governor’s or governors’ material financial interest are fully disclosed or known to the Board of Governors, and the Board determines that the terms of the contract or transaction are commercially reasonable and no less favorable to us than could be obtained from an unaffiliated third party and authorizes, approves or ratifies the contract or transaction in good faith by a majority vote, but the interested governor or governors are not counted in determining the presence of a quorum and must not vote. With respect to contracts or transactions we enter into with our governors or their affiliates involving the sale or delivery of corn, the contract or transaction is not void or voidable solely for this reason, or solely because the interested governor is present at or participates in the meeting at which the contract or transaction is approved, if the terms of the contract or transaction are or were commercially reasonable and no less favorable to us than could be or could have been obtained from an unaffiliated third party, even though contract or transaction is not approved or ratified by the disinterested governors.

Officers

Our officers consist of the officers of the Board of Governors and such other officers appointed by the Board of Governors. The officers of the Board of Governors must be governors. The Board of Governors may also appoint such other officers and assistant officers as it deems necessary or advisable.

Prior to the start-up of our planned operations, we will also select and employ, if one has not been employed, a Chief Executive Officer or General Manager and other individuals who will be responsible for the day-to-day administrative and operational aspects of our limited liability company. These individuals shall have the powers and authorities described in the Operating Agreement or otherwise designated by the Board of Governors.

Cooperation with Conversion to a Corporation or other Entity

If determined by the Board, including to facilitate a public offering, all members are required to cooperate with the conversion of the company to a corporation or other entity including, as appropriate, tendering their units in exchange for equity interests in a successor corporation or other entity which equity interests shall reflect, to the extent practicable, the relative rights and preferences of their units.

Limitation of Liability and Indemnification

Under Tennessee law and our Operating Agreement, no governor or officer is liable for any of our debts, obligations or liabilities merely because he or she is a member, governor or officer. Our Operating Agreement provides that no governor or officer is liable to us or our members for monetary damages for breaches of fiduciary duties unless they involve (a) a breach of duty of loyalty to us or our members; (b) acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law or, with respect to officers, for acts of gross negligence; (c) knowing violations of the securities laws of Tennessee or for illegal distributions; or (d) a transaction from which is derived an improper personal benefit. This could limit our and our members’ ability to bring an action against a governor or officer for monetary damages arising out of a breach of that governor’s or officer’s fiduciary duties.

In addition, our Operating Agreement generally requires us to indemnify each present and former governor or officer relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if the governor or officer was a party to the proceeding in the capacity of a governor or officer, unless the proceedings arise out of or are related to matters for which a governor or officer is personally liable under the prior paragraph. With regards to indemnification for liabilities arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is unenforceable.

FEDERAL INCOME TAX CONSIDERATIONS

This section discusses the material federal income tax considerations that may affect your investment in the units. This section assumes that you are an individual and that you are not rendering personal services to us. It does not generally discuss the federal income tax consequences to corporate taxpayers, tax-exempt pension or profit sharing trusts or IRAs, foreign taxpayers, estates, taxable trusts or transferees of the units, or the application and effect of state, local, and other tax laws. You are urged to consult your own tax advisor with specific reference to your own tax and financial situation, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.

Legal Opinion

The tax opinion contained in this section and the opinion attached as Exhibit 8.1 to the registration statement of which this prospectus is a part constitutes the opinion of our tax counsel, Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota, regarding the classification of Ethanol Grain Processors, LLC for federal income tax purposes. Our tax counsel’s opinion is based upon the assumption that the offering is completed, and that events will occur and that we operate in the manner described in this prospectus. Our tax counsel’s opinion is based on existing law as contained in the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions as of the date of its opinion, all of which are subject to change. Subsequent changes in these authorities may cause the tax treatment of Ethanol Grain Processors, LLC for federal income tax purposes to change.

In the opinion attached as Exhibit 8.1 to the registration statement, our tax counsel has also confirmed that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion regarding our classification as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in the section, including its general limitation to unit holders who are individuals unless otherwise noted.

An opinion of legal counsel is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the IRS concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The IRS or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes.

Tax Status

In the opinion of our tax counsel, assuming we do not elect to be taxed as a corporation and we comply with the procedures and requirements set forth in the section “Federal Income Tax Considerations—Publicly Traded Partnership Rules,” Ethanol Grain Processors, LLC will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the members will pay tax on their share of our limited liability company’s net income. Under Treasury regulations known as the “check-the-box” regulations, an unincorporated entity with more than one member, such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded partnership or the entity affirmatively elects to be taxed as a corporation.

We have not elected and do not intend to elect to be taxed as a corporation and will take steps as are feasible and advisable to avoid classification as a publicly traded partnership. If we fail to qualify for partnership taxation for whatever reason, we would be treated as a “C corporation” for federal income tax purposes. As a “C corporation,” we would be taxed on our taxable income at corporate rates (currently a maximum 35% federal rate), distributions would generally be taxed again to our unit holders as corporate dividends (subject to rates of 5% through 15% through 2010 for individuals, and up to 20% after 2010), and the holders of units would not report their share of our income, gains, losses or deductions on their tax returns. Distributions would not be deductible to us, resulting in double taxation. In addition, because a tax would be imposed upon us as an entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid.

Publicly Traded Partnership Rules

A partnership that constitutes a “publicly traded partnership” as defined in Section 7704 of the Internal Revenue Code is generally treated as a “C corporation” for federal tax purposes. As used in Section 7704, the term “partnership” also includes a limited liability company treated as a partnership for federal tax purposes, such as us. We will seek to avoid being classified as a “publicly traded partnership” under Section 7704 by restricting transfers of units in the manner described below.

A partnership is classified as a publicly traded partnership if its interests are:

•       Traded on an established securities market; or

•       Readily tradable on a secondary market (or its substantial equivalent).

Under the Treasury Regulations, an “established securities market” includes national, regional and local exchanges, foreign exchanges that satisfy regulatory requirements, and interdealer quotation systems that regularly disseminate firm buy and sell quotations. We do not intend to list the units on the New York Stock Exchange, the Nasdaq Stock Market, or on any other exchange or system which would be classified as an established securities market.

In determining whether interests are “readily tradable on a secondary market or its substantial equivalent,” the Treasury Regulations provide that interests in a partnership generally are so tradable if, taking into account all of the facts and circumstances, interest holders are able to buy, sell or exchange their interests in a manner that is economically comparable to trading on an established securities market, or under any of the following four circumstances:

•       The units are regularly quoted by a broker, dealer or other market maker;

•       There are regular quotes from any person who stands ready to buy or sell at a quoted price;

•       There are regular and ongoing opportunities for an interest holder to sell or exchange interests through a public means of obtaining offers or information of offers to buy, sell or exchange; or

•       The opportunity exists for prospective buyers and sellers to transact in a time frame and with the regularity and continuity comparable to the three circumstances described above.

However, interests will not be treated as readily tradable on a secondary market or its substantial equivalent under any of these four circumstances unless the partnership participates in the establishment of the market or the inclusion of its interests in the market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner, admitting the transferee as a partner or otherwise recognizing the rights of a transferee. We do not intend to participate in the establishment of any market that would qualify under any of the four circumstances listed above or the inclusion of any of the interests on such a market. Moreover, we do not intend to recognize transfers of units or other interests made under any of those four circumstances.

Treasury Regulations provide a safe harbor which shelters interests from being deemed readily tradable on a secondary market or its substantial equivalent under the general “facts and circumstances” test when there is a “lack of actual trading” of the interests. We intend to allow only those transfers of interests during any taxable year that permit us to qualify under this “lack of actual trading” safe harbor. This safe harbor applies where the sum of the interests in capital or profits transferred during the tax year of the partnership does not exceed 2% of the total interests in capital or profits. For purposes of testing compliance with this safe harbor, the following types of transfers, which are explained below, are ignored:

•       “Private” transfers;

•       Transfers pursuant to a “qualified redemption or repurchase agreement”; and

•       Transfers through a “qualified matching service”.

A private transfer includes:

•       Transfers in which the basis of the interest is determined by reference to the transferor’s basis, such as a gift, or is determined under Section 732 of the Internal Revenue Code;

•       Transfers at death, including transfers from an estate or testamentary trust;

•       Transfers between members of a family, as defined in Section 267(c)(4) of the Internal Revenue Code;

•       Transfers involving the issuance of interests by the partnership in exchange for cash, property or services;

•       Transfers involving distributions from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an individual retirement plan;

•       “Block” transfers, which are defined as transfers by a unit holder and any related person as defined in Sections 267(b) and 707(b)(1) of the Internal Revenue Code in one or more transactions during any 30 calendar-day period, of interests which in the aggregate represent more than 2% of the total interests in partnership capital or profits;

•       Transfers pursuant to a plan of redemption or repurchase maintained by the partnership by which the partners may tender their interests for purchase by the partnership, another partner, or a person related to a partner, but only where either the right to purchase is exercisable only upon the partner’s death, disability, retirement, or termination from active service, or the plan is “closed end” so that the partnership does not issue any interests after the initial offering and no partner or person related to a partner provides contemporaneous opportunities to acquire interests in similar or related partnerships which represent substantially identical investments;

•       Transfers by one or more partners of interests representing more than 50% of the total interests in the capital and profits in one transaction or series of related transactions; and

•       Transfers not recognized by the partnership.

Transfers are pursuant to a qualified redemption or repurchase agreement only if:

•       The agreement provides that a transfer cannot occur until at least 60 days after the partnership receives written notice of the partner’s intent to exercise the redemption or repurchase right;

•       The agreement provides that the purchase price not be established until at least 60 days after receipt of notification or that the purchase price not be established more than four times during the entity’s tax year; and

•       The sum of the interests in capital or profits transferred during the entity’s taxable year, not including private transfers, does not exceed 10% of the total interests in capital or profits.

Transfers are through a qualified matching service only if:

•  The matching service consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match prospective buyers and sellers of interests;

•  Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•  The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which date must be confirmable by maintenance of contemporaneous records;

•  The closing of a sale effected through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•  The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price, or quotes that express an interest in acquiring an interest without an accompanying price, and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•  The seller’s information is removed within 120 days of its listing and is not re-entered into the system for at least 60 days after its deletion; and

•  The sum of the interests in capital or profits transferred during the entity’s tax year, not including private transfers, cannot exceed 10% of the total interests in capital or profits.

Our Taxable Year

Because we are treated as a separate entity for tax purposes, we have our own taxable year separate from the taxable years of our unit holders. A limited liability company that is treated as a partnership for federal income tax purposes must normally adopt a fiscal year that is the same as one of the following:

•  The tax year of the majority of its unit holders who own an aggregate of more than 50% of the limited liability company’s profits and capital;

•  The tax year of all the principal unit holders if there is no tax year of the majority of the unit holders; or

•  If neither of the above tax years applies, the tax year that results in the least aggregate deferral of income to the unit holders.

Our taxable year currently is December 31, but is subject to change when the above tests are applied following the issuance of the units being offered.

Tax Consequences of our Operations to Our Unit Holders

Pass-through of Taxable Income or Loss

As a unit holder, you will be required to report on your income tax return for your taxable year with which or within which our taxable year ends, your distributive share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received. To illustrate, each calendar year unit holder will include the unit holder’s share of our 2006 taxable income or loss on the unit holder’s 2006 income tax return. By way of further illustration, a unit holder with a June 30 fiscal year will report the unit holder’s share of our 2006 taxable income or loss on the unit holder’s income tax return for the fiscal year ending June 30, 2007. We will provide each unit holder with an annual Schedule K-1 indicating such unit holder’s share of our income, loss and their separately stated components.

Tax Treatment of Expenditures Prior to Operations

We do not expect to generate operating revenues until approximately 16 months after commencing construction. We will make substantial expenditures during that period, but deduction of expenditures attributable to our offering, formation, construction and startup should not be a material consideration in investing in units because the deductibility of such expenditures for tax purposes is significantly restricted. For example, offering expenses are neither deductible nor amortizable, organization expenses must be capitalized and may be amortized, costs to obtain financing must be capitalized for amortization over the term of the financing, construction costs and construction period interest expense must be capitalized into the depreciable cost of the property being constructed, and many routine expenses that are incurred before commencing operations must be capitalized as start-up costs that may be amortized.

Section 704(c) Allocations and Reverse Section 704(c) Allocations

Section 3.07 of our Operating Agreement requires allocations of taxable income in specified circumstances that generally are referred to as Section 704(c) allocations and reverse Section 704(c) allocations. These are disproportionate allocations that are made solely for tax purposes, and they will differ from a member’s unitary share of profits or losses for capital account maintenance purposes. Section 704(c) allocations are made when a member contributes property having a tax basis that is different from the property’s fair market value as agreed to us and the contributing member. In general, Section 704(c) allocations reduce the disparity between the contributing member’s tax basis and capital account over a period of time generally corresponding to the remaining useful lives of the contributed assets for tax depreciation and amortization purposes.

Reverse Section 704(c) allocations are made if events occur which cause an adjustment to gross asset value in accordance with our Operating Agreement. These events include the issuance of additional units, unit redemptions, liquidation and other events where revaluation is required by or is consistent with Treasury regulations. Adjustments are made only if necessary to reflect the relative economic interests of unit holders. For example, the terms of this offering provide that the economic interests of our founders, developers and other seed capital investors (who paid substantially less than $2.00 per unit) will be equal on a per unit basis to the economic interests of the new investors (who will pay $2.00 per unit). Therefore, upon breaking escrow, we will revalue our assets for capital account purposes such that the capital accounts of our existing unit holders will be booked up to an amount that is equal on a per unit basis to the capital accounts of new investors. As a result of the revaluation and related adjustments, the interests of all unit holders in our profits, losses and distributions will be unitary and in proportion to units held.

The timing of the Section 704(c) reverse allocation depends on the method we elect, the assets that are revalued, and whether they are depreciable or amortizable. Our Operating Agreement provides that we will elect the “traditional” method under the Section 704(c) regulations with respect to the revaluation that will occur at escrow closing, and that we will treat the disparity between value and basis as attributable to non-amortizable intangible assets. This will cause the reverse Section 704(c) allocation to be made to the early investors in the form of a disproportionately higher allocation of taxable gain on a liquidating sale. To illustrate, ignoring profit or loss allocations for the period prior to escrow closing, a seed capital investor who contributed $0.45 per unit would be allocated $1.55 per unit of reverse Section 704(c) allocations in the form of additional taxable gain on a liquidating sale that will reduce or eliminate the $1.55 per unit disparity between his or her initial $0.45 tax basis and the adjusted capital account of $2.00 per unit. The tax deductions of the new investors will be a few cents per unit lower under the traditional method than would be available each year under alternative methods.

Tax Treatment of Distributions

Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in the unit holder’s units immediately before the distribution. Cash distributions in excess of unit basis, which are considered unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

Under Section 722 of the Internal Revenue Code, your initial basis in the units you purchase will be equal to the sum of the amount of money you paid for your units. Your basis will also be increased by your share of our debt. However, see “—Deductibility of Losses; At-Risk; Passive Loss Limitations” below regarding the impact of debt on deductibility of losses.

Your initial basis in the units will be increased to reflect your distributive share of our taxable income, tax-exempt income, gains, and any increase in your share of our debt. If you make additional capital contributions at any time, the adjusted unit basis will be increased by the amount of any cash contributed or the adjusted basis in any property contributed.

The basis of your units will be decreased, but not below zero, by:

•       The amount of any cash we distribute to you;

•       The basis of any other property distributed;

•       Your distributive share of our losses and nondeductible expenditures that are “not properly chargeable to capital account”; and

•       Any reduction in your share of our debt.

The unit basis calculations are complex. A unit holder is only required to compute unit basis if the computation is necessary to determine the unit holder’s tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

•       The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the unit holder’s share of the loss;

•       Upon the liquidation or disposition of a unit holder’s interest, and

•       Upon the nonliquidating distribution of cash or property to a unit holder, in order to ascertain the basis of distributed property or the taxability of cash distributed.

Except in the case of a taxable sale of a unit or our liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable to the unit holder under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a unit holder’s “tax investment” in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

Deductibility of Losses; At-Risk; Limitations on Losses and Credits from Passive Activities

Generally, a unit holder may deduct allocated losses, subject to a number of restrictions. Your ability to deduct any losses and claim tax credits that we allocate to you is determined by applying the following three limitations dealing with basis, at-risk amounts and losses and credits from passive activities.

•       Basis. You may not deduct an amount exceeding your adjusted basis in your units pursuant to Internal Revenue Code Section 704(d). If your share of our losses exceeds your basis in your units at the end of any taxable year, such excess losses, to the extent they exceed your adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year your adjusted basis in your units exceeds zero.

•       At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if you are an individual taxpayer (including an individual partner in a partnership) or a closely-held corporation, you may deduct losses from a trade or business activity, and thereby reduce your taxable income from other sources, only to the extent you are considered “at risk” with respect to that particular activity. The amount you are considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which you may be liable.

•       Losses and Credits from Passive Activities. Your ability to deduct losses and claim tax credits from passive activities may be significantly restricted if you are subject to the passive activity limitations of Section 469 of the Internal Revenue Code. The taxpayers that are subject to subject the passive loss and credit limitations are individuals (including partners and S corporations shareholders), trusts, professional service corporations, and closely-held C corporations.

Passive activities generally include activities conducted by pass-through entities, such as our limited liability company and other limited liability companies, partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Credits from passive activities, including the small ethanol producer credit, are disallowed to the extent that their sum exceeds the taxpayer’s regular tax liability allocable to all passive activities for the year. The amount of regular tax liability attributable to passive activities for the year is the excess of the taxpayer’s regular tax liability including the net income from passive activities over the taxpayer’s regular tax liability excluding net income from passive activities. It is important to note that income from passive activities does not include dividends and interest income that normally is considered to be “passive” in nature. Passive activity losses that are not deductible because of these rules may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in us to an unrelated party in a fully taxable transaction. Passive activity credits that are not allowed to offset tax liabilities under these rules also may be carried forward and offset against taxes attributable to future passive activity income or upon a taxable disposition of a unit holder’s entire interest in us.

The passive activity rules that apply to closely-held C corporations (other than personal service corporations) are less restrictive than those described above because they are allowed to deduct passive activity losses and credits against a broader base of income. A C corporation is closely-held if at any time during the last half of the taxable year, more than 50% (by value) of its outstanding stock is owned—directly or indirectly—by five or fewer individuals. Ownership may be outright, or by attribution from relatives and related entities.

For unit holders who borrow money to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Small Ethanol Producer Credit

Section 40 of the Internal Revenue Code allows a credit against tax for alcohol used as a fuel. The alcohol fuels credit has three components, one of which is the small ethanol producer credit (the “ethanol credit”) that is provided in Section 40(a)(3). The ethanol credit is an income tax credit of 10 cents per gallon for up to 15 million gallons of annual ethanol production by an eligible small ethanol producer. An eligible producer is one with annual production capacity of 60 million gallons or less. The capacity limitation was increased from 30 million to 60 million gallons in the recently enacted Energy Tax Incentives Act of 2005. If the producer is a pass-through entity such as a limited liability company, the credits are passed through to the unit holders in proportion to their percentage interest in production revenues. Because our anticipated capacity is 100 million gallons annually, we do not expect to qualify as a small ethanol producer. However, if a member is allocated credits from other ethanol investments, the member’s share of our capacity is aggregated with the member’s share of capacity in other ethanol producers in determining the member’s 60 million gallon capacity limitation.

Qualified Production Activities Deduction

The American Jobs Creation Act of 2004 added new Section 199 to the Internal Revenue Code that creates a special deduction for both regular tax and alternative minimum tax purposes that is based on a specified percentage of qualified production activity income (“QPAI”). QPAI is a net income concept that should include gross income from the production of ethanol reduced by cost of production and other direct and indirect costs that are properly allocable to production activities. The specified percentage is 6% for our taxable years beginning in 2007, 2008 and 2009, and 9% thereafter. The deduction will pass through to the unit holders. The deduction cannot exceed the unit holder’s taxable income and it is limited to 50% of wages attributable to the qualified production activity. It also may be limited by passive activity loss rules, carrybacks and carryovers. IRS Form 8903 is used by taxpayers in claiming the deduction. Your share of our QPAI will pass through to you as an “other deduction” on Line 13 of Form K-1 and your share of our wages will be separately stated to permit you to calculate the wage limitation. To illustrate, assume that a unit holder’s share of our ordinary business income (Line 1 of Form K-1) for fiscal years 2007 through 2010 is $2,100 per year, of which $2,000 is QPAI. A calendar year unit holder’s QPAI deduction for 2007, 2008 and 2009 would be $120, increasing to $180 per year thereafter, all of which are subject to the limitations mentioned above. The Section 199 deduction is solely for income tax purposes. It does not result in an expenditure of cash by us nor the disposition of any asset of ours. Therefore, the Section 199 deduction does not decrease the unit holder’s capital account, nor does it reduce any entitlement of the unit holders to a current or future cash distribution. It is unclear whether the Section 199 deduction decreases the basis of a unit holder’s limited liability company interest. The IRS has issued tentative advice on Section 199 in Notice 2005-14 and has issued proposed regulations under Section 199.

Passive Activity Income

If we are successful in achieving our investment and operating objectives, you may be allocated taxable income from us. To the extent that your share of our net income constitutes income from a passive activity (as described above), such income may generally be offset by your net losses and credits from investments in other passive activities.

Allocations of Income and Losses

Your distributive share of our income, gain, loss, or deduction for federal income tax purposes generally is determined in accordance with our Operating Agreement. Under Section 704(b) of the Internal Revenue Code, however, an allocation, or portion thereof, will be respected only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.”  If the allocation or portion thereof contained in our Operating Agreement does not meet either test, the IRS may make a reallocation of such items in accordance with their determination of each unit holder’s economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the Operating Agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect.

Alternative Minimum Tax

If we adopt accelerated methods of depreciation, it is possible that taxable income for Alternative Minimum Tax purposes might exceed regular taxable income passed through to the unit holders. No decision has been made on accelerated depreciation.

Disposition of Units and Extraordinary Transactions

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of our units or other taxable exchange equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of other property received plus the unit holder’s share of our debt. Although considered unlikely, since debt is included in your basis, it is possible that you could have a tax liability upon the sale of your units that exceeds the proceeds of sale.

Gain or loss recognized by a unit holder on the sale or other taxable exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We intend to adopt conventions to assist those unit holders that sell units in apportioning the gain among the various categories.

Allocations Following Unit Transfers

The Internal Revenue Code requires that profits and loss allocations with respect to units that are transferred during the fiscal year must take into account the varying interests of the transferor and transferee during the year. Related regulations recognize several methods, including an interim closing of the books or the daily proration method. The interim closing of the books method allocates profits and losses through the transfer date to the transferor and after the transfer date to the transferee. The proration method is essentially a rule of administrative convenience that allocates our annual income between the transferor and transferee based on the portion of the year that has elapsed prior to the transfer, or under any other method that is reasonable. Although the rules on other reasonable methods and the use of conventions are not well defined, partnerships and limited liability companies with numerous transfers typically adopt reasonable methods and conventions to reduce the accounting burdens associated with unit transfers. We have the authority to specify the method to be used.

Effect of Internal Revenue Code Section 754 Election on Unit Transfers

Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of our asset basis (inside basis) to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. The amount of the transferee’s basis adjustment is determined under Section 743(b) of the Internal Revenue Code, and it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

A Section 754 election is beneficial to the transferee when the basis of its partnership interest (outside basis) is greater than his proportionate share of the entity’s inside basis. In this case, a special calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of our property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if the transferee’s outside basis is less than transferee’s proportionate share of inside basis.

Our Operating Agreement provides that the Board is to make a Section 754 election if requested by holders of 20% of our units. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. Once made, a Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation. Section 743(b) provides that a partnership or limited liability company is responsible for determining the basis adjustments. However, the unit transferees are required to report the basis adjustments. If we determine to make a Section 754 election, we will notify the unit holders of the manner in which to comply with applicable rules.

IRS Reporting Requirement

Our Operating Agreement contains the requirements for a valid transfer of units, including proper documentation and approval of the Board of Governors. In addition, the IRS requires a taxpayer who sells or exchanges a unit to notify us in writing within 30 days or, for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to “Section 751(a) exchanges,” it is likely that any transfer of a unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor and, if known, of the transferee and the exchange date. The IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Our Acquisition, Liquidation or Other Extraordinary Transactions May or May Not Be Taxable to You

As a limited liability company, we have the legal power to participate in a variety of extraordinary transactions such as incorporating, going public, being acquired by purchase or merger, and liquidating.  Those transactions may be fully taxable, partially taxable or tax-free to you, depending on their form, substance and terms, including the consideration you receive.  Also, our partnership tax status will preclude some types of tax-free acquisition transactions that are limited to corporate participants, for example, a tax-free reorganization in exchange for stock of a publicly traded corporation. An analysis of these potential transactions and their tax consequences is beyond the scope of this discussion.

Upon dissolution, your units may be liquidated by one or more distributions of cash or other property that remains after our obligations we paid. If your liquidating distribution is entirely in cash, you will recognize gains to the extent, if any, that the amount of cash received exceeds your adjusted basis in your units (as adjusted for your share of our liquidating gains and losses, if any). No gain or loss will be recognized to you to the extent we distribute our property in-kind to you. However, since our primary assets are expected to be the ethanol plant and related intangible assets such as goodwill and going concern value, it is unlikely that we will make an in-kind liquidating distribution.

Other Tax Matters

Tax Information to Unit Holders; Consistent Reporting

We are required to provide each unit holder with a Schedule K-1 (or authorized substitute therefor) on an annual basis. Harsh penalties are provided for failure to do so unless reasonable cause for the failure is established.

Each unit holder’s Schedule K-1 will set out the unit holder’s distributive share of each item of income, gain, loss, deduction or credit that is required to be separately stated. Each unit holder must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request, AAR” with the original or amended return in which the inconsistent position is taken.

Audit of Income Tax Returns

The IRS may audit our tax returns and may disagree with the tax positions we have taken on such returns. If challenged by the IRS, the tax position taken on the returns may not be sustained by the courts. An audit of our tax returns could lead to separate audits of your tax returns, which could result in adjustments attributable to items that may or may not be related to us.

IRS Audit Procedures

Unified audit rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we are treated as a partnership for federal income tax purposes, these rules are applicable to us and our unit holders.

These rules allow the IRS to challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. However, the IRS must still assess any resulting deficiency against each taxpayer who was a partner in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for the partner’s own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement.

IRS rules establish the “Tax Matters Partner” as the primary representative of a partnership in dealings with the IRS. The Tax Matters Partner must be a “member-manager,” which is defined as a member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this will likely be a designated member of our Board of Governors who is also a member of our limited liability company.

The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS. For partnerships with more than 100 partners, however, the IRS generally is not required to give notice to any partner whose profits interest is less than one percent. After the IRS makes an administrative adjustment, the Tax Matters Partner (and, in limited circumstances, other partners) may file a petition for readjustment of partnership items in the Tax Court, the district court in which the partnership’s principal place of business is located, or the Claims Court.

Elective Procedures for Large Partnerships

The Internal Revenue Code allows partnerships that have more than 100 partners to elect streamlined procedures for income tax reporting and IRS audits. This election reduces the number of items that must be separately stated on the Schedules K-1 that are issued to the partners which eases the burden on their tax preparers.

If the election is made, IRS audit adjustments generally will flow through to the unit holders for the year in which the adjustment takes effect. However, the entity may elect to pay an imputed underpayment that is calculated by netting the adjustments to the income and loss items of the entity and multiplying that amount by the highest tax rate, whether individual or corporate. A unit holder may not file a claim for credit or refund of his or her allocable share of the payment.

Timing adjustments are made in the year of audit in order to avoid adjustments to multiple years where possible. In addition, the entity, rather than the unit holders individually, generally is liable for any interest and penalties that result from a partnership audit adjustment. Penalties, such as the accuracy and fraud penalties, are determined on a year-by-year basis, without offsets, based on an imputed underpayment. Any payment for federal income taxes, interest, or penalties that an electing large partnership is required to make, is non-deductible.

Under the electing large partnership audit rules, a unit holder is not permitted to report any partnership items inconsistently with the partnership return, even if the unit holder notifies the IRS of the inconsistency. The IRS may treat a partnership item that was reported inconsistently by a partner as a mathematical or clerical error and immediately assess any additional tax against that unit holder. The IRS is not required to give notice to individual unit holders of the commencement of an administrative proceeding or of a final adjustment. Instead, the IRS is authorized to send notice of a partnership adjustment to the entity itself by certified or registered mail. An administrative adjustment may be challenged in the Tax Court, the district court in which the entity’s principal place of business is located, or the Claims Court. However, only the partnership, and not the partners individually, can petition for a readjustment of partnership items.

We will review the large partnership procedures with our legal counsel and certified public accountants to determine whether it appears advantageous to elect to be subject to these streamlined procedures.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

If we incorrectly report your distributive share of our net income, such may cause you to underpay your taxes. If it is determined that you underpaid your taxes for any taxable year, you must pay the amount of taxes you underpaid plus interest on the underpayment and possibly certain penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify you of amounts owing within 18 months of the date you filed your income tax return. The suspension period ends 21 days after the IRS sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.”  All of those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

The IRS may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Internal Revenue Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.

Self-Employment Tax

The Internal Revenue Code and Treasury Regulations provide that general partners who are individuals are subject to self-employment tax on their distributive share of partnership income and that limited partners who do not render services to the partnership are not subject to self-employment tax. Neither the Internal Revenue Code nor the Treasury Regulations address the treatment of limited liability company unit holders for self-employment tax purposes. Proposed Regulations, however, were issued in 1997 that provide generally for imposition of the self-employment tax on limited liability company unit holders only if they have personal liability for the company’s obligations, have authority to contract on behalf of the company, or participate in the company’s business for more than 500 hours each year. Few, if any, of our unit holders would be subject to self-employment tax under this test unless they are employed by us. The status of the Proposed Regulations is uncertain because the IRS has not taken steps to finalize them. However, a recent report of the Staff of the Congressional Joint Committee on Taxation recommended that Congress apply the material participation test of the passive activity loss rules to determine whether a limited liability company member should be subject to self-employment on his or her share of the company’s income.

Fringe Benefits

Fringe benefits paid to unit holders of our limited liability company who are also employed by us may be treated less favorably for tax purposes than fringe benefits paid to employees who are not unit holders.

State and Local Taxes

In addition to the federal income tax matters described above, you should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. You are urged to consult your own tax advisor regarding your state and local tax obligations.

Unit holders generally are subject to tax in their state of residence as well as in other states, if any, in which the entity does business, provided their share of income exceeds applicable minimum filing requirements. Some states require the limited liability company to withhold taxes on nonresident members, in which case the member must file in that state. Other states, however, allow “composite reporting” by limited liability companies on behalf of nonresident members. This means that the entity pays income taxes to those states on behalf of nonresident individual members and they are relieved of the reporting responsibility in those states. An individual’s state of residence generally will allow a tax credit for state income taxes paid to another state by the member or by the entity for the benefit of the member. Members are urged to consult their own tax advisors on this matter.

Most states treat limited liability companies as pass-through entities that are not subject to state income taxes. However, in addition to taxing limited liability company members, Tennessee imposes an entity level tax that is described above in “Management’s Plan of Operations—Income, Franchise and Excise Taxes.”

LEGAL PROCEEDINGS

From time to time and in the ordinary course of its business, we may be named as a defendant in legal proceedings related to various issued, including worker’s compensation claims, tort claims and contractual disputes. We are currently involved in no such legal proceedings and are not aware of any potential claims that could result in the commencement of legal proceedings. We intend to carry insurance that will provide protection against certain types of claims.

PLAN OF DISTRIBUTION

This is an initial public offering of our capital units. Each unit represents an ownership interest in our assets, profits, losses and distributions. The units are being offered at a price of $2.00 per unit, for a minimum $20,000 investment (10,000 units) and in increments of $5,000 (2,500 units) thereafter.

Our officers, governors and affiliates may purchase the units offered by this prospectus. There is no limit on the number of units our officers, governors and affiliates may purchase, and their purchases will count towards the minimum and maximum amounts offered. They must purchase units in this offering subject to the same terms and conditions that apply to all other investors acquiring units pursuant to this offering. As of December 1, 2006, our officers, governors and their affiliates had subscribed for a total of 5,177,500 units in this offering.

We have entered into an investment terms agreement with Virgin Group Holdings Limited and Bioverda Limited, pursuant to which we expect that VBV LLC will subscribe for 20,002,500 units in this offering for investment purposes upon effectiveness of the post-effective amendment to our registration statement, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate. That expected subscription will, subject to the withdrawal rights of prior subscribers, allow us to raise the minimum offering amount.  Upon completion of the confirmation process, so long as our representations and warranties remain materially accurate as confirmed by us in an officer’s certificate, we expect that VBV will subscribe for investment purposes for substantially all of any additional units then remaining unsubscribed, in order that the maximum 31,175,000 units offered by this prospectus will be sold, less 20,000 units expected to be set aside for employment-related compensation following the offering.

We are offering a minimum of 25,000,000 units and a maximum of 31,175,000 units. We intend to close the subscription period on January 15, 2007, but we may extend the subscription period one or more times in our discretion to no later than April 30, 2007. We may close the subscription period at any time.

We have not engaged any underwriter, broker/dealer or agent to assist us in the offer and sale of the units. The units will be offered directly all governors and officers other than James Baxter Sanders without payment of any commission or other remuneration except their normal salaries, fees and reimbursement of expenses. We consider our governors and officers not to be brokers under the Exchange Act because they have not been, and will not be, in the business of effecting transactions in securities for the accounts of others. Each of these individuals has substantial operational responsibilities to us during and after the offering. They have not received, and will not receive, any compensation or commissions based, directly or indirectly, upon the sale of the units.

Suitability

Investing in the capital units of a development stage company such as ours is highly speculative and involves significant risk. In addition, it may be difficult for you to resell or liquidate the units when you desire because they will be subject to significant restrictions on transfer and not tradable on any public market. Because of this, our units are suitable only as a long-term investment and only if you can bear a complete loss of your investment.

To this end, an individual resident of the State of Tennessee can invest in this offering only if the person can represent to us in the subscription agreement that he or she meets one of the following suitability tests:

•       The individual has annual income from whatever source of at least $65,000 and a net worth of at least $250,000, exclusive of home, furnishings and automobiles; or

•       The individual has a net worth of at least $500,000, exclusive of home, furnishings and automobiles.

Further, an individual resident of the State of Kentucky can invest in this offering only if the person can represent to us in the subscription agreement that his or her total investment in our securities will not exceed 10% of his or her liquid net worth, exclusive of homes, furnishings and automobiles.

We may need to impose other specific suitability requirements in other states in which we offer and sell the units. We reserve the right to reject any subscription, in whole or in part, for any reason, including if we determine that the units are not a suitable investment for a particular investor.

Subscription Procedure

To subscribe to purchase units, you must:

•       Complete and execute the subscription agreement, attached as Appendix C;

•       Execute the member signature page to our Operating Agreement, attached as Appendix B;

•       Include a check for 10% of the total purchase price made payable to “Ethanol Grain Processors, LLC—Escrow”;

•       Complete and execute the promissory note, attached as Exhibit 1 to the subscription agreement, for the remaining balance of the purchase price; and

•       Send an executed copy of the subscription agreement, the signature page to our Operating Agreement, the promissory note and check to us at:

Ethanol Grain Processors, LLC
Attn: Chief Executive Officer
P.O. Box 95
Obion, Tennessee 38240

Important Notice:   Investors deemed the beneficial owners of more than 5% of our capital units may in the future have reporting obligations under Sections 13 and 16 of the federal Securities Exchange Act of 1934, as amended. As of the date of this prospectus, we have not registered our units under the Securities Exchange Act. If we break escrow and complete the sale of units in this offering and have 500 or more unit holders at the close of any fiscal year, we will be required to register the units under the Securities Exchange Act and holders of our units would then become subject to reporting requirements under Sections 13 and 16. If you believe that you may become the beneficial owner of more than 5% of our outstanding units, you should consult your own legal counsel to determine what filing and reporting obligations you may have under federal securities laws.

In the subscription agreement, you must represent to us, among other things, that you:

•       Have the authority to execute the subscription agreement;

•       Have received a copy of this prospectus, along with any amendments and supplements thereto;

•       Agree to be bound by our Operating Agreement; and

•       Understand that the units are subject to significant transfer restrictions.

We will accept or reject your subscription by the close of the offering. We reserve the right to reject any subscription, in whole or in part, for any reason. The fact that we deposit your payment does not mean that we have accepted your subscription. If we accept your subscription, one of our officers will countersign your subscription agreement and return a copy of the signature page to you to confirm acceptance. We will generally accept properly completed subscriptions in the order received; however, we have the right to accept or reject your subscription in the sole discretion of our Board of Governors. If we reject your subscription, your deposit will be returned to you together with any related interest earned.

No units will be issued unless and until we accept your subscription, you make full payment of your subscription amount (including the 90% payable pursuant to the promissory note) and your subscription amount is released to us upon our satisfying all conditions to breaking escrow. Prior to the issuance of units, you will not hold any economic interest and will not be allocated any profits or losses or receive any distributions. You also will not become a member unless and until your units are issued.  Prior to becoming a member, you will not hold any voting interest and will not be entitled to vote on any matters submitted to the members for a vote.

Promissory Notes

To subscribe for units, you must submit a deposit for 10% of your total purchase price and execute a promissory note for the remaining balance. The note will have no fixed maturity date and the outstanding principal balance may become due at any time, at the Board’s discretion, in one or more installments upon 30 days written notice. However, if you submit your subscription materials after we have already called the outstanding principal note balances due on a specific date and we notify you of that call prior to your submission of subscription materials, you will be required to submit full payment with your subscription or by the specified date, even if that date is less than 30 days from the date of the notice. Because one of the conditions to breaking escrow is that we have received at least $50,000,000 in offering proceeds, we expect to call all or substantially all of the outstanding principal note balances at least 30 days prior to any planned breaking of escrow. We will deposit all proceeds from the payment of your promissory note in the escrow account until we satisfy all conditions to breaking escrow. If you do not pay the principal balance when due, interest will accrue on the amount due at a rate of 12% per annum and we may commence legal proceedings to collect the amount due and any related expenses. In addition, we would have the right to keep your 10% deposit as liquidated damages, and terminate your subscription and redeem any units then issued under the subscription agreement, in exchange for cancellation of the note. If we terminate your subscription, you will forfeit any right to acquire units under the subscription agreement.

Escrow Procedures

We will hold your deposit payment and any other subscription payments you make to us in an escrow account that we will establish at Regions Bank, until we satisfy all conditions to breaking escrow. We will not break escrow and complete the sale of and issue the units subscribed for in this offering until we satisfy the following conditions:

•       We have received a minimum of $50,000,000 in offering proceeds;

•       We close on an amount of debt financing which we determine will, together with our equity financing and grant awards, allow us to construct the ethanol plant and commence start-up operations with a reasonable amount of working capital;

•       We have executed a design-build agreement with Fagen, Inc. for the construction of the ethanol plant (which agreement has already been executed);

•       We have obtained all permits necessary to begin construction of the ethanol plant; and

•       We demonstrate to the Tennessee Securities Division that the equity investment of our officers, governors, persons who beneficially own more than 5% of our outstanding units prior to this offering and affiliates of these persons equals at least 10% of our tangible net worth adjusted for the offering.

If we have not satisfied all of these conditions by April 30, 2007, we will terminate this offering and promptly return all payments in the escrow account together with any related interest earned thereon (less escrow costs), along with all related promissory notes.

We intend to direct the escrow agent to invest all funds in the escrow account in either short-term certificates of deposit issued by a bank, short-term securities issued and guaranteed by the United States Government, or money market funds, including funds available through the escrow agent. All investments will accrue interest and allow immediate liquidation without premium or penalty.

Procedures Regarding Prior Subscriptions

Due to the nature of the changes from and additions and updates to the information contained in the prospectus dated June 15, 2006, we have decided that investors who submit subscriptions prior to receipt of this amended prospectus will be permitted to withdraw their subscriptions and receive a full refund of their investment, together with any related interest earned. We will resolicit each of these investors by sending, to the address specified in the applicable investor’s subscription agreement, this prospectus together with a notice informing the investor of his or her rights and containing a form providing for the confirmation or withdrawal of the investor’s subscription. Each investor will have 20 days from the date of notice to confirm or withdraw the investor's subscription by filling out and returning to us the election form. Upon receiving a withdrawal election, we will promptly return or instruct the escrow agent to return the investor’s investment. If we do not receive a completed election form within the alloted time, the investor’s subscription will automatically be cancelled, and the investment promptly refunded. These withdrawal rights apply only to investors who submit their subscriptions prior to receipt of this prospectus. Investors who subscribe to purchase units after receiving this prospectus will not be permitted to withdraw their subscriptions.

Summary of Promotional and Sales Material

In addition to and apart from this prospectus, we will use various sales materials in connection with this offering. The materials may include a brochure, question-and-answer booklet, a speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, these sales materials may not be available. Other than as described herein, we have not authorized the use of any other sales material. This offering is made only by means of this prospectus. Although the information contained in these sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.

LEGAL MATTERS

The validity of the units to be issued in connection with this offering will be passed upon by Bone McAllester Norton PLLC, Nashville, Tennessee.

EXPERTS

The balance sheet as of December 31, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2005 and 2004, and for the period from inception (October 28, 2004) to December 31, 2005, included in this prospectus have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., an independent registered public accounting firm, as stated in their report thereon appearing elsewhere in this prospectus and are included in reliance upon such report given upon their authority as experts in accounting and auditing.

PRX Geographic and Holbrook Consulting Services, LLC prepared an ethanol feasibility study for us dated September 2004, as supplemented in February 2006.

TRANSFER AGENT

We will serve as our own transfer agent and registrar.

WHERE YOU CAN OBTAIN MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to this offering. This prospectus omits some of the information contained in the registration statement, and we refer you to the registration statement and the exhibits filed with the information statement for further information regarding us and this offering. Statements contained in this prospectus regarding the provisions of any contract or other document filed as an exhibit are not necessarily complete, and each statement is qualified in all respects by the applicable contract or other document.

The registration statement with respect to this offering was originally declared effective on June 15, 2006. As a result, we are required to file annual, quarterly and current reports.

A copy of the registration statement, including exhibits, and the annual, quarterly and special reports that we file may be inspected without charge at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. You can request copies of all or any part of the these filings by paying a duplicating fee. You may also request copies of all or any part of the registration statement by contacting the Securities and Exchange Commission at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Ethanol Grain Processors, LLC
Obion, Tennessee

We have audited the accompanying balance sheet of Ethanol Grain Processors, LLC (a development stage company), as of December 31, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2005 and 2004, and for the period from inception (October 28, 2004) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ethanol Grain Processors, LLC, (a development stage company) as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and for the period from inception (October 28, 2004) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
January 27, 2006
(except for Note 10 as to which the date is May 23, 2006, and Note 11 as to which the date is October 9, 2006)

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Balance Sheet

December 31,
2005
ASSETS
Current Assets
Cash	$104,662
Prepaid expenses	13,115
Total current assets	117,777
Property and Equipment
Administration building	18,993
Office equipment	36,324
Vehicles	21,941
77,258
Less accumulated depreciation	(8,001)
Net property and equipment	69,257
Other Assets
Debt discount	122,500
Deferred offering costs	111,007
Total other assets	233,507
Total Assets	$420,541
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$94,605
Note payable - line of credit	50,485
Current portion of capital lease obligation	3,176
Total current liabilities	148,266
Capital lease obligation, less current portion	4,926
Commitments and Contingencies
Members’ Equity
Member contributions, 4,261,692 units outstanding at December 31, 2005	1,056,500
Units subscribed	190,000
Options granted in connection with guarantees	210,000
Deficit accumulated during development stage	(1,189,151)
Total members’ equity	267,349
Total Liabilities and Members’ Equity	$420,541

Notes to Financial Statements are an integral part of this Statement.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Statement of Operations

	Year Ended	Year Ended	From Inception
	December 31,	December 31,	(October 28, 2004)
	2005	2004	to December 31, 2005
Revenues	$—	$—	$—
Operating Expenses
Professional fees	323,860	13,936	337,796
Organizational	210,135	43,444	253,579
General and administrative	364,229	141,511	505,740
Total	898,224	198,891	1,097,115
Operating Loss	(898,224)	(198,891)	(1,097,115)
Other Income (Expense)
Interest income	2,098	—	2,098
Other income	10	—	10
Interest expense	(94,144)	—	(94,144)
Total	(92,036)	—	(92,036)
Net Loss	$(990,260)	$(198,891)	$(1,189,151)
Net Loss Per Unit (2,465,126, 228,006 and 2,131,383 weighted average units outstanding, respectively)	$(0.40)	$(0.87)	$(0.56)

Notes to Financial Statements are an integral part of this Statement.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Period from October 28, 2004 (Date of Inception) to December 31, 2005
Statement of Changes in Members’ Equity

Balance—October 28, 2004 (date of inception)	$—
Capital contributions—4,471 units, $.45 per unit, October 2004	2,000
Equity units issued for services, 223,535 units, $.45 per unit, October 2004	100,000
Units subscribed—1,710,043 units, $.45 per unit	765,000
Less units subscribed receivable	(276,667)
Units subscribed	488,333
Net loss	(198,891)
Balance—December 31, 2004	$391,442
Collection of units subscribed receivable	276,667
Capital contributions—523,307 units, $.45 per unit, January 2005	235,000
Equity units issued for services, 223,535 units, $.45 per unit, July 2005	100,000
Value of 2,235,352 options issued for guarantee of line of credit, August 2005	210,000
Capital retired—157,592 units, $.45 per unit, August 2005	(70,500)
Capital rescissions—167,651 units, $.45 per unit, September 2005	(75,000)
Capital contributions—1,900,048 units, $.54 per unit, December 2005	1,020,000
Less units subscribed receivable	(830,000)
Units subscribed	190,000
Net loss	(990,260)
Balance—December 31, 2005	$267,349

Notes to Financial Statements are an integral part of this Statement.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Statement of Cash Flows

	Year Ended December 31, 2005	Year Ended December 31, 2004	From Inception (October 28, 2004) to Dcember 31, 2005
Cash Flows from Operating Activities
Net loss	$(990,260)	$(198,891)	$(1,189,151)
Adjustments to reconcile net loss to net cash from operations:
Depreciation	8,001	—	8,001
Consulting fees exchanged for membership units	100,000	100,000	200,000
Deferred offering costs written off for failed offering attempt	131,835	—	131,835
Interest for line of credit guarantee	87,500	—	87,500
Prepaid expenses	(12,015)	—	(12,015)
Accounts payable	14,921	—	16,894
Advance payable to Ethanol Grain Processors Cooperative	(32,000)	32,000	—
Net cash used in operating activities	(692,018)	(66,891)	(756,936)
Cash Flows from Investing Activities
Payment for land options	—	(1,100)	(1,100)
Capital expenditures	(66,491)	—	(66,491)
Net cash used in investing activities	(66,491)	(1,100)	(67,591)
Cash Flows from Financing Activities
Proceeds from line of credit	50,485	—	50,485
Member contributions	235,000	2,000	237,000
Payments on units subscribed	466,667	488,333	955,000
Payments for recinded and retired units	(145,500)	—	(145,500)
Payments for deferred offering costs	(149,573)	(13,585)	(165,131)
Prinicipal payments on capital lease obligation	(2,665)	—	(2,665)
Net cash provided by financing activities	454,414	476,748	929,189
Net Increase (Decrease) in Cash	(304,095)	408,757	104,662
Cash—Beginning of Period	408,757	—	—
Cash—End of Period	$104,662	$408,757	$104,662
Supplemental Disclosure of Noncash Investing Activities and Financing Activities
Capital lease obligation incurred for equipment	$10,767	$—	$10,767
Deferred offering costs included in accounts payable	$75,738	$1,973	$77,711
Options issued for line of credit guarantee	$210,000	$—	$210,000

Notes to Financial Statements are an integral part of this Statement.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Notes to Financial Statements
December 31, 2005 and 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Ethanol Grain Processors, LLC (a development stage Tennessee limited liability company) to be located near Obion, Tennessee was organized to pool investors to build a 100 million gallon natural gas powered ethanol plant. As of December 31, 2005, the Company is in the development stage with its efforts being principally devoted to organizational and equity raising activities.

Fiscal Reporting Period

The Company had adopted a fiscal year ending September 30 for reporting financial operations. In December 2005, the Company’s Board of Governors adopted the year end of the Company to be December 31 for reporting financial operations.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenue, and expenses. Estimates and assumptions include deferred offering costs and the fair value of stock-based compensation and debt discount. Actual results and outcomes may differ from management’s estimates and assumptions.

Cash

The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Deferred Offering Costs

The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.

During the year ended December 31, 2005, the Company had expensed deferred offering costs of approximately $132,000 in a discontinued attempt to prepare a Registration Statement with the Tennessee Department of Commerce and Insurance Division of Securities to raise $50 million.

Grants

The Company recognizes grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant.

Income Taxes

Ethanol Grain Processors, LLC is treated as a partnership for federal and state income tax purposes, and generally does not incur income taxes. Instead its earnings and losses are included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been

ETHANOL GRAIN PROCESSORS, LLC (Continued)

(A Development Stage Company)

Notes to Financial Statements
December 31, 2005 and 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

included in these financial statements. However, the Company is subject to Tennessee’s entity level state franchise/excise tax of $0.25 per $100.00 of net worth, and 6.5% of net earnings.

In October 2005, the Company filed under Section 444 of the Internal Revenue Code to elect a September 30 fiscal year end for income tax reporting purposes. This election was subsequently revoked by the Company in December 2005 making the year end December 31 for income tax reporting purposes.

Fair Value of Financial Instruments

The carrying value of cash and the line of credit approximates their fair value.

Stock-Based Compensation

The Company accounts for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees,” and the related interpretations. Compensation cost for stock options granted or warrants issued to non-employees is measured as the fair value of the option or warrant. Such compensation costs are amortized to operations over the underlying option or warrant vesting terms.

The following table represents the effect on net loss if the Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation:

For the years ending December 31, 2005 and 2004:

	2005	2004
Net loss, as reported	$(990,260)	$(198,891)
Less: stock-based compensation expense determined under fair value based methods for all awards	(87,500)	0
Plus: stock-based compensation expense determined under fair value based methods for all awards	87,500	0
Pro forma net loss	$(990,260)	$(198,891)

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB 25. Among other items, SFAS No. 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R is the first annual reporting period beginning after December 15, 2005, although early adoption is allowed. SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS 123.

ETHANOL GRAIN PROCESSORS, LLC (Continued)

(A Development Stage Company)

Notes to Financial Statements
December 31, 2005 and 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company currently utilizes a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a “lattice” model. The “lattice” model utilizes the same behaviors as the Black-Scholes method but allows the expected behavior to change as much as needed resulting in several assumptions. The Company did not elect early adoption of SFAS 123R and has yet to determine which model it will use to measure the fair value of employee stock options upon the adoption of SFAS 123R.

Recently Issued Accounting Pronouncements

Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

2. DEVELOPMENT STAGE ENTERPRISE

The Company was formed on October 28, 2004 to have a perpetual life. The Company was initially capitalized by 4 members who contributed an aggregate of $2,000 for 4,471 units. In January 2005, the Company issued an additional 2,235,350 units valued at $1,000,000 of which 1,710,043 were subscribed in 2004. In addition, in 2004 one of the founding members of the Company received 223,535 units of membership valued at $100,000, in exchange for various contributions to the Company in efforts to organize and develop the Company.

The Company prepared a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC) for a minimum of 25,000,000 membership units up to a maximum of 31,175,000 membership units for sale at $2 per unit with a minimum of 10,000 units per investor. The offering is intended to close July 7, 2006, but may be extended to no later than April 30, 2007.

Income and losses are allocated to all members based upon their respective percentage of units held. See Note 4 for further discussion of members’ equity.

3. LINE OF CREDIT NOTE PAYABLE

In August 2005, the Company entered into a line of credit agreement with a bank. The Company may draw up to $1,000,000 until expiration in August 2006. Interest is payable monthly at .65% below Wall Street Journal Prime Rate, 6.6% at December 31, 2005. The agreement is secured by the limited guarantees of each of the eight board of governor members in the amount of $125,000. As of December 31, 2005, there were borrowings outstanding of approximately $50,400 on the line of credit.

In exchange for guaranteeing the line of credit agreement, each governor was issued an option to purchase 279,419 membership units at $.45 per unit for a total of 2,235,352 units. The options vest immediately and expire five years from the date of financial closing. The fair value of these options in the amount of $210,000 was recorded as a debt discount at August 31, 2005 and will be amortized to interest expense over the term of the guarantee. The additional interest expense related to this amortization was $87,500 and $0 for the years ending December 31, 2005 and 2004, respectively.

ETHANOL GRAIN PROCESSORS, LLC (Continued)

(A Development Stage Company)

Notes to Financial Statements
December 31, 2005 and 2004

4. MEMBERS’ EQUITY

As specified in the Company’s operating agreement, the Company is authorized to issue one class of membership units. The Company may issue a maximum of 250,000,000 membership units. The Company has one class of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. Additional classes of membership interests and units may be created and issued as the board determines necessary.

One of the founding members, the former Chief Executive Officer of the Company, received 223,535 units of membership valued at $100,000 in 2004, in exchange for various contributions to the Company in efforts to organize and develop the Company. In August 2005, the former Chief Executive Officer resigned from his position and is no longer employed by the Company. The former Chief Executive Officer sold 67,061 units to another founding member and the Company purchased the remaining 157,592 units which included the initial contribution of $500 at a cost of $70,500. Based on matters concerning the former Chief Executive Officer, the Company made a rescission offer to its first seed round investors to repurchase their membership interest for the original purchase price plus interest in September 2005. The rescission offer was open for a 30 day period from the date of receipt of the offer of rescission letter dated September 2, 2005. The rescission period closed with the Company receiving acceptance of the rescission offer from five seed round investors holding 167,651 units with an original purchase price totaling $75,000. During October 2005, the Company paid $80,600 including approximately $5,600 of accrued interest, to repurchase these units.

In December 2005, the Company received a promissory note from a related party, a member, in exchange for 558,538 units at $.54 per unit for $300,000 of capital. The promissory note states that the principal balance shall be due and payable in ten, unequal installments, with the first five installments of $5,000 due monthly beginning December 1, 2005 and ending on April 1, 2006, and then five installments of $55,000 due monthly beginning May 1, 2006 and ending on September 1, 2006. In addition, the entire remaining unpaid principal balance will be due and payable at maturity on September 1, 2006. At December 31, 2005, payments of $10,000 were received under the promissory note with $290,000 outstanding.

In December 2005, the Company received a promissory note from a related party, the general contractor and a member, in exchange for 1,341,210 units at $.54 per unit for $720,000 of capital. The promissory note states that the principal balance shall be due and payable in eleven installments. The first installment of $120,000 is due and payable on December 1, 2005, and thereafter ten equal installments of $60,000 per month, commencing on December 15, 2005 and continuing on the 15th of each month thereafter for a period of ten months, with the final payment of the entire remaining unpaid principal balance due and payable at maturity on September 15, 2006. At December 31, 2005, payments of $180,000 were received under the promissory note with $540,000 outstanding.

In November 2005, the Company received an additional promissory note from the same general contractor and member discussed above in exchange for 1,250,000 units at $2.00 per unit for $2,500,000 of capital. The promissory note states that the $50,000 deposit be placed in an escrow account and the principal balance shall be due and payable at financial closing.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Notes to Financial Statements (Continued)
December 31, 2005 and 2004

5. INCOME TAXES

The differences between financial statement basis and tax basis of assets are as follows:

December 31, 2005
Financial statement basis of total assets	$420,541
Organizational costs expensed for financial reporting purposes	877,820
Taxable income tax basis of total assets	$1,298,361

There were no differences between the financial statement basis and tax basis of the Company’s liabilities.

6. STOCK BASED COMPENSATION

The Company has granted options to each of the governors and certain members of management to purchase 55,884 units each at an exercise price of $.45 per unit for a total of 502,956 units. The options will vest at financial closing and remain exercisable for a period of five years thereafter. The options are subject to forfeiture if the governor does not continuously remain a governor up to financial closing.

The fair value of all options are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005; dividend yield and expected volatility of 0%; risk-free interest rate of 3.65 to 4.06%; and expected lives of approximately 6 years.

A summary of the Company’s stock option plans as of December 31, 2005 and December 31, 2004 and changes during the years ending on the dates listed above:

	Shares	Weighted- Average Exercise Price Per Share
Balance, October 28, 2004	—	$.45
Options granted	223,535	$.45
Balance, December 31, 2004	223,535	$.45
Options granted	2,570,657	$.45
Options forfeited	(55,884)	$.45
Balance, December 31, 2005	2,738,308	$.45
Options exercisable at year end	2,235,350	$.45
Weighted Average fair value of options granted during the year	2,570,657	$.09

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Notes to Financial Statements (Continued)
December 31, 2005 and 2004

6. STOCK BASED COMPENSATION (Continued)

The following table summarizes information about stock options at December 31, 2005:

		Options Outstanding		Options Exercisable
Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$.45	2,738,308	5.63	$.45	2,235,350	$.45
$.45	2,738,308	5.63	$.45	2,235,350	$.45

7. GRANTS

In November 2005, the Company received a United States Department of Agriculture Value-Added Producer Grant in the amount of $150,000. The Company will match the grant funding with an amount equal to $150,000. The matching funds will be spent at a rate equal to or in advance of grant funds, with the expenditure of matching funds not to occur until the date the grant begins. The funding period for the grant will conclude within one year of the date of the signed agreement, but no later than December 31, 2006. The grant funds and matching funds shall only be used for the purposes and activities related to establishing debt, establishing a permanent office, and securing an inventory as outlined in the grant work plan and budget.

8. LEASES

The Company leases a mobile office under an operating lease which expires in May 2006. The agreement requires monthly payments of $400. The Company paid $7,500 for setup expenses in accordance with the terms of the lease. As of December 31, 2005, the Company recorded rent expense of approximately $10,600.

The Company also leases a copier under a thirty-six month capital lease that will expire in May of 2008. The imputed cost of approximately $10,800 is included on the balance sheet with accumulated amortization of approximately $3,000 as of December 31, 2005. The agreement requires monthly payments of approximately $300, including imputed interest at 7.5%.

Minimum lease payments for future years are as follows:

Years Ending December 31,

2006	$3,676
2007	3,676
2008	1,532
Total minimum lease payments	8,884
Less interest	(782)
Present value of minimum lease payments	$8,102

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Notes to Financial Statements (Continued)
December 31, 2005 and 2004

8. LEASES (Continued)

Capital lease obligation maturities are as follows:

Years Ending December 31,

2006	$3,176
2007	3,423
2008	1,503
$8,102

9. COMMITMENTS AND CONTINGENCIES

Construction

The Company signed a letter of intent with a related party for various design and construction services. The letter of intent stipulates that the engineer and general contractor will be engaged to construct a 100 million gallon production per year plant for $114 million subject to change based on the Construction Cost Index (CCI), published by Engineering News-Record Magazine, whereby changes in the CCI will correspondingly change the contract price. The total cost of the project, including start-up expenses is expected to approximate $159 million. The Company intends to begin operations in mid-2008.

In March 2005, the Company signed a memorandum of understanding with an unrelated party to locate equipment for the capture and sale of raw carbon dioxide gas (CO2) produced by the plant. This agreement establishes the minimum amount of CO2 to be purchased as well as a base price for the product. The term of the definitive agreement would be for fifteen years from the first day of the month following start-up of party’s facility and continue in effect for subsequent two year periods unless terminated in accordance with the agreement. The memorandum of understanding expires on December 31, 2006.

Consulting contracts

In July 2004, the Company entered into an agreement with an unrelated party for environmental consulting services. The agreement was amended in April 2005 for additional environmental permitting assistance. The agreement requires payment on a time and material basis which management estimates to be $107,000. The agreement may be terminated by either party upon 30 days written notice. As of December 31, 2005, the Company has paid approximately $23,500 for these services with approximately $5,000 included in accounts payable.

In March 2005, the Company entered into a consulting agreement with an unrelated party for engineering study and design services relating to the railroad spur. The agreement requires payments on a time and material basis for Phase1, not to exceed $5,000, while Phase 2 & 3 will be charged at a fixed fee totaling approximately $80,000, which is 3% of the estimated track grading and construction costs. As of December 31, 2005, the Company paid $5,000 under this agreement with approximately $4,000 included in accounts payable.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Notes to Financial Statements (Continued)
December 31, 2005 and 2004

9. COMMITMENTS AND CONTINGENCIES (Continued)

In March 2005, the Company entered into a consulting agreement with an unrelated party for finance assistance and contract negotiation services. The agreement requires a commitment fee of $25,000 along with weekly payments of $1,500 until closing of the equity campaign and a one-time bonus of $125,000 upon closing of the debt financing. In addition, the Company has agreed to reimburse all reasonable, ordinary and necessary expenses incurred in performance of its duties, up to a maximum of $2,500 per person per week. The Company may also engage the party to provide other services for a fee of $375 per day. The agreement can be terminated by the party upon fourteen days prior written notice, but the Company may only terminate the agreement for cause. As of December 31, 2005, the Company paid approximately $61,000 under this agreement.

In July 2005, the Company entered into a management consulting agreement with a related party to provide management services in the capacity of the Chief Executive Officer and Chief Financial Officer. During the term of this agreement, a consulting fee of $1,500 per week is to be paid weekly upon presentation of invoices for services. In addition, a deferred compensation amount of $125,000 and a bonus of $125,000 shall be due and payable at financial closing of the project, which is defined as when the Company has closed on sufficient debt, equity and other financing to construct the ethanol plant and commence start-up operations with an amount of working capital the Company believes to be reasonable. If the Company does not reach financial closing, neither the deferred payment nor the one-time bonus payment is due. The agreement is for the period from the effective date of the agreement until the Company hires a permanent Chief Executive Officer. The Company may terminate the agreement at any time effective immediately, only if the related party is in breach of the contract. The related party may terminate the agreement with a 60-day written notice given to the Company. Effective July 2005, the Company issued 223,535 membership units valued at $.45 per unit to the Chief Executive Officer. In November 2005, the deferred compensation and closing bonus amounts were increased to $189,000.

In November 2005, the Company entered into an agreement with an unrelated party for energy management services. The agreement is for a period from December 1, 2005 until two years after the plant’s completion date and then month-to-month after that. The agreement requires a monthly payment of approximately $3,900, plus pre-approved travel expenses. The agreement may be terminated by either party effective after the initial term upon sixty days prior written notice.

Utility contracts

In October 2004, the Company entered into a utility usage agreement with the City of Obion for purchasing water and sewer services for the facility for a period of three years commencing October 1, 2004. The water agreement requires a minimum monthly charge of $5,000 for the first 9,100,000 gallons of raw water usage with $.55 per 1,000 gallons thereafter. The sewer agreement requires payment of $.55 per 1,000 gallons of sewer run-off going through the sewer system. At the end of the agreement, rates are subject to a 10% increase.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Notes to Financial Statements (Continued)
December 31, 2005 and 2004

9. COMMITMENTS AND CONTINGENCIES (Continued)

Land contracts

In December 2004, the Company entered into a land purchase option with a company owned by several members to purchase any portion of an approximately 390-acre parcel of land in Obion County.

The Company estimates that 230 acres will be required for the ethanol plant. The agreement allows the Company to purchase the land for $5,000 per acre and is payable in membership units. In exchange for the land purchase option, the related company will be the grain merchandiser for the ethanol plant in accordance with the terms of the agreement. In addition, the contract provides for limited use of the rail loop track to be constructed on the property. Subsequent to September 30, 2005, the agreement was amended to incorporate a new termination date of December 31, 2006 unless extended for an additional year by paying an additional $100 option price. In addition, the purchase price was more clearly defined to be $5,000 per acre payable in membership units in the Company valued at a rate of $2.00 per unit. The amendment also withdrew the grain merchandiser portion of the agreement and changed the terminology related to the use of the rail loop track to state that the Company must request permission with reasonable notice. Furthermore, the amendment established a corn purchasing covenant in which the Company will commit to buy a specific number of bushels of fall corn harvest from the related company up to a maximum of ten million bushels annually priced at 12% above the actual cost of local corn at the time of pricing. The actual number of bushels will be at the related party’s option to be based on the number of bushels the Company will process during a processing year and will be set on or before August 15th of each harvest year. Consideration totaling $100 was paid for the option under the amended agreement. If exercised, the option consideration will be applied to the purchase price of the land.

The Company had entered into three other land purchase option agreements with unrelated individuals for approximately 120-acre parcels of land in Obion County. The Company does not plan to exercise these options and as of December 31, 2005, expensed the $1,100 paid in consideration for these options.

10. SUBSEQUENT EVENTS

Unit split

On March 15, 2006, the Board of Governors approved a 2.23535:1 membership unit split for the issued and outstanding units. Information pertaining to units and earnings per unit have been restated in the accompanying financial statements and related footnotes to reflect this split.

Utility contract

In April 2006, the Company entered into a letter of proposal with an unrelated party to provide natural gas required by the Company for the period from November 2007 and for ten years thereafter. If necessary, the Company is also required to provide collateral of approximately $169,000 prior to the issuance of the definitive contracts no later than May 31, 2006. If the definitive contracts have not been executed by August 31, 2006, either party may terminate the agreement upon written notice.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Notes to Financial Statements (Continued)
December 31, 2005 and 2004

10. SUBSEQUENT EVENTS (Continued)

Consulting contract

In April 2006, the Company entered into an agreement with an unrelated party to provide rail transportation consulting work. The Company will pay an hourly rate for these services along with reimbursement of all reasonable out of pocket expenses. Either party may terminate the agreement upon thirty days written notice.

11. ADDITIONAL SUBSEQUENT EVENTS

Registration Statement

The Company prepared a Form SB-2 Registration Statement, declared effective June 15, 2006, with the Securities and Exchange Commission (SEC) for a minimum of 25,000,000 membership units up to a maximum of 31,175,000 membership units for sale at $2 per unit with a minimum of 10,000 units per investor.  The offering has been extended to no later than April 30, 2007.  As of October 9, 2006, the Company has received subscriptions for $19,427,000.

Line of Credit

In August 2006, the line of credit, as discussed in Note 3, was extended to August 2007.

Design Build Agreement

In August 2006, the Company executed a lump sum design-build agreement with essentially the same terms as the construction and design services letter of intent discussed in Note 9.

Letter of credit

In July 2006, the Company took out approximately $169,000 of a letter of credit against their current line of credit discussed in Note 3 above, in favor of its natural gas provider.  The letter of credit will expire in July 2007.

Bank letter of intent

In August 2006, the Company received a proposal letter from a lender outlining the terms of the construction/term loan, revolving term loan and seasonal line of credit for up to $95,000,000 to build a 100 million gallon ethanol plant.  The proposal letter states that initially all loans will accrue interest at a variable rate which will be the bank’s base rate plus .25%.  In addition, the proposal requires the Company to maintain certain financial covenants including minimum debt service coverage, working capital and net worth as well as restrictions on distributions and capital expenditures.  The Company will be required to pay arrangement fees equal to 0.75% of all amounts borrowed, $30,000 - $40,000 in annual administration fees and an unused commitment fee totalling 0.50% annually on any unused portion of the revovling term loan and seasonal line of credit. The Company has prepaid $40,000 towards the anticipated arrangement fees, which will be refunded if the lender does not ultimately extend a commitment to lend.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Notes to Financial Statements (Continued)
December 31, 2005 and 2004

11. ADDITIONAL SUBSEQUENT EVENTS (Continued)

Consulting agreement

In July 2006, the Company entered into an agreement with an unrelated party for geotechnical engineering services.  The agreement is for a lump sum total of $42,000 exclusive of any clearing or access costs that will be charged at cost plus 15 percent.  Either party may terminate the agreement upon written notice to the other party.

Natural Gas Supply Agreement

In August 2006, the Company entered into a definitive contract to provide natural gas to the plant for the period from May 1, 2008 to March 31, 2018 at a discounted rate of $0.20 per Dekatherm (Dt), subject to a maximum daily quantity of 9,400 Dt.

Investment terms agreement

In October 2006, the Company entered into an investment agreement with an unrelated party to subscribe for, and purchase, a minimum of 20,002,500 units at $2.00 per unit for a minimum total investment of $40,005,000. In accordance with the public offering, 10% of the anticipated subscription, $4,000,500, has been deposited into a separate escrow account. The Company filed a post effective amendment with the Securities and Exchange Commission and is required to have its members approve certain amendments to its operating agreement. In addition, prior subscriptions in the public offering will be confirmed based on the information contained in the amendment. If any additional units remain unsubscribed after the confirmation process, the unrelated party will subscribe for the remaining units less 20,000 units. With certain exceptions, the agreement may be terminated by either party if the above conditions are not met within ninety days.

ETHANOL GRAIN PROCESSORS, LLC
(A Development Stage Company)
Condensed Balance Sheet

September 30, 2006
(Unaudited)
ASSETS
Current Assets
Cash	$139,029
Prepaid expenses	43,695
Total current assets	182,724
Property and Equipment
Administration building	18,993
Office equipment	37,144
Vehicles	21,941
78,078
Less accumulated depreciation	(17,498)
Net property and equipment	60,580
Other Assets
Deferred offering costs	441,060
Total other assets	441,060
Total Assets	$684,364
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Line of credit	$100,000
Accounts payable	203,060
Accrued expenses	654
Current portion of capital lease obligation	3,359
Total current liabilities	307,073
Capital lease obligation, less current portion	2,383
Commitments and Contingencies
Members’ Equity
Member contributions, 4,261,692 units outstanding at September 30, 2006	2,076,500
Options granted in connection with guarantees	210,000
Deficit accumulated during development stage	(1,911,592)
Total members’ equity	374,908
Total Liabilities and Members’ Equity	$684,364

Notes to Financial Statements are an integral part of this Statement.

ETHANOL GRAIN PROCESSORS, LLC
(A Development Stage Company)
Condensed Statement of Operations

	Quarter Ended	Quarter Ended
	September 30,	September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Revenues	$—	$—
Operating Expenses
Professional fees	180,059	226,017
Organizational	—	92,803
General and administrative	206,781	106,974
Total	386,840	425,794
Operating Loss	(386,840)	(425,794)
Other Income (Expense)
Interest income	—	(393)
Other income	4,440	—
Interest expense	(18,532)	(40,776)
Total	(14,092)	(41,169)
Net Loss	$(400,932)	$(466,963)
Weighted Average Units Outstanding	4,261,692	2,545,359
Net Loss Per Unit	$(0.09)	$(0.18)

Notes to Financial Statements are an integral part of this Statement.

ETHANOL GRAIN PROCESSORS, LLC
(A Development Stage Company)
Condensed Statement of Operations

	Nine Months Ended	Nine Months Ended	From Inception
	September 30,	September 30,	(October 28, 2004)
	2006	2005	to September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—
Operating Expenses
Professional fees	401,876	266,323	739,671
Organizational	—	210,136	253,579
General and administrative	355,835	300,575	861,576
Total	757,711	777,034	1,854,826
Operating Loss	(757,711)	(777,034)	(1,854,826)
Other Income (Expense)
Grant revenue	150,000	—	150,000
Interest income	—	2,098	2,098
Other income	9,152	10	9,162
Interest expense	(123,882)	(40,838)	(218,026)
Total	35,270	(38,730)	(56,766)
Net Loss	$(722,441)	$(815,764)	$(1,911,592)
Weighted Average Units Outstanding	4,261,692	2,319,041	2,959,836
Net Loss Per Unit	$(0.17)	$(0.35)	$(0.65)

Notes to Financial Statements are an integral part of this Statement.

ETHANOL GRAIN PROCESSORS, LLC

(A Development Stage Company)

Condensed Statement of Cash Flows

	Nine Months Ended	Nine Months Ended	From Inception
	September 30,	September 30,	(October 28, 2004)
	2006	2005	to September 30,2006
	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(722,441)	$(815,764)	$(1,911,592)
Adjustments to reconcile net loss to net cash from operations:
Depreciation	9,497	4,824	17,498
Consulting fees exchanged for membership units	—	—	200,000
Deferred offering costs written off for failed offering attempt	—	15,558	131,835
Grant income	(150,000)	—	(150,000)
Interest for line of credit guarantee	122,500	35,000	210,000
Change in assets and liabilities:
Prepaid expenses	(30,580)	(1,363)	(42,595)
Accounts payable	108,455	23,119	203,060
Accrued expenses	654	—	654
Net cash used in operating activities	(661,915)	(738,626)	(1,341,140)
Cash Flows from Investing Activities
Payment for land options	—	—	(1,100)
Capital expenditures	(820)	(66,491)	(67,311)
Net cash used in investing activities	(820)	(66,491)	(68,411)
Cash Flows from Financing Activities
Proceeds from grants	150,000	—	150,000
Payments on line of credit, net	(50,485)	—	—
Proceeds from line of credit	100,000	—	100,000
Member contributions	—	—	237,000
Collection of units subscribed	830,000	466,167	1,785,000
Equity refund payable	—	80,601	—
Payments for rescinded and retired units	—	—	(145,500)
Payments for deferred offering costs	(330,053)	—	(572,895)
Principal payments on capital lease obligation	(2,360)	(1,908)	(5,025)
Net cash provided by financing activities	697,102	544,860	1,548,580
Net Increase (Decrease) in Cash	34,367	(260,257)	139,029
Cash—Beginning of Period	104,662	408,757	—
Cash—End of Period	$139,029	$148,500	$139,029
Supplemental Disclosure of Noncash Investing Activities and Financing Activities
Capital lease obligation incurred for equipment	$—	$10,767	$10,767
Equity units exchanged for consulting services	$—	$—	$200,000
Options issued for line of credit guarantee	$—	$210,000	$210,000

Notes to Financial Statements are an integral part of this Statement.

ETHANOL GRAIN PROCESSORS, LLC
(A Development Stage Company)
Condensed Notes to Financial Statements
September30, 2006 (Unaudited)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended December 31, 2005, contained elsewhere in this prospectus.

In the opinion of management, the interim financial statements reflect all adjustments considered necessary for fair presentation. The adjustments made to these statements consist only of normal recurring adjustments.

Nature of Business

Ethanol Grain Processors, LLC (a development stage Tennessee limited liability company) to be located near Obion, Tennessee was organized to pool investors to build a 100 million gallon natural gas powered ethanol plant. As of September 30, 2006, the Company is in the development stage with its efforts being principally devoted to organizational and equity raising activities.

Fiscal Reporting Period

The Company has adopted a fiscal year ending December 31 for reporting financial operations.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenue, and expenses. Estimates and assumptions include deferred offering costs, the fair value of stock-based compensation and debt discountthe deferral of expenditures for offering costs. Actual results and outcomes may differ from management’s estimates and assumptions.

Cash

The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Debt Issuance Costs

Debt issuance costs were amortized over the term of the related debt by use of the effective interest method.

ETHANOL GRAIN PROCESSORS, LLC
(A Development Stage Company)
Condensed Notes to Financial Statements (Continued)
September30, 2006 (Unaudited)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Offering Costs

The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.

During the year ended December 31, 2005, the Company had expensed deferred offering costs of approximately $132,000 in a discontinued attempt to prepare a Registration Statement with the Tennessee Department of Commerce and Insurance Division of Securities to raise $50 million.

Grants

The Company recognizes grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant.

Income Taxes

Ethanol Grain Processors, LLC is treated as a partnership for federal and state income tax purposes, and generally does not incur income taxes. Instead its earnings and losses are included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements. However, the Company is subject to Tennessee’s entity level state franchise/excise tax of $0.25 per $100.00 of net worth, and 6.5% of net earnings.

Fair Value of Financial Instruments

The carrying value of cash, receivables and payables approximates their fair value.

Recently Issued Accounting Pronouncements

Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

2.  DEVELOPMENT STAGE ENTERPRISE

The Company was formed on October 28, 2004 to have a perpetual life. The Company was initially capitalized by 4 members who contributed an aggregate of $2,000 for 4,471 units. In January 2005, the Company issued an additional 2,235,350 units valued at $1,000,000 of which 1,710,043 were subscribed in 2004. In addition, in 2004 one of the founding members of the Company received 223,535 units of membership valued at $100,000, in exchange for various contributions to the Company in efforts to organize and develop the Company.

On March 15, 2006, the Board of Governors approved a 2.23535:1 membership unit split for the issued and outstanding units. Information pertaining to units and earnings per unit have been restated in the accompanying financial statements and related footnotes to reflect this split.

ETHANOL GRAIN PROCESSORS, LLC
(A Development Stage Company)
Condensed Notes to Financial Statements (Continued)
September30, 2006 (Unaudited)

2.  DEVELOPMENT STAGE ENTERPRISE (Continued)

The Company prepared a Form SB-2 Registration Statement, declared effective June 15, 2006, with the Securities and Exchange Commission (SEC) for a minimum of 25,000,000 membership units up to a maximum of 31,175,000 membership units for sale at $2 per unit with a minimum of 10,000 units per investor. The offering has been extended to no later than April 30, 2007. As of November 17, 2006, the Company has received subscriptions of 9,713,500 units for approximately $19,427,000.

Income and losses are allocated to all members based upon their respective percentage of units held. See Note 4 for further discussion of members’ equity.

3.  LINE OF CREDIT

In August 2005, the Company entered into a line of credit agreement with a bank. The Company may draw up to $1,000,000 until expiration in August 2007. Interest is payable monthly at .65% below Wall Street Journal Prime Rate, 7.6% at September 30, 2006. The agreement is secured by the limited guarantees of each of the eight board of governor members in the amount of $125,000. As of September 30, 2006, there was $100,000 outstanding on the line of credit.

In July 2006, the Company entered into approximately a $169,000 letter of credit against the line of credit in favor of its natural gas transportation discussed in Note 6. This letter of credit will expire in July 2007.

In exchange for guaranteeing the line of credit agreement, each governor was issued an option to purchase 279,419 membership units at $.45 per unit for a total of 2,235,352 units. The options vest immediately and expire five years from the date of financial closing. The fair value of these options in the amount of $210,000 was recorded as a debt discount at August 31, 2005 and amortized to interest expense over the term of the guarantee. The debt discount was fully amortized at September 30, 2006.

4.  MEMBERS’ EQUITY

As specified in the Company’s operating agreement, the Company is authorized to issue one class of membership units. The Company may issue a maximum of 250,000,000 membership units. The Company has one class of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. Additional classes of membership interests and units may be created and issued as the board determines necessary.

In December 2005, the Company received a promissory note from a related party, a member, in exchange for 558,538 units at $.54 per unit for $300,000 of capital. The promissory note states that the principal balance shall be due and payable in ten, unequal installments, with the first five installments of $5,000 due monthly beginning December 1, 2005 and ending on April 1, 2006, and then five installments of $55,000 due monthly beginning May 1, 2006 and ending on September 1, 2006. In addition, the entire remaining unpaid principal balance will be due and payable at maturity on September 1, 2006. At September 30, 2006, the $300,000 balance was paid in full.

In December 2005, the Company received a promissory note from a related party, the general contractor and a member, in exchange for 1,341,210 units at $.54 per unit for $720,000 of capital. The

ETHANOL GRAIN PROCESSORS, LLC
(A Development Stage Company)
Condensed Notes to Financial Statements (Continued)
September30, 2006 (Unaudited)

4.  MEMBERS’ EQUITY (Continued)

promissory note states that the principal balance shall be due and payable in eleven installments. The first installment of $120,000 is was due and payable on December 1, 2005, and thereafter ten equal installments of $60,000 per month, commencing on December 15, 2005 and continuing on the 15th of each month thereafter for a period of ten months, with the final payment of the entire remaining unpaid principal balance due and payable at maturity on September 15, 2006. At September 30, 2006, the $720,000 balance was paid in full.

In November 2005, the Company received an additional promissory note from the same general contractor and member discussed above in exchange for 1,250,000 units at $2.00 per unit for $2,500,000 of capital. The promissory note states that the $50,000 deposit be placed in an escrow account and the principal balance shall be due and payable at financial closing.

5.  GRANTS

In November 2005, the Company received a United States Department of Agriculture Value-Added Producer Grant in the amount of $150,000. The Company matched the grant funding with an amount equal to $150,000 in compliance with all terms as outlined in the grant agreement. As of September 30, 2006, the Company has recognized $150,000 as grant revenue.

6.  COMMITMENTS AND CONTINGENCIES

Construction contract

The total cost of the project, including the construction of the ethanol plant and start-up expenses is expected to approximate $159,000,000. In August 2006, the Company signed a lump-sum design-build agreement with a general contractor, a member of the Company, for approximately $114,300,000 subject to change based on the Construction Cost Index (CCI), published by Engineering News-Record Magazine, whereby changes in the CCI will correspondingly change the contract price. Due to the increase in the CCI, at September 30, 2006 the estimated contract price increase is approximately $3,400,000 more than the price stipulated in the design-build agreement. This and future estimated increases have been provided for in the total project cost of $159,000,000. As part of the contract, the Company will pay an $8,000,000 mobilization fee, subject to retainage payable when permitted and, at the latest, at the earlier of financial closing as Fagen’s the contractor’s acceptance of notice to proceed. Monthly applications will be submitted for work performed in the previous period. Final payment will be due when final completion has been achieved. The design-build agreement includes a provision whereby the general contractor receives an early completion bonus for each day the construction is complete prior to 545 days after the date of the notice to proceed. In addition, the agreement includes a provision whereby the contractor will have to pay liquidated damages per day to the Company for each day the construction is completed beyond the required final completion date not to exceed $1,000,000. The contract may be terminated by the Company upon a ten day written notice subject to payment for work completed, termination fees, and any applicable costs and retainage. The Company intends to begin operations in mid-2008. The Company must provide a valid notice to proceed no later than April 30, 2007 otherwise the contractor may terminate the agreement.

ETHANOL GRAIN PROCESSORS, LLC
(A Development Stage Company)
Condensed Notes to Financial Statements (Continued)
September30, 2006 (Unaudited)

6.  COMMITMENTS AND CONTINGENCIES (Continued)

In May 2006, the Company entered into an agreement with an affiliate of the general contractor to provide preliminary design, engineering, procurement and construction services for the development and construction of the plant for a fixed fee of $92,500 plus reimbursable expenses. Either party may terminate this agreement upon 20 days’ written notice. The fees related to the agreement will be credited against the final design-build agreement. As of September 30, 2006, the Company has incurred approximately $28,000 which is included in accounts payable.

Consulting contracts

In July 2006, the Company entered into an agreement with an unrelated party for geotechnical engineering services. The agreement is for a lump sum total of $42,000, subsequently amended to $67,500, exclusive of any clearing or access costs that will be charged at cost plus 15 percent. Either party may terminate the agreement upon written notice to the other party. This agreement was completed in September 2006.

Utility contracts

In August 2006, the Company entered into a definitive contract to deliver natural gas to the plant for the period from May 1, 2008 to March 31, 2018 at a discounted rate of $.20 per Dekatherm (Dt) subject to a maximum daily quantity of 9,400 Dt. The Company has a $169,000 letter of credit against their current line of credit in favor of the natural gas transportation as discussed in Note 3.

Bank letter of intent

In August 2006, the Company received a proposal letter from a lender outlining the terms of the construction/term loan, revolving term loan and seasonal line of credit for up to $95,000,000 to build a 100 million gallon ethanol plant. The proposal letter states that initially all loans will accrue interest at a variable rate which will be the Bank’s base rate plus .25%. In addition, the proposal requires the Company to maintain certain financial covenants including minimum debt service coverage, working capital and net worth as well as restrictions on distributions and capital expenditures. The Company will be required to pay arrangement fees equal to 0.75% of all amounts borrowed, $30,000-$40,000 in annual administration fees and an unused commitment fee totaling 0.50% annually on any unused portion of the revolving term loan and seasonal line of credit. The Company has prepaid $40,000 towards the anticipated arrangement fees, which will be refunded if the lender does not ultimately extend a commitment to lend.

7.  SUBSEQUENT EVENTS

Investment terms agreement

In October 2006, the Company entered into an investment agreement with an unrelated party to subscribe for, and purchase, a minimum of 20,002,500 units at $2.00 per unit for a minimum total investment of $40,005,000. In accordance with the public offering, 10% of the anticipated subscription, $4,000,500, has been deposited into a separate escrow account. The Company filed a post effective amendment with the Securities and Exchange Commission and is required to have its members approve

ETHANOL GRAIN PROCESSORS, LLC
(A Development Stage Company)
Condensed Notes to Financial Statements (Continued)
September30, 2006 (Unaudited)

7.  SUBSEQUENT EVENTS (Continued)

certain amendments to its operating agreement. In addition, prior subscriptions in the public offering will be confirmed based on the information contained in the amendment. If any additional units remain unsubscribed after the confirmation process, the unrelated party will subscribe for the remaining units less 20,000 units. With certain exceptions, the agreement may be terminated by either party if the above conditions are not met within ninety days.

Appendix A

State of Tennessee			For Office Use Only
[SEAL]		ARTICLES OF	RECEIVED STATE OF TENNESSEE
Department of State		ORGANIZATION
Corporate Filings 312 Eighth Avenue North 6th Floor, William R. Snodgrass Tower Nashville, TN 37243		(LIMITED LIABILITY COMPANY)	2004 OCT 28 PM 1:20

RILEY DARNELL
SECRETARY OF STATE
The undersigned acting as organizer(s) of a Limited Liability Company under the provisions of the Tennessee Limited Act, § 48-205-101, adopts the following Articles of Organization.
1.	The name of the Limited Liability Company is:
Ethanol Grain Processors, LLC
(NOTE: Pursuant to the provisions of § 48-207-101, each limited Liability Company name must contain the words “Limited Liability Company” or the abbreviation “LLC” or “L.L.C.”)
2.	The name and complete address of the Limited Liability Company’s initial registered agent and office located in the state of Tennessee is:
Alvin D. Escue
(Name)
	19 Atwood Highway	Milan	TN 38358
	(Street Address)	(City)	(Street/Zip Code)
Gibson
(County)
3.	List the name and complete address of each organizer of this Limited Liability Company.
Alvin D. Escue			19 Atwood Highway, Milan, TN 38358
	(Name)		(Include: Street Address, City, State and Zip Code)
	(Name)		(Street Address, City, State and Zip Code)
	(Name)		(Street Address, City, State and Zip Code)
4.	The Limited Liability company will be: (NOTE: PLEASE MARK APPLICABLE BOX)
☒ Board Managed ☐ Member Managed
5.	Number of members at the date of filing 4 .
6.	If the document is not to be effective upon filing by the Secretary of State, the delayed effective date and time is:
Date , . Time (Not to exceed 90 days).
7.	The complete address of the Limited Liability Company’s principal executive office is:
19 Atwood Highway	Milan		TN / Gibson / 38358
(Street Address)	(City)		(State/County/Zip Code)
8.	Period of Duration: Perpetual
9.	Other Provisions: The operating agreement may provide that transfers of governance rights may be permitted only by consent of the governors.
10.	THIS COMPANY IS A NON-PROFIT LIMITED COMPANY (check if applicable) ☐
/s/ Alvin D. Escue
Signature Date			Signature (manager or member authorized to sign by the Limited Liability Company)
Organizer			Alvin D. Escue
Signer’s Capacity			Name (typed or printed)

Secretary of State
Division of Business Services	DATE: 10/28/04
312 Eighth Avenue North	REQUEST NUMBERS: 5268-1087
6th Floor, William R. Snodgrass Tower	TELEPHONE CONTACT: (615) 741-2286
Nashville, Tennessee 37243	FILE DATE/TIME: 10/28/04 1320
EFFECTIVE DATE/TIME: 10/28/04 1320
CONTROL NUMBER: 0480273

To:
A. & P. Associates
19 ATWOOD HWY.
MILAN, TN 38358

RE:

ETHANOL GRAIN PROCESSORS, LLC
ARTICLES OF ORGANIZATION
LIMITED LIABILITY COMPANY

CONGRATULATIONS UPON THE FORMATION OF THE LIMITED LIABILITY COMPANY IN THE STATE OF TENNESSEE WHICH IS EFFECTIVE AS INDICATED ABOVE.

A LIMITED LIABILITY COMPANY ANNUAL REPORT MUST BE FILED WITH THE SECRETARY OF STATE ON OR BEFORE THE FIRST DAY OF THE FOURTH MONTH FOLLOWING THE CLOSE OF THE LIMITED LIABILITY COMPANY’S FISCAL YEAR. ONCE THE FISCAL YEAR HAS BEEN ESTABLISHED, PLEASE PROVIDE THIS OFFICE WITH WRITTEN NOTIFICATION. THIS OFFICE WILL MAIL THE REPORT DURING THE LAST MONTH OF SAID FISCAL YEAR TO THE LIMITED LIABILITY COMPANY AT THE ADDRESS OF ITS PRINCIPAL OFFICE OR TO A MAILING ADDRESS PROVIDED TO THIS OFFICE IN WRITING. FAILURE TO FILE THIS REPORT OR TO MAINTAIN A REGISTERED AGENT AND OFFICE WILL SUBJECT THE LIMITED LIABILITY COMPANY TO ADMINISTRATIVE DISSOLUTION.

WHEN CORRESPONDING WITH THIS OFFICE OR SUBMITTING DOCUMENTS FOR FILING, PLEASE REFER TO THE LIMITED LIABILITY COMPANY CONTROL NUMBER GIVEN ABOVE. PLEASE BE ADVISED THAT THIS DOCUMENT MUST ALSO BE FILED IN THE OFFICE OF THE REGISTER OF DEEDS IN THE COUNTY WHEREIN A LIMITED LIABILITY COMPANY HAS ITS PRINCIPAL OFFICE IF SUCH PRINCIPAL OFFICE IS IN TENNESSEE.

For:	ARTICLES OF ORGANIZATION	ON DATE: 10/28/04
LIMITED LIABILITY COMPANY	FEES
RECEIVED:	$300.00	$0.00
FROM:
A. & P. ASSOCIATES (MILAN)	TOTAL PAYMENT RECEIVED:	$300.00
19 ATWOOD HWY.
MILAN, TN 38358-0000	RECEIPT NUMBER:	00003602756
ACCOUNT NUMBER:	00472408

/s/ Riley C. Darnell
[SEAL]	RILEY C. DARNELL
SS-443K	SECRETARY OF STATE

ARTICLES OF AMENDMENT TO THE
ARTICLES OF ORGANIZATION
OF
ETHANOL GRAIN PROCESSORS, LLC

Pursuant to the provisions of the Tennessee Revised Limited Liability Company Act, Tennessee Code Annotated Section 48-249-101, et seq., the undersigned, on behalf of Ethanol Grain Processors, LLC (the “Company”), hereby executes and submits these Articles of Amendment to the Articles of Organization of the Company:

1.                 The name of the limited liability company is: Ethanol Grain Processors, LLC

2.                 Pursuant to Tennessee Code Annotated Section 48-249-1002, this Company elects to be governed by the Tennessee Revised Limited Liability Company Act.

3.                 Article 4 is hereby amended and fully restated as follows:

The Company shall be director-managed.

4.                 Article 9 is hereby amended and fully restated as follows:

Other Provisions:

Any operating agreement shall be in writing. There shall be only one operating agreement in effect at any time. The operating agreement may provide that transfers of membership interests in whole or in part may be permitted only by consent of the directors. Any person becoming a member of the Company shall be bound by the operating agreement of the Company then in effect, whether or not the new member executes the operating agreement. The Company’s directors shall have the power to make any and all amendments to the operating agreement of the Company as they may deem necessary or advisable to conform to the provisions of the Tennessee Revised Limited Liability Company Act, and the Company’s members shall continue to be bound thereafter.

No member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for the Company solely by virtue of being a member.

Section 48-249-503(b)(2) of the Tennessee Revised Limited Liability Company Act shall not apply to the Company regardless of whether the Company falls within the definition of a “family LLC” under Section 48-249-102(9) of the Tennessee Revised Limited Liability Company Act.

5.                 The amendments contained in these Articles of Amendment were adopted at a meeting of the members, duly called and held on November 16, 2006.

6.                 These Articles of Amendment shall be effective upon filing with the Office of the Secretary of State of the State of Tennessee.

This, the 17 day of November, 2006.

ETHANOL GRAIN PROCESSORS, LLC
By:	/s/ JAMES L. BYFORD
James L. Byford, Ph.D., Secretary

APPENDIX   B

ETHANOL GRAIN PROCESSORS, LLC
A Tennessee Limited Liability Company
AMENDED AND RESTATED OPERATING AGREEMENT
(Contains Restrictions On Transfer Of Interests)

AMENDED AND RESTATED OPERATING AGREEMENT
OF
ETHANOL GRAIN PROCESSORS, LLC

TABLE OF CONTENTS

SECTION 1:	THE LIMITED LIABILITY COMPANY	B-1
1.1	Formation and Agreement	B-1
1.2	Name	B-1
1.3	Purpose; Powers	B-1
1.4	Principal Place of Business	B-1
1.5	Term	B-2
1.6	Filings; Agent for Service of Process	B-2
1.7	Title to Property	B-2
1.8	Payments of Individual Obligations	B-2
1.9	Independent Activities	B-2
1.10	Member Authority	B-3
1.11	Access to and Confidentiality of Information	B-3
1.12	Limited Liability	B-4
1.13	Definitions	B-4
SECTION 2:	CAPITAL AND INTERESTS	B-10
2.1	Members	B-10
2.2	Authorized Capital Units; Designation of Classes of Units	B-10
2.3	Capital Contributions; Issuance of Units	B-11
2.4	Capital Accounts	B-12
2.5	Pre-emptive Rights	B-13
SECTION 3:	ALLOCATIONS	B-14
3.1	Profits	B-14
3.2	Losses	B-14
3.3	Special Allocations	B-14
3.4	Curative Allocations	B-16
3.5	Loss Limitation	B-16
3.6	Other Allocation Rules	B-16
3.7	Tax Allocations: Code Section 704(c)	B-17
SECTION 4:	DISTRIBUTIONS	B-17
4.1	Net Cash Flow	B-17
4.2	Amounts Withheld	B-17
4.3	Limitations on Distributions	B-18
SECTION 5:	MANAGEMENT AND OPERATIONS	B-18
5.1	Management by Board of Governors	B-18
5.2	Actions by Governors; Committees; Reliance on Authority	B-21
5.3	The Board of Governors	B-21
5.4	Duties and Obligations of Governors	B-25

i

5.5	Officers	B-26
5.6	Limitation of Liability; Indemnification of Governors and Officers	B-27
5.7	Member Compensation; Expenses; Loans	B-28
5.8	Contracts with Governors or their Affiliates	B-28
SECTION 6:	MEMBERS	B-29
6.1	Members; Rights and Powers Generally	B-29
6.2	Membership Requirements and Member Voting	B-29
6.3	Member Meetings	B-30
6.4	Termination of Membership	B-31
6.5	Continuation of the Company	B-32
6.6	No Obligation to Purchase Member’s Interest	B-32
6.7	Waiver of Dissenters’ Rights	B-32
SECTION 7:	UNIT CERTIFICATES	B-32
7.1	Article 8 Opt-In	B-32
7.2	Right to Issue Certificates	B-32
7.3	Form of Certificates	B-32
7.4	Execution	B-33
7.5	Registrar	B-33
7.6	Issuance	B-33
7.7	Membership Lists	B-33
7.8	Transfer and Exchange	B-33
7.9	Record Holder	B-33
7.10	Replacement Certificates	B-33
SECTION 8:	ACCOUNTING, BOOKS AND RECORDS	B-34
8.1	Accounting, Books and Records	B-34
8.2	Reports	B-35
8.3	Tax Matters	B-35
8.4	Delivery to Members and Inspection	B-36
8.5	Sequence Guidelines	B-36
SECTION 9:	AMENDMENTS	B-37
9.1	Amendments	B-37
SECTION 10:	TRANSFERS	B-37
10.1	Restrictions on Transfers	B-37
10.2	Permitted Transfers	B-37
10.3	Conditions to Permitted Transfers	B-38
10.4	Prohibited Transfers	B-39
10.5	Rights of Unadmitted Assignees	B-39
10.6	Admission of Transferees as Members	B-39
10.7	Representations Regarding Transfers; Legend	B-40
10.8	Distributions and Allocations in Respect of Transferred Units	B-40
10.9	Right to Participate in Unit Transfers	B-41
10.10	Compelled Unit Transfers	B-42
10.11	Indirect Majority Interest Transfers	B-43
10.12	IPO Roll-Up	B-43
10.13	Other “Going Public” Transactions	B-44

ii

10.14	Valuation Standards	B-44
10.15	Certain Participation Procedures	B-44
10.16	Amendments to Section 10	B-45
SECTION 11:	[INTENTIONALLY OMITTED]	B-45
SECTION 12:	DISSOLUTION AND WINDING UP	B-45
12.1	Dissolution Events	B-45
12.2	Winding Up	B-45
12.3	Compliance With Certain Requirements of Regulations; Deficit Capital Accounts	B-46
12.4	Deemed Distribution and Recontribution	B-46
12.5	Rights of Unit Holders	B-46
12.6	Notice of Dissolution/Termination	B-46
12.7	Allocations During Period of Liquidation	B-47
12.8	Character of Liquidating Distributions	B-47
12.9	The Liquidator	B-47
12.10	Form of Liquidating Distributions	B-47
SECTION 13:	DISPUTE RESOLUTION	B-47
SECTION 14:	MISCELLANEOUS	B-48
14.1	Conversion to Corporation	B-48
14.2	Notices	B-48
14.3	Binding Effect	B-48
14.4	Construction	B-48
14.5	Time	B-48
14.6	Headings	B-49
14.7	Severability	B-49
14.8	Incorporation by Reference	B-49
14.9	Variation of Terms	B-49
14.10	Governing Law	B-49
14.11	Waiver of Jury Trial	B-49
14.12	Counterpart Execution	B-49
14.13	Specific Performance	B-49
14.14	Further Assurances	B-50
14.15	Services to the Company	B-50
Exhibit A	Sequence Guidelines	B-A-1
Exhibit B	Form of Certificate	B-B-1

iii

APPENDIX B

AMENDED AND RESTATED OPERATING
AGREEMENT OF
ETHANOL GRAIN PROCESSORS, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT is hereby adopted and entered into effective as of the Effective Date (as defined below), by the Members (as defined below) pursuant to the provisions of the Act (as defined below), on the terms and conditions set forth herein.

SECTION 1
THE LIMITED LIABILITY COMPANY

1.1   Formation and Agreement.

The Members caused the Company to be formed as a Tennessee limited liability company pursuant to the provisions of the Act. The Members hereby agree that this Agreement constitutes an “operating agreement” within the meaning of Section 48-206-101 of the Act. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement, to the extent permitted by the Act, shall control. Notwithstanding any provisions to the contrary contained in Section 9 or elsewhere in this Agreement, in the event the Tennessee Revised Limited Liability Company Act as set forth in 48-249-101 et seq. of the Tennessee Statutes (the “Revised LLC Act”) becomes the governing law of the Company, (a) all references in this Agreement to the Tennessee Limited Liability Company Act shall be deemed to refer to the Revised LLC Act, and all references to specific provisions of the Tennessee Limited Liability Act shall be deemed to refer to any corresponding provisions of the Revised LLC Act, (b) all references in this Agreement to a governor or governors of the Company shall be deemed to refer to director or directors, respectively, of the Company as used in the Revised LLC Act, and (c) the Board shall have the power to make any and all amendments to this Agreement as it may deem necessary or advisable to conform to the provisions of the Revised LLC Act.

1.2   Name.

The name of the Company shall be Ethanol Grain Processors, LLC, and all business of the Company shall be conducted in such name. The name of the Company may be changed from time to time in accordance with the Act.

1.3   Purpose; Powers.

(a)    The business and purpose of the Company is (i) to engage in the development, financing, investment into, construction, ownership and operation of bio-energy facilities including ethanol production facilities, (ii) to pool, handle, deal, market, manufacture, process, or otherwise change the form or marketability of products of its Members and others, including crops, livestock, and other agricultural products, (iii) to conduct any business and investment activity in which a limited liability company organized under the Act may lawfully be engaged, and (iv) to perform and conduct any and all activities necessary, related or incidental to the foregoing.

(b)   The Company, and the Board acting on behalf of the Company, shall possess and may exercise all the powers and privileges granted to the Company by the Act or by any other law, or this Agreement, subject to any limitations provided in the Articles or in this Agreement.

1.4   Principal Place of Business.

The principal place of business of the Company shall be as set forth in the Articles, or at such other place(s) within or without the State of Tennessee as the Board may determine.

1.5   Term.

The term of the Company began on the date the Articles were originally filed with the Secretary of State of the State of Tennessee, and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in Section 12 hereof.

1.6   Filings; Agent for Service of Process.

(a)    The Company’s organizer has caused the Articles to be filed with the Secretary of State of the State of Tennessee, in accordance with the provisions of the Act. The Company shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Tennessee. The Board shall cause amendments to the Articles to be filed whenever required by the Act.

(b)   The Board shall cause the Company to make such filings and take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c)    The name and address of the agent for service of process on the Company resident in the State of Tennessee shall be as set forth in the Articles or any successor as appointed by the Board, and the Board is hereby authorized to change the Company’s registered office or registered agent, or both, and to make any other changes to the Articles expressly permitted by Chapters 201-248 of the Act, from time to time without Member vote or approval.

(d)   In connection with the dissolution and completion of the winding up of the Company, the Board shall cause to be executed and filed a notice of dissolution and articles of termination whenever required by the Act, and make similar filings under the laws of any other jurisdictions in which the Board deems such filings necessary or advisable.

1.7   Title to Property.

All Property owned by the Company shall be owned by the Company as an entity and no Unit Holder or Governor shall have any ownership interest in such Property in its individual name. Each Unit Holder’s interest in the Company shall be personal property for all purposes. The Company shall hold title to all of its Property in the name of the Company and not in the name of any Unit Holder or Governor.

1.8   Payments of Individual Obligations.

The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Unit Holder or Governor.

1.9   Independent Activities.

(a)    Each Governor shall be required to devote only such time to the affairs of the Company as may be necessary to manage the business and affairs of the Company in accordance with Section 5 hereof, and shall be free to serve any other Person or enterprise in any capacity that the Governor may deem appropriate in his or her discretion.

(b)   Neither this Agreement nor any activity undertaken pursuant hereto shall (i) prevent any Unit Holder, Governor or its Affiliates, acting on their own behalf, from engaging in whatever activities they choose, whether the same are competitive with the Company, any Subsidiary of the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Unit Holder or Governor, or (ii) require any Unit Holder or Governor to permit the Company or any other Unit Holder or Governor or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

1.10   Member Authority.

Each Member represents and warrants to the Company and to the other Members that:

(a)    the Member, if not an individual, is duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified and in good standing as a foreign organization in the jurisdiction of its principal place of business if not organized therein;

(b)   the Member, if not an individual, has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary or appropriate for the due authorization, execution, delivery and performance of this Agreement by that Member have been taken;

(c)    the Member has duly executed and delivered this Agreement and this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity; and

(d)   the Member’s authorization, execution, delivery and performance of this Agreement does not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

1.11   Access to and Confidentiality of Information.

(a)    In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which the Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated, which conditions include but are not limited to such reasonable standards governing what information and documents are to be furnished at what time and location and at whose expense as may be set forth herein or otherwise established by the Board. However, without limiting the foregoing, the Members agree that the Board may from time to time determine, due to contractual obligations, business concerns or other considerations, that certain Confidential Information should be kept confidential and not provided to some or all of the Members or that it is not just or reasonable for some or all of the Members or their assignees or representatives to examine or copy any such information.

(b)   Each Member acknowledges that from time to time the Member may receive Confidential Information from or regarding the Company, the release of which may be damaging to the Company or Persons with whom it does business. Each Member agrees to hold in strict confidence any Confidential Information it receives regarding the Company that is identified as being confidential (and if such information is provided in writing, is so marked) and may not disclose such information to any Person, except for disclosures (i) to another Member having the right to such information, (ii) compelled by law, provided the Member must promptly notify an officer of the Board of any request or demand for such information, to the extent reasonably possible, (iii) to Affiliates, advisors or representatives bound by obligations of confidentiality of the Member, or to Persons (and their advisors or representatives bound by obligations of confidentiality) seeking to acquire all or any portion of the Member’s Interest through a Transfer in accordance with this Agreement, but only if in each case such Person has agreed to be bound by the provisions of this Section 1.11(b), or (iv) of information that the Member has also received from a source independent of the Company that the

Member reasonably believes has the legal right to disclose such information to the Member. Each Member acknowledges that a breach of the provisions of this Section 1.11(b) may cause the Company irreparable harm and injury for which monetary damages are inadequate or difficult to calculate or both. Accordingly, each Member specifically agrees that the Company shall be entitled to injunctive relief to enforce the provisions of this Section 1.11(b), that such relief may be granted without the necessity of proving actual damages, and that such injunctive or equitable relief shall be in addition to, not in lieu of, the right to recover monetary damages for any breach of this Section 1.11(b) by the Member. The obligations referred to in this Section 1.11(b) shall survive the termination of a Member’s membership in the Company. Notwithstanding the foregoing, the Members (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that no Member (or its employees, representatives, or other agents) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that disclosure would result in a violation of any federal or state securities law.

1.12   Limited Liability.

Except as otherwise expressly agreed to under a separate written agreement, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Unit Holder or Governor of the Company shall be personally liable for the acts, debts, obligations or liabilities of the Company merely on account of that status. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Members, Unit Holders or Governors for any debt, obligation or liability of the Company.

1.13   Definitions.

Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means the Tennessee Limited Liability Company Act as set forth in Chapters 201-248 of Title 48 of the Tennessee Statutes, as amended from time to time (or any corresponding provision or provisions of any succeeding law).

“Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)    Credit to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii)   Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the Person specified and, without limitation of the foregoing, Affiliates of VBV should also include Bioverda and its Affiliates, and Virgin Affiliates.

“Agreement” means this Operating Agreement, as amended, modified, supplemented or restated from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Articles” means the Articles of Organization filed with the Secretary of State of the State of Tennessee pursuant to the Act for the purpose of forming the Company, as amended, modified, supplemented or restated from time to time.

“Assignee” means a transferee of Units who is not admitted as a Member pursuant to Section 10.6 hereof.

“Bioverda” means Bioverda Limited, a company organized under the laws of Ireland.

“Board” means collectively the persons who are named as Governors of the Company in or designated or elected as Governors pursuant to this Agreement. “Governor” or “Governors” means any such person or persons.

“Capital Account” means the capital account maintained for each Unit Holder in accordance with Section 2.4 hereof.

“Capital Contributions” means, with respect to any Unit Holder, the amount of cash, property, services rendered or a promissory note or other obligation to contribute cash or property or to perform services contributed to the Company with respect to the Units in the Company held or purchased by such Unit Holder.

“CEO” means the Chief Executive Officer/Chief Manager of the Company, including any interim CEO, as appointed by the Board.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means the limited liability company formed pursuant to the filing of the Articles of Organization of Ethanol Grain Processors, LLC with the Secretary of State of the State of Tennessee and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Confidential Information” means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, including but not limited to: (a) any information not generally known or readily ascertainable in the industry of the Company, regarding the Company’s products, pricing of products, research, marketing, business systems, and processing techniques etc.; (b) financial information concerning the Company and customers of the Company, including but not limited to, customer lists, information concerning accounts receivable of the customers of the Company; (c) quantity and types of products purchased by the Company and customers of the Company; and (d) any information that the Company may from time to time designate as “Confidential” which is not generally known in the Company’s industry.

“Debt” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) above; provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Dissolution Event” has the meaning set forth in Section 12.1 hereof.

“Drag Along Notice” has the meaning set forth in Section 10.10(a) hereof.

“Effective Date” means the date on which this Amended and Restated Operating Agreement is approved and adopted by the Members.

“Escrow Closing” means when the Company breaks escrow and completes the sale of capital units subscribed for in the Company’s initial public offering of its capital units pursuant to the terms and conditions of the Company’s registration statement filed with the Securities and Exchange Commission on December 30, 2005, as amended (the “Registration Statement”) following effectiveness or, in the event such registration statement is withdrawn before such escrow closing, “Escrow Closing” means when the Company breaks escrow and completes the sale of capital units pursuant to the terms and conditions of said offering and in an amount which, when taken together with all other equity commitments received by the Company, will enable the Company to obtain the debt financing necessary to construct the Company’s proposed ethanol plant and provide a reasonable amount of working capital at plant start-up, as determined by the Company’s Board of Governors.

“Fiscal Quarter” means, subject to a change in Fiscal Year pursuant to Section 8.1(b), (i) the period commencing with the formation of the Company and ending on December 31, 2004, (ii) any subsequent three-month period commencing on each January 1, April 1, July 1 and October 1 and ending on the last date before the next such date, and (iii) the period commencing on the immediately preceding January 1, April 1, July 1 and October 1 as the case may be, and ending on the date on which all Property is distributed to the Unit Holders pursuant to Section 12 hereof.

“Fiscal Year” means the taxable year of the Company as determined under Section 706 (or any successor provision) of the Code and the Regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)    The initial Gross Asset Value of any asset contributed by a Unit Holder to the Company shall be the gross fair market value of such asset, as determined by the Board;

(ii)   The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as determined by the Board as of the following times: (A) upon Escrow Closing; (B) the acquisition of an additional interest in the Company by any new or existing Unit Holder pursuant to the exercise of options to purchase additional interests in the Company that are issued and outstanding as of Escrow Closing; (C) the acquisition of an additional interest in the Company by any new or existing Unit Holder in exchange for more than a de minimis Capital Contribution; (D) the distribution by the Company to a Unit Holder of more than a de minimis amount of Company property as consideration for an interest in the Company; (E) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (F) such other times as the Regulations may permit; provided that an adjustment described in clauses (C), (D) or (F) of this subparagraph shall be made only if such adjustment is necessary to reflect the relative economic interests of the Unit Holders in the Company; and provided further that the adjustment to Gross Asset Values described in clauses (A) or (B) of this subparagraph shall be attributed entirely to intangible assets in the nature of goodwill and going concern value and should be consistent with the Company’s Registration Statement and, in the case of the adjustment described in clause (B), consistent with the issued and outstanding options.

(iii)  The Gross Asset Value of any item of Company assets distributed to any Unit Holder shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board; and

(iv)  The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Interest” means, collectively, a Unit Holder’s share of the “Profits” and “Losses” of the Company, a Unit Holder’s right to receive distributions of the Company’s assets, and, with respect to a Member, any right of the Member to vote on or participate in the management of the Company and to information concerning the business and affairs of the Company as provided for in this Agreement. An Interest is quantified by the unit of measurement referred to herein as a “Unit” (as defined below).

“Investment Terms Agreement” means the Investment Terms Agreement dated as of October 9, 2006, among Bioverda, Virgin Group Holdings Limited and the Company.

“Investor Majority Holder” has the meaning set forth in Section 10.11 hereof.

“IPO Company” has the meaning set forth in Section 10.12 hereof.

“Issuance Items” has the meaning set forth in Section 3.3(h) hereof.

“Liquidation Period” has the meaning set forth in Section 12.7 hereof.

“Liquidator” has the meaning set forth in Section 12.9(a) hereof.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“Majority in Interest” of the Members or any class(es) or series thereof means Members holding more than fifty percent (50%) of the Units then held by all Members, or of the Units of the specified class(es) or series of Units then held by all Members.

“Member” means any Person who is described in and meets the membership requirements established in Sections 6.1 and 6.2(a) hereof and who has not ceased to be a Member pursuant to the terms of this Agreement. “Members” means all such Persons.

“Minority Governor” means a Governor appointed or elected to the Board of Governors by Members other than the Proposed Transferor(s).

“Minority Holder” has the meaning set forth in Section 10.9(a) hereof.

“Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, obligations and liabilities, capital improvements, replacements, and contingencies, all as reasonably determined by the Board. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Offer” has the meaning set forth in Section 10.10(a) hereof.

“Permitted Transfer” has the meaning set forth in Section 10.2 hereof.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

           (i)  Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

         (ii)  Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

        (iii)  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

         (iv)  Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

          (v)  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

         (vi)  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis)

from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

       (vii)  Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 and Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and Section 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Proposed Transferee(s)” has the meaning set forth in Section 10.9(a) hereof.

“Proposed Transferor(s)” has the meaning set forth in Section 10.9(a) hereof.

“Public Offering” means an offering of Units or the capital stock of another entity through a registered offering under the Securities Act or a public offering of Units (or capital stock) under the laws of a jurisdiction outside the United States.

“Registration Statement” has the meaning set forth in the definition of “Escrow Closing.”

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 3.4 hereof.

“Responsible Person” has the meaning set forth in Section 48-243-101 of the Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Syndication Expenses” means all expenditures classified as syndication expenses pursuant to Section 1.709-2(b) of the Regulations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the governing body of such entity.

“Tag Along Notice” has the meaning set forth in Section 10.9(a) hereof.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether by operation of law (e.g., pursuant to a merger) or otherwise, and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of Tennessee.

“Unit” means the unit of measurement into which an Interest is divided for purposes of those provisions of this Agreement that require quantification of the rights, preferences and obligations represented by an Interest, as authorized and designated in Section 2.2 and issued pursuant to Section 2.3 hereof.

“Unit Holder” means a Person who owns Units, regardless of whether such Person is a Member. “Unit Holders” means all Unit Holders. Unit Holders may be designated with respect to specific types or classes of Units held.

“Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“VBV” means VBV LLC, a Delaware limited liability company.

“Virgin Affiliate” means:

(a)    Sir Richard Branson, together with the trustees (acting in the capacity as such) of any settlement created by Sir Richard Branson of which he or any of the persons listed in (b) below are the principal beneficiaries;

(b)   any spouse of Sir Richard Branson or any child or remoter issue of his grandparents and any spouses of such child or remoter issue;

(c)    the trustee or trustees for the time being of any settlement made by any person mentioned in (b) above, acting in the capacity as such, where the principal beneficiaries are Sir Richard Branson or any persons mentioned in (b) above;

(d)   any personal representative of Sir Richard Branson;

(e)    any person acting as bare nominee, acting in the capacity as such, for any persons referred to in (a) to (d) inclusive above;

(f)    any undertaking which is wholly owned directly or indirectly by any of the persons listed in (a) to (e) inclusive above, save where any such person, settlement or undertaking listed in (a) to (e) above is subject to or placed in receivership, bankruptcy, administration, liquidation, voluntary arrangement or other formal insolvency procedure or procedures; and

(g)    any company which is, from time to time, a subsidiary (as such term is defined in section 736 of the Companies Act 1985) of Virgin Group Holdings Limited or any other person falling within sections (a) to (f) above.

SECTION 2
CAPITAL AND INTERESTS

2.1   Members.

The Members of the Company are those Persons described in Sections 6.1 and 6.2(a) hereof, who have not ceased to be Members.

2.2   Authorized Capital Units; Designation of Classes of Units.

(a)    The Company is authorized to issue 250,000,000 Units. Units shall be issued only in accordance with Section 2.3. The relative rights of Units are established herein and, in general, Units shall participate in the growth and appreciation in value of the Company as well as the risk of a decline in the value of the Company. Subject to Section 2.2(b), the authorized Units shall be of one class, without series, and shall represent ordinary Interests in the Company entitled to vote as and to the extent provided in this Agreement.

(b)   Authority is hereby vested in the Board of Governors, upon the consent or approval of a Majority in Interest of the Members, to establish and authorize one or more than one additional classes or series of Units, to set forth the designation and number of authorized Units of any such additional class or series, to fix the relative rights and preferences of any such additional class or series, including but not limited to the voting powers, full or limited or none, and relative economic and other rights, preferences and/or limitations thereof, any or all of which rights and preferences may be senior or superior to, on par with, or junior to those of the authorized Units already issued or any other such additional class or series. When the Company desires to issue any Units of any class or series which shall not previously have been so authorized and designated, any and all rights and preferences of such additional class or series as established by the Board of Governors upon the consent or approval of a Majority in Interest of the Members shall be set forth in an exhibit that shall be attached hereto and made a part hereof. When the rights and preferences if any of any such additional class or series have been established by the Board of Governors and set forth in an exhibit hereto, the setting forth of such rights and preferences shall have the effect of amending the applicable provisions of this Agreement and such rights and preferences may thereafter only be amended pursuant to the applicable provisions of this Agreement.

(c)    The Board of Governors shall have the authority and power to establish, authorize the issuance of, and grant rights, warrants, and options entitling the holders thereof to purchase from the Company Units of any class or series authorized hereunder, or bonds, notes, debentures, or other obligations convertible into Units of any class or series authorized hereunder, subject to all qualifications, requirements or conditions of holding such class or series established by or pursuant to this Agreement.

2.3   Capital Contributions; Issuance of Units.

(a)    Each Unit issued and outstanding as of March 15, 2006 shall be subdivided into 2.23535 Units, provided that, any Unit Holder that after giving effect to the subdivision would otherwise hold a fractional unit less than or equal to 0.5 shall instead hold a number of Units rounded down to the nearest whole number, and any Unit Holder that after giving effect to the subdivision would otherwise hold a fractional unit greater than 0.5 shall instead hold a number of Units rounded up to the nearest whole number.

(b)   The number of Units subject to each warrant or option issued and outstanding as of March 15, 2006 entitling the holders thereof to purchase Units from the Company, including all unvested options or warrants, shall be adjusted to reflect the 2.23535:1 subdivision of Units, and the exercise price proportionately reduced; provided that any outstanding option or warrant that after giving effect to the subdivision would otherwise entitle the holder to purchase a fractional unit less than or equal to 0.5 shall instead entitle the holder to purchase a number of Units rounded down to the nearest whole number, and any outstanding option or warrant that after giving effect to the subdivision would otherwise entitle the holder to purchase a fractional unit greater than 0.5 shall instead entitle the holder to purchase a number of Units rounded up to the nearest whole number.

(c)    No Member shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than the unpaid portion of such Member’s written agreement to make Capital Contributions, and no Units shall be subject to any mandatory assessment, requests or demands for capital.

(d)   Units may only be issued in consideration of Capital Contributions. The Board may accept Capital Contributions from Members or persons seeking to become Members, may authorize the Company to enter into a written subscription agreement with such Member or persons seeking to become Members to make Capital Contributions for the purchase of Units, and may cause the Company to issue additional Units to such persons in consideration of Capital Contributions to the

Company. Capital Contributions and the issuance of additional Units shall be made at such times and upon such terms and conditions as are authorized by this Agreement and as the Board and the person acquiring the Units may agree. The Board shall have the authority to subdivide or combine the outstanding Units or declare a dividend payable in Units.

(e)    Upon acceptance of Capital Contributions and the issuance of additional Units, the Board shall cause the books and records of the Company to be adjusted appropriately.

(f)    Except as provided in Section 2.5, the Members shall have no preemptive rights to make contributions.

(g)    The terms of any Units authorized by Section 2.2(a) that are issued in connection with services may provide that such Units shall be or may become substantially vested profits interests within the meaning of Revenue Procedures 93-27 and 2001-43, and may provide that such Units are intended to constitute “safe harbor partnership interests” within the meaning of Internal Revenue Service Notice 2005-43 if the Units are issued after the revenue procedure described in the notice is published. The Company and all Unit Holders (including the recipients of such Units), each intending to be legally bound, agree that: (i) the Company may elect the safe harbor, (ii) each shall comply with all safe harbor requirements with respect to all partnership interests transferred while the election remains effective, including reporting in a manner consistent with the safe harbor on their respective income tax returns, and (iii) no issuance or transfer of any Unit shall be effective unless the Person acquiring the Unit agrees to be legally bound by the safe harbor election and such related conditions as the Board of Governors may impose. The safe harbor is subject to change, and the Board of Governors shall have the authority, without any further action by the Unit Holders, to amend this Agreement as may be necessary to implement the stated intent, and shall have the sole discretion and authority to act on behalf of the Company and the Unit Holders to terminate the safe harbor election.

2.4   Capital Accounts.

A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:

(a)    To each Unit Holder’s Capital Account there shall be credited (A) such Unit Holder’s Capital Contributions, (B) such Unit Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 3.3 and 3.4 hereof, and (C) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Unit Holder related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Unit Holder until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

(b)   To each Unit Holder’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement, (B) such Unit Holder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 3.3 and 3.4 hereof, and (C) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;

(c)    In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(d)   In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to allocation of Profits and Loss, nonliquidating distributions, liquidating distributions, and the maintenance of Capital Accounts, including and subject to Section 12.3 hereof, are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 12 hereof upon the dissolution of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

2.5   Pre-emptive Rights.

(a)    Except as set forth in Section 2.5(b) below, following Escrow Closing, Members (excluding Affiliates) who own 500,000 Units or more (each, for purposes of this Section, a “Qualified Member”) shall have the pre-emptive rights provided for in this Section. A pre-emptive right under this Section is the right of a Qualified Member to make additional Capital Contributions of a certain amount to purchase Units before the Company may accept additional Capital Contributions from other Persons or may enter into contribution allowance agreements with other Persons. If two-thirds of the voting power of the Governors in office determines that additional capital is required and proposes to accept additional Capital Contributions and issue additional Units, the Board shall cause notice to be given to each Qualified Member at least twenty days prior to the date by which the Qualified Member must exercise a pre-emptive right. The notice must contain: the extent of the Member’s pre-emptive right; the method used to determine the Member’s pre-emptive right; the terms and conditions upon which the Member may make an additional Capital Contribution to purchase additional Units; and the time within which and the method by which the Member must exercise the right. The extent to which each Qualified Member may make an additional Capital Contribution to purchase additional Units or obtain a right to make an additional Capital Contribution under a contribution allowance agreement to purchase additional Units, by exercise of a pre-emptive right is the percentage of the number of Units held by the Qualified Member before the contribution to the total number of Units issued and outstanding before the contribution multiplied by the additional Units the Board is proposing to accept and issue. A Qualified Member may waive a pre-emptive right in writing. The waiver is binding upon the Qualified Member whether or not consideration has been given for the waiver. Unless otherwise provided in the waiver, a waiver of pre-emptive rights is effective only for the proposed contribution or contribution allowance agreements described in the waiver. If a Qualified Member does not exercise pre-emptive rights under this Section, then for a period of one year after the date fixed by the Board for the exercise of those pre-emptive rights and to the extent of the pre-emptive rights not exercised, the Board may accept additional Capital Contributions for the purchase of additional Units or make contribution allowance agreements for the purchase of additional Units on terms no less favorable to the Company that those offered to the Qualified Member(s). Nothing in this Section eliminates or reduces the quantum of Governor consent required to accept additional capital contributions or issue Units under Section 5.1(c)).

(b)   Notwithstanding Section 2.5(a), no pre-emptive rights shall arise as to, additional Capital Contributions or contribution allowance agreements to purchase additional Units made or entered into with respect to: (i) the issuance of (A) any Units pursuant to the Company’s initial public offering of its capital units pursuant to the terms and conditions of the Registration Statement or (B) any additional Units pursuant to the Investment Terms Agreement, (ii) the issuance of options to purchase Units granted to employees, consultants or Governors of the Company approved by the Board or pursuant to any plan or arrangement approved by the Board, including the issuance of Units upon exercise of such options, (iii) the issuance of securities to lending or leasing institutions in connection with the Company’s debt, equipment leasing or other non-equity financing approved by the Board, (iv) the issuance of securities in connection with a bona fide business acquisition by the Company, whether by plan of merger, consolidation, sale of assets, sale or exchange of equity interests or otherwise, or (v) contributions to be made in a form other than money; provided that Units acquired by Members pursuant to the foregoing transactions shall be counted in determining whether a Member is entitled to the pre-emptive rights provided for in Section 2.5(a).

SECTION 3
ALLOCATIONS

3.1   Profits.

After giving effect to the special allocations in Section 3.3 and Section 3.4 hereof, and except as otherwise provided in Section 3.5 hereof, Profits for any Fiscal Year shall be allocated among the Unit Holders ratably in proportion to Units held.

3.2   Losses.

After giving effect to the special allocations in Section 3.3 and 3.4 hereof, and except as otherwise provided in Section 3.5 hereof, Losses for any Fiscal Year shall be allocated among the Unit Holders ratably in proportion to Units held.

3.3   Special Allocations.

The following special allocations shall be made in the following order:

(a)   Minimum Gain Chargeback.   Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f) (6) and 1.704-2(j) (2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)   Unit Holder Minimum Gain Chargeback.   Except as otherwise provided in Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i) (5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse

Debt, determined in accordance with Regulations Section 1.704-2(i) (4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) (4) and 1.704-2(j) (2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) (4) of the Regulations and shall be interpreted consistently therewith.

(c)    Qualified Income Offset.   In the event any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Unit Holder as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Unit Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in this Agreement.

(d)   Gross Income Allocation.   In the event any Unit Holder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Unit Holder is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Unit Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Unit Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) and this Section 3.3(d) were not in this Agreement.

(e)    Nonrecourse Deductions.   Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holders in proportion to Units owned.

(f)    Unit Holder Nonrecourse Deductions.   Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)    Section 754 Adjustments.   To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)   Allocations Relating to Taxable Issuance of Units.   Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

(i)    Syndication Expenses.   Syndication Expenses for any Fiscal Year shall be specially allocated to the Unit Holders in proportion to their Units, provided that, if Units are issued pursuant to Section 2.3 hereof during the Fiscal Year, all Syndication Expenses shall be divided among the Unit Holders from time to time so that, to the extent possible, the cumulative Syndication Expenses allocated with respect to each Unit at any time is the same amount. In the event the Board shall determine that such result is not likely to be achieved through future allocations of Syndication Expenses, the Board may allocate other items of income, gain, deduction, or loss so as to achieve the same effect on the Capital Accounts of the Unit Holders.

3.4         Curative Allocations.

The allocations set forth in Sections 3.3(a) through (g) and 3.5 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of this Agreement.

3.5         Loss Limitation.

Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis among the Units and Losses not allowable to any given Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holders’ Capital Accounts, so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations. If this Section 3.5 causes Losses to be allocated in disproportion to Units, the effect of such allocation shall be reversed at the earliest opportunity by specially allocating Net Profits to the Unit Holders to whom such Losses were allocated, the most recently allocated Losses to be reversed first.

3.6         Other Allocation Rules.

(a)    For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

(b)   Generally, all Profits and Losses allocated to the Unit Holders or the Holders of specified Units or a specified class thereof shall be allocated among them in proportion to the Units or specified Units or class thereof, respectively, held by each. In the event Units are issued pursuant to Section 2.3 hereof during a Fiscal Year, the Profits (or Losses) allocated to the Unit Holders for each such Fiscal Year shall be allocated among the Unit Holders in proportion to the number of Units each holds from time to time during such Fiscal Year in accordance with Code Section 706, using any convention permitted by law and selected by the Board.

(c)    The Unit Holders are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

(d)   Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company profits shall be deemed to be as provided in the Capital Accounts.

To the extent permitted by Regulations Section 1.704-2(h)(3), the Unit Holders shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

3.7         Tax Allocations: Code Section 704(c).

(a)    In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

(b)   In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c)    Allocations pursuant to this Section 3.7 shall be made as required or permitted by Regulations Section 1.704-3 pursuant to such method provided therein as may reasonably be designated by the Board, provided that allocations pursuant to Section 3.7(b) as a result of the revaluations of Gross Asset Values that will occur at the times described in clauses (A) and (B) of subparagraph (ii) of the definition of Gross Asset Value shall be made pursuant to the “traditional” method described in Regulations Section 1.704-3. Any elections or other decisions relating to allocations under this Section 3.7 shall be made in any manner that the Board reasonably determines to reflect the purpose and intention of this Agreement. Allocations under this Section 3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits or Losses or distributions under any provision of this Agreement.

SECTION 4
DISTRIBUTIONS

4.1   Net Cash Flow.

Except as otherwise provided in Section 12 hereof, Net Cash Flow, if any, shall be distributed to the Unit Holders ratably in proportion to the Units held.

4.2   Amounts Withheld.

All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Unit Holders, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.

4.3   Limitations on Distributions.

(a)    The Company shall make no distributions to the Unit Holders except as provided in this Section 4 and Section 12 hereof.

(b)   A Unit Holder may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Unit Holders on account of their Capital Contributions, would exceed the Gross Asset Value of the Company’s assets or the distribution would otherwise be prohibited by the Act.

SECTION 5
MANAGEMENT AND OPERATIONS

5.1         Management by Board of Governors.

(a)    Except those matters for which consent or approval of the Members is required by this Agreement or any nonwaivable provisions of the Act, and subject to the provisions of Section 5.1(d) hereof, the powers and privileges of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board and not by the Members. No Member, other than a Member acting in his or her capacity as an officer of the Board or as an officer of the Company, has the power or authority to act for or on behalf of the Company, to bind the Company by any act, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board. Without limiting the foregoing authority of the Board to manage the business and affairs of the Company or the actions the Board may take in exercising the powers and privileges of the Company, the Board shall have the right to make the following decisions and take the following actions:

           (i)  Acquire by purchase, lease, or otherwise any real or personal property;

          (ii)  Operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, or lease any real estate and any personal property;

        (iii)  Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the business or affairs of the Company, including executing amendments to this Agreement and the Articles in accordance with the terms of this Agreement;

         (iv)  Borrow money and issue evidences of indebtedness, and secure the same by mortgage, pledge, or other lien on any or all of the Company’s assets;

          (v)  Execute any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company’s assets;

         (vi)  Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

        (vii)  Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

      (viii)  Hire or contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as consultants, lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

         (ix)  Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Governor liability), as may be lawfully carried on or performed by a limited liability company under the laws of each jurisdiction in which the Company is then formed or qualified;

          (x)  Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

         (xi)  Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or any Governor in connection with activities arising out of, connected with, or incidental to this Agreement, and engage counsel or others in connection therewith;

        (xii)  Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign business entities, including corporations, associations, general or limited partnerships or other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

      (xiii)  Subject to Section 2 hereof, designate classes or series of Units, agree with any Person as to the form and other terms and conditions of such Person’s Capital Contribution to the Company and cause the Company to issue Units in consideration of such Capital Contribution;

       (xiv)  Indemnify a Member or Governor or officer or former Member or Governor or officer, and make any other indemnification that is authorized by this Agreement in accordance with the Act; an      d

        (xv)  Take any actions described in Section 5.1(d).

The Board may adopt such policies, rules, and regulations and may take such actions as it shall deem advisable in furtherance of the purposes of the Company, provided that the Board shall not act in a manner contrary to this Agreement.

(b)   No later than sixty (60) days prior to the beginning of each Fiscal Year following Escrow Closing, the Board shall adopt an Annual Operating Budget and Annual Capital Budget covering the Fiscal Year commencing in sixty (60) days. The Annual Operating Budget shall include projected operating revenues, expenses and working capital reserves for the Fiscal Year, and the Annual Capital Budget shall include projected capital expenditures and investments for the Fiscal Year. The Budgets may but shall not be required to be incorporated into a business plan for the Fiscal Year containing such other information, plans and strategies as the Board deems advisable. The Board may amend the Company’s Annual Operating Budget or Annual Capital Budget at any time.

(c)    Notwithstanding any other provision of this Agreement (including without limitation Section 5.1(a)) and in addition to any rights of the Members pursuant to Section 9, the Board may not take or approve the following actions, agreements, instruments or items without the affirmative vote of at least two-thirds of the voting power of the Governors in office:

           (i)  The plans and specifications of the Company’s proposed ethanol plant and the contract to design and construct the proposed ethanol plant;

          (ii)  The amount and terms of the debt financing and all documents and agreements entered into in connection therewith to construct and finance the start-up costs of the proposed ethanol plant;

        (iii)  The Annual Operating and Capital Budgets for each Fiscal Year;

         (iv)  Any contract, obligation, liability, disbursement or lawsuit settlement outside of the ordinary course of business in excess of $100,000 which is not part of the then current Fiscal Year’s approved Annual Operating or Capital Budget (provided that necessary expenditures to meet operational emergencies at the proposed ethanol plant may be incurred prior to such approval if immediate action is required for the safety or operation of the proposed ethanol plant);

          (v)  Any investment in excess of $100,000 which is not part of the then current Fiscal Year’s approved Annual Capital Budget;

         (vi)  The acceptance of additional Capital Contributions, the issuance of additional Units, or the issuance of options or warrants to purchase Units;

        (vii)  The determination of the Gross Asset Values of the Company Property;

      (viii)  The admission of new Members and the terms of such admission other than admissions for which Board approval is not required pursuant to Section 10.6(b);

         (ix)  The sufficiency of any legal opinion required under Section 10 of this Agreement or the waiver of any such legal opinion other than in connection with a transfer of Units by VBV or any its transferees, including in connection with any transfers made pursuant to Sections 10.9 through 10.13;

          (x)  Any tax elections under Section 8.3(a) of this Agreement other than any election referenced in Section 8.3(a)(ii) or 8.3(a)(v) of this Agreement, which elections shall not require Board approval in order to be made;

         (xi)  Any proposal or recommendation regarding any amendment to the Articles or this Agreement (for the avoidance of doubt, a negative recommendation from the Governors shall not prevent any proposal for amendment from being submitted to, and approved by, the Members pursuant to Section 9.1(a));

        (xii)  Any amendment to this Agreement effecting a change to the method designated pursuant to the proviso in the first sentence of Section 3.7(c); or

      (xiii)  Except as reasonably necessary in connection with a Public Offering, the determination regarding conversion under Section 14.1.

(d)   Notwithstanding any other provision of this Agreement (including without limitation Section 5.1(a)), the Board shall not have authority to approve, authorize or take any of the following actions with respect to the Company without the approval or consent of a Majority in Interest of the Members: (i) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company; (ii) merge or consolidate the Company with another Person; (iii) materially change the business purpose of the Company; or (iv) voluntarily dissolve the Company.

(e)    A provision of this Agreement that requires the approval or consent of a specified percentage of the voting power of the Governors in office may not be amended without the affirmative vote of at least the specified percentage of the voting power of the Governors in office required for such approval.

5.2   Actions by Governors; Committees; Reliance on Authority.

(a)    In managing the business and affairs of the Company and in exercising the powers and privileges of the Company, Governors shall act on behalf of the Company only (i) collectively through meetings of the Board held and conducted pursuant to the provisions of this Agreement or by written action taken pursuant to the provisions of this Agreement, (ii) through committees established pursuant to Section 5.2(b), and (iii) through officers of the Board and officers of the Company to whom authority and duties have been delegated pursuant to the provisions of this Agreement.

(b)   The Board, by resolution approved by the affirmative vote of a majority of the Governors then holding office, may from time to time establish (or dissolve) one or more committees, each of which shall be comprised of one or more natural persons who may but need not be Governors or Members, provided that a majority of committee members on each committee must be a Governor or Member. Any such committee shall have and may exercise only such authority and duties to the extent provided by the Board in such resolution, subject at all times to the limitations set forth in the Act or this Agreement, and to the direction and control of the Board. Unless otherwise provided by the Board, the presence of a majority of the members of any such committee shall constitute a quorum for the transaction of business at a meeting of the committee, and the committee shall act by the affirmative vote of a majority of committee members present at a duly held meeting. In other matters of procedure the provisions of this Agreement shall apply to committees and the members thereof to the same extent they apply to the Board and Governors, including, without limitation, the provisions with respect to meetings and notice thereof, absent members, written actions, and valid acts. Each committee shall keep regular minutes of its proceedings and report the same to the Board. The Board may dissolve any committee at any time.

(c)    Any Person dealing with the Company, other than a Member or a Governor or an Affiliate of a Member or Governor, may rely on the authority of any officer of the Board or any officer of the Company in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether the action is actually taken in accordance with the provisions of this Agreement, unless the Person dealing with the Company has actual knowledge that the officer lacks authority to act or the Act establishes that the officer lacks authority to act.

5.3   The Board of Governors.

(a)   Number, Qualification and Term of Office.

(i)   Initial Board of Governors.   Governors shall be elected or appointed by the Members at the times, in the manner and for the terms as prescribed by this Agreement. The Governors of the Company comprising the initial Board as of October 30, 2006, who, together with such other eligible natural persons designated as Governors by the initial Board, shall serve for such terms and in such manner as prescribed by this Agreement, are the following persons:

James Baxter Sanders	James L. Byford, Ph.D.
James K. Patterson	William H. Latimer, III
Flavius Allen Barker	Phillip E. Pinion
Michael D. Miller	Tom W. Wade, Jr.

The number of Governors comprising the initial Board shall be established by the initial Board, provided that the number of Governors comprising the initial Board shall not be less than seven (7) nor more than thirteen (13).

(ii)   Board of Governors following Escrow Closing.   Commencing on the next business day following Escrow Closing, the number of Governors serving the Company on the Board of

Governors shall be eleven (11), composed of the Governors subject to appointment by certain Members pursuant to Section 5.3(a)(iv) below, if any, and the Governors subject to election by the Members pursuant to section 5.3(a)(iii) below.

(iii)   Election of Governors; Terms.   Beginning at the annual meeting of the Members to be held following the close of the Fiscal Year ending December 31, 2008 (“2009 Annual Meeting”), Governors shall be elected by the Members in such manner and for such terms as prescribed by this Agreement, subject to the right of certain Members to appoint Governors to the extent provided by Section 5.3(a)(iv) below. A Member who is entitled to appoint one or more Governors pursuant to Section 5.3(a)(iv) below and such Member’s Affiliates shall not be entitled to vote for the election (or removal) of Governors by the Members, as their right to representation exists in their right of appointment. Except as otherwise provided herein, all Governors elected by the Members shall serve three-year terms and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. In order to preserve continuity of governance and the harmonious transition of the initial Board of Governors to the elected Board of Governors, the initial Board shall designate from among its members the Governors to serve on the Board commencing on the next business day following Escrow Closing until their successors are duly elected and qualified by the Members pursuant to this Section 5.3(a)(iii). The terms of the Governors so designated shall be staggered such that one-third of such Governors (or as nearly as possible) shall be elected annually by the Members beginning at the 2009 Annual Meeting and continuing each year thereafter. The Board shall adopt nomination, reporting and other election procedures in advance of the 2009 Annual Meeting to achieve the desired staggered effect and election matters prescribed by this Agreement.

(iv)   Appointed Governors.   Any Member who, together with such Member’s Affiliates, owns a majority of the Units outstanding shall be entitled to appoint a simple majority of the Governors (each such appointed Governor, an “Appointed Governor”) to the Board of Governors. This means that, with an eleven-person Board, such Member would be entitled to appoint six of the eleven Governors to the Board of Governors. Any other Member who, together with such Member’s Affiliates, owns three million (3,000,000) or more Units, but less than a majority of the Units outstanding, shall be entitled to appoint one Governor (each, an “Appointed Governor”) to the Board for every whole block of 3,000,000 Units held, subject to the following limitations: (A) No such other Member who, together with such other Member’s Affiliates, owns less than a majority of the Units outstanding shall be entitled to appoint a majority of the Governors to the Board of Governors, notwithstanding the fact that an  appointment right based on whole blocks of 3,000,000 Units would provide them such right (in such case, their appointment right shall be limited to appointing such number of Governors that does not constitute a majority of the Board); and (B) There shall always be at least one Governor who is subject to election by the Members pursuant to Section 5.3(a)(iii), i.e., one Board seat must always be an elected seat.  In the event there is an insufficient number of Board seats for Members who would otherwise hold appointment rights under this Section 5.3(a)(iv), appointment rights shall be afforded to Members hereunder in the following order of priority:  First, a Member who, together with such Member’s Affiliates, owns a majority of the Units outstanding shall always be entitled to appoint a simple majority of the Governors; Second, to Members in the order (in time) in which such Member acquired the appointment right.  For purposes of determining appointment rights of Members hereunder, the term “Affiliate” of, or a Person “Affiliated” with, a Member shall mean, in addition to the Persons described in the definition of “Affiliate” in Section 1.13 hereof, any Person who agrees in writing to be affiliated with a Member for purposes of the appointment rights hereunder, provided a copy of such written agreement is on record with the Company, and provided further that such written agreement must include a provision that requires the Company to be notified in writing of the termination of such agreement.  Members who are entitled to appoint one or more Governors pursuant to this Section 5.3(a)(iv) and such Member’s Affiliates shall not be entitled to vote for the election (or removal) of Governors by the Members, as their right to representation exists in their right of appointment. In determining the appointment rights of Members and their Affiliates under this Section 5.3(a)(iv), Members and their Affiliates shall be counted only once, and the right of appointment accrues only on whole blocks of 3,000,000 Units. By way of examples (assuming an eleven person Board):  a Member who, together with such Member’s Affiliates, holds 65% of the Company’s Units outstanding would be entitled to appoint only six out of eleven Governors and would not be entitled to vote for the election (or removal) of Governors by the Members, as their right to representation exists in their right of appointment; a Member who, together with such Member’s Affiliates, holds 4,000,000 Units would be entitled to appoint only one Governor and would not be entitled to vote for the election of Governors by the Members; and a Member who together with such Member’s Affiliates holds 7,000,000 Units would be entitled to appoint only two Governors and would not be entitled to vote for the election of Governors by the Members; and, assuming there is no Member that holds a majority of the Units outstanding, a Member who holds 18,000,000 Units would be entitled to appoint only five Governors, and would not be entitled to appoint six Governors because such Member would not hold a majority of the Units outstanding (if there was also a Member who held a majority of the Units outstanding, then a Member who holds 18,000,000 Units would be entitled to appoint only four Governors due to the requirement that at least one Governor be subject to election, and such Member would not be entitled to vote for the election of that Governor. A Member and such Member’s Affiliates shall agree among themselves on how the appointment rights provided in this Section 5.3(a)(iv) shall be exercised, and shall notify the Board of such agreement. If any Member has the right to appoint more than one Governor under this Section 5.3(a)(iv), the voting power of all Governors such Member has the right to appoint may be exercised by any one or more such Appointed Governors, as further described in Section 5.3(i) below, and the number of Governors required by Section 5.3(a)(ii) shall correspond to such voting power (for example, one Appointed Governor who has the voting power of two Governors would count as two for purposes of the Board size of eleven Governors). An Appointed Governor shall serve indefinitely at the pleasure of the Member appointing him or her (so long as such Member and its Affiliates continue to hold a sufficient number of Units to maintain the applicable appointment right) until a successor is appointed, or until the earlier death, resignation or removal of the Appointed Governor. An Appointed Governor may be removed for any reason by the Member appointing him or her, upon written notice to an officer of the Board, which notice may designate and appoint a successor Governor to fill the vacancy, and which notice may be given at a meeting of the Board attended by the person appointed to fill the vacancy.

(v)   Qualification.   The initial Governors of the Company may but need not be Members, provided that a majority of the initial Governors must be Members or elected or appointed representatives of Members that are not natural persons. The participation of non-member Governors in the management and decisions of the Board prior to October 28, 2004 is hereby confirmed and ratified in all respects. Following the 2009 Annual Meeting, all Governors subject to election by the Members must be Members or elected or appointed representatives of Members that are not natural persons. The provisions of this Section 5.3(a)(v) shall not apply to Appointed Governors.

(b)   Resignation.   Any Governor may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c)   Removal.   An initial Governor or a Governor designated to serve following Escrow Closing pursuant to Section 5.3(a)(iii) above may be replaced or removed for cause by the affirmative vote of two-thirds of the remaining initial or designated Governors, as the case may be (excluding Appointed Governors). Following the election of a Governor, the Governor may be removed for any reason by the Members in such manner as prescribed by this Agreement. The notice of the meeting shall state that such removal will be discussed and acted upon at the meeting, and must also be provided to the Governor in question at least ten (10) days in advance of such meeting. The Governor in question has a right to be heard at such meeting. The provisions of this Section 5.3(c) shall not apply to Appointed Governors.

(d)   Vacancies.   Any vacancy occurring on the Board (whether by reason of an increase in the number of Governors or by reason of a vacancy in an existing Governor seat) may be filled by appointment through an affirmative vote of a majority of the remaining Governors subject to election by the Members, though less than a quorum. A Governor appointed by the Board to fill a vacancy at any time after the 2009 Annual Meeting shall serve until the next annual meeting of the Members (or special meeting held for the purpose of electing Governors), at which time the Members shall elect a new Governor to serve for the remainder of the original term of the vacated position. The provisions of this Section 5.3(d) shall not apply to vacancies in Appointed Governor seats.

(e)   Meetings.   Regular meetings of the Board shall be held from time to time as determined by the Board. Special meetings of the Board shall be held upon the call of the President or three (3) or more Governors. Board meetings shall be held at the principal office of the Company or at such other place, either within or without the State of Tennessee, as shall be designated by the person calling the meeting and stated in the notice of the meeting or a duly executed waiver of notice thereof. Governors may participate in a Board meeting by means of video or audio conferencing or similar communications equipment whereby all Governors participating in the meeting can hear each other.

(f)   Notice.   Oral or written notice of each meeting of the Board, stating the place, day and hour of the meeting, shall be given to each Governor at least 3 days before the day on which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board does not need to specify the business to be transacted or the purpose of the meeting.

(g)   Waiver.   Whenever any notice is required to be given to a Governor under the provisions of this Agreement, a waiver thereof in writing signed by the Governor, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Governor at any meeting of the Board shall constitute waiver of notice of such meeting by the Governor, except where the Governor attends a meeting for the express purpose of stating his objection to the transaction of any business because the meeting is not lawfully called or convened.

(h)   Quorum.   A majority of the voting power of the Governors in office shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board, provided that the quorum includes not less than one-half of the voting power of the Governors who are subject to election by the Members hereunder (if one-half of such voting power results in a fractional number, then one-half of such voting power shall be rounded up to the nearest whole number for purposes of determining whether a quorum is present), and provided further that the foregoing quorum requirement shall not eliminate or reduce a quantum of consent required by this Agreement that is greater than a majority of the voting power of the Governors in office (e.g., Section 5.1(c)). If less than a quorum is present, those Governors present may adjourn the meeting from time to time until a quorum shall be present.

(i)   Voting and Act of the Board.   Each Governor shall have one vote; provided, however, that to the extent a Member holds the right to appoint more than one Governor pursuant to Section 5.3(a)(iv), the Board voting rights represented thereby may be exercised by any one or more such Appointed Governors present at such a meeting. For example, if a Member is entitled to appoint two Governors pursuant to Section 5.3(a)(iv), each of the two such Appointed Governors may cast one vote on any matter considered by the Board at the meeting, or one such Appointed Governor may cast two votes (regardless of whether the there are one or two such Appointed Governors then serving). If more than one Governor appointed by a Member is present at a meeting then, unless such Appointed Governors shall announce the voting power to be exercised by each at such meeting at the beginning of the meeting, the voting power represented by such Appointed Governors shall be deemed to be evenly apportioned among them. The Board shall take action by the affirmative vote of a majority of the voting power of the Governors present at a duly held meeting at which a quorum is present.

(j)   Action Without a Meeting.   Any action required or permitted to be taken at a meeting of the Board may be taken by written action signed by all of the Governors comprising the Board.

(k)   Absentee Governors.   A Governor of the Company may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the Governor is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Governor has consented or objected.

(l)   Compensation.   The Board may fix the compensation, if any, of Governors. Adoption of this Agreement by the Members of the Company, and adoption of this Agreement by a Member upon their admission as a Member of the Company, shall constitute the approval and ratification by the Members of any such compensation established by the Board. Governors shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board or other business of the Company.

5.4   Duties and Obligations of Governors.

(a)   Duties.   The Board shall cause the Company to conduct its business and operations separate and apart from that of any Member, Governor or any of its Affiliates. The Board shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Tennessee and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Company property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Governor shall have the duty to discharge the foregoing duties in good faith, in a manner the Governor reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. No Governor shall be under any other duty to the Company or the Members to conduct the affairs of the Company in a particular manner.

(b)   Employment of CEO and/or General Manager.   Prior to the start-up date of the Company’s planned operations, the Board shall select, employ, and fix the compensation of a CEO or a General Manager of the Company or both. The CEO and the General Manager positions, if both are created, may be held by the same person. If maintained, the CEO position shall be an officer of the Company; the General Manager position may but is not required to be an officer of the Company. The CEO (or the General Manager if the Company does not maintain a CEO position) shall perform the functions of and shall also carry the title of Chief Manager of the Company. The CEO or the General Manager or both may but are not required to be a member(s) of the Board. If the Company maintains a CEO position, the CEO shall have responsibility for all administrative and operational aspects of the Company and shall have responsibility for hiring and supervising all employees (including the General Manager if such position is maintained and is someone other than the CEO), as determined and established by the Board, and shall perform such other duties that may be assigned by the Board. If the Company does not maintain a CEO position, then the General Manager shall have responsibility for all administrative and operational aspects of the Company and shall have responsibility for hiring and supervising all employees, as determined and established by the Board, and shall perform such other duties that may be assigned by the Board.

(c)   Bonds and Insurance.   The Board may require all officers, agents and employees charged by this Company with responsibility for the custody of any of its funds or property to give bonds. Bonds shall be furnished by a responsible bonding company and approved by the Board, and the cost shall be paid by the Company. The Board shall cause the Company to provide for insurance of the property of the Company, or property which may be in the possession of the Company and not otherwise adequately insured by the owner of the property. In addition, the Board shall cause the Company to provide for insurance covering liability of the Company to all employees and the public, in such commercially reasonable amounts as is customary for businesses similar to the Company.

5.5   Officers.

(a)   Number; Qualification; Election.   Officers must be natural persons, and shall be elected or appointed by the Board on an annual basis. The officers of the Company shall correspond to the term “Manager” under the Act. The officers of the Company shall consist of the officers of the Board and such other officers of the Company appointed by the Board. The officers of the Board shall consist of a President, a Vice President, a Secretary and a Treasurer. The President and Vice President of the Board may also be referred to as Chairman and Vice Chairman, respectively. Unless and until the Company hires a CEO, the President of the Company shall perform the functions of and shall also carry the title of Chief Manager of the Company. The Secretary and Treasurer position may be held by the same person. The officers of the Board must be Governors. The Board may also appoint such other officers and assistant officers of the Company as provided for herein or as it may deem necessary or advisable, and such other officers and assistant officers may but are not required to be members of the Board. Except as otherwise provided in this Agreement, the Board shall fix the powers, duties, and compensation of all officers of the Company.

(b)   Term of Office.   An officer of the Board shall hold office for a term of one year and until a successor shall have been duly elected or appointed, unless prior thereto such officer shall have resigned or been removed from office as hereinafter provided. Any other officer of the Company shall hold office at the pleasure of the Board and may be removed at any time with or without cause, subject to any contract rights which then may be in existence.

(c)   Removal and Vacancies.   Any officer elected or appointed by the Board may be removed, with or without cause, at any time by a resolution of the Board. Any vacancy in an office of the Company shall be filled by a resolution of the Board. An Officer may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice.

(d)   President.   Unless provided otherwise by a resolution adopted by the Board, the President shall preside at meetings of the Members and Board; shall see that all orders and resolutions of the Board are carried into effect; may execute all documents, agreements, and instruments on behalf of the Company; may maintain records of and certify proceedings of the Board and Members; and shall perform such other duties as may from time to time be prescribed by the Board.

(e)   Vice President.   The Vice President shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties as the Board or the President may from time to time prescribe. The Board may designate more than one Vice President, in which case the Vice President shall be designated as to denote which is most senior in office.

(f)   Treasurer.   Unless the Board establishes a separate officer position for the Chief Financial Officer of the Company, the Treasurer shall be the Chief Financial Officer of the Company and: shall keep accurate financial records for the Company; shall deposit all monies, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Board shall designate from time to time; shall endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Board, making proper vouchers therefor; shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Board, shall render to the CEO and the Board, whenever requested, an account of all such Officer’s transactions as Treasurer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Board or the President from time to time.

(g)   Secretary.   The Secretary shall attend all meetings of the Board and of the Members and shall maintain records of, and whenever necessary, certify all proceedings of the Board and of the Members. The Secretary shall keep the required records of the Company, when so directed by the Board or other person or persons authorized to call such meetings, shall give or cause to be given notice of meetings of the Members and of meetings of the Board, and shall also perform such other duties and have such other powers as the President or the Board may prescribe from time to time.

(h)   Delegation.   Unless prohibited by a resolution of the Board, an officer elected or appointed by the Board may delegate in writing some or all of the duties and powers of such person’s management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

(i)   Compensation.   Officers shall receive such compensation as may be determined from time to time by resolution of the Board.

5.6         Limitation of Liability; Indemnification of Governors and Officers.

(a)    No Responsible Person of the Company shall be personally liable to this Company or any Members for monetary damages for a breach of fiduciary duty by such Responsible Person; provided that this provision shall not eliminate or limit the liability of a Responsible Person to the extent provided by applicable law (i) for a breach of the Responsible Person’s duty of loyalty to the Company or any Members; (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law or, with respect to an officer, for acts of gross negligence; (iii) for knowing violations of securities laws of Tennessee Statutes or for illegal distributions; (iv) for a transaction from which the Responsible Person derived an improper personal benefit; or (v) for an act or omission occurring prior to the effective date of the corresponding provision of the Articles. It is the intention of the Members to limit or eliminate the personal liability of Responsible Persons of the Company to the greatest extent permitted under Tennessee law. If amendments to Tennessee Statutes are passed after this provision becomes effective which authorize limited liability companies to act to further limit or eliminate the personal liability of Responsible Persons of a limited liability company, then the liability of the Responsible Persons of the Company shall be limited or eliminated to the greatest extent permitted by Tennessee Statutes, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any Responsible Person for or with respect to any acts or omissions of such Responsible Person occurring prior to such amendment or repeal.

(b)   The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, each present and former Responsible Person of the Company relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if the Responsible Person (or former Responsible Person) was a party to the proceeding in the capacity of a Responsible Person of the Company (which reasonable expenses including reasonable attorneys’ fees may be paid as incurred). Notwithstanding the foregoing provisions, the Company shall not indemnify, defend, save harmless, or pay all judgments and claims against, and reasonable expenses of, a Responsible Person (or former Governor or officer) under this provision where such judgments and claims or proceedings arise out of or are related to matters for which a Responsible Person (or former Responsible Person) is personally liable under Section 5.6(a) hereof.

(c)    The Company may purchase and maintain insurance on behalf of any Responsible Person in such Responsible Person’s official capacity against any liability or expense asserted against or incurred by such Responsible Person in or arising from that capacity, whether or not the Company would be required or permitted to indemnify the Responsible Person against the liability.

5.7         Member Compensation; Expenses; Loans

(a)    Except as otherwise provided in a written agreement approved by the Board, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as otherwise approved by or pursuant to a policy approved by the Board, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company.

(b)   Any Member or Affiliate may, with the consent of the Board, lend or advance money to the Company. If any Member or Affiliate shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member or Affiliate shall be repayable out of the Company’s cash and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Board for loans to its most creditworthy commercial borrowers, plus up to four percent (4%) per annum as agreed upon by the Board and the Member, and on such other terms and conditions no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

5.8         Contracts with Governors or their Affiliates.

(a)    No contract or transaction between the Company and a Governor or its Affiliate or between the Company and any other entity in which a Governor or its Affiliate has a material financial interest shall be void or voidable or require the Governor to account to the Company and hold as trustee for it any profit or benefit derived therefrom solely for this reason, or solely because the Governor is present at or participates in the Board meeting at which the contract or transaction is authorized, if (i) the material facts as to the contract or transaction and as to the Governor’s or Governors’ material financial interest are fully disclosed or known to the Board, and (ii) the Board determines that the terms of the contract or transaction are commercially reasonable and no less favorable to the Company than could be obtained from an unaffiliated third party and authorizes, approves or ratifies the contract or transaction in good faith by a majority vote, but the interested Governor or Governors are not counted in determining the presence of a quorum and must not vote.

(b)   No contract or transaction involving the sale or delivery of corn between the Company and a Governor or its Affiliate or between the Company and any other entity in which a Governor or its Affiliate has a material financial interest shall be void or voidable or require the Governor to account to the Company and hold as trustee for it any profit or benefit derived therefrom solely for this reason, or solely because the Governor is present at or participates in the Board meeting at which or pursuant to which the contract or transaction is authorized or approved, notwithstanding the fact that the standard of Section 5.8(a) was not met, provided that the terms of the contract or transaction are or were commercially reasonable and no less favorable to the Company than could be or could have been obtained from an unaffiliated third party.

SECTION 6
MEMBERS

6.1         Members; Rights and Powers Generally.

(a)    As of the Effective Date, the Members of the Company are the Persons who were members of the Company immediately prior to the Effective Date as shown on the books and records of the Company. The Board shall cause the books and records of the Company to be amended from time to time as Transfers occur or as additional Units are issued and additional Members are admitted to the Company in accordance with this Agreement.

(b)   Additional persons may, upon the approval of the Board, become Members of the Company: (i) by submitting a completed subscription agreement to subscribe for Units in the Company upon the terms and conditions as may be set forth in the subscription agreement, which shall include a representation and warranty that the representations and warranties required of all Members in this Agreement are true and correct with respect to such Person, and the acceptance thereof by the Company, (ii) by meeting any and all requirements of membership established in or pursuant to this Agreement, (iii) by submitting an executed counterpart signature agreeing to be bound by this Agreement, (iv) by submitting payment of the purchase price for the number of Units subscribed for in the subscription agreement, in accordance with the terms of the subscription agreement, and (v) upon being admitted as a Member by the Board; or in any other manner authorized in or pursuant to this Agreement. The Board may refuse to admit any Person as a Member in its sole discretion.

(c)    Transferees of Units may become Members as provided in Section 10.6 hereof.

(d)   Other than the right to elect or appoint Governors to the Board, no Member, other than a Member acting in his, her or its capacity as an officer of the Board or as an officer of the Company, has any right or power to take part in the management or control of the Company or its business and affairs. No Member other than a Member acting in his, her or its capacity as an officer of the Board or as an officer of the Company, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except with the prior written consent of the Board.

(e)    No Member shall have any voting right except with respect to those matters requiring a Member vote or approval as specifically provided for in this Agreement or as otherwise required by the Act.

6.2         Membership Requirements and Member Voting.

(a)    Membership. Each Member of the Company must own, or must have entered into a binding written agreement with and accepted by the Company to subscribe for, a minimum of twenty five hundred (2,500) Units, on and after the date that the Company reaches Escrow Closing. Failure of any Member to own or to subscribe for such minimum number of Units on or after such date shall result in the automatic termination of membership of such Person, without further notice or action by the Company, and such Person shall become and be a non-member Unit Holder, with no rights other than those financial rights with respect to the Units owned by such Person as provided for in and subject to this Agreement, as further described in Section 6.4 hereof. The Board shall have authority to increase the minimum ownership requirements and to place other membership restrictions on the holders of classes of Units authorized pursuant to Section 2.2(b).

(b)   Voting. Beginning with the 2009 Annual Meeting, Members shall elect Governors to the Board as provided in Section 5.3(a)(iii) of this Agreement. In addition, Members shall be entitled to vote on any other matters coming to a vote of the Members as specifically provided by this Agreement or as required by the Act. Each Member may cast one vote for each Unit held. The Members shall not be entitled to cumulate their voting power for the election of Governors. On those matters specifically identified in Sections 2.2, 5.1(d) and 9.1 of this Agreement as requiring the approval or consent of a Majority in Interest of the Members, the Members shall take action by the affirmative vote of a Majority in Interest of the Members. On all other matters to be voted upon by the Members, including the election (or removal) of Governors by the Members, Members shall take action by the affirmative vote of the Members holding a majority of the voting power of the Members present, either in person, by proxy or by written ballot, at a duly held meeting of the Members at which a quorum is present for the transaction of business; provided, however, that in determining the voting power present for the purpose of the election (or removal) of Governors, Units held by Members who are entitled to appoint one or more Governors pursuant to Section 5.3(a)(iv) and such Members’ Affiliates shall not be considered, and Members who are entitled to appoint one or more Governors pursuant to Section 5.3(a)(iv) and such Member’s Affiliates shall not be entitled to vote for the election (or removal) of Governors by the Members, as their right to representation exists in their right of appointment.

6.3         Member Meetings.

(a)    Place and Manner of Meeting. All meetings of Members shall be held at such time and place, within or without the State of Tennessee, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Presence in person, or by proxy or written ballot, shall constitute participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully convened.

(b)   Conduct of Meetings. All meetings of the Members shall be presided over by the President. All meetings of the Members shall be conducted in general accordance with the most recent edition of Roberts’ Rules of Order, or such other rules and procedures as may be determined by the Board in its discretion.

(c)    Annual Meeting. The annual meeting of the Members for the transaction of all business which may properly come before the meeting, including the election of Governors to the Board as provided in Section 5.3(a)(iii) of this Agreement, shall be held on a date determined by the Board. Failure to hold the annual meeting at the designated time shall not be grounds for dissolution of the Company.

(d)   Special Meetings. Special meetings of the Members may be called at any time by the President, the Board or by the Secretary upon the request of Members holding ten percent (10%) or more of the Units then held by all Members. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on at the special meeting.

(e)    Notice. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 15 nor more than 60 days before the date of the meeting either personally or by mail, by or at the direction of the President, the Secretary or the Board calling the meeting, to each Member entitled to vote at the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member’s address as it appears on the records of the Company, with postage thereon prepaid. If the purpose of the meeting is to consider removal of a Governor or any item requiring Member consent or approval pursuant to Section 2.2, 5.1(d) or 9.1 hereof, then the notice shall state such purpose, identify such Governor (if applicable), and a summary of the transaction to be considered or a verbatim statement of the amendment to be considered must accompany the notice.

(f)    Quorum. At any annual or special meeting of the Members, a Majority in Interest of Members, represented in person or by proxy, shall constitute a quorum necessary for the transaction of business. The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of Members leaving less than a quorum. The registration shall be verified by the Secretary and shall be reported in the minutes of the meeting.

(g)    Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof or in order to make a determination of Members for any other proper purpose, the Board may provide that the record books shall be closed for a stated period not exceeding 15 days. If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for a period not exceeding 15 days immediately preceding such meeting. In lieu of closing the record books, the Board may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 60 days and in the case of a meeting of Members, not less than 15 days prior to the date of which the particular action requiring such determination of Members is to be taken. If the record books are not closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is mailed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 6.3(g), such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of record books and the stated period of closing has expired.

(h)   Proxies. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. A proxy shall be considered filed with the Company when received by the Company at its executive offices, unless later revoked. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

6.4         Termination of Membership.

A Member may not be expelled, provided that the failure of a Member to comply with the membership requirements established in, or pursuant to authority granted by, this Agreement  shall result in the termination of membership of such Person. The membership of a Member in the Company shall terminate upon the occurrence of events described in this Agreement or as otherwise provided for in the Act, including resignation and withdrawal. In the event a Person ceases to be a Member without having transferred all of the Units owned by such Person, such Person shall lose all voting rights and shall be considered merely an assignee of the financial rights associated with the Units held by such Person, having only the rights of an unadmitted assignee. Such Person shall remain subject to the applicable provisions of this Agreement with respect to such financial rights. Such Person shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, shall not be entitled to vote on any matters reserved to the Members, and shall not have any of the other rights of a Member under this Agreement or of a member under the Act. Further, such Person shall not have the right to Transfer such Person’s Units except by means of a Permitted Transfer in accordance with the provisions of Section 10 herein.

6.5   Continuation of the Company.

The Company shall not be dissolved upon the occurrence of any event which is deemed to terminate the continued membership of a Member. The Company’s affairs shall not be required to be wound up. The Company shall continue without dissolution.

6.6   No Obligation to Purchase Member’s Interest.

No Member whose membership in the Company terminates, nor any transferee of such Member, shall have any right to demand or receive a return of such terminated Member’s Capital Contributions or to require the purchase or redemption of the Units owned by such terminated Member. The other Members and the Company shall not have any obligation to purchase or redeem the Units or Capital Contributions of any such terminated Member or transferee of any such terminated Member. No Member whose membership has terminated shall be entitled to receive a distribution in complete redemption of the fair value of the Units or Capital Contributions of such Person (except as provided in Section 12 hereof following a Dissolution Event), notwithstanding any provisions of the Act or any other provision of law. As a material part of the consideration for continuing or becoming a Member of the Company, each Member (1) hereby waives any right, and expressly agrees that it intends for this provision to negate any entitlement to receive a distribution in complete redemption of the fair value of Units or Capital Contributions of such Member upon an event that terminates the membership of such Member which, in the absence of the provisions in this Agreement, it may otherwise be afforded by the Act, and (2) hereby expressly agrees that this provision shall establish that, in the event the Member withdraws from the Company or the Member’s membership in the Company otherwise terminates, the terminating or withdrawing Member shall be considered merely an assignee of the financial rights associated with the Units held by the terminating or withdrawing Member, having only the rights of an unadmitted assignee, and that the receipt of such financial rights associated with the Units shall constitute full payment for the terminating or withdrawing Member’s membership interest. Each Member further agrees that the foregoing provisions establish the amount and payment terms of any entitlement of the withdrawing or terminating Member under the Act, and that the amount and payment terms established under the foregoing provisions of this Agreement shall control.

6.7   Waiver of Dissenters’ Rights.   Except for those transactions or events for which waiver of dissenters rights is expressly prohibited by the Act, each Member hereby waives and agrees not to assert any dissenters’ rights under the Act.

SECTION 7
UNIT CERTIFICATES

7.1         Article 8 Opt-In.

All Units shall be securities governed by Article 8 of the Uniform Commercial Code.

7.2   Right to Issue Certificates.

The ownership of a Unit shall be evidenced by a certificate issued by the Company in the form attached as Exhibit B (a “Certificate”).

7.3   Form of Certificates.

Certificates attesting to the ownership of Units in the Company shall be in substantially the form set forth in Exhibit B and shall state that the Company is a limited liability company formed under the laws of the State of Tennessee, the name of the Member to whom the Certificate is issued, and that the Certificate represents a limited liability company interest within the meaning of Section 215-101 of the Act. Each Certificate shall bear the following legend:

“The interests represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under any applicable state laws. The interests represented by this certificate have been acquired by the registered owner hereof for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Act. The interests may not be sold, pledged, transferred or assigned except in a transaction which is exempt under the provisions of the Act or any applicable state securities laws, or pursuant to an effective registration statement or in a transaction otherwise in compliance with applicable federal and state securities laws.

This Certificate evidences an interest in Ethanol Grain Processors, LLC (“the Company”) and shall be a security for purposes of Article 8 of the Uniform Commercial Code of Tennessee. The Units represented by this Certificate, and any sale, pledge, hypothecation, or transfer thereof, are subject to the provisions of the Amended and Restated Operating Agreement of the Company dated as of               , 2006, which places restrictions on the transfer of the Units.”

7.4   Execution.

Each Certificate shall be signed by a representative of the Company designated by the Board.

7.5   Registrar.

The Company shall maintain an office where Certificates may be presented for registration of Transfer or pledge or for exchange. Such Person as the Board may designate shall act as registrar and shall keep a register of the Certificates and of their Transfer, pledge, and exchange.

7.6   Issuance.

The Certificates shall be numbered and registered in the interest register or transfer books of the Company as they are issued.

7.7   Membership Lists.

The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Members.

7.8   Transfer and Exchange.

When Certificates are presented to the Company with a request to register a Transfer or pledge, the Company shall register the Transfer or pledge or make the exchange on the register or transfer books of the Company if the requirements set forth in this Agreement for the Transfer or pledge are met; provided, that any Certificates presented or surrendered for registration of Transfer, pledge, or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Company duly executed by the holder of the Certificate or that Person’s attorney duly authorized in writing.

7.9   Record Holder.

Except to the extent that the Company shall have received notice of a Transfer or pledge of a Unit and the Transfer or pledge complies with the requirements of this Agreement, the Company shall be entitled to treat the Person in whose name any Certificates issued by the Company stand on the books of the Company as the absolute owner of that Unit, and shall not be bound to recognize any equitable or other claim to, or interest in, that Unit on the part of any other Person.

7.10 Replacement Certificates.

If any mutilated Certificate is surrendered to the Company, or the Company receives evidence to its satisfaction of the destruction, loss, or theft of any Certificate, the Company shall issue a replacement Certificate if the requirements of section 8-405 of the Uniform Commercial Code are met. If required by the Board, an indemnity and/or the deposit of a bond in such form and in such sum, and with such surety or sureties as the Board may direct, must be supplied by the holder of the lost, destroyed, or stolen

Certificate that is sufficient in the judgment of the Company to protect the Company from any loss that it may suffer if a Certificate is replaced. The Company may charge for its expenses incurred in connection with replacing a Certificate.

SECTION 8
ACCOUNTING, BOOKS AND RECORDS

8.1   Accounting, Books and Records.

(a)    The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP, consistently applied; provided, that the financial provisions in this Agreement relating to Capital Contributions, Profits and Losses, distributions and Capital Accounts shall be construed and determined in accordance with this Agreement without regard to whether such provisions are inconsistent with GAAP. The books and records shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The books and records of the Company shall include and the Company shall maintain at its principal executive office all of the following:

(i)    SCHEDULE A to this Agreement (which SCHEDULE A is hereby incorporated into this Agreement), which SCHEDULE A shall include a current list of the full name and last known business or residence address of each Unit Holder set forth in alphabetical order, the Capital Contributions and Units of each Unit Holder (including the amount of cash and description and statement of the agreed value of any other property or services relating to such Capital Contributions), the amount and value of any Capital Contributions which any Member or potential Member has agreed to make pursuant to a contribution agreement or a contribution allowance agreement (including the time or times at which or events the happening of which such Capital Contributions are to be made or, in the case of a contribution allowance agreement, such right to contribute lapses), and which SCHEDULE A shall be amended from time to time as Transfers occur or as additional Units are issued and as additional Members are admitted to the Company in accordance with this Agreement, and which SCHEDULE A, together with the other applicable provisions of this Agreement, shall constitute the statement of membership interests in the Company provided for by the Act;

(ii)   The full name and business address of each Governor;

(iii)  A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(iv)  Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(v)    A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(vi)  Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years;

(vii) The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years; and

(viii) The required records and information required under Section 48-228-101 of the Act, to the extent not included in (i) - (vii) above.

(b)   The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board may, without any further consent of the Unit Holders (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.

8.2   Reports.

(a)   In General.   The Treasurer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s Chief Financial Officer (if a person other than the Treasurer) and the Company’s accountants.

(b)   Periodic and Other Reports.   The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Unit Holder’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied, and, subject to Section 1.11 hereof, such other reports as any Member may reasonably request from time to time; provided that, if the Board so determines within thirty (30) days thereof, such other reports shall be provided at such requesting Member’s sole cost and expense.

(i)    As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year and at such time as distributions are made to the Unit Holders pursuant to Section 12 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

(ii)   As soon as practicable following the end of the first three Fiscal Quarters of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such Fiscal Quarter), an unaudited balance sheet of the Company as of the end of such Fiscal Quarter and the related unaudited statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s Fiscal Quarter and the Fiscal Quarter just completed.

8.3   Tax Matters.

(a)   Tax Elections.   The Board shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company; (ii) upon the request of any Unit Holder owning more than 20% of the Units, to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; (iii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Unit Holders with respect to adjustments to the Company’s federal, state, local or foreign tax returns; (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders; and (v) to make any election required by this Agreement. The Board shall designate a qualifying Member to act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law.

(b)   Tax Information.   Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year of the Company but not later than three (3) months after the end of each Fiscal Year.

8.4   Delivery to Members and Inspection.

(a)    Upon the written request of any Member for purposes reasonably related to the interest of that Person as a Member, the Board shall cause the Company to deliver to the requesting Member, at the expense of the Company, a copy of the Company’s most recent annual financial statement and its most recent federal, state, and local income tax returns and reports.

(b)   Each Member (or, in the case of Section 8.4(b)(i) below, his, her or its designated representative) has the right, upon reasonable written request for purposes reasonably related to the interest of the Person as a Member and for proper purposes, to:

(i)    Inspect and copy during ordinary business hours, at the Member’s expense, any of the Company records described in Sections 8.1(a)(i) through (viii) and, with respect to the Company records described in Section 8.1(a)(i) through (viii), if such records are not available the Member shall be entitled to bring an action against the Company to obtain such records and recover its reasonable attorneys fees incurred in bringing such an action;

(ii)   Obtain from the Company true and full information regarding the current state of the Company’s financial condition, subject to normal changes or adjustments arising after, or following the end of, the period covered by such information; and

(iii)  Obtain other information regarding the Company’s affairs or inspect during ordinary business hours other books and records of the Company as is just and reasonable.

(c)    The rights granted to a Member pursuant to this Section 8.4 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time by the Board, and to the provisions of Section 1.11 hereof, to the extent not inconsistent with the Act. Unadmitted assignees of Units shall not have the right to information regarding the Company afforded Members hereunder or by the Act.

8.5   Sequence Guidelines.

The Company shall not at any time operate in a manner that would cause the Company, if it were a corporation and not a partnership for tax purposes, to become a United States Real Property Holding Corporation (a “USRPHC”) within the meaning of section 897 of the Code and shall require that the Company or other entity in which it acquires an interest does not result in the Company becoming a USRPHC.  In furtherance of the foregoing, but not in limitation thereof, the Company shall comply with the operating guidelines set forth in Exhibit A hereto (the “Sequence Guidelines”).

SECTION 9
AMENDMENTS

9.1   Amendments.

(a)    Amendments to this Agreement may be proposed by the Board or by the request of Members holding twenty percent (20%) or more of the Units then held by all Members. The Board shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Board shall include in any such submission a recommendation as to the proposed amendment. The Board shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto only if approved by a Majority in Interest of the Members.

(b)   Notwithstanding Section 9.1(a) hereof:

(i)    Except as provided in Section 2.2 for authorizations and designations of additional classes or series of Units and changes in numbers of authorized Units of any class or series, this Agreement shall not be amended without the approval or consent of each Unit Holder adversely affected if such amendment would modify the limited liability of a Unit Holder, or the voting rights or interest of a Unit Holder in Profits, Losses, other items, or any distributions;

(ii)   A provision of this Agreement that requires the approval or consent of a specified percentage in interest of the Members or any class(es) or series thereof may not be amended without the affirmative vote of Members holding at least the specified percentage of the Units then held by all Members, or of the Units of the specified class(es) or series of Units then held by all Members; and

(iii)  This Section 9 shall not be amended without the approval or consent of all Members.

SECTION 10
TRANSFERS

10.1   Restrictions on Transfers.

No Transfer of Units shall be valid except as specifically permitted by this Section 10 of this Agreement. It is the intent of this Agreement that (i) the tax status of the Company be the same as for a partnership, (ii) this Company preserve its partnership tax status by complying with Regulations Section 1.7704-1, et seq., and any amendments thereto, and (iii) to the extent possible, this Agreement shall be read and interpreted to prohibit the free transferability of Units.

10.2   Permitted Transfers.

(a)    No Transfer of Units shall be binding on this Company without the approval of the Board nor until such Transfer shall have been entered in the books and records of this Company; provided that the approval of the Board shall not be required for any Transfer of Units by VBV or any of its Affiliates or any subsequent holder(s) of a majority of the outstanding Units that otherwise complies with the provisions, conditions and restrictions set forth in this Section 10 (including Section 10.3 hereof). The Board shall not approve, and the Company shall not recognize for any purpose, any purported Transfer of Units unless and until the provisions, conditions and restrictions set forth in this Section 10 (including Sections 10.3 and 10.9 hereof) have been satisfied. Any Transfer approved by the Board and satisfying the provisions, conditions and restrictions set forth in this Section 10 (including Sections 10.2, 10.3, and 10.9 hereof) shall be referred to in this Agreement as a “Permitted Transfer”. Notwithstanding the foregoing, a Member may pledge or otherwise encumber all or any portion of its Units as security for the payment of debt, provided that any subsequent foreclosure or transfer to the secured party in lieu of foreclosure shall be considered a Transfer for all purposes of this Agreement.

(b)   Following a Permitted Transfer, the Units held by the transferee shall remain subject to the Transfer restrictions set forth in this Section 10.

10.3   Conditions to Permitted Transfers.

A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied:

(a)    Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(b)   The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(c)    Except in the case of a Transfer of Units involuntarily by operation of law, either (a) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (b) such Transfer shall be exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities, in the opinion of counsel to the Company.

(d)   Except in the case of a Transfer of Units involuntarily by operation of law, such Transfer by itself or with other related Transfers will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, in the opinion of counsel to the Company.

(e)    Except in the case of a Transfer of Units involuntarily by operation of law, such Transfer will not cause the Company to be deemed to be a “publicly-traded limited partnership” under applicable provisions of the Code, in the opinion of counsel to the Company.

(f)    Unless otherwise approved by the Board, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Board and the transferor Member, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. In determining whether a particular proposed Transfer will result in a termination of the Company, counsel to the Company shall take into account the existence of prior written commitments to Transfer made pursuant to this Agreement and such commitments shall always be given precedence over subsequent proposed Transfers.

(g)    No notice or request initiating the procedures contemplated by Section 10.3 may be given by any Member after a Dissolution Event has occurred. No Member may Transfer all or any portion of its Units after a Dissolution Event has occurred.

The Board shall have the authority to waive any legal opinion or other condition required in this Section10.3.

10.4   Prohibited Transfers.

(a)    Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Board, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Company.

(b)   In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.5   Rights of Unadmitted Assignees.

Unless admitted as a Member pursuant to Section 10.6 hereof, a Person who acquires Units and is not already a Member shall only be entitled to allocations and distributions with respect to such Units in accordance with this Agreement, and shall not have any right to any information or accounting of the affairs of the Company, and shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement. In addition, the Units held by such Person shall continue to be subject to the restrictions on Transfer provided for in this Section 10.

10.6   Admission of Transferees as Members.

A transferee of Units (whether as a result of a Permitted Transfer or otherwise) may be admitted as a Member only upon satisfaction of each of the following conditions:

(a)    The transferee acquired its Units by means of a Permitted Transfer;

(b)   The transferee meets all requirements of membership established in or pursuant to this Agreement (including Section 6.2(a) hereof), and such admission is approved by the Board which approval may be given or withheld in the sole and absolute discretion of the Board provided that such approval shall not be required for any Transfer of Units by VBV or any of its Affiliates or any subsequent holder(s) of a majority of the outstanding Units that otherwise complies with the provisions, conditions and restrictions set forth in this Section 10 (including Section 10.3 hereof);

(c)    The transferee of Units (other than, with respect to clauses (i) below, a transferee that was a Member prior to the Transfer) shall, by submitting an executed counterpart signature page agreeing to be bound by this Agreement and such other written instruments in form and substance reasonably satisfactory to the Board (and, in the case of clause (ii) below, the transferor Member), (i) accept and adopt the terms and provisions of this Agreement, including this Section 10, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Units;

(d)   The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member; and

(e)    Except in the case of a Transfer involuntarily by operation of law, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Members reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Articles or any other instrument filed with the State of Tennessee or any other state or governmental authority.

10.7   Representations Regarding Transfers; Legend.

(a)    Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Units and will not in the future make a market in Units, (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, it will not Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person agrees to be bound by this Section 10.7(a) and to Transfer such Units only to Persons who agree to be similarly bound.

(b)   Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of Units hereunder is made as principal for such Member’s own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the certificate, or any other document or instrument evidencing ownership of Units:

Any Legend approved by the Board upon advice of counsel; and

The Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation, or assignment as set forth in the Amended and Restated Operating Agreement, dated as of [              ], 2006, as amended, supplemented or modified from time to time, and agreed to by each Member. Said restriction provides, among other things, that no vendee, transferee, assignee, or endorsee of a Member shall generally have the right to become a Member without the consent of the Company’s Board of Governors which consent may be given or withheld in the sole and absolute discretion of the Board of Governors.

10.8  Distributions and Allocations in Respect of Transferred Units.

If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Section 10, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and adopted from time to time by the Board. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Board may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all distributions may be made to the Person who, according to the books and records of the Company, was the Member of the Units on the last day of such Fiscal Year. Neither the Company nor any Unit Holder shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.8, whether or not the Unitholders or the Company has knowledge of any Transfer of any Units. The Members acknowledge that the method and convention designated by the Board constitutes an agreement among the partners within the meaning of Regulations Section 1.706-1.

10.9   Right to Participate in Unit Transfers.

Notwithstanding any other provision in this Agreement to the contrary other than Section 10.3(e):

(a)    In the event one or more Unit Holders acting in concert and holding a majority of the Units then outstanding (the “Proposed Transferor(s)”) proposes to sell or otherwise transfer more than 50% of the Units of the Company in a single transaction or in a series of related transactions to any third party other than any Affiliate of the Proposed Transferor(s), the Proposed Transferor(s) will grant all other Unit Holders (the “Minority Holders”) the right to participate in such transaction and shall require the proposed transferee(s) (the “Proposed Transferee(s)”) to purchase all or a portion of the Units, as determined in accordance with Section 10.9(c), held by such other Members on a pari passu basis, on substantially equivalent terms and for the same per Unit consideration.  The Proposed Transferor(s) shall notify the Company, and the Company shall send written notice of the Proposed Transferee(s)’s offer (the “Tag Along Notice”) to each of the Minority Holders not later than the 20th business day prior to the consummation of such proposed sale.  At any time within 15 days after the Tag Along Notice has been deemed to have been received pursuant to Section 14.2, any Minority Holder may accept the offer included in the Tag Along Notice by furnishing written notice of such acceptance to the Proposed Transferor(s) authorizing the Proposed Transferor(s) to sell all or a portion of the Units, as determined in accordance with Section 10.9(c), held by such Minority Holder to be sold pursuant to the terms of the offer included in the Tag Along Notice.  If Minority Holders holding a majority of the total number of issued and outstanding Units owned by all Minority Holders (a “Majority of the Minority Holders”) fail to tender such acceptances within the 15 day period, the Proposed Transferor(s) may sell their Units pursuant to the proposed offer without any obligation to allow the Minority Holders to participate in such transaction for a period of 60 days following the end of such 15 day period.  If a Majority of the Minority Holders do tender such acceptances within the 15 day period, all Minority Holders will be deemed to have accepted the offer.

(b)   If the Minority Holders elect to participate in a transaction pursuant to Section 10.9(a) above, no less than three business days prior to the closing of the purchase of Units in the proposed sale and as a condition to receipt of the applicable consideration, each Minority Holder shall promptly deliver to the Proposed Transferor(s) all Certificates evidencing the applicable Units and execute and deliver to the Proposed Transferor(s) such transfer instruments and other documents as are reasonably requested by the Proposed Transferor(s) in order to effect the sale of Units owned by such Minority Holder; provided that if any Minority Holder fails to deliver any such Certificate, transfer instrument or other document with respect to any Units to be sold, (i) the applicable consideration for such Units may be paid to the Company to be held in a segregated escrow account pending payment to the applicable Minority Holder, in which event such Units shall be deemed to be transferred to the Company and shall immediately thereafter be cancelled by the Company and upon such cancellation such Units shall be no longer outstanding in exchange for the right of the Minority Holder to receive the applicable consideration from the segregated account, and (ii) if the applicable consideration is paid to the Company as described in clause (i), from and after payment of the applicable consideration by the Company to the Minority Holder (which payment may be made, in the case of cash consideration, by the Company by mailing a check to the last known address of the Minority Holder as shown on the Company's records), the Minority Holder's right to consideration in exchange for such Units shall be deemed satisfied in full.  In connection with the foregoing and for the purpose of effecting the transfer of Units held by Minority Holders who do not deliver any such Certificate, transfer instrument or other document with respect to any Units to be sold, each Minority Holder hereby irrevocably makes, constitutes and appoints the Secretary of  the Company the Minority Holder’s true and lawful agent and attorney-in-fact with full power and authority to act hereunder, in the Secretary’s sole discretion, in the name of and for and on behalf of the Minority Holder with respect to all things necessary to evidence the transfer of the Units held by such Minority Holder to the Company for purposes of cancellation by the Company in exchange for the right to receive the applicable consideration for such Units as provided herein, including without limitation the power and authority to execute and deliver any certificate, transfer instrument or other document that may be required by the Company in connection with the transfer and cancellation of such Units.

(c)    If the Minority Holders elect to participate in a transaction pursuant to Section 10.9(a) above and the Proposed Transferee(s) is not purchasing all of the outstanding Units, the Proposed Transferor(s) and each Minority Holder shall sell up to that number of Units equal to the product of (1) the total number of Units to be acquired by the Proposed Transferee(s), times (2) a fraction, the numerator of which shall be the total number of issued and outstanding Units owned by such Proposed Transferor(s) or Minority Holder, as applicable, and the denominator of which shall be the total number of Units then held by all Unit Holders.

10.10   Compelled Unit Transfers.

Notwithstanding any other provision in this Agreement to the contrary other than Section 10.3(e):

(a)    In the event the Proposed Transferor(s) proposes to sell more than 50% of the Units of the Company to any third party other than any Affiliate of the Proposed Transferor(s) in a bona fide arms length transaction (an “Offer”), the Proposed Transferor(s) may, at its option, require each of the Minority Holders to sell some or all of its Units (including any Units issuable upon the exercise of any options or other similar derivative instruments) to the Proposed Transferee(s) on a pari passu basis, on substantially equivalent terms and for the same per Unit consideration as are applicable to the Proposed Transferor(s)’s sale by giving to the Company, and the Company shall give written notice (the “Drag Along Notice”) to each Minority Holder not later than the 15th business day prior to the consummation of the sale contemplated by the Offer.  The Drag Along Notice shall contain written notice of the exercise of the Proposed Transferor(s)’s rights pursuant to this Section 10.10 and shall set forth the consideration per Unit and the other material terms and conditions of the Offer.

(b)   No less than three business days prior to the closing of the purchase of Units in the proposed sale and as a condition to receipt of the applicable consideration, each Minority Holder shall promptly deliver to the Proposed Transferor(s) all Certificates evidencing the applicable Units and execute and deliver to the Proposed Transferor(s) such transfer instruments and other documents as are reasonably requested by the Proposed Transferor(s) in order to effect the sale of Units owned by such Minority Holder; provided that if any Minority Holder fails to deliver any such Certificate, transfer instrument or other document with respect to any Units to be sold, (i) the applicable consideration for such Units may be paid to the Company to be held in a segregated escrow account pending payment to the applicable Minority Holder, in which event such Units shall be deemed to be transferred to the Company and shall immediately thereafter be cancelled by the Company and upon such cancellation such Units shall be no longer outstanding in exchange for the right of the Minority Holder to receive the applicable consideration from the segregated account, and (ii) if the applicable consideration is paid to the Company as described in clause (i), from and after payment of the applicable consideration by the Company to the Minority Holder (which payment may be made, in the case of cash consideration, by the Company by mailing a check to the last known address of the Minority Holder as shown on the Company's records), the Minority Holder's right to consideration in exchange for such Units shall be deemed satisfied in full.  In connection with the foregoing and for the purpose of effecting the transfer of Units held by Minority Holders who do not deliver any such Certificate, transfer instrument or other document with respect to any Units to be sold, each Minority Holder hereby irrevocably makes, constitutes and appoints the Secretary of  the Company the Minority Holder’s true and lawful agent and attorney-in-fact with full power and authority to act hereunder, in the Secretary’s sole discretion, in the name of and for and on behalf of the Minority Holder with respect to all things necessary to evidence the transfer of the Units held by such Minority Holder to the Company for purposes of cancellation by the Company in exchange for the right to receive the applicable consideration for such Units as provided herein, including without limitation the power and authority to execute and deliver any certificate, transfer instrument or other document that may be required by the Company in connection with the transfer and cancellation of such Units.

(c)    In the event that the Proposed Transferor(s) proposes to sell less than all of the Units held by the Proposed Transferor(s) pursuant to the Offer, the maximum amount of Units that the Minority Holders shall be required to sell shall be proportionately reduced.  In the event that less than all of the Units held by the Minority Holders are being sold, then each Minority Holder shall have the obligation to sell up to that number of Units equal to the product of (1) the total number of Units to be acquired from the Minority Holders by the Proposed Transferee(s), times (2) a fraction, the numerator of which shall be the total number of issued and outstanding Units owned by such Minority Holder and the denominator of which shall be the total number of Units then held by all Minority Holders.

10.11   Indirect Majority Interest Transfers.

Notwithstanding any other provision in this Agreement to the contrary, in the event that the direct or indirect holders of a majority equity interest in the Proposed Transferor(s) (or any successor) (the “Investor Majority Holder”) propose to sell or otherwise transfer such majority equity interest to a Proposed Transferee(s), the Investor Majority Holder shall have the right to compel all Minority Holders to participate in such transaction.  The Minority Holders shall participate in such transaction on substantially equivalent terms as the Investor Majority Holder, including per Unit consideration, subject in all respects to adjustment of such terms based on tax, regulatory, legal or structural considerations or the recommendations of any investment banking firm or similar advisor engaged by the Investor Majority Holder; provided, however, that in the event that the terms applicable to the Minority Holders are not substantially equivalent to the terms applicable to the Investor Majority Holder as determined by a majority of the Minority Governors, a Majority of the Minority Holders shall have the right to approve of such different terms on behalf of all Minority Holders.  Any such approval by a Majority of the Minority Holders shall require each Minority Holder to participate in the applicable transaction as described herein.

10.12   IPO Roll-Up.

Notwithstanding any other provision in this Agreement to the contrary, in the event that the Proposed Transferor(s) has contributed some or all of its Units and its equity interests in one or more other entities which own equity interests in ethanol plant projects or operating ethanol plant entities to a newly formed company (the “IPO Company”) and the IPO Company's board of directors or other governing body has determined to offer equity securities in the IPO Company for sale in connection with a Public Offering of such securities, the Proposed Transferor(s) shall have the right to compel all Minority Holders to participate in such transaction.  The Minority Holders shall participate in such transaction on substantially equivalent terms as the Proposed Transferor(s), including per Unit consideration, registration rights and rights to participate in any public offering (if applicable), subject in all respects to adjustment of such terms based on tax, regulatory, legal or structural considerations or the recommendations of the lead managing underwriter; provided, however, that in the event that the terms applicable to the Minority Holders are not substantially equivalent to the terms applicable to the Proposed Transferor(s) as determined by a majority of the Minority Governors, a Majority of the Minority Holders shall have the right to approve of such different terms on behalf of all Minority Holders.  Any such approval by a Majority of the Minority Holders shall require each Minority Holder to participate in the applicable transaction as described herein.

10.13   Other “Going Public” Transactions.

Notwithstanding any other provision in this Agreement to the contrary, in the event any Units or equity interests in the Proposed Transferor(s) (or any successor) are to be directly or indirectly offered for sale in connection with a Public Offering other than as described above, the Proposed Transferor(s) shall have the right to compel all Minority Holders to participate in such transaction.  The Minority Holders shall participate in such transaction on substantially equivalent terms as the Proposed Transferor(s), including per Unit consideration, registration rights and rights to participate in any public offering (if applicable), subject in all respects to adjustment of such terms based on tax, regulatory, legal or structural considerations or the recommendations of the lead managing underwriter; provided, however, that in the event that the terms applicable to the Minority Holders are not substantially equivalent to the terms applicable to the Proposed Transferor(s) as determined by a majority of the Minority Governors, a Majority of the Minority Holders shall have the right to approve of such different terms on behalf of all Minority Holders.  Any such approval by a Majority of the Minority Holders shall require each Minority Holder to participate in the applicable transaction as described herein.

10.14   Valuation Standards.

To the extent that the equity value of Units or other equity interests must be determined or compared in order to effectuate any of the foregoing provisions, the value of each Unit or other equity interest shall be the pro rata amount of the aggregate equity value of the Company or any other applicable entity, in each case determined on a stand-alone basis by an investment bank of international reputation selected by the Proposed Transferor(s).

10.15   Certain Participation Procedures.

For any transfer contemplated by Section 10.11, 10.12 or 10.13, the Proposed Transferor(s) shall notify the Company and the Company shall give notice to the Minority Holders in the same manner and at the same time as required by Sections 10.9 or 10.10, as applicable.  In the event that the Proposed Transferor(s) proposes to participate in such transaction with less than all of the Units or interests in Units held by the Proposed Transferor(s), the maximum required participation of  the Minority Holders shall be proportionately reduced. In addition, to the extent the Proposed Transferor(s) deems that it is not feasible for the Minority Holders to fully participate in any such transaction, their participation shall be reduced pro rata based on the number of Units held by each Minority Holder.  In connection therewith each Minority Holder shall promptly deliver to the Proposed Transferor(s) all Certificates evidencing the applicable Units and shall execute and deliver to the Proposed Transferor(s) such transfer instruments and other documents as are reasonably requested by the Proposed Transferor(s) in order to effect such sale and if any Minority Holder fails to comply with the foregoing delivery requirements, (i) the applicable consideration for such Units may be paid to the Company to be held in a segregated escrow account pending payment to the applicable Minority Holder, in which event such Units shall be deemed transferred to the Company and shall immediately thereafter be cancelled by the Company and upon such cancellation such Units shall be no longer outstanding in exchange for the right of the Minority Holder to receive the applicable consideration from the segregated account, and (ii) if the applicable consideration is paid to the Company as described in clause (i), from and after payment of the applicable consideration by the Company to the Minority Holder (which payment may be made, in the case of cash consideration, by the Company by mailing a check to the last known address of the Minority Holder as shown on the Company’s records), the Minority Holder’s right to consideration in exchange for such Units shall be deemed satisfied in full.  In connection with the foregoing and for the purpose of effecting the applicable transaction with respect to Minority Holders who do not deliver any such Certificate, transfer instrument or other document with respect to any Units to be sold, each Minority Holder hereby irrevocably makes, constitutes and appoints the Secretary of the Company the Minority Holder’s true and lawful agent and attorney-in-fact with full power and authority to act hereunder, in the Secretary’s sole discretion, in the name of and for and on behalf of the Minority Holder with respect to all things necessary to evidence the transfer of the Units held by such Minority Holder to the Company for purposes of cancellation by the Company in exchange for the right to receive the applicable consideration for such Units as provided herein, including without limitation the power and authority to execute and deliver any certificate, transfer instrument or other document that may be required by the Company in connection with the transfer and cancellation of such Units.

10.16   Amendments to Section 10.

In addition to the rights of the Members pursuant to Section 9, Sections 10.9 through 10.16 shall not be amended without the approval or consent of Members holding 75% or more of the Units then held by all Members.

SECTION 11
[INTENTIONALLY OMITTED]

SECTION 12
DISSOLUTION AND WINDING UP

12.1  Dissolution Events.

(a)    Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

(i)    The affirmative vote of a Majority in Interest of the Members to dissolve, wind up, and liquidate the Company; or

(ii)   The entry of a decree of judicial dissolution pursuant to the Act.

(b)   The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

12.2  Winding Up.

Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Unit Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Unit Holders until such time as the Property has been distributed pursuant to this Section 12.2 and the Company has been terminated pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 12.10 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a)    First, to creditors (including Governors and Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and

(b)   Second, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

12.3  Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.

In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 12 to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Section 12 may be:

(a)    Distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 12.2 hereof; or

(b)   Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.

12.4  Deemed Distribution and Recontribution.

Notwithstanding any other provision of this Section 12, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its Property and liabilities to a new limited liability company in exchange for an interest in such new company, and immediately thereafter, the Company will be deemed to liquidate by distributing such interest in the new company to the Unit Holders.

12.5  Rights of Unit Holders.

Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Unit Holders.

12.6  Notice of Dissolution/Termination.

(a)    Upon the occurrence of a Dissolution Event, the Board shall, within thirty (30) days thereafter, provide written notice thereof to each of the Unit Holders, and the Board may notify its known claimants and/or publish notice as further provided in the Act.

(b)   Upon completion of the distribution of the Company’s Property as provided in this Section 12, the Company shall be terminated, and the Liquidator shall cause the filing of a Articles of Termination in accordance with the Act and shall take all such other actions as may be necessary to terminate the Company.

12.7  Allocations During Period of Liquidation.

During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 12.2 hereof (the “Liquidation Period”), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

12.8 Character of Liquidating Distributions.

All payments made in liquidation of the interest of a Unit Holder in the Company shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.

12.9  The Liquidator.

(a)    Definition. The “Liquidator” shall mean a Person appointed by the Board to oversee the liquidation of the Company. The Liquidator may be the Board or a committee of three or more Governors appointed by the Board.

(b)   Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 12 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c)    Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by acts or omissions that are not in good faith or involve negligence, fraud, intentional misconduct or a knowing violation of law, or for a transaction from which the Liquidator, officer, director, agent or employee derived an improper personal benefit.

12.10  Form of Liquidating Distributions.

For purposes of making distributions required by Section 12.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

SECTION 13
DISPUTE RESOLUTION

If a dispute arises out of or relates to this Agreement, or the performance or breach thereof, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Thereafter, any remaining unresolved controversy or claim arising out of or relating to this Agreement, or the performance or breach thereof, shall be settled by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as modified by this Section 13; provided, that this Section 13 shall not require use of the American Arbitration Association (only that such Rules as modified by this Section 13 shall be followed); and provided further, that arbitration shall not be required for allegations involving breach of contract, violations of state or federal securities laws, breach of fiduciary duty or other misconduct by the Company. The arbitration shall be conducted in the State of Tennessee. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court having competent jurisdiction. The parties shall (i) agree upon and appoint as the arbitrator a retired former trial Judge in Tennessee; (ii) direct the arbitrator to follow substantive rules of law and the Federal Rules of Evidence; (iii) allow for the parties to conduct discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 60 days; (iv) require the testimony to be transcribed; and (v) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The cost and expense of the arbitrator and location costs shall be borne equally by the parties to the dispute. All other costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section 13 shall be borne by the party incurring such cost and expense. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.

SECTION 14
MISCELLANEOUS

14.1  Conversion to Corporation.

If determined by the Board, including to facilitate a Public Offering, all Members will cooperate with the conversion of the Company from a limited liability company to a corporation or other entity including, as appropriate, tendering their Units in exchange for equity interests in a successor corporation or other entity which equity interests shall reflect, to the extent practicable, the relative rights and preferences of their Units.

14.2 Notices.

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company and the Unit Holders:

(a)    If to the Company, to the address determined pursuant to Section 1.4 hereof;

(b)   If to the Unit Holders, to the address set forth on record with the company;

14.3  Binding Effect.

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

14.4  Construction.

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

14.5  Time.

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

14.6  Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

14.7 Severability.

Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. Notwithstanding the foregoing, if such illegality or invalidity would be to cause any Member to lose the material benefit of its economic bargain, then the Members agree to negotiate in good faith to amend this Agreement in order to restore such lost material benefit.

14.8  Incorporation by Reference.

Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

14.9  Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

14.10  Governing Law.

The laws of the State of Tennessee shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder; provided, however, that the provisions of this Section 14.10 shall not act to limit any rights of Members under applicable federal or state securities laws.

14.11  Waiver of Jury Trial.

EACH OF THE MEMBERS IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.12  Counterpart Execution.

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

14.13  Specific Performance.

Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

14.14  Further Assurances.

Each Member hereto hereby covenants and agrees that it will execute and deliver such documents and take such further actions as any other Member hereto may from time to time reasonably request as being necessary or desirable to carry out the intent and purposes of this Agreement.

14.15  Services to the Company.

The Members hereby acknowledge and recognize that the Company has retained, and may in the future retain, the services of various Persons, entities and professionals, including legal counsel and accountants, for the purposes of representing and providing services to the Company in connection with the operation of the Company or otherwise.  The Members hereby acknowledge that such Persons, entities and professionals may have in the past represented and performed and currently and in the future may represent or perform services for the Members or its Affiliates.  Accordingly, each Member hereto consents to the representation or provision of services by such Persons, entities and professionals to the Company and waives any right to claim a conflict of interest based thereon.

 * * * * * * * * * * * * * * * * * * * * * * * * * *

IN WITNESS WHEREOF, the Members have adopted and entered into this Amended and Restated Operating Agreement as of the Effective Date.

Adopted November 16, 2006

ADDITIONAL MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, pursuant to Sections 6.1 and/or 10.6 of the Amended and Restated Operating Agreement of Ethanol Grain Processors, LLC, of which this signature page is a part, in consideration of and as a condition to the undersigned’s being admitted as a Member and acquiring units in Ethanol Grain Processors, LLC, the undersigned hereby executes and enters into this Amended and Restated Operating Agreement as an additional Member as of the Effective Date, or, if later, the effective date of the undersigned’s acquisition of Units and admission as a Member pursuant to this Amended and Restated Operating Agreement. By execution of this signature page and on such date, the undersigned becomes a party to this Amended and Restated Operating Agreement, and agrees to be bound in all respects by the terms and conditions of this Amended and Restated Operating Agreement on and after such date.

Date Signed:

Individuals:

(signature)	(signature of joint investor)

(print name)	(print name of joint investor)
Entities:

(print name of entity)

(signature)

(print name of authorized signatory)

(print title of authorized signatory)

Exhibit A

Sequence Guidelines

1.                 The intent of the Sequence Guidelines is to prevent the Company from being classified as a USRPHC with respect to VBV, determined as if the Company were a corporation and not a partnership for tax purposes. The Company has adopted the Sequence Guidelines in order to induce VBV to enter into this Agreement.

2.                 At all times, the fair market value of all interests in United States real property, as defined in and determined by Section 897 of the Code and the Regulations promulgated thereunder (“USRPIs”), held by the Company, either directly or indirectly through one or more Pass Through Entities or Controlled Corporations, shall not equal or exceed 50% of the aggregate fair market value of (i) such USRPIs, (ii) interests held by the Company in real property located outside the United States, and (iii) any other assets that are used or held for use in the trade or business of the Company.

As used herein: (i) the term “Pass Through Entity” means (x) any Transparent Entity, and (y) any entity in which the Company owns an equity interest, either directly or through one or more Transparent Entities or other Pass Through Entities, that is taxed as a partnership for U.S. Federal income tax purposes; (ii) the term “Transparent Entity” means a grantor trust, partnership, limited partnership, or limited liability company, all of the equity interests in which are owned by the Company directly or indirectly through one or more Transparent Entities; and (iii) the term “Controlled Corporation” shall mean any corporation in which the Company owns a controlling interest, as defined in Section 897(c)(5)(B) of the Code.

3.                 For purposes of determining whether the Company is a USRPHC, the Company shall be treated as owning its proportionate share of all assets held by: (i) any Pass Through Entity in which the Company owns an interest, either directly or through one or more Pass Through Entities; and (ii) any Controlled Corporation in which the Company owns an interest, either directly or through one or more Pass Through Entities.

4.                 Solely for purposes of this Exhibit A, cash held by the Company shall not be treated as an asset held for use in the Company’s trade or business unless such cash was generated by the operations of the Company.

5.                 To the extent necessary, the Company shall sequence the acquisition and disposition of assets to ensure that it does not violate the 50% requirement described above.

Example 1.   Assume that: (i) the Company’s sole asset consists of $100 in cash that was received from investors and is not taken into account as a Company asset for purposes of the Sequence Guidelines; (ii) the Company desires to purchase equipment worth $60 and land worth $40; and (iii) the equipment, once purchased, will be used in the Company’s trade or business. In order to comply with the Sequence Guidelines, the Company would purchase at least $41 worth of equipment not later than the time it purchases the $40 of land. The sequencing of such purchases would ensure that the Company does not violate the 50% requirement at any point in time.

Example 2.   Assume that: (i) the Company’s sole assets consist of $60 of equipment and land worth $40; (ii) the equipment is used in the Company’s trade or business; (iii) the Company desires to enter into a sale leaseback transaction with respect to both the equipment and the land; and (iv) for tax purposes, that transaction will be treated as a sale and not as a financing. In order to comply with the Sequence Guidelines, the Company would sell the land not later than the time it sells the equipment. The sequencing of such sales would ensure that the Company does not violate the 50% requirement at any point in time.

B-A-1

Exhibit B

FORM OF CERTIFICATE

Number	[ ] Units

ETHANOL GRAIN PROCESSORS, LLC
a limited liability company formed under the laws of the State of Tennessee
Limited Liability Company Interest
(within the meaning of [   ])

Legend

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE LAWS. THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT. THE INTERESTS MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THIS CERTIFICATE EVIDENCES AN INTEREST IN ETHANOL GRAIN PROCESSORS, LLC (THE “COMPANY”) AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF TENNESSEE. THE UNITS REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE AMENDED AND RESTATED OPERATING AGREEMENT, DATED AS OF                     , 2006, AS AMENDED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME (THE “OPERATING AGREEMENT”), AND AGREED TO BY EACH MEMBER. SAID RESTRICTION PROVIDES, AMONG OTHER THINGS, THAT NO VENDEE, TRANSFEREE, ASSIGNEE, OR ENDORSEE OF A MEMBER SHALL GENERALLY HAVE THE RIGHT TO BECOME A MEMBER WITHOUT THE CONSENT OF THE COMPANY’S BOARD OF GOVERNORS WHICH CONSENT MAY BE GIVEN OR WITHHELD IN THE SOLE AND ABSOLUTE DISCRETION OF THE BOARD OF GOVERNORS.

This Certifies that                                                         is the owner of [   ] Units (as defined in the Operating Agreement of the Company) of the Company and is entitled to the full benefits and privileges of such [    ] Units, subject to the duties and obligations, as more fully set forth in the Operating Agreement. This Certificate is transferable on the books of the Company by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof the said Limited Liability Company has caused this Certificate, and the       Units it represents, to be signed by its duly authorized representative this      day of                      , 20    .

B-B-1

APPENDIX C

ETHANOL GRAIN PROCESSORS, LLC

(A Tennessee limited liability company)

SUBSCRIPTION AGREEMENT INSTRUCTIONS

To subscribe for units, you must complete all items and sign the Subscription Agreement. You should carefully read the prospectus dated [                   ] in its entirety, along with all amendments and supplements thereto, before making an investment decision. By submitting a completed Subscription Agreement, you acknowledge that you are aware of the terms and conditions upon which we offer the Units and agree and consent and agree to such terms and conditions.

Payment and Escrow Procedures:

To subscribe for units, you must submit a deposit for 10% of your total purchase price and execute a promissory note for the remaining balance.  The note will have no fixed maturity date and the outstanding principal balance may become due at any time, at the Board’s discretion, in one or more installments upon 30 days written notice. However, if you submit your subscription materials after we have already called the outstanding principal note balances due on a specific date and we notify you of that call prior to your submission of subscription materials, you will be required to submit full payment with your subscription or by the specified date, even if that date is less than 30 days from the date of the notice. Because one of the conditions to breaking escrow is that we have received at least $50,000,000 in offering proceeds, we expect to call all or substantially all of the outstanding principal note balances at least 30 days prior to any planned breaking of escrow. If you do not pay the principal balance when due, interest will accrue on the amount due at a rate of 12% per annum and we may commence legal proceedings to collect the amount due and any related expenses.  In addition, we would have the right to keep your 10% deposit as liquidated damages, and terminate your subscription and redeem any units then issued under the subscription agreement, in exchange for cancellation of the note. If we terminate your subscription, you will forfeit any right to acquire units under the subscription agreement. We will hold your deposit payment and any other subscription payments you make to us in an escrow account that we will establish at Regions Bank, until we satisfy all conditions to breaking escrow.  If we have not satisfied all conditions by April 30, 2007, we will terminate the offering and promptly return all payments in the escrow account together with any related interest earned (less escrow costs), along with all related promissory notes.

To subscribe for capital units in this offering you must:

A.   Complete the Subscription Agreement as follows:

Item 1.   Indicate the total dollar amount of your desired investment, the dollar amount of your 10% deposit payment, and the dollar amount of the remaining 90% of the investment you are committing to deliver upon 30-day written notice.

Item 2.   Please print the name(s) in which the Units are to be registered and provide your address and telephone numbers. Check the appropriate box if you are a non-resident alien, a U.S. Citizen residing outside the United States or are subject to back up withholding. Trusts should provide their taxpayer identification number. Custodians should provide the minor’s social security number. All individual Subscribers should provide their social security number. Other entities should provide their taxpayer identification number.

Item 3.   Check the appropriate box to indicate form of ownership. If the Subscriber is a Custodian, Corporation, Partnership or Trust, please provide the additional information and documents requested.

Item 4.   Please indicate your state of residence or, if an entity, the principal place of business.

Item 5.   Individual residents of the States of Kentucky and Tennessee must meet certain suitability tests in order to subscribe for Units in this offering. By checking the applicable box(es), you are representing to us that you meet the applicable test(s).

Item 6.   Please sign and date the Subscription Agreement where indicated. By so doing, you are committing to purchase the dollar amount of units indicated under Item 1 and making the representations and warranties set forth in Item 6 and elsewhere in the Subscription Agreement.

B.   Make a check payable to “Ethanol Grain Processors, LLC - Escrow” for your 10% deposit payment.

C.   Complete and execute a Promissory Note (attached to the Subscription Agreement) for the remaining 90% of the total purchase price.

D.   Read the Company’s Articles of Organization and Amended and Restated Operating Agreement. You must sign and date an Additional Member Signature Page to the Amended and Restated Operating Agreement in order to subscribe for the Units.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) by and between Ethanol Grain Processors, LLC, a Tennessee limited liability company (“we,” “us,” “our” or the “Company”), and the undersigned subscriber (“you” or “Subscriber”) is made effective as of the date on which the Company accepts this Agreement by executing the Acceptance form below.

In consideration of the mutual terms and conditions and promises contained in this Agreement, Subscriber agrees to purchase the number of the Company’s capital units (“Units”) as set forth below on the terms and conditions provided below.

Item 1.                        Subscription for Units

A.	Number of Units Subscribed For:
Minimum subscription is 10,000 Units
B.	Total Purchase Price for Units:	$
Multiply total on Line A by $2.00
C.	Amount of Deposit Payment:	$
Multiply total on Line B by .10 (10%)
D.	Amount of Payment Due on 30-Day Written Notice:	$
Multiply total on Line B by .90 (90%)

NOTE: You are committing to deliver the remaining 90% of the total purchase price upon 30-day written notice. Failure to do so may result in the forfeiture of your 10% deposit.

Item 2.                        Subscriber Information

Names and addresses will be recorded as printed below.

Name:
Title (if applicable):
Name of Joint Subscriber:
Address:

City	State	Zip Code
( ) Check this box if you are a non-resident alien
( ) Check this box if you are a U.S. Citizen residing outside of the United States
( ) Check this box if you are subject to backup withholding.

Subscriber’s Social Security No.	Joint Subscriber’s Social Security No.	Taxpayer Identification No.

You certify, under penalties of perjury, that (a) the social security no. or taxpayer identification no. shown above is correct and (b) Subscriber is NOT subject to the backup withholding provisions of Section 3406(a)(i)(C) of the Internal Revenue Code of 1986, as amended either because (i) Subscriber has not been notified by the Internal Revenue Service (“IRS”) that Subscriber is subject to backup withholding or (ii) the IRS has notified Subscriber that Subscriber is no longer subject to backup withholding. (Note: Clause (b) should be crossed out if the backup withholding box above is checked.)

Item 3.                        Form of Ownership

Check applicable box:

☐	Individual
☐	Joint Tenants with Right of Survivorship (both signatures must appear below)
☐	Tenants in Common (both signatures must appear below)
☐	Corporation, Partnership or Limited Liability Company (corporate resolutions, partnership agreement or similar documentation must be enclosed)
☐	Trust (title and signature pages of Trust Agreement and all amendments must be enclosed)
Trustee Name:
Trust Date:
☐	Other—provide detailed information:

Item 4.                        State of Residence: ________________________________

Item 5.                        Suitability

Individual residents of the States of Kentucky and Tennessee must meet certain suitability tests in order to subscribe for Units in this offering. By checking the applicable box(es) below, you represent and warrant to us that you meet the applicable test(s).

Kentucky Residents

☐     Your total investment in the Company’s securities will not exceed 10% of your liquid net worth, exclusive of homes, furnishings and automobiles.

Tennessee Residents

☐     You have annual income from whatever source of at least $65,000 and a net worth of at least $250,000, exclusive of home, furnishings and automobiles; or

☐     You have a net worth of at least $500,000, exclusive of home, furnishings and automobiles.

Item 6.                        Representations and Warranties.

By signing below, you represent, warrant, certify and acknowledge to us that:

A.             Prospectus.   You or your representative have received and carefully reviewed the prospectus dated [                      ] including all appendices and any amendments and supplements thereto (together, the “Prospectus”). You understand that the Prospectus contains important information about the offering, the Company and its proposed operations, and an investment in the Units. You have not relied on any statements not contained in the Prospectus. No person has been authorized to give any information or to make any representation not contained in the Prospectus in connection with the offer and sale of the Units.

B.              Articles of Organization and Operating Agreement. You have received and carefully reviewed a copy of the Company’s Articles of Organization and Amended and Restated Operating Agreement. Upon our acceptance of this Subscription Agreement, you will be bound by the provisions of the Amended and Restated Operating Agreement including, among other things, the restrictions on the transfers of the Units.

C.              Promissory Note. You agree to pay the remaining 90% of the total purchase price of the Units for which you are subscribing upon 30-days written notice from the Company, pursuant to the terms and conditions of the Promissory Note. However, if you submit your subscription materials after we have already called the outstanding principal note balances due on a specific date and we notify you of that call prior to your submission of subscription materials, you will be required to submit full payment with your subscription or by the specified date, even if that date is less than 30 days from the date of the notice.

D.             Additional Information. You or your representative have had an opportunity to obtain, and have received, any additional information and have had an opportunity to ask such questions of, and receive answers from, the Company or an agent or representative of the Company, to the extent Subscriber deemed necessary in order to form a decision concerning an investment in the Units.

E.              Investment Intent. The Units are being acquired for Subscriber’s own account and for investment and without the current intention of transferring any rights with respect to or reselling or redistributing the Units.

F.               Residency. Subscriber is a resident of the state indicated in Item 4 above.

G.            Evaluation of Merits and Risks. Subscriber has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the Units or Subscriber has obtained, to the extent Subscriber deems necessary, his, her or its own professional advice with respect to the risks inherent in an investment in the Units, and the suitability of an investment in the Units in light of Subscriber’s financial condition and investment needs.

H.    Date of Issuance and Admission to Membership. You understand that no units will be issued unless and until we accept your subscription, you make full payment of your subscription amount (including the 90% payable pursuant to the promissory note) and your subscription amount is released to us upon our satisfying all conditions to breaking escrow. Prior to the issuance of units, you will not hold any economic interest and will not be allocated any profits or losses or receive any distributions. You also will not become a member unless and until your units are issued.   Prior to becoming a member, you will not hold any voting interest and will not be entitled to vote on any matters submitted to the members for a vote.

I.                  Transfer Restrictions. You may not transfer or assign this Subscription Agreement, or any interest herein. The Units may not be transferred to any third party except in accordance with the Company’s Articles of Organization and Amended and Restated Operating Agreement and generally only with the consent of the Company’s Board of Governors, which consent may be withheld in the sole discretion of the Board of Governors. You may only resell or distribute the Units in the future pursuant to the requirements of the Securities Act and applicable state securities laws, and in accordance with and to persons eligible to hold the Units under the Company’s Articles of Organization and Amended and Restated Operating Agreement.

J.                 No Public Market. You understand that there is no public market for the Units and none is expected to develop in the foreseeable future, and that the Units will not trade on any stock exchange or automatic quotation system.

K.             Restrictive Legends. Certificates representing the Units will contain substantially the following language (as well as any other applicable restrictive legends):

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE LAWS. THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT. THE INTERESTS MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THIS CERTIFICATE EVIDENCES AN INTEREST IN ETHANOL GRAIN PROCESSORS, LLC (THE “COMPANY”) AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF TENNESSEE. THE UNITS REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE AMENDED AND RESTATED OPERATING AGREEMENT, DATED AS OF NOVEMBER 16, 2006, AS AMENDED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME (THE “OPERATING AGREEMENT”), AND AGREED TO BY EACH MEMBER. SAID RESTRICTION PROVIDES, AMONG OTHER THINGS, THAT NO VENDEE, TRANSFEREE, ASSIGNEE, OR ENDORSEE OF A MEMBER SHALL GENERALLY HAVE THE RIGHT TO BECOME A MEMBER WITHOUT THE CONSENT OF THE COMPANY’S BOARD OF GOVERNORS WHICH CONSENT MAY BE GIVEN OR WITHHELD IN THE SOLE AND ABSOLUTE DISCRETION OF THE BOARD OF GOVERNORS.

Subscriber further consents to the Company’s placing a stop transfer order with any registrar and stock transfer agent covering all certificates representing any of the Units consistent with the foregoing legends.

SIGNATURE

You understand that we are relying on the representations, warranties and other information provided by you in this Subscription Agreement with respect to the offer and sale of the Units in this offering. By signing below, you certify that all information provided in this Subscription Agreement is accurate and complete as of the date listed below and, if not an individual, that Subscriber is duly organized, validly existing and in good standing and has full authority to execute and agree to this Agreement and the Amended and Restated Operating Agreement and to perform each of its obligations thereunder.

CAUTION!   This Subscription Agreement is a legal contract between you and the Company concerning your purchase of Units. You understand and agree that this subscription is irrevocable. Subject to the terms of this Agreement, we will return your investment only if we reject your subscription or we cannot satisfy the conditions to breaking escrow.

We will accept or reject your subscription by the close of the offering. We reserve the right to reject any subscription, in whole or in part, for any reason. If we reject your subscription, we will promptly return your deposit, without interest or deduction. The fact that we deposit your payment does not mean that we have accepted your subscription. If we accept your subscription, we will countersign a copy of this Subscription Agreement and return a copy of the signature page to you to confirm acceptance.

Individuals:	Entities:

Signature of Investor	Name of Entity

Signature of Joint Investor	Authorized Signature

Date	Print Name
Its:

Date

This Agreement has been agreed to and accepted this _______ day of _______________, 200__.

ETHANOL GRAIN PROCESSORS, LLC

By:  ____________________________________________

        Its:  _________________________________________

PROMISSORY NOTE

Total subscription price:		$
90% deferred payment:	×		0.90
Principal balance:		$

For value received, the undersigned, pursuant to the undersigned’s subscription agreement (the “Subscription Agreement”) to purchase the above units of Ethanol Grain Processors, LLC, a Tennessee limited liability company (the “Company”), hereby promises to pay to or for the benefit of the Company, in lawful money of the United States of America, the principal sum of $                   (“Principal Balance”).

1.   Payments.

(a)    The Principal Balance shall be due and payable in one or more installments as specified in a written notice from the Company (“Call Notice”), but not less than 30 days from the date of the notice. However, if you submit your subscription materials after we have already issued a Call Notice stating that the outstanding principal note balances are due on a specific date and we provide you a copy of the Call Notice prior to your submission of subscription materials, you will be required to submit full payment with your subscription or by the specified date, even if that date is less than 30 days from the date of the notice. The date(s) and amount(s) of payments due shall be as specified in the Call Notice. All payments shall be made payable to the order of “Ethanol Grain Processors, LLC - Escrow” unless the Call Notice states that the Company has satisfied the conditions to breaking escrow (as described under “Plan of Distribution—Escrow Procedures” in the Company’s Prospectus dated [                  ]), in which case payments shall be made as specified in the Call Notice.

(b)   In the event the undersigned fails to make any payment of the Principal Balance when due (as specified in the Call Notice), interest shall accrue on such payment amount at the rate of twelve percent (12%) per annum from the due date, and is due and payable as of the last day of the calendar month in which incurred.

2.   Default.   In the event the undersigned fails to make any payment of principal or interest under this Promissory Note when due, the undersigned acknowledges and agrees that:

(a)    The Company may commence legal proceedings to collect the amounts due, and shall be entitled to collect from the undersigned all of its costs and expenses of collection or enforcement including, but not limited to, reasonable attorneys’ fees and expenses; and

(b)   The Company may keep the 10% deposit remitted pursuant to the Subscription Agreement as liquidated damages, and terminate the subscription and redeem any units then issued under the Subscription Agreement, in exchange for canceling this Promissory Note.

3.   Notices.   All notices, requests, consents and demands shall be made in writing and shall be delivered by facsimile or by hand, sent via a reputable nationwide overnight courier service or mailed by first class certified or registered mail, return receipt requested, postage prepaid, if to the undersigned at the fax number or address of such undersigned as shown on the books of the Company, or if to the Company at the following fax number or address, or to such other fax number or address as may be furnished in writing to the undersigned: Ethanol Grain Processors, LLC, Attn: Chief Executive Officer, P.O. Box 95, Obion, Tennessee 38240, fax number: (731) 536-1287. Notices, requests, consents and demands shall be deemed delivered upon confirmation of facsimile transmission, upon personal delivery, one business day after being sent via reputable nationwide overnight courier service, or three business days after deposit in the mail.

4.   Modification and Waiver.   No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by the undersigned and the Company (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof in the circumstances or events specifically made subject thereto, and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any reoccurrence thereof.

5.   Successors and Assigns.   All the terms and provisions of this Promissory Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the undersigned and the Company, whether or not so expressed.

6.   Waiver of Demand, Presentment and Notice of Dishonor.   The undersigned hereby waives demand, presentment, protest, notice of protest and notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance or default hereof.

7.   Applicable Law.   The laws of the State of Tennessee, without regard to its conflicts of law principles, shall govern the validity, the construction and the interpretation of the rights and duties of the parties.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date set forth below.

Individuals:	Entities:

Signature of Investor	Name of Entity

Signature of Joint Investor	Authorized Signature

Date	Print Name

Its:

Date:

Until [                            ] (the date 90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our Operating Agreement provides that no governor or officer is liable to us or our members for monetary damages for breaches of fiduciary duties unless they involve (a) a breach of duty of loyalty to us or our members; (b) acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law or, with respect to officers, for acts of gross negligence; (c) knowing violations of the securities laws of Tennessee or for illegal distributions; or (d) a transaction from which is derived an improper personal benefit. This could limit our and our members’ ability to bring an action against a governor or officer for monetary damages arising out of a breach of that governor’s or officer’s fiduciary duties.

In addition, our Operating Agreement generally requires us to indemnify each present and former governor or officer relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if the governor or officer was a party to the proceeding in the capacity of a governor or officer, unless the proceedings arise out of or are related to matters for which a governor or officer is personally liable under the prior paragraph. With regards to indemnification for liabilities arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by us in connection with the sale of units being registered.

SEC registration fee	$8,025
Printing expenses	100,000
Legal fees and expenses	225,000
Cost of sales meetings	35,000
Accounting fees and expenses	130,000
Consulting fees	25,000
Blue sky fees and expenses	25,000
Escrow agent fees	5,000
Miscellaneous expenses	21,975
Total	$575,000

Item 26. Recent Sales of Unregistered Securities

Since our inception on October 28, 2004, we have sold the following unregistered securities:

Our founders, Messrs. Alvin D. Escue, James L. Byford and Phillip E. Pinion (Messrs. Byford and Pinion are currently members of our Board of Governors), and Mr. Gary L. West (currently our Chief Operating Officer), each purchased 1,118 capital units for a purchase price of $500 upon the formation of our company. We also issued to Mr. Escue 223,535 capital units at a price of $1.00 per unit in consideration for non-cash capital contributions of development assets that we valued at $100,000, consisting of land option rights, studies, reports, letters of intent with vendors and suppliers and marketers, and our business plan and related goodwill.

In January 2005, we sold a total of 2,235,350 units for a total purchase price of $1,000,000, pursuant to a private placement of our units to accredited investors. The private placement was completed by our officers without the assistance of any underwriter or broker/dealer. No commissions were paid in connection with the private placement.

In December 2005, we sold a total of 1,900,047 units for a total purchase price of $1,020,000, pursuant to a private placement of our units to accredited investors. The private placement was completed by our officers without the assistance of any underwriter or broker/dealer. No commissions were paid in connection with the private placement.

We have entered into an agreement with Fagen Energy, Inc. under which Fagen Energy has subscribed for an additional 1,250,000 units for a purchase price of $2,500,000. Fagen Energy has placed 2% of the purchase price, or $50,000, in escrow and delivered a note for the remainder payable upon 30-days notice from us.

We granted options to our governors and one officer to purchase up to a total of 502,956 units (55,884 units each) at an exercise price of approximately $0.45 per unit. The options will vest upon closing on our project financing and remain exercisable for a period of five years thereafter. The options are subject to forfeiture if the governor or officer does not continuously serve as a governor or officer up through closing on our project financing.

Further, in consideration of each of their $125,000 personal guaranty of our $1 million unsecured line of credit, we granted options to each of our governors to purchase up to 279,419 units (for total options of 2,235,532 units), at an exercise price of approximately $0.45 per unit. The options vested immediately and remain exercisable for a period of five years after closing on our project financing. The options are not subject to forfeiture.

In connection with the termination of the employment of Alvin D. Escue, in July 2005, we modified our agreement with The Patterson Group, LLC for James K. Patterson to become our CEO and provide us with management services in addition to providing us financial services as our Chief Financial Officer. As part of this agreement, we agreed to issue Mr. Patterson 223,535 units (valued at $100,000) as partial compensation for his increased duties and responsibilities.

Each of these sales were deemed to be exempt from registration under the Securities Act in reliance on Sections 4(2) or Rule 506 of Regulation D under the Securities Act, as transactions by an issuer not involving a public offering. Each of the recipients of these securities is an accredited investor. We conducted no general solicitation in connection with the offer or sale of the securities. The acquirors of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof. Appropriate legends will be affixed to unit certificates and instruments issued in such transactions indicating that they constitute restricted securities and may not be sold without registration under the Securities Act of 1933 or an exemption therefrom. All recipients either received adequate information about us or had adequate access, through their relationships with us, to the information.

Item 27. Exhibits

Exhibit Number	Exhibit Title
3.1	Articles of Organization (included as Appendix A to the prospectus)
3.2	Amended Operating Agreement (included as Appendix B to the prospectus)
4.1	Form of Unit Certificate (included as Exhibit B to Appendix B to the prospectus)
4.2	Form of Subscription Agreement (included as Appendix C to the prospectus)
4.3	Escrow Agreement*
4.4	Form of Confirmation Notice and Election Form
5.1	Opinion of Bone McAllester Norton PLLC as to certain securities matters*
8.1	Opinion of Lindquist & Vennum P.L.L.P. as to certain tax matters*

10.1	Agreement with The Patterson Group, LLC and Mr. James K. Patterson*
10.2	Form of Option Grant (compensation options)*
10.3	Form of Option Grant (guarantee options)*
10.4	Subscription Agreement with Fagen Energy, Inc. (seed capital)*
10.5	Subscription Agreement with Ethanol Capital Management, LLC (seed capital)*
10.6	Subscription Agreement with Fagen Energy, Inc. (prior escrow offering)*
10.6.1	Amendment to Subscription Agreement with Fagen Energy, Inc. (prior escrow offering)*
10.7	Credit Agreement*
10.7.1	Renewal of Credit Agreement*
10.8	Land Purchase Option with Obion Grain Co., Inc.*
10.9	[Intentionally Omitted]
10.10	Agreement for Professional Services with Antioch International, Inc.*
10.11	Consulting Agreement with BioEnergy Capital Consultants, LLC*
10.12	Service Agreement with RTP Environmental Associates, Inc.*
10.13	Energy Management Agreement with U.S. Energy Services, Inc.*
10.14	Agency Authorization Agreement with U.S. Energy Services, Inc.*
10.15	[Intentionally Omitted]
10.16	[Intentionally Omitted]
10.17	Consulting Agreement with Thomas D. Williamson, DBA Transportation Consultants Co.*
10.18	Design-Build Agreement with Fagen, Inc.*
10.19	Engineering Services Agreement with Fagen Engineering, LLC*
10.20	License Agreement with ICM, Inc.*
10.21	Investment Terms Agreement with Virgin Group Holdings Limited and Bioverda Limited*
10.22	Service Agreement with Trunkline Gas Company, LLC*
23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 8.1)
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Bone McAllester Norton PLLC (included on Exhibit 5.1)
23.4	Consent of PRX Geographic*
23.5	Consent of Holbrook Consulting Services, LLC*
24.1	Powers of Attorney*

*                    Previously filed

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(1)         File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)             Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)         Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     Include any additional or changed material information on the plan of distribution.

(2)         For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)         For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)       Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to governor, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a governor, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such governor, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, in the City of Rives, State of Tennessee, on December 5, 2006.

ETHANOL GRAIN PROCESSORS, LLC
By:	/s/ JAMES K. PATTERSON
James K. Patterson Chief Executive Officer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
*	Governor, Board President	December 5, 2006
James Baxter Sanders
/s/ JAMES K. PATTERSON	Governor, Chief Executive Officer, Chief Financial Officer	December 5, 2006
James K. Patterson	(Principal Executive, Financial and Accounting Officer)
*	Governor, Board Vice President	December 5, 2006
Flavius Allen Barker
*	Governor, Board Treasurer	December 5, 2006
Michael D. Miller
*	Governor, Board Secretary	December 5, 2006
James L. Byford, Ph.D.
*	Governor	December 5, 2006
William H. Latimer, III
*	Governor	December 5, 2006
Phillip E. Pinion
*	Governor	December 5, 2006
Tom W. Wade, Jr.

*By:	/s/ JAMES K. PATTERSON
James. K. Patterson
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
3.1	Articles of Organization (included as Appendix A to the prospectus)
3.2	Amended Operating Agreement (included as Appendix B to the prospectus)
4.1	Form of Unit Certificate (included as Exhibit B to Appendix B to the prospectus)
4.2	Form of Subscription Agreement (included as Appendix C to the prospectus)
4.3	Escrow Agreement*
4.4	Form of Confirmation Notice and Election Form
5.1	Opinion of Bone McAllester Norton PLLC as to certain securities matters*
8.1	Opinion of Lindquist & Vennum P.L.L.P. as to certain tax matters*
10.1	Agreement with The Patterson Group, LLC and Mr. James K. Patterson*
10.2	Form of Option Grant (compensation options)*
10.3	Form of Option Grant (guarantee options)*
10.4	Subscription Agreement with Fagen Energy, Inc. (seed capital)*
10.5	Subscription Agreement with Ethanol Capital Management, LLC (seed capital)*
10.6	Subscription Agreement with Fagen Energy, Inc. (prior escrow offering)*
10.6.1	Amendment to Subscription Agreement with Fagen Energy, Inc. (prior escrow offering)*
10.7	Credit Agreement*
10.7.1	Renewal of Credit Agreement*
10.8	Land Purchase Option with Obion Grain Co., Inc.*
10.9	[Intentionally Omitted]
10.10	Agreement for Professional Services with Antioch International, Inc.*
10.11	Consulting Agreement with BioEnergy Capital Consultants, LLC*
10.12	Service Agreement with RTP Environmental Associates, Inc.*
10.13	Energy Management Agreement with U.S. Energy Services, Inc.*
10.14	Agency Authorization Agreement with U.S. Energy Services, Inc.*
10.15	[Intentionally Omitted]
10.16	[Intentionally Omitted]
10.17	Consulting Agreement with Thomas D. Williamson, DBA Transportation Consultants Co.*
10.18	Design-Build Agreement with Fagen, Inc.*
10.19	Engineering Services Agreement with Fagen Engineering, LLC*
10.20	License Agreement with ICM, Inc.*
10.21	Investment Terms Agreement with Virgin Group Holdings Limited and Bioverda Limited*
10.22	Service Agreement with Trunkline Gas Company, LLC*
23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 8.1)

23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Bone McAllester Norton PLLC (included in Exhibit 5.1)
23.4	Consent of PRX Geographic*
23.5	Consent of Holbrook Consulting Services, LLC*
24.1	Powers of Attorney*

*                    Previously filed